Exhibit 10.2

$1,250,000,000

CREDIT AGREEMENT

Dated as of October 30, 2013

among

PENN NATIONAL GAMING, INC.,
as Borrower,

THE SUBSIDIARIES OF BORROWER PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

THE L/C LENDERS PARTY HERETO

and

Bank of America, N.A.,

as Administrative Agent,

and

Bank of America, N.A.,

as Collateral Agent

Merrill Lynch, Pierce, Fenner & Smith, Incorporated,
J.P. Morgan Securities LLC

and

Fifth Third Bank,
as Joint Physical Bookrunners for the Revolving Facility and the Term A Facility,

and

J.P. Morgan Securities LLC,

Wells Fargo Securities, LLC and

UBS Securities LLC,

as Joint Physical Bookrunners for the Term B Facility

and

Merrill Lynch, Pierce, Fenner & Smith, Incorporated, J.P. Morgan Securities LLC,
Fifth Third Bank, Wells Fargo Securities, LLC, UBS Securities LLC,
Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA,
Manufacturers & Traders Trust Company, Nomura Securities International, Inc.,
RBS Securities Inc. and SunTrust Robinson Humphrey, Inc.,

as Joint Lead Arrangers

and

U.S. BANK N.A.,
as Documentation Agent

i

ANNEXES:

ANNEX A-1	-	Revolving Commitments
ANNEX A-2	-	Term A Facility Commitments
ANNEX A-3	-	Term B Facility Commitments
ANNEX B	-	Applicable Margin for Revolving Loans, Swingline Loans and Term A Facility Loans and Applicable Fee Percentage
ANNEX C	-	Amortization Payments - Term A Facility Loans

SCHEDULES:

SCHEDULE 1.01(A)	-	Excluded Subsidiary Agreements
SCHEDULE 1.01(B)	-	Existing Investment Returns
SCHEDULE 1.01(C)	-	Ground Leases
SCHEDULE 1.01(D)	-	Guarantors
SCHEDULE 1.01(E)	-	Initial Mortgaged Real Property
SCHEDULE 2.03(n)	-	Existing Letters of Credit
SCHEDULE 7.01	-	Jurisdictions of Local Counsel Opinions
SCHEDULE 7.01(j)	-	Closing Date Environmental Assessment Reports
SCHEDULE 8.03	-	Litigation
SCHEDULE 8.07	-	ERISA
SCHEDULE 8.08	-	Taxes
SCHEDULE 8.10	-	Environmental Matters
SCHEDULE 8.12(a)	-	Subsidiaries
SCHEDULE 8.12(b)	-	Immaterial Subsidiaries
SCHEDULE 8.12(c)	-	Unrestricted Subsidiaries
SCHEDULE 8.13(a)	-	Ownership
SCHEDULE 8.13(b)	-	Vessels
SCHEDULE 8.15	-	Licenses and Permits
SCHEDULE 8.19	-	Intellectual Property
SCHEDULE 8.21	-	Regulation H
SCHEDULE 8.23(a)	-	Real Property
SCHEDULE 8.23(b)	-	Real Property Takings, Etc.
SCHEDULE 8.25(a)	-	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	-	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 9.12	-	Designated Unrestricted Subsidiaries
SCHEDULE 9.14	-	Post-Closing Matters
SCHEDULE 10.01	-	Existing Indebtedness
SCHEDULE 10.02	-	Certain Existing Liens
SCHEDULE 10.04	-	Investments

EXHIBITS:

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Term A Facility Note
EXHIBIT A-3	-	Form of Term B Facility Note
EXHIBIT A-4	-	Form of Swingline Note
EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Notice of Continuation/Conversion
EXHIBIT D	-	Forms of U.S. Tax Compliance Certificate
EXHIBIT E	-	Form of Foreign Lender Certificate
EXHIBIT F	-	Form of Master Lease

v

EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of Security Agreement
EXHIBIT I	-	Form of Mortgage
EXHIBIT J	-	Form of Ship Mortgage
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	Form of Letter of Credit Request
EXHIBIT M	-	Form of Joinder Agreement
EXHIBIT N	-	Form of Perfection Certificate
EXHIBIT O	-	Form of Auction Procedures
EXHIBIT P	-	Form of Open Market Assignment and Assumption Agreement
EXHIBIT Q	-	Form of Term Loan Extension Amendment
EXHIBIT R	-	Form of Revolving Extension Amendment
EXHIBIT S	-	Form of Pari Passu Intercreditor Agreement
EXHIBIT T	-	Form of Second Lien Intercreditor Agreement
EXHIBIT U	-	Form of Master Lease Landlord Acknowledgement
EXHIBIT V	-	Form of Compliance Certificate
EXHIBIT W	-	Form of Employee Matters Agreement
EXHIBIT X	-	Form of Separation and Distribution Agreement
EXHIBIT Y	-	Form of Tax Matters Agreement
EXHIBIT Z	-	Form of Transition Services Agreement

CREDIT AGREEMENT, dated as of October 30, 2013 (this “Agreement”), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”); the SUBSIDIARY GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; the L/C LENDERS party hereto; BANK OF AMERICA, N.A., as swingline lender (in such capacity, together with its successors in such capacity, “Swingline Lender”); BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”); and BANK OF AMERICA, N.A., as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”).

WHEREAS, Borrower has requested that the Lenders provide first lien revolving credit and term loan facilities, and the Lenders have indicated their willingness to lend, and the L/C Lender has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.       Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Act” has the meaning set forth in Section 13.14.

“Additional Credit Party” has the meaning set forth in Section 9.11.

“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Affected Classes” has the meaning set forth in Section 13.04(b)(A).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that, on and after the consummation of the Spin-Off, neither GLPI nor any of its Subsidiaries shall constitute an Affiliate of Borrower or any of its Subsidiaries.

“Agent” shall mean any of Administrative Agent, Auction Manager, Collateral Agent, Pro Rata Facility Bookrunners, Term B Facility Bookrunners, Lead Arrangers and/or Documentation Agent, as applicable.

“Agent Party” has the meaning set forth in Section 13.02(e).

“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates, directors, officers, employees, agents and advisors.

“Aggregate Existing Investment Reductions” shall mean, as of any date of determination, the sum of all Existing Investment Reductions received on or prior to such date to the extent that, on the date any such Existing Investment Reduction was received, such Existing Investment Reduction was larger than the Outstanding Investment Amount as of such date (and before giving effect to the receipt of such Existing Investment Reduction).

“Aggregate Payments” has the meaning set forth in Section 6.10.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate or Alternate Base Rate floor or otherwise, in each case, incurred or payable by Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting or other similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” shall mean for any day, the greatest of (i) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the LIBO Rate for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points; provided that, with respect to the Term B Facility Loans only, the Alternate Base Rate shall not be less than 1.75%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternate Currency” shall mean Canadian dollars.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable L/C Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Amortization Payment” shall mean each scheduled installment of payments on the Term Loans as set forth in Sections 3.01(b), 3.01(c) and 3.01(d).

“Anti-Terrorism Laws” has the meaning set forth in Section 8.27(a).

“Applicable ECF Percentage” shall mean, for any fiscal year, commencing with the fiscal year ended December 31, 2014, (a) 50% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or greater than 2.25 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than 2.25 to 1.00 and equal to or greater than 2.00 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than 2.00 to 1.00.

“Applicable Fee Percentage” shall mean:  with respect to any Unutilized R/C Commitments in respect of any Tranche of Revolving Commitments, (a) prior to the Initial Financial Statement Delivery Date, 0.35% (or the percentage per annum set forth in the applicable Incremental Joinder Agreement); and (b) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum set forth on Annex B (or the applicable Incremental Joinder Agreement) set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B (or the applicable Incremental Joinder Agreement) determined as of the most recent Calculation Date.  After the

Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Fee Percentage on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change.  If Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, such ratio shall be deemed to be at Level I as set forth in Annex B (or the applicable Incremental Joinder Agreement) from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials.  In the event that any financial statement or certification delivered pursuant to Section 9.04 is shown to be inaccurate (an “Inaccuracy Determination”), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Fee Percentage for any period (an “Inaccurate Applicable Fee Percentage Period”) than the Applicable Fee Percentage applied for such Inaccurate Applicable Fee Percentage Period, then Borrower shall promptly (i) deliver to the Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Fee Percentage Period, (ii) determine the Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period based upon the corrected Section 9.04 Financials and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 3.02 and Article XI and their other respective rights under this Agreement.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annexes A-1 through A-3 hereof, (b) set forth on such Lender’s signature page to an Incremental Joinder Agreement for any Lender making any Incremental Commitment pursuant to Section 2.12, (c) set forth on such Lender’s signature page to any Refinancing Amendment for any Lender providing Credit Agreement Refinancing Indebtedness pursuant to Section 2.15, (c) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement or (d) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean:

(a)         for each Type and Class of Loan, other than any Term B Facility Loan, (i) prior to the Initial Financial Statement Delivery Date, the respective percentage per annum set forth at Level III as set forth on Annex B (or the applicable Incremental Joinder Agreement) for such Type and Class of Loan; and (ii) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum as set forth on Annex B (or the applicable Incremental Joinder Agreement) for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B (or the applicable Incremental Joinder Agreement) determined as of the most recent Calculation Date.  After the Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Margin on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change.  If Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, such ratio shall be deemed to be at Level I as set forth in Annex B (or the applicable Incremental Joinder Agreement) from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials.  In the event of an Inaccuracy Determination, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Inaccurate Applicable Margin Period”) than the Applicable Margin applied for such Inaccurate Applicable Margin Period, then Borrower shall promptly (i) deliver to the Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Margin Period, (ii) determine the Applicable Margin for such Inaccurate Applicable Margin Period based upon the corrected Section 9.04 Financials and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Inaccurate Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 3.02 and Article XI and their other respective rights under this Agreement; and

(b)         for each Term B Facility Loan, (i) 2.50% per annum, with respect to LIBOR Loans and (ii) 1.50% per annum, with respect to ABR Loans.

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any Person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) to the extent that the aggregate value of such Property sold in any single transaction or related series of transactions is greater than or equal to $10.0 million and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to any Company); provided that the following shall not constitute an “Asset Sale”: (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer useful in the business of the Credit Parties, (y) licenses of Intellectual Property entered into in the ordinary course of business and (z) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K hereto.

“Auction Amount” shall have the meaning provided in Exhibit O hereto.

“Auction Manager” shall mean Bank of America, or another financial institution as shall be selected by Borrower in a written notice to Administrative Agent, in each case in its capacity as Auction Manager.

“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit O hereto or such other form as is reasonably acceptable to Auction Manager and Borrower so long as the same are consistent with the provisions hereof; provided, however, Auction Manager, with the prior written consent of Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Term Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.

“Auto-Extension Letter of Credit” shall have the meaning provided by Section 2.03(b).

“Available Amount” shall mean, on any date, an amount not less than zero, equal to:

(a)         the aggregate amount of Excess Cash Flow for all fiscal years ending after the Closing Date (not less than zero) (commencing with the fiscal year ending December 31, 2014) and prior to such date minus the portion of such Excess Cash Flow that has been (or is, or previously was, required to be) applied to prepay the Loans pursuant to Section 2.10(a)(iv) (except for the portion thereof constituting Declined Amounts) minus, without duplication, any voluntary prepayments of Loans referenced in Section 2.10(a)(iv)(y), minus, without duplication, any voluntary prepayments of the Other First Lien Indebtedness referenced in Section 2.10(a)(iv)(y), minus, without duplication, any reduction in the amount of Excess Cash Flow required to be prepaid pursuant to Section 2.10(a)(iv) by reason of Section 2.10(a)(vi), in each case, in the aggregate for all fiscal years ending after the Closing Date (commencing with the fiscal year ending December 31, 2014) and prior to such date; plus

(b)         in the event of (i) the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary, (ii) the merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into Borrower or a Restricted Subsidiary (where the surviving entity is Borrower or a Restricted Subsidiary) or (iii) the transfer or other conveyance of assets of an Unrestricted Subsidiary to, or liquidation of an Unrestricted Subsidiary into, Borrower or a Restricted Subsidiary, an amount equal to the sum of (x) the fair market value of the Investments deemed made by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary, plus (y) the amount of the Investments of Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made after such designation and prior to the time of such Revocation, merger, consolidation, amalgamation, conveyance or transfer (or of the assets transferred or conveyed, as applicable), other than, in the case of this clause (y), to the extent such Investments funded Investments by such Unrestricted Subsidiary into a Person that, after giving effect to the transaction described in clauses (i), (ii) or (iii) above, will be an Unrestricted Subsidiary; provided, that clauses (x) and (y) shall not be duplicative of any reductions in the amount of such Investments pursuant to the proviso to the definition of “Investments”; plus

(c)          the aggregate amount of any returns, received since the Closing Date and on or prior to such date (including with respect to contracts related to such Investments and including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income, payments under contracts relating to such Indebtedness and similar amounts) by Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 10.04(l) to the extent not included in Consolidated Net Income; plus

(d)         the aggregate amount of Equity Issuance Proceeds (including upon conversion or exchange of a debt instrument into or for any Equity Interests (other than Disqualified Capital Stock)) received by Borrower from or in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) after the Closing Date and on or prior to such date; plus

(e)          the aggregate fair market value of assets or Property acquired in exchange for Equity Interests (other than Disqualified Capital Stock) of Borrower after the Closing Date and on or prior to such date; minus

(f)           the aggregate amount of any (i) Investments made pursuant to Section 10.04(l), (ii) Restricted Payments made pursuant to Section 10.06(i)(ii), (iii) Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then-outstanding Available Amount) made since the Closing Date and on or prior to such date and (iv) amounts designated by Borrower as New Investment Returns to the extent included in Consolidated Net Income.

“Bank of America” shall mean Bank of America, N.A., in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Bookrunners” shall mean, collectively, the Pro Rata Facility Bookrunners and the Term B Facility Bookrunners.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower 2019 Notes” shall mean the outstanding 8 3/4% Senior Subordinated Notes of Borrower due 2019 in the original aggregate principal amount of $325.0 million.

“Borrower Assignment Agreement” shall mean, with respect to any assignment to Borrower or one of its Subsidiaries pursuant to Section 13.05(d) consummated pursuant to the Auction Procedures, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Borrower Loan Purchase” shall mean any purchase of Term Loans or Revolving Loans by Borrower or one of its Subsidiaries pursuant to Section 13.05(d).

“Borrower Materials” has the meaning set forth in Section 9.04.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Calculation Date” means the last day of the most recent Test Period.

“Canadian dollars” shall mean the lawful money of Canada.

“Capital Expenditures” shall mean, for any period any expenditures by Borrower or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased simultaneously with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Term Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Borrower or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.

“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease; and provided, further, that, for the avoidance of doubt, the Master Lease will be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease; and provided, further, that, for the avoidance of doubt, the Master Lease will be accounted for as an operating lease and not as a Capital Lease.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars or other credit support, in each case, at a location and pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent, (b) in the case of obligations owing to an L/C Lender, such L/C Lender, and (c) in the case of obligations owing to the Swingline Lender, Swingline Lender (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

“Cash Equivalents” shall mean, for any Person:  (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); or (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country is rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Cash Management Agreement, an Agent, a Lender or an Affiliate of an Agent or a Lender, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property; provided, however, no such event shall constitute a Casualty Event if the proceeds thereof or other compensation in respect thereof is less than $10.0 million.  “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower, (b) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness of Borrower or any of its Restricted Subsidiaries that is then outstanding (excluding any change of control under any Material Indebtedness of an Acquisition target that occurs as a result of the consummation of such Acquisition) or (c) the tenant under the Master Lease shall cease to be a Wholly Owned Restricted Subsidiary of Borrower.

“Charges” has the meaning set forth in Section 13.19.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” shall mean the date on which the initial extension of credit is made hereunder, which date is October 30, 2013.

“Closing Date Refinancing” shall mean the repayment and replacement of all loans and commitments under the Existing Credit Agreement and the purchase, redemption or other acquisition for value of, or retirement, defeasance or discharge of, Borrower 2019 Notes or the acceptance for payment of a majority of Borrower 2019 Notes pursuant to a tender offer.

“Closing Date Revolving Commitment” means a Revolving Commitment established on the Closing Date.

“Closing Date Revolving Facility” shall mean the credit facility comprising the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels all Property encumbered pursuant to Sections 9.08, 9.11 and 9.14, and all other Property of a Credit Party, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document.  “Collateral” shall not include any assets or Property that has been released (in accordance with the Credit Documents) from the Lien granted to the Collateral Agent pursuant to the Collateral

Documents, unless and until such time as such assets or Property are required by the Credit Documents to again become subject to a Lien in favor of the Collateral Agent.

“Collateral Account” shall mean (a) a Deposit Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-104 of the UCC) or (b) a Securities Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-106 of the UCC).

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Commitment Letter” shall mean the Commitment Letter among the Commitment Parties and Borrower, dated October 11, 2013.

“Commitment Parties” shall mean Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Bank of America, N.A., J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Fifth Third Bank, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, UBS Securities LLC, UBS Finance, LLC, Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, Manufacturers & Traders Trust Company, Nomura Securities International, Inc., Nomura Corporate Funding Americas, LLC, RBS Securities Inc., The Royal Bank of Scotland plc, SunTrust Robinson Humphrey, Inc. and SunTrust Bank, each in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Commitments” shall mean the Revolving Commitments, the Term Loan Commitments, the Swingline Commitment, any Other Commitments and any New Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a Person or Affiliate of any Person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Credit Party) that operates, manages or controls the operation of a casino or “racino” or controls, has entered into any agreement to control or is under common control with, in each case directly or indirectly, any entity that operates, manages or controls the operation of a casino or “racino”; provided that the foregoing shall not include (i) commercial or corporate banks and (ii) any funds which principally hold passive investments in commercial loans or debt securities for investment purposes in the ordinary course of business.

“Consolidated Cash Interest Expense” shall mean, for any Test Period, Consolidated Interest Expense paid in cash with respect to such Test Period net of cash interest income (other than cash interest income in respect of notes receivable and similar items), of Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, minus the sum (without duplication) of any of the following to the extent deemed to be included in Consolidated Interest Expense and paid in cash with respect to such Test Period: (a)  payments received under Swap Contracts relating to interest rates with respect to such Test Period, (b) arrangement, commitment or upfront fees and similar financing fees, original issue discount, and redemption or prepayment premiums payable during or with respect to such Test Period, (c) interest payable during or with respect to such Test Period with respect to Indebtedness that has been Discharged, (d) any cash costs associated with breakage or termination in respect of hedging agreements for interest rates payable during such Test Period and costs and fees associated with obtaining Swap Contracts and fees payable thereunder, and (e) fees and expenses associated with the consummation of the Transactions.  Consolidated Cash Interest Expense shall exclude interest expense in respect of (a) Indebtedness that is excluded from Consolidated Net Indebtedness by reason of clause (ii), (iii) or (iv) of the proviso thereof, to the extent of such exclusion or (b) Indebtedness not in excess of $500.0 million at any one time outstanding, which constitutes Development Expenses, or the proceeds of which were applied to fund Development Expenses (but only for so long as such Indebtedness or such funded expenses, as the case may be, constitute Development Expenses). For purposes of determining Consolidated Cash Interest Expense for any

Test Period that includes any period ending prior to the first anniversary of the Closing Date, Consolidated Cash Interest Expense shall be an amount equal to actual Consolidated Cash Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Companies” shall mean Borrower and each Subsidiary of Borrower (whether now existing or hereafter created or acquired), the financial statements of which are (or should be) consolidated with the financial statements of Borrower in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) cash and Cash Equivalents and (y) the current portion of deferred income tax assets.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) the current portion of any Indebtedness and (y) the current portion of deferred income taxes.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(a)         in each case to the extent deducted in calculating such Consolidated Net Income:

(i)                   provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of Borrower and its Restricted Subsidiaries for such Test Period;

(ii)                    Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(iii)                 any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(iv)                depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period) and any other non-cash charges or expenses, including any write off or write downs, reducing Consolidated Net Income (excluding (x) any amortization of a prepaid cash expense that was paid in a prior Test Period and (y) any non-cash charges and expenses that result in an accrual of a reserve for cash charges in any future Test Period that Borrower elects not to add back in the current Test Period; provided that Borrower shall treat similar types of charges and expenses on a consistent basis from year to year (it being understood that reserves may be charged in the current Test Period or when paid, as reasonably determined by Borrower)) of Borrower and its Restricted Subsidiaries for such Test Period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future Test Period, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to the extent Borrower elected to previously add back such amounts to Consolidated EBITDA;

(v)                   any Pre-Opening Expenses;

(vi)                the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business));

(vii)             any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful; and

(viii)          any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments; minus

(b)         in each case to the extent included in calculating such Consolidated Net Income:

(i)    non-cash items increasing such Consolidated Net Income for such Test Period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior Test Period subsequent to the issue date which was not added back to Consolidated EBITDA when accrued;

(ii)   the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(iii)  any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Test Period; plus

(c)          the amount of cost savings, operating expense reductions and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during such Test Period (or with respect to (x) the Transactions, are reasonably expected to be initiated within twelve (12) months of the Closing Date, or (y) Specified Transactions, are reasonably expected to be initiated within twelve (12) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of Borrower shall be delivered to Administrative Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions and synergies and certifying that such savings, operating expense reductions and synergies are reasonably expected to be realized within twelve (12) months of the taking of such specified actions and are factually supportable in the good faith judgment of Borrower, (ii) such actions are to be taken within (A) in the case of any such cost savings, operating expense reductions and synergies in connection with the Transactions, twelve (12) months after the Closing Date and (B) in all other cases, within twelve (12) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions or synergies, (iii) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.06(c) shall not (i) exceed

15.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and Section 1.06(c)) or (ii) be duplicative of one another; plus

(d)         to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(iii) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(e)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted:

(A)       to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary that is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B)       to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C)       in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures (as determined by Borrower) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D)       in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by Borrower) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter);

(E)        in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries; and

(F)         to exclude the Consolidated EBITDA attributable to Restricted Subsidiaries that are not Guarantors, to the extent the Consolidated EBITDA attributable to such Persons exceeds 20% of Consolidated EBITDA for Borrower and its Restricted Subsidiaries for such Test Period (calculated after giving effect to such limitation); provided that, with respect to any Restricted Subsidiary that is not required to become a Guarantor pursuant to this Agreement solely as a result of any applicable Gaming Laws or Gaming Approvals, such limitation shall not apply until the date that is ninety (90) days after the date such Restricted Subsidiary would have otherwise been required to become a Guarantor.

For purposes of determining Consolidated EBITDA for any Test Period that includes any period occurring prior to the Closing Date, Consolidated EBITDA for each fiscal quarter ending after June 30, 2013 shall be calculated on a Pro Forma Basis giving effect to the Transactions, including giving effect to the Master Lease as if it had been in effect during such period and cost savings relating to the Transactions in accordance with clause (c) above (all as reasonably determined by a Responsible Officer of Borrower).

Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be $117.5 million for the fiscal quarter ended on September 30, 2012; $89.3 million for the fiscal quarter ended on December 31, 2012; $111.6 million for the fiscal quarter ended on March 31, 2013; and $101.1 million for the fiscal quarter ended on June 30, 2013, it being understood that each of such amounts include $1.6 million of cost savings in connection with the Transactions, and such amounts, to the extent included in any Test Period, shall reduce the amount that may be added back pursuant to clause (c) above in connection with the Transactions in such Test Period.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions (k) annual or quarterly agency fees paid to Administrative Agent and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.

“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a)         any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries shall be excluded;

(b)         any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(c)          the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(d)         the undistributed earnings of any Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Subsidiaries (or to the extent converted into cash);

(e)          any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(f)           any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(g)          the cumulative effect of a change in accounting principles shall be excluded;

(h)         any expenses or reserves for liabilities shall be excluded to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Borrower or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that Borrower or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (h));

(i)             losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(j)            gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(k)         the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

“Consolidated Net Indebtedness” shall mean, as at any date of determination, (a) the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness of the kind described in clause (d) of the definition of “Indebtedness”, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below) minus (b) Unrestricted Cash minus (c) Development Expenses (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) (A) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries or (B) pursuant to clause (F) of the definition of Consolidated EBITDA (provided that in the case of this clause (ii)(B), such Indebtedness is not guaranteed by any Credit Party), (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any such Contingent Obligation is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amounts of such Contingent Obligation shall be included in such calculations, and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party, shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

“Consolidated Senior Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a)  Consolidated Net Indebtedness of Borrower and its Restricted Subsidiaries that is secured by Liens on property or assets of Borrower or its Restricted Subsidiaries as of such date (other than any such Consolidated Net Indebtedness that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement) to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of Sections 2.09(b)(ii), 10.04(m), 10.06(i) and 10.09(a), Consolidated Net Indebtedness as used in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Consolidated Total Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of (i) determining whether Borrower is in compliance on a Pro Forma Basis under the Financial Maintenance Covenants pursuant to Sections 10.06(i) and 10.09(a), and (ii) determining the Applicable ECF Percentage for any fiscal year, the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Conversion” shall mean the conversion, in connection with the Spin-Off, of all outstanding awards granted under Borrower’s long-term incentive compensation plans prior to the Closing Date into options to purchase shares of common stock of Borrower and/or GLPI.

“Covered Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a). Other Taxes.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then-existing Term Loans, Revolving Loans (and/or unused Revolving Commitments) and/or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has the same or a later maturity (provided that if such Indebtedness is subordinated to the Obligations or secured by a junior lien on the Collateral or is unsecured, then its maturity shall be no earlier than the 91st day after the Final Maturity Date) and, except in the case of any Indebtedness consisting of a revolving credit facility, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any upfront fees and original issue discount), (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) to the extent such Credit Agreement Refinancing Indebtedness consists of a revolving credit facility, the Revolving Commitments shall be reduced and/or terminated, as applicable, such that the Total Revolving Commitments (after giving effect to such Credit Agreement Refinancing Indebtedness and such reduction or termination) shall not exceed the Total Revolving Commitments immediately prior to the incurrence of such Credit Agreement Refinancing Indebtedness, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any upfront fees and original issue discount), (v) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Indebtedness are (as determined by Borrower in good faith), taken as a whole, no more restrictive in any material respect than the terms set forth in this Agreement, (vi) Borrower shall be the sole borrower thereunder and no Subsidiary of Borrower shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) such Indebtedness shall not be secured by any Liens, except Liens on the Collateral.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the L/C Documents, (d) the Security Documents, (e) any Pari Passu Intercreditor Agreement, (f) any Second Lien Intercreditor Agreement, (g) any Incremental Joinder Agreement, (h) any Extension Amendment and (i) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations (other than the Fee Letter), all as amended from time to time, but shall not include a Swap Contract or Cash Management Agreement.

“Credit Parties” shall mean Borrower and the Guarantors.

“Credit Swap Contracts” shall mean any Swap Contract between Borrower and/or any or all of its Restricted Subsidiaries and a Swap Provider (excluding any Swap Contract of the type described in the last sentence of the definition of Swap Contract).

“Creditor” shall mean each of (a) each Agent, (b) each L/C Lender and (c) each Lender.

“Debt Issuance” shall mean the incurrence by Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01).  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.

“Declined Amounts” shall have the meaning given to such term in Section 2.10(b).

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Loans from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding).

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that (i) has failed to (A) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), or (B) comply with its obligations under this Agreement to make a payment to the L/C Lender in respect of a L/C Liability, make a payment to Swingline Lender in respect of a Swingline Loan, and/or make a payment to a Lender of any amount required to be paid to it hereunder, in each case within two (2) Business Days of the date when due, (ii) has notified Borrower, Administrative Agent, a L/C Lender or the Swingline Lender in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company or (iv) any Lender that has, for three or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation).  Any determination of a Defaulting Lender under clauses (i) through (iv) above will be conclusive and binding absent manifest error.

“Designated Jurisdiction” means any county or territory to the extent that such country or territory is in the subject of any Sanction.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning set forth in Section 9.12(a).

“Designation Amount” has the meaning set forth in Section 9.12(a)(ii).

“Development Expenses” means, without duplication, the aggregate principal amount, not to exceed $500 million at any time, of (a) outstanding Indebtedness incurred after the Closing Date, the proceeds of which, at the time of determination, as certified by a Responsible Officer of the Borrower, are pending application and are required or intended to be used to fund and (b) amounts spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) Borrower or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming Approvals or other governmental authorizations, so long as, in the case of any such Gaming Approvals or other governmental authorizations, Borrower or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming Approvals or governmental authorizations), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure project or a Development Project from and after the end of the first full fiscal quarter after the earlier of (x) opening for business, and (y) completion of construction of the applicable Expansion Capital Expenditure project or Development Project and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any Joint Ventures in which Borrower or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management or similar contract and in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos and “racinos” or Persons that own casinos or “racinos” (including casinos and “racinos” in development or under construction that are not presently opening or operating with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time of such Investment), in each case, used to finance, or made for the purpose of allowing such Joint Venture, casino or “racino”, as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, casino or “racino” and assets ancillary or related thereto, or the construction and development of a casino, “racino” or assets ancillary or related thereto and including Pre-Opening Expenses with respect to such Joint Venture, casino or “racino”.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Discount Range” shall have the meaning provided in Exhibit O hereto.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (y) as a result of a redemption required by Gaming Law or (z) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” means such Persons that have been specified in writing to the Administrative Agent (it being understood that the Administrative Agent will distribute the list of such Persons to the Lenders) at least 10 Business Days prior to the Closing Date as being “Disqualified Lenders”.

“Documentation Agent” means U.S. Bank N.A., in its capacity as documentation agent hereunder.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternate Currency.

“Dollars” and “$” shall mean the lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized or formed in the United States or any state or territory thereof or the District of Columbia.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D) and (ii) solely for purposes of Borrower Loan Purchases, Borrower and its Restricted Subsidiaries; provided, however, that (x) other than as set forth in clause (ii) of this definition, neither Borrower nor any of Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Competitor unless consented to in writing by Borrower and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Employee Matters Agreement” shall mean the employee matters agreement between Borrower and GLPI in substantially the form of Exhibit W hereto.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability of Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution).  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith; provided that, with respect to any Equity Interests issued upon exercise of any Equity Rights, the Equity Issuance Proceeds with respect thereto shall be determined without duplication of any Equity Issuance Proceeds received in respect of such Equity Rights.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 if ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean Borrower or any of its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower and its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.

“Events of Default” has the meaning set forth in Section 11.01.

“Excess Cash Flow” shall mean, for any fiscal year of Borrower, an amount, if positive, equal to (without duplication):

(a)         Consolidated Net Income; plus

(b)         an amount equal to the amount of all non-cash charges or losses (including write-offs or write-downs, depreciation expense and amortization expense including amortization of goodwill and other intangibles) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and that did not reduce Excess Cash Flow at the time paid); plus

(c)          the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital); minus

(d)         all payments with respect to restricted stock units upon the Person to whom such restricted stock units were originally issued ceasing to be a director, officer, employee, consultant or advisor and net income or loss allocated to unvested participating restricted stock of Borrower; plus

(e)          any amounts received from the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(f)           the increase, if any, of Working Capital from the beginning of such period to the end of such period; minus

(g)          any amounts paid in connection with the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(h)         the amount of Capital Expenditures made in cash during such period, except to the extent financed with the proceeds of Indebtedness, Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(i)             the amount of principal payments of the Loans, Other Applicable Indebtedness and Other First Lien Indebtedness of Borrower and its Restricted Subsidiaries (excluding (i) repayments of Revolving Loans or Swingline Loans or other revolving indebtedness, except to the extent the Revolving Commitments or commitments in respect of such other revolving debt, as applicable, are permanently reduced in connection with such repayments, (ii) prepayments of Loans or other Indebtedness, in each case, that reduce the amount of Excess Cash Flow prepayment required to be made with respect to such fiscal year under Section 2.10(a)(iv)(y) (including as a result of Section 2.10(a)(vi)) and (iii) mandatory prepayments of Loans pursuant to Section 2.10(a)(i) or Section 2.10(a)(iii), except to the extent the Net Available Proceeds from such Casualty Event or Asset Sale, as applicable, used to make such mandatory prepayments were included in the calculation of Consolidated Net Income), in each case, except to the extent financed with the proceeds of Indebtedness, Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(j)            without duplication of amounts deducted pursuant to clause (l) below in prior periods, the amount of Investments made during such period pursuant to Section 10.04 (other than Sections 10.04(a), (b), (c), (d) (except clause (iv) thereof), (e), (f) (except to the extent such amount increased Consolidated Net Income), (g), (h) (to the extent not taken into account in arriving at Consolidated Net Income), (j), (l), (o), and (r)), except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(k)         the amount of all non-cash gains to the extent included in arriving at such Consolidated Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash loss in any prior period); minus

(l)             the amount of all Restricted Payments made during such period pursuant to Section 10.06(i)(i); minus

(m)     the amount of all Junior Prepayments made during such period pursuant to Section 10.09(a)(i); minus

(n)         any expenses or reserves for liabilities to the extent that Borrower or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent Borrower has not received such indemnity or reimbursement payment, in each case, to the extent not taken into account in arriving at Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Designation” has the meaning set forth in Section 9.13(a).

“Excluded Foreign Subsidiary” shall mean (a) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (b) any Subsidiary substantially all the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (a) of this definition or (c) any Subsidiary the Equity Interests of which are directly or indirectly owned by any Subsidiary described in clause (a) of this definition.

“Excluded Immaterial Subsidiaries” has the meaning set forth in Section 9.13(a).

“Excluded Information” shall have the meaning provided in Section 12.07(b).

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Foreign Subsidiary, (d) any Subsidiary that is prohibited by applicable law, rule or regulation (including, without limitation, any Gaming Laws) or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date and listed on Schedule 1.01(A) (or, with respect to a Subsidiary acquired after the Closing Date, as of the date such acquisition) and (ii) in the case of a Subsidiary acquired after the Closing Date, was not entered into in connection with or anticipation of such acquisition, (e) any Subsidiary with respect to which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming Authority), unless such consent, approval, license or authorization has been received and is in effect and (f) any other Subsidiary with respect to which, in the reasonable judgment of Administrative Agent (which shall be confirmed in writing by notice to Borrower), the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  Notwithstanding the foregoing, in no event shall the tenant under the Master Lease be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) income or franchise Taxes imposed on (or measured by) net income or net profits (however denominated), in each case, imposed by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business (other than a business deemed to arise solely by virtue of the transactions contemplated by this Agreement) or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of any Lender, other than an assignee pursuant to a request by Borrower under Section 2.11(a), any U.S. federal withholding tax that is imposed on amounts payable to such Person under the laws in effect at the time such Person becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 5.06(a), (d) Taxes attributable to such Person’s failure to comply with Section 5.06(b) or 5.06(c) and (e) any United States federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 8.27(a).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of July 14, 2011 (as amended and otherwise modified prior to the date hereof), among Borrower, the subsidiary guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, the lenders party thereto and the other agents party thereto.

“Existing Investment Reductions” shall mean all amounts received by Borrower and its Restricted Subsidiaries in respect of Investments listed on Schedule 1.01(B) to the extent such amounts constitute a return of invested capital thereby reducing the amount of such Investment on the balance sheet of Borrower or Restricted Subsidiary, as applicable (and, for the avoidance of doubt, not amounts constituting income or returns on invested capital).

“Existing Letter of Credit” has the meaning set forth in Section 2.03(n).

“Existing Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Existing Revolving Tranche” shall have the meaning provided in Section 2.13(b).

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.13(a).

“Existing Tranche” shall mean any Existing Term Loan Tranche or Existing Revolving Tranche.

“Expansion Capital Expenditures” means any capital expenditure by Borrower or any of its Restricted Subsidiaries in respect of the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of Borrower and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Available Proceeds of an Asset Sale or Casualty Event and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of Borrower and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.13(b).

“Extended Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Extended Term Loans” shall have the meaning provided in Section 2.13(a).

“Extending Lender” shall have the meaning provided in Section 2.13(c).

“Extension Amendment” shall have the meaning provided in Section 2.13(d).

“Extension Date” shall mean any date on which any Existing Term Loan Tranche or Existing Revolving Tranche is modified to extend the related scheduled maturity date(s) in accordance with Section 2.13 (with respect to the Lenders under such Existing Term Loan Tranche or Existing Revolving Tranche which agree to such modification).

“Extension Election” shall have the meaning provided in Section 2.13(c).

“Extension Request” shall mean any Term Loan Extension Request or Revolving Extension Request.

“Extension Tranche” shall mean all Extended Term Loans of the same tranche or Extended Revolving Commitments of  the same tranche that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Tranche).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Fair Share” has the meaning set forth in Section 6.10.

“Fair Share Shortfall” has the meaning set forth in Section 6.10.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.

“Fee Letter” shall mean the fee letter agreement dated October 11, 2013, among Borrower and the Commitment Parties.

“Final Maturity Date” shall mean the latest of the latest R/C Maturity Date, the Term A Facility Maturity Date, the Term B Facility Maturity Date, the latest New Term Loan Maturity Date, the latest final maturity date applicable to any Extended Term Loans, the latest final maturity date applicable to any Extended Revolving Commitments, the latest final maturity date applicable to any Other Term Loans and the latest final maturity date applicable to any Other Revolving Loans.

“Financial Maintenance Covenants” shall mean the covenants set forth in Section 10.08.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender Certificate” has the meaning set forth in Section 5.06(b).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements) maintained or contributed to by, or entered into with, Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean (x) each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia and (y) each Excluded Foreign Subsidiary.

“Funding Credit Party” has the meaning set forth in Section 6.10.

“Funding Date” shall mean the date of the making of any extension of credit (whether the making of a Loan or the issuance of a Letter of Credit) hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) (a) necessary to enable Borrower or any of its Restricted Subsidiaries to engage in, operate or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Closing Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” shall mean any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or horse racing business or enterprise or any Gaming Facility (including, without limitation, the following as of the Closing Date:  the Alcohol and Gaming Commission of Ontario, the Florida Division of Pari-Mutuel Wagering, the Illinois Gaming Board, Indiana Gaming Commission, the Iowa Racing and Gaming Commission, Kansas Lottery, Kansas Racing and Gaming Commission, the Maine State Harness Racing Commission, the Maine Gambling Control Board, the Maryland State Lottery Commission, the Maryland Racing Commission, the Maryland Video Lottery Facility Location Commission, the Mississippi Gaming Commission, the Mississippi Department of Revenue, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the New Mexico Gaming Control Board, the New Mexico Racing Commission, the Ohio Casino Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Ontario Lottery and Gaming Corporation, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, Texas Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission), or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, managed, leased or operated by Borrower or any of its Restricted Subsidiaries.

“Gaming Facility” shall mean any gaming establishment and other property or assets ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” shall mean all applicable provisions of all:  (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted, operated or managed by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Gaming License” shall mean any Gaming Approval or other casino, gambling, horse racing or gaming license issued by any Gaming Authority covering any Gaming Facility.

“GLPI” shall mean Gaming and Leisure Properties, Inc., a Pennsylvania corporation.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Ground Leases” shall mean, collectively, each ground lease set forth on Schedule 1.01(C) attached hereto as each may be supplemented, replaced, terminated or modified from time to time.

“Guarantee” shall mean the guarantee of each Guarantor pursuant to Article VI.

“Guaranteed Obligations” has the meaning set forth in Section 6.01.

“Guarantors” shall mean each of the Persons listed on Schedule 1.01(D) attached hereto and each Wholly Owned Restricted Subsidiary that may hereafter execute a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, (a) Guarantors shall not include any Person that has been released as a Guarantor in accordance with the terms of the Credit Documents and (b) at all times, Tenant (or its successor as tenant under the Master Lease) shall be a Guarantor.

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of Borrower having assets with an aggregate fair market value of less than $25.0 million as of the most recent Calculation Date; provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiaries exceed the Immaterial Subsidiary Threshold Amount as of the most recent Calculation Date.

“Immaterial Subsidiary Threshold Amount” shall mean $50.0 million.

“Impacted Loans” has the meaning set forth in Section 5.02.

“Inaccuracy Determination” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Fee Percentage Period” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Margin Period” has the meaning set forth in the definition of “Applicable Margin.”

“Incremental Commitments” shall mean the Incremental Revolving Commitments and the Incremental Term Loan Commitments.

“Incremental Effective Date” has the meaning set forth in Section 2.12(b).

“Incremental Equivalent Debt” has the meaning set forth in Section 10.01(t).

“Incremental Existing Tranche Revolving Commitment” shall have the meaning set forth in Section 2.12(a).

“Incremental Joinder Agreement” has the meaning set forth in Section 2.12(b).

“Incremental Loan Amount” shall mean (a) $400.0 million, plus, (b) any additional or other amount, so long as, solely in this case of this clause (b), the Consolidated Senior Secured Net Leverage Ratio does not exceed 1.50 to 1.00, determined on a Pro Forma Basis as of the most recent Calculation Date (it being understood that Borrower may elect whether any Incremental Loan Amount is made in reliance on clause (a) or (b)); provided that, for such purpose, (x) Consolidated Net Indebtedness shall not take into account any cash or cash equivalents constituting proceeds of any Loans made under any Incremental Commitments to be provided on such date and any Incremental Equivalent Debt to be incurred or issued on such date that may otherwise reduce the amount of Consolidated Net Indebtedness, (y) Consolidated Senior Secured Net Leverage Ratio for such purpose shall treat any Incremental Equivalent Debt as senior secured indebtedness, even if such Incremental Equivalent Debt was issued or incurred on an unsecured basis or on a junior basis to the Obligations, and (z) in the case of any Incremental Revolving Commitments and Incremental Equivalent Debt consisting of revolving credit facilities, pro forma effect shall be given to any Incremental Revolving Loans and any loans under any Incremental Equivalent Debt consisting of a revolving credit facility, in each case, to the extent actually made on such date, but any proposed Incremental Revolving Commitments or Incremental Equivalent Debt consisting of a revolving credit facility shall not otherwise be treated as drawn.

“Incremental Revolving Commitments” shall mean Incremental Existing Tranche Revolving Commitments and New Revolving Commitments.

“Incremental Revolving Loans” means any Revolving Loans made pursuant to Incremental Revolving Commitments.

“Incremental Term A Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term A Loans” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term B Loans” shall have the meaning assigned thereto in Section 2.12(a).

“Incremental Term Loan Commitments” shall mean the Incremental Term A Loan Commitments, the Incremental Term B Loan Commitments and the New Term Loan Commitments.

“Incremental Term Loans” shall mean the Incremental Term A Loans, the Incremental Term B Loans and any New Term Loans.

“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (it being understood that any obligations of such Person under the Master Lease shall not constitute Indebtedness); (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor).  The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person.  For the avoidance of doubt, it is understood and agreed that (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness.

“Indemnitee” has the meaning set forth in Section 13.03(b).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.04 Financials are delivered to Administrative Agent under Section 9.04(a) or (b), as applicable, for the first full fiscal quarter ending after the Closing Date.

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Intellectual Property” has the meaning set forth in Section 8.19.

“Interest Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period.

“Interest Period” shall mean, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable, or such other period that is twelve months or less requested by Borrower and consented to by all the applicable Lenders; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period pertaining to LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period for a Class shall extend beyond the maturity date for such Class.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Interim Access Agreement” shall mean the interim access agreement between GLPI and Tenant, dated on or about October 28, 2013.

“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Borrower at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Closing Date and set forth on Schedule 9.12); provided, however, that upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (d), (i), (k), (l), (m), (q) or (s) of Section 10.04 at the time of such Revocation.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M attached hereto or such other form as is reasonably acceptable to Administrative Agent and each Joinder Agreement to be entered into pursuant to the Security Agreement.

“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Judgment Currency Conversion Date” has the meaning set forth in Section 13.15(a).

“Junior Financing” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or all or any Restricted Subsidiaries (a) (i) that is subordinated in right of payment to the Loans and contains subordination provisions that are customary in the good faith determination of Borrower for senior subordinated notes or subordinated notes issued under Rule 144A of the Securities Act (or other corporate issuers in private placements or public offerings of securities) or (ii) that contains subordination provisions reasonably satisfactory to Administrative Agent, (b) that shall not have a scheduled maturity date or any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date) and (c) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of which are (as determined by Borrower in good faith), taken as a whole, no more restrictive in any material respect than the terms set forth in this Agreement (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings).

“Junior Prepayments” shall have the meaning provided in Section 10.09.

“L/C Commitments” shall mean the commitments of the L/C Lender to issue Letters of Credit pursuant to Section 2.03.  The L/C Commitments are part of, and not in addition to, the Revolving Commitments.

“L/C Disbursements” shall mean a payment or disbursement made by any L/C Lender pursuant to a Letter of Credit.

“L/C Documents” shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended or modified and in effect from time to time.

“L/C Interest” shall mean, for each Revolving Lender, such Lender’s participation interest (or, in the case of each L/C Lender, such L/C Lender’s retained interest) in each L/C Lender’s liability under Letters of Credit and such Lender’s rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

“L/C Lender” shall mean, as the context may require:  (a) with respect to each Existing Letter of Credit, Wells Fargo Bank, National Association, in its capacity as issuer of the Existing Letters of Credit, together with its successors and assigns in such capacity and (b) with respect to all other Letters of Credit, (i) Bank of America or any of its Affiliates, in its capacity as issuer of Letters of Credit issued by it hereunder, together with its successors and assigns in such capacity; (ii) Wells Fargo Bank, National Association or any of its Affiliates, in its capacity as issuer of Letters of Credit issued by it hereunder, together with its successors and assigns in such capacity; and/or (iii) any other Revolving Lender or Revolving Lenders selected by Borrower and reasonably acceptable to Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees to become an L/C Lender, in each case under this clause (ii) in its capacity as issuer of Letters of Credit issued by such Lender hereunder, together with its successors and assigns in such capacity.

“L/C Liability” shall mean, at any time, without duplication, the sum of (a) the Dollar Equivalent of the Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of any Letter of Credit denominated in the Alternate Currency) in respect of all Letters of Credit.  The L/C Liability of any Revolving Lender at any time shall mean such Revolving Lender’s participations and obligations in respect of outstanding Letters of Credit at such time.

“L/C Payment Notice” has the meaning provided in Section 2.03(d).

“L/C Sublimit” shall mean an amount equal to the lesser of (a) $150.0 million and (b) the Total Revolving Commitments then in effect.  The L/C Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Landlord” shall mean GLP Capital, L.P., a Pennsylvania limited partnership, in its capacity as landlord under the Master Lease, and its successors in such capacity.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“Lead Arrangers” shall mean, collectively, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, J.P. Morgan Securities LLC, Fifth Third Bank, Wells Fargo Securities, LLC, UBS Securities LLC, Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, Manufacturers & Traders Trust Company, Nomura Securities International, Inc., RBS Securities Inc. and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers hereunder.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Leased Property” shall mean all “Leased Property” (as defined in the Master Lease from time to time).

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall mean (a) each Person listed on Annexes A-1, A-2 and A-3, (b) any Lender providing an Incremental Commitment pursuant to Section 2.12 and any Person that becomes a Lender from time to time party hereto pursuant to Section 2.15 and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement.  Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lender and the L/C Lender.

“Letter of Credit Request” has the meaning set forth in Section 2.03(b).

“Letters of Credit” shall have the meaning set forth in Section 2.03(a) and shall include each Existing Letter of Credit.

“LIBO Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published in the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be consistent with market practice for LIBOR-based loans (and the application of such rate shall also be in accordance with market practice); provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBO Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by Administrative Agent to be equal to the LIBO Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.  Notwithstanding the foregoing, (a) for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second Business Day preceding the date of determination) and (b) the LIBO Rate for Term B Facility Loans shall not be less than 0.75%.

“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate.”

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries, but excluding any such revocation, failure to renew, suspension or appointment to the extent such Gaming License relates to a Gaming Facility that (a) is located on a Native American Indian reservation and/or (b) is located in a jurisdiction (i) in which none of Borrower or its Subsidiaries owned, leased, operated or managed a Gaming Facility on the Closing Date and (ii) the Gaming Laws of which have permitted gambling in the form of slot machines and table games to be conducted by any person or persons who are not Native American Indians or are acting or managing gaming operations for or on behalf of Native American Indians for less than two (2) years at the time of any such revocation, failure to renew, suspension or appointment.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof.

“Liquor Authority” has the meaning set forth in Section 13.13(a).

“Liquor Laws” has the meaning set forth in Section 13.13(a).

“Loans” shall mean the Revolving Loans, the Swingline Loans and the Term Loans.

“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements (including reasonable fees and expenses of one primary counsel for the Secured Parties collectively, and any local counsel reasonably required in any applicable jurisdiction  (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Master Lease” shall mean the Master Lease, to be entered into promptly following the Spin-Off by and among Landlord and Tenant, in substantially the form attached hereto as Exhibit F.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of Borrower and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions (including, without limitation, the Spin-Off), (b) a material adverse effect on the ability of the Credit Parties (taken as a whole) to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party of the Credit Documents to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $50.0 million.

“Maximum Rate” has the meaning set forth in Section 13.19.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate un-reallocated portions of L/C Liabilities during the existence of a Defaulting Lender, an amount equal to 103% of the un-reallocated L/C Liabilities at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Sections 2.01(e), 2.03, 2.10(c), 2.10(e), 2.16(a)(i), 2.16(a)(ii) or 11.01, an amount equal to 103% of the aggregate L/C Liability, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Lenders in their reasonable discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Liens permitted thereunder) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which shall be in substantially the form of Exhibit I or such other form as is reasonably acceptable to Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to Administrative Agent.

“Mortgaged Real Property” shall mean (a) each Real Property listed on Schedule 1.01(E) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 9.08, 9.11 or 9.14 (in each case, unless and until such Real Property is no longer subject to a Mortgage).

“Mortgaged Vessel” shall mean (a) each Vessel, if any, listed on Schedule 8.13(b) as a “Mortgaged Vessel,” and (b) each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Vessel or Replacement Vessel is no longer subject to a Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i)                                     in the case of any Asset Sale pursuant to Section 10.05(c) or pursuant to Section 10.05(p), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Lien on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;

(ii)                                  in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided that, in the case of a Casualty Event with respect to property that is subject to the Master Lease or a similar lease entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor or (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease); and

(iii)                               in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“New Investment Returns” shall mean the aggregate of all amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(k) on or after the Closing Date (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts) that are designated by Borrower as “New Investment Returns” in the Compliance Certificate delivered to the Administrative Agent in respect of the fiscal quarter in which such amounts were received.

“New Revolving Commitment” shall have the meaning set forth in Section 2.12(a).

“New Revolving Loan” shall have the meaning set forth in Section 2.12(a).

“New Term Loan Commitments” has the meaning set forth in Section  2.12(a).

“New Term Loan Facility” shall mean each credit facility comprising New Term Loan Commitments and New Term Loans of a particular Tranche, if any.

“New Term Loan Maturity Date” shall mean, with respect to any New Term Loans to be made pursuant to the related Incremental Joinder Agreement, the maturity date thereof as determined in accordance with Section 2.12(b).

“New Term Loan Notes” shall mean the promissory notes executed and delivered in connection with any New Term Loan Commitments and the related New Term Loans.

“New Term Loans” has the meaning set forth in Section 2.12(a).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided by Section 2.03(b).

“Non-U.S. Lender” has the meaning set forth in Section 5.06(b).

“Notes” shall mean the Revolving Notes, the Swingline Note and the Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B or such other form as is reasonably acceptable to Administrative Agent.

“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C or such other form as is reasonably acceptable to Administrative Agent.

“Obligation Currency” has the meaning set forth in Section 13.15(a).

“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document, any Credit Swap Contract or, with the prior written approval of Borrower, any Secured Cash Management Agreement (including in each case interest accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“OFAC” has the meaning set forth in Section 8.27(b)(v).

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer or its treasurer or controller (in each case, or an equivalent officer) in their official (and not individual) capacities.

“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit P hereto or such other form as is reasonably acceptable to Administrative Agent.

“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Applicable Indebtedness” shall mean Indebtedness incurred pursuant to Section 10.01(c), (h), (k), (n), (q), (u), (v) and (w).

“Other Commitments” means the Other Term Loan Commitments and Other Revolving Commitments.

“Other Debt” has the meaning set forth in the definition of “Repricing Transaction.”

“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness or Incremental Equivalent Debt.

“Other Junior Indebtedness” shall mean Permitted Unsecured Indebtedness, Permitted Second Lien Indebtedness, Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(p), Indebtedness incurred pursuant to Section 10.01(q) or Incremental Equivalent Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Revolving Commitments” means one or more Tranches of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning set forth in Section 5.06(e).

“Other Term Loan Commitments” means one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Outstanding Investment Amount” shall mean, as of any date of determination, the aggregate amount (not less than zero) of all Investments made pursuant to Section 10.04(k) on or after the Closing Date, in each case, valued at fair market value at the time each such Investment was made, minus (x) New Investment Returns received on or prior to such date of determination, minus (y) all Existing Investment Reductions received on or prior to such date (but only to the extent that on the date any such Existing Investment Reduction was received, such Existing Investment Reduction was not larger than the Outstanding Investment Amount as of such date (without giving effect to such Existing Investment Reduction)), minus (z) reductions in the amount of such Investments as provided in the definition of “Investment”

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations (as defined in the Security Agreement), the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations (as defined in the Security Agreement), the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (except undrawn Letters of Credit and Unasserted Obligations), including principal, interest, fees, costs (including post-petition interest, fees and costs even if such interest, fees and costs are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any), and the discharge or Cash Collateralization of all Letters of Credit outstanding in an amount equal to 103% of the greatest amount for which such Letters of Credit may be drawn (or receipt of backstop letters of credit reasonably satisfactory to the applicable L/C Lender and the Administrative Agent).  For purposes of this definition, “Unasserted Obligations” means, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit S hereto or such other form as is reasonably acceptable to Administrative Agent.

“Patriot Act” has the meaning set forth in Section 8.27(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower on behalf of Borrower and each of the Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit N or such other form as is reasonably acceptable to Administrative Agent) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h)(ii).

“Permits” has the meaning set forth in Section 8.15.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person so long as (a) immediately after a binding contract with respect thereto is entered into between Borrower or one of its Restricted Subsidiaries and the seller with respect thereto and after giving pro forma effect to such acquisition and related transactions, no Event of Default has occurred and is continuing or would result therefrom and Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, (b) immediately after giving effect thereto, Borrower shall be in compliance with Section 10.11, and (c) with respect to a Permitted Acquisition in excess of $50.0 million, Borrower has delivered to

Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a) through (c) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Business” means any business of the type in which Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).

“Permitted Business Assets” means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Borrower’s Board of Directors or a Responsible Officer or other management of Borrower or the Restricted Subsidiary acquiring such assets, in each case, in its good faith judgment.

“Permitted First Lien Indebtedness” means any Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that (a) is secured by the Collateral on a pari passu basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement, (c) is not scheduled to mature prior to the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least such Final Maturity Date), (d) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (e) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of which are (as determined by Borrower in good faith), taken as a whole, no more restrictive in any material respect than the terms set forth in this Agreement (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings) and (f) other than in the case of a revolving credit facility, does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding bridge facilities allowing extensions on customary terms at least to such Final Maturity Date).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (d) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.

“Permitted Junior Debt Conditions” means that such applicable debt (i) does not have a scheduled maturity date prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after the Final Maturity Date), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after such Final Maturity Date), (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (v) has terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by Borrower in good faith), taken as a whole, no more restrictive in any material respect than the terms set forth in this Agreement (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings).  For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in an material respect than the terms set forth in this Agreement.

“Permitted Liens” has the meaning set forth in Section 10.02.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that:  (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (ii) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be Borrower or the borrower of the indebtedness being refinanced and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

“Permitted Second Lien Indebtedness” means any Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that (a) is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and any Permitted First Lien Indebtedness and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) meets the Permitted Junior Debt Conditions and (c) the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and any Permitted First Lien Indebtedness and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and Permitted First Lien Indebtedness, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent and (d) meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that meets the Permitted Junior Debt Conditions or is Junior Financing.  For the avoidance of doubt, Disqualified Capital Stock shall not constitute Permitted Unsecured Indebtedness.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by Borrower or its Restricted Subsidiaries in the form of one or more series of senior unsecured notes or loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Pledged Collateral” has the meaning set forth in the Security Agreement.

“Post-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Post-Refinancing Revolving Lenders” has the meaning set forth in Section 2.15(f).

“Pre-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period.

“Pre-Refinancing Revolving Lenders” has the meaning set forth in Section 2.15(f).

“Principal Asset” shall mean the Companies’ gaming properties commonly known as: (i) Hollywood Casino at Charles Town Races, (ii) Hollywood Casino Toledo, (iii) Hollywood Casino Columbus, (iv) Hollywood Casino Lawrenceburg, (v) Hollywood Casino at Penn National Race Course and (vi) Hollywood Casino St. Louis.

“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 901 Main Street, 14th Floor, Dallas, Texas 75202-3714, or such other office as may be designated in writing by Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage as such Schedule B may be amended from time to time to the reasonable satisfaction of Administrative Agent.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.06.

“Pro Rata Facility Bookrunners” shall mean, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Fifth Third Bank, in their capacities as joint physical bookrunners for the Revolving Facility and the Term A Facility.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.

“Public Lender” has the meaning set forth in Section 9.04.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 180 days after such acquisition of such Property or the incurrence of such costs by such Person.

“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of casinos and “racinos” (and properties ancillary or related thereto) with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“R/C Maturity Date” shall mean, (a) with respect to the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche and any Revolving Loans thereunder, the date that is the fifth anniversary of the Closing Date and (b) with respect to any other Tranche of Revolving Commitments and Revolving Loans, the maturity date set forth therefor in the applicable Incremental Joinder Agreement, Extension Amendment or Refinancing Amendment.

“R/C Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitments at such time; provided, however, that if the R/C Percentage of any Revolving Lender is to be determined after the Total Revolving Commitments have been terminated, then the R/C Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination but after giving effect to any assignments after termination of the Revolving Commitments.

“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds (it being understood that for purposes of Schedule 8.23(a), Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedule).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“Redesignation” has the meaning set forth in Section 9.13(a).

“refinance” shall mean refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower executed by each of (a) Borrower, (b) Administrative Agent, (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Register” has the meaning set forth in Section 2.08(c).

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the obligations of Borrower to reimburse L/C Disbursements in respect of any Letter of Credit.

“Related Indemnified Person” has the meaning set forth in Section 13.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Lender” has the meaning set forth in Section 2.11(a).

“Replacement Lender” has the meaning set forth in Section 2.11(a).

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Repricing Transaction” shall mean (i) the incurrence by Borrower of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term B Facility Loans into any such new tranche of replacement term loans) (x) having an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term B Facility Loans of the respective Type (with the comparative determinations of such margins to be made by Administrative Agent (consistent with generally acceptable financial practices) and to be made after taking into account all upfront or similar fees or original issue discount (amortized assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) of such tranche of replacement term loans or Term B Facility Loans, as the case may be) payable to all Lenders holding such replacement term loans or Term B Facility Loans, as the case may be, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) holding such tranche of replacement term loans or Term B Facility Loans, as the case may be, after giving effect to the syndication thereof) (excluding any such loans incurred in connection with a Change of Control or an Acquisition and any such loan is not made for the primary purposes of reducing overall yield) and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Facility Loans (it being understood that a conversion of Term B Facility Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term B Facility Loans), (ii) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Margin for Term B Facility Loans (with the determination of such effective reduction to be made in accordance with the applicable provisions set forth in the parenthetical appearing in preceding clause (i)(x)), excluding any such amendment, waiver or modification entered into in connection with a Change of Control or an Acquisition and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans, (y) any other term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement or (z) any other bank debt other than under this Agreement (such other term loans referred to in clause (y) above in this clause (iii) and such other bank debt referred to in clause (z) above in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay outstanding Term B Facility Loans (except to the extent any such Incremental Term Loans or Other Debt is incurred in connection with a Change of Control or an Acquisition) if such Incremental Term Loans or Other Debt has an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term B Facility Loans at the time of the prepayment thereof (with the comparative determination of such margins to be made by Administrative Agent (consistent with generally acceptable financial practices) taking into account all upfront or similar fees or original issue discount (amortized assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) of such Incremental Term Loans or Other Debt) payable to all lenders holding such Incremental Term Loans or Other Debt, as the case may be, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) holding such Incremental Term Loans or Other Debt, as the case may be, after giving effect to the syndication thereof).  Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii) and (iii) shall be conclusive and binding on all Lenders holding Term B Facility Loans.

“Required Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Term Loans, unutilized Term Loan Commitments, Revolving Loans, Unutilized R/C Commitments, Swingline Exposure and L/C Liabilities then outstanding represents more than 50% of the aggregate sum (without duplication) of (i) all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Loan Commitments of all Non-Defaulting Lenders, (ii) all outstanding Revolving Loans of all Non-Defaulting Lenders, (iii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iv) the Swingline Exposure of all Non-Defaulting Lenders and (v) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Revolving Lenders” shall mean, as of any date of determination: (a) at any time prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Revolving Commitments and (b) thereafter, Non-Defaulting Lenders holding more than 50% of the aggregate sum of (without duplication) (i) the aggregate principal amount of outstanding Revolving Loans of all Non-Defaulting Lenders, (ii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iii) the Swingline Exposure of all Non-Defaulting Lenders, and (iv) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Tranche Lenders” shall mean:  (a) with respect to Lenders having Revolving Commitments or Revolving Loans of any particular Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Unutilized R/C Commitments, Revolving Loans, Swingline Exposure and L/C Liabilities, in each case, in respect of such Tranche and then outstanding; (b) with respect to Lenders having Term A Facility Loans, Term A Facility Commitments or Incremental Term A Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term A Facility Loans, unutilized Term A Facility Commitments, unutilized Incremental Term A Loans and Incremental Term A Loan Commitments then outstanding; (c) with respect to Lenders having Term B Facility Loans, Term B Facility Commitments or Incremental Term B Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term B Facility Loans, unutilized Term B Facility Commitments and unutilized Incremental Term B Loan Commitments then outstanding; (d) for each New Term Loan Facility, if applicable, with respect to Lenders having New Term Loans or New Term Loan Commitments, in each case, in respect of such New Term Loan Facility, Lenders having more than 50% of the aggregate sum of such New Term Loans and unutilized New Term Loan Commitments then outstanding; (e) for each Extension Tranche, if applicable, with respect to Lenders having Extended Revolving Loans or Extended Revolving Commitments or Extended Term Loans or commitments in respect of Extended Term Loans, in each case, in respect of such Extension Tranche, Lenders having more than 50% of the aggregate sum of such Extended Revolving Loans and Extended Revolving Commitments or Extended Term Loans and commitments in respect thereof, as applicable, then outstanding; and (f) for each Tranche of Other Term Loans, Lenders having more than 50% of the aggregate sum of such Other Term Loans and unutilized Other Term Loan Commitments then outstanding.

“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR funding by member banks (currently referred to as “Eurocurrency liabilities”).  The LIBO Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer, the chief accounting officer or treasurer of Borrower or, with respect to financial matters, the chief financial officer, the chief accounting officer, senior financial officer or treasurer of Borrower.

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than (a) any payment made relating to any Transfer Agreement and (b) any dividends, payments, distributions or other transfers in connection with the Transactions or pursuant to the Transaction Agreements, the Spin-Off and the Conversion) in Borrower or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock in Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

“Revaluation Date” shall mean,  with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an L/C Lender under any Letter of Credit denominated in an Alternate Currency, and (iv) such additional dates as the Administrative Agent or the applicable L/C Lender shall reasonably determine or the Required Lenders shall require.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility from trust or other similar arrangement to Borrower or any of its Restricted Subsidiaries from time to time.

“Revocation” has the meaning set forth in Section 9.12(b).

“Revolving Availability Period” shall mean, (i) with respect to the Revolving Commitments under the Closing Date Revolving Facility, the period from and including the Closing Date to but excluding the earlier of applicable R/C Maturity Date and the date of termination of such Revolving Commitments, and (ii) with respect to any other Tranche of Revolving Commitments, the period from and including the date such Tranche of Revolving Commitments is established to but excluding the earlier of the applicable R/C Maturity Date and the date of termination of such Tranche of Revolving Commitments.  Unless the context otherwise requires, references in this Agreement to the Revolving Availability Period shall mean with respect to each Tranche of Revolving Commitments, the Revolving Availability Period applicable to such Tranche.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, for each Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Annex A-1 under the caption “Revolving Commitment,” or in the Assignment Agreement pursuant to which such Lender assumed its Revolving Commitment or in any Incremental Joinder Agreement or Refinancing Amendment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b), (b) reduced or terminated from time to time pursuant to Sections 2.04 and/or 11.01, as applicable, or (c) increased or otherwise adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12 and Section 2.15; it being understood that a Revolving Lender’s Revolving Commitment shall include any Incremental Revolving Commitments, Extended Revolving Commitments and Other Revolving Commitments of such Revolving Lender.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Extension Request” shall have the meaning provided in Section 2.13(b).

“Revolving Facility” shall mean each credit facility comprising Revolving Commitments of a particular Tranche.

“Revolving Lenders” shall mean (a) on the Closing Date, the Lenders having a Revolving Commitment on Annex A-1 hereof and (b) thereafter, the Lenders from time to time holding Revolving Loans and/or a Revolving Commitment as in effect from time to time.

“Revolving Loans” has the meaning set forth in Section 2.01(a).

“Revolving Notes” shall mean the promissory notes substantially in the form of Exhibit A-1.

“Revolving Tranche Exposure” shall mean with respect to any Lender and Tranche of Revolving Commitments at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Tranche of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability under its Revolving Commitment of such Tranche, plus the aggregate amount at such time of such Lender’s Swingline Exposure under its Revolving Commitment of such Tranche.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit T hereto or such other form as is reasonably acceptable to Administrative Agent.

“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of Borrower delivered, or required to be delivered, pursuant to Section 9.04(c).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Borrower and/or any or all of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Parties” shall mean the Agents, the Lenders, any Swap Provider that is party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Agreement” shall mean a security agreement substantially in the form of Exhibit H among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Ship Mortgages and each other security document or pledge agreement, instrument or other document required by applicable local law or otherwise executed and delivered by a Credit Party to grant or perfect a security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the Closing Date, and any other document, agreement or instrument utilized to pledge or grant as collateral (or perfect any Lien thereon) for the Obligations any Property of whatever kind or nature.

“Senior Unsecured Notes” shall mean the outstanding 5 7/8% senior unsecured notes due 2021 of Borrower in the original aggregate principal amount of $300.0 million.

“Separation and Distribution Agreement” shall mean the separation and distribution agreement between Borrower and GLPI in substantially the form of Exhibit X hereto.

“Ship Mortgage” shall mean a Ship Mortgage substantially in the form of Exhibit J or such other form as is reasonably acceptable to Administrative Agent made by the applicable Credit Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel covered thereby, subject only to Permitted Liens.

“SNDAs” shall have meaning provided in Section 8.24(e).

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable.  For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified Sale Leaseback Transaction” means, with respect to Borrower or any of its Restricted Subsidiaries, an arrangement whereby, directly or indirectly, (a) Borrower or such Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred and (b) (i) such property is sold to, and leased from, GLPI or one of its Subsidiaries or (ii) the acquisition of such property was not funded with Indebtedness (other than Revolving Loans or other revolving credit loans) or with the proceeds of Equity Issuances by Borrower.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a Revolving Facility), (b) Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale, designation or redesignation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of Borrower, (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person and (f) any amendment, modification or waiver to any provision of the Master Lease.

“Spin-Off” shall mean, collectively, (a) the contribution of substantially all of assets and liabilities associated with the real property and real estate development business of Borrower (as in effect prior to the Closing Date) to GLPI, (b) the distribution of the assets and liabilities associated with the TRS Properties to GLPI, (c) the distribution of all of the outstanding shares of common stock of GLPI to Borrower’s shareholders and (d) the series of corporate restructurings and other transactions entered into in connection with the foregoing.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement).  For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by Borrower or its Restricted Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” shall mean any Person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Swap Contract, a Lender or Agent or Affiliate of a Lender or Agent, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.01(e).  The Swingline Commitment is part of, and not in addition to, the Revolving Commitments.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its R/C Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.01(e).

“Swingline Note” shall mean the promissory note substantially in the form of Exhibit A-4.

“Swingline Sublimit” shall mean the lesser of (a) $50.0 million and (b) the Total Revolving Commitments then in effect.  The Swingline Sublimit is part of, not in addition to, the Total Revolving Commitments.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Benefit” has the meaning set forth in Section 5.06(g).

“Tax Matters Agreement” shall mean the tax matters agreement between Borrower and GLPI in substantially the form of Exhibit Y hereto.

“Tax Returns” has the meaning set forth in Section 8.08.

“Taxes” shall mean any and all taxes, imposts, duties, charges, fees, levies or other charges or assessments of whatever nature, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof) including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

“Tenant” shall mean Penn Tenant, LLC, a Pennsylvania limited liability company, in its capacity as tenant under the Master Lease, and its successors in such capacity.

“Term A Facility” shall mean the credit facility comprising the Term A Facility Commitments, any Incremental Term A Loan Commitments and the Term A Facility Loans.

“Term A Facility Commitment” shall mean, for each Term A Facility Lender, the obligation of such Lender to make a Term A Facility Loan in a principal amount not to exceed the amount set forth opposite the name of such Lender on Annex A-2 under the caption “Term A Facility Commitment,” or in the Assignment Agreement pursuant to which such Lender assumed its Term A Facility Commitment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b) or (b) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The aggregate principal amount of the Term A Facility Commitments of all Term A Facility Lenders on the Closing Date is $500.0 million.

“Term A Facility Lenders” shall mean (a) on the Closing Date, the Lenders having Term A Facility Commitments on Annex A-2 hereof and (b) thereafter, the Lenders from time to time holding any Incremental Term A Loan Commitments and/or Term A Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term A Facility Loans” shall mean (a) collectively, term loans made pursuant to Section 2.01(b) and (b) term loans made pursuant to any Incremental Term A Loan Commitments.

“Term A Facility Maturity Date” shall mean the date that is the fifth anniversary of the Closing Date.

“Term A Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-2.

“Term B Facility” shall mean the credit facility comprising the Term B Facility Commitments, any Incremental Term B Loan Commitments and the Term B Facility Loans.

“Term B Facility Bookrunners” means, collectively, J.P. Morgan Securities LLC, Wells Fargo Securities LLC and UBS Securities LLC, in their capacities as joint physical bookrunners for the Term B Facility hereunder.

“Term B Facility Commitment” shall mean, for each Term B Facility Lender, the obligation of such Lender, if any, to make a Term B Facility Loan to Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Facility Commitment” on Annex A-3, or in the Assignment Agreement pursuant to which such Lender assumed its Term B Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The aggregate principal amount of the Term B Facility Commitments of all Term B Facility Lenders on the Closing Date is $250.0 million.

“Term B Facility Lenders” shall mean (a) on the Closing Date, the Lenders having Term B Facility Commitments on Annex A-3 hereof and (b) thereafter, the Lenders from time to time holding any Incremental Term B Loan Commitments and/or Term B Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B Facility Loans” shall mean (a) the term loans made pursuant to Section 2.01(c) and (b) term loans made pursuant to any Incremental Term B Loan Commitments.

“Term B Facility Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.

“Term B Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-3.

“Term Facilities” shall mean, collectively, the credit facilities comprising the Term A Facility, the Term B Facility, any New Term Loan Facilities, the credit facilities comprising the Extended Term Loans, if any, and the credit facilities comprising Other Term Loans, if any.

“Term Loan Commitments” shall mean, collectively, (a) the Term A Facility Commitments, (b) the Term B Facility Commitments, (c) any Incremental Term Loan Commitments and (d) any Other Term Loan Commitments.

“Term Loan Extension Request” shall have the meaning provided in Section 2.13(a).

“Term Loan Notes” shall mean, collectively, the Term A Facility Notes, the Term B Facility Notes and any New Term Loan Notes.

“Term Loans” shall mean, collectively, the Term A Facility Loans, the Term B Facility Loans, any Extended Term Loans, any Other Term Loans and any New Term Loans.

“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC.

“Total Revolving Commitments” shall mean, at any time, the Revolving Commitments of all the Revolving Lenders at such time. The Total Revolving Commitments on the Closing Date are $500.0 million.

“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders:  (a) Lenders having Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) Lenders having such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment or Incremental Joinder Agreement, (c) Lenders having Term A Facility Loans or Term A Facility Commitments and Incremental Term A Loan Commitments, (d) Lenders having Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (e) Lenders having such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments:  (a) Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment or Incremental Joinder Agreement, (c) Term A Facility Loans or Term A Facility Commitments and Incremental Term A Loan Commitments, (d) Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (e) such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment.

“Transaction Agreements” shall mean the Separation and Distribution Agreement, the Master Lease, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Interim Access Agreement.

“Transactions” shall mean, collectively, (a) the Closing Date Refinancing, (b) the Spin-Off and the other transactions contemplated thereby, including, without limitation, the entering into of the Master Lease and the other Transaction Agreements, (c) the issuance of the Senior Unsecured Notes, (d) the Conversion, (e) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder on the Closing Date and (f) the payment of fees and expenses in connection with the foregoing.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Transition Services Agreement” shall mean the transition services agreement between Borrower and GLPI in substantially the form of Exhibit Z hereto.

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or other similar arrangement required by any Gaming Authority from time to time.

“TRS Properties” shall mean GLP Holdings, Inc., Louisiana Casino Cruises, Inc., and Penn Cecil Maryland, Inc., which, directly or indirectly, operate Hollywood Casino Baton Rouge and Hollywood Casino Perryville.

“Type” has the meaning set forth in Section 1.03.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unaffiliated Joint Ventures” shall mean any joint venture of Borrower or any of its Subsidiaries; provided, however, that (i) all Investments in, and other transactions entered into with, such joint venture by Borrower or any of its Restricted Subsidiaries were made in compliance with this Agreement and (ii) no Affiliate (other than Borrower or any Subsidiary or any other Unaffiliated Joint Venture) or officer or director of Borrower or any of its Subsidiaries owns any Equity Interest, or has any material economic interest, in such joint venture (other than through Borrower (directly or indirectly through its Subsidiaries)).  No Subsidiary of Borrower shall be an Unaffiliated Joint Venture.

“United States” shall mean the United States of America.

“un-reallocated portion” has the meaning set forth in Section 2.14(a).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(e).

“Unrestricted Cash” means the aggregate amount of unrestricted cash and cash equivalents (in each case free and clear of all Liens, other than Permitted Liens that (i) do not restrict the application of such cash and cash equivalents to the repayment of the Obligations or (ii) secure the Obligations) of Borrower and its Restricted Subsidiaries as at such date not to exceed the greater of (x) $300.0 million and (y) the product of $15.0 million and the number of Gaming Facilities operated by Borrower and its Restricted Subsidiaries on such date of determination and which are owned by Borrower or its Restricted Subsidiaries or with respect to which Borrower or its Restricted Subsidiaries are required to provide working capital for the operation thereof.

“Unrestricted Subsidiaries” shall mean (a) as of the Closing Date, the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of Borrower or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement).

“Unutilized R/C Commitment” shall mean, for any Revolving Lender, at any time, the excess of such Revolving Lender’s Revolving Commitment at such time over the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender, (ii) such Revolving Lender’s L/C Liability at such time and (iii) such Revolving Lender’s Swingline Exposure at such time.

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon (it being understood that for purposes of Schedule 8.13(b), Borrower shall not be required to describe such fixtures and equipment in such Schedule 8.13(b)).

“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of the Term Loans (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Term Loans to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Term Loans.

“Wholly Owned Restricted Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person that is a Restricted Subsidiary.  Unless the context clearly requires otherwise, all references to any Wholly Owned Restricted Subsidiary shall mean a Wholly Owned Restricted Subsidiary of Borrower.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person.  Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital” means, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Working Capital, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities.  For purposes of calculating Working Capital (i) for any period in which a Permitted Acquisition or other Acquisition occurs (other than with respect to any Unrestricted Subsidiary) or any Unrestricted Subsidiary is revoked and converted into a Restricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so acquired or Unrestricted Subsidiary so revoked, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded and (ii) for any period in which any Person, property, business or asset (other than an Unrestricted Subsidiary) is sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified as discontinued operations or Restricted Subsidiary so designated, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded.

SECTION 1.02.                      Accounting Terms and Determinations.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld).

SECTION 1.03.                      Classes and Types of Loans.  Loans hereunder are distinguished by “Class” and by “Type.”  The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Loan of any particular Tranche, a Term A Facility Loan, a Term B Facility Loan, a New Term Loan of any particular Tranche, or a Term Loan of any particular Tranche of Term Loans created pursuant to an Extension Amendment or a Refinancing Amendment or a Swingline Loan, each of which constitutes a Class.  The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type.  Loans may be identified by both Class and Type.

SECTION 1.04.                      Rules of Construction.

(a)                                 In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day New York, New York; (vi) Obligations (other than L/C Liabilities) shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b)                                 In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.

(c)                                  In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d)                                 Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by the Credit Documents; and (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

(e)                                  This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or the Lenders’ involvement in their preparation.

SECTION 1.05.                      Exchange Rates; Currency Equivalents.

(a)                                 The Administrative Agent or the applicable L/C Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of extensions of credit hereunder and Obligations denominated in Alternate Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants or financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of calculating the Dollar Equivalent of the amount of extensions of credit hereunder and of Obligations denominated in the Alternate Currency under the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Lender, as applicable.

(b)                                 Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, LIBOR Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Lender, as the case may be.

(c)                                  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 1.06.                      Pro Forma Calculations.

(a)                                 Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.06; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.06, when calculating the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio, as applicable, for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with any covenant pursuant to Section 10.08, the events described in this Section 1.06 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                                 For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c)                                  Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within twelve (12) months of the Closing Date, in the case of the Transactions, and in the case of any other Specified Transaction, within twelve (12) months of the closing date of such Specified Transaction (in the good faith determination of Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions and synergies, the limitations and requirements set forth in clause (c) of the definitions of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed 15.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.

(d)                                 In the event that Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Total Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.

SECTION 1.07.                      Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

CREDITS

SECTION 2.01.                      Loans.

(a)                                 Revolving Loans.  Each Revolving Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make revolving loans (the “Revolving Loans”) to Borrower in Dollars from time to time, on any Business Day during, with respect to any Revolving Commitment of such Revolving Lender, the Revolving Availability Period applicable to such Revolving Commitment, in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Commitment of such Revolving Lender as in effect from time to time; provided, however, that, after giving effect to any Borrowing of Revolving Loans, (i) the sum of the aggregate principal amount of (without duplication) all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time, (ii) the Revolving Exposure of such Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitments in effect at such time, (iii) the Revolving Tranche Exposure of such Revolving Lender in respect of any Tranche of Revolving Commitments shall not exceed such Revolving Lender’s Revolving Commitment of such Tranche in effect at such time and (iv) the Revolving Tranche Exposure of all Revolving Lenders in respect of any Tranche of Revolving Commitments shall not exceed the aggregate Revolving Commitments of such Tranche in effect at such time;  provided, further, that Borrower may not borrow Revolving Loans in excess of $100.0 million on the Closing Date.  Subject to the terms and conditions of this Agreement, during the applicable Revolving Availability Period, Borrower may borrow, repay and re-borrow the amount of the Revolving Commitments by means of ABR Loans and LIBOR Loans.

(b)                                 Term A Facility Loans.  Each Lender with a Term A Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term A Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term A Facility Commitment of such Lender.  Term A Facility Loans that are repaid or prepaid may not be reborrowed.

(c)                                  Term B Facility Loans.  Each Lender with a Term B Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term B Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term B Facility Commitment of such Lender.  Term B Facility Loans that are repaid or prepaid may not be reborrowed.

(d)                                 Limit on LIBOR Loans.  No more than twelve (12) separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time in the aggregate under all of the facilities.

(e)                                  Swingline Loans.

(i)                           Swingline Commitment.  Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.01(e), the Swingline Lender at the request of Borrower may, in the Swingline Lender’s sole discretion, make Swingline Loans to Borrower in Dollars from time to time during any Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (y) (1) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments or (2) the Revolving Exposure of any Revolving Lender exceeding the Revolving Commitments of such Lender then in effect; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and re-borrow Swingline Loans.  Notwithstanding anything to the contrary contained in this Section 2.01(e) or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender is a Defaulting Lender if such Defaulting Lender’s participation in Swingline Loans cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the Swingline Lender and Borrower have been made to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by Cash Collateralizing in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swingline Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Commitment percentage of outstanding Swingline Loans.

(ii)                        Swingline Loans.  To request a Swingline Loan, Borrower shall notify Administrative Agent of such request by telephone (promptly confirmed in writing in the form of a Notice of Borrowing by facsimile or electronic mail), not later than 1:00 p.m., New York time, on the day of a proposed Swingline Loan (which day shall be a Business Day).  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first sentence of Section 2.01(e)(i) or (B) that one or more of the applicable conditions specified in Article VII is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender shall make each Swingline Loan available to Borrower by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Swingline Lender, by crediting the same to) the account of Borrower as directed by Borrower in the applicable Notice of Borrowing for such Swingline Loan by 4:00 p.m., New York time, on the requested date of such Swingline Loan.  Swingline Loans shall only be incurred and maintained as ABR Loans.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to such request a Default or an Event of Default has occurred and is continuing.  Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $250,000 above such amount.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s R/C Percentage of such Swingline Loan.

(iii)                     Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, and without any penalty or premium, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to Administrative Agent before 12:00 p.m. (Noon), New York time, on the date of repayment at the Swingline Lender’s office as the Swingline Lender may from time to time specify to Borrower and Administrative Agent.

(iv)                    Refinancing; Participations.

(A)                               The Swingline Lender at any time in its sole discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a ABR Loan in an amount equal to such Lender’s R/C Percentage of the amount of Swingline Loans then outstanding.  Such request shall be made in writing and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in this Agreement for the principal amount of ABR Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 7.02.  The Swingline Lender shall furnish Borrower with a copy of the applicable notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its R/C Percentage of the amount specified in such notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such notice, whereupon, subject to Section 2.01(e)(iv)(B), each Revolving Lender that so makes funds available shall be deemed to have made a ABR Loan to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(B)                               If for any reason any Swingline Loan cannot be refinanced by such a Borrowing in accordance with Section 2.01(e)(iv)(A), the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.01(e)(iv)(A) shall be deemed payment in respect of such participation.

(C)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to Section 2.01(e)(iv)(A) by the time specified in such Section, the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than any such interest or fees) shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D)                               Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.01(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.01(e)(iv) is subject to the conditions set forth in Section 7.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swingline Loans, together with interest as provided herein.

(E)                                The Swingline Lender shall be responsible for invoicing Borrower for interest on the Swingline Loans.  Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.01(e) to refinance such Revolving Lender’s R/C Percentage of any Swingline Loan, interest in respect of such R/C Percentage shall be solely for the account of the Swingline Lender.

SECTION 2.02.                      Borrowings.  Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing.  Unless otherwise agreed to by Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon), New York time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower.  Each borrowing of Revolving Loans shall be made by each Revolving Lender pro rata based on its R/C Percentage.  The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.

SECTION 2.03.                      Letters of Credit.

(a)                                 Subject to the terms and conditions hereof, the Revolving Commitments may be utilized, upon the request of Borrower, in addition to the Revolving Loans provided for by Section 2.01(a), for standby and commercial documentary letters of credit (herein collectively called “Letters of Credit”) issued by the applicable L/C Lender (which L/C Lenders agree to the terms and provisions of this Section 2.03 in reliance upon the agreements of the other Lenders set forth herein) for the account of Borrower or its Subsidiaries; provided, however, that in no event shall

(i)                                     the aggregate amount of all L/C Liabilities, plus the aggregate principal amount of all the Revolving Loans and Swingline Loans then outstanding, exceed at any time the Total Revolving Commitments as in effect at such time,

(ii)                                  the sum of the aggregate principal amount of all Revolving Loans of any Revolving Lender then outstanding, plus such Revolving Lender’s L/C Liability plus such Revolving Lender’s Swingline Exposure exceed at any time such Revolving Lender’s Revolving Commitment as in effect at such time,

(iii)                               the outstanding aggregate amount of all L/C Liabilities exceed the L/C Sublimit,

(iv)                              the Dollar Equivalent of the Stated Amount of any Letter of Credit be less than $100,000 or such lesser amount as is acceptable to the L/C Lender,

(v)                                 the expiration date of any Letter of Credit extend beyond the earlier of (x) the third Business Day preceding the latest R/C Maturity Date then in effect and (y) the date twelve (12) months following the date of such issuance, unless in the case of this clause (y) the Required Revolving Lenders have approved such expiry date in writing (but never beyond the third Business Day prior to the latest R/C Maturity Date then in effect), except for any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and the Administrative Agent’s reasonable satisfaction, on or prior to the third Business Day preceding the latest R/C Maturity Date then in effect, subject to the ability of Borrower to request Auto-Extension Letters of Credit in accordance with Section 2.03(b),

(vi)                              any L/C Lender issue any Letter of Credit after it has received notice from Borrower or the Required Revolving Lenders stating that a Default exists until such time as such L/C Lender shall have received written notice of (x) rescission of such notice from the Required Revolving Lenders, (y) waiver or cure of such Default in accordance with this Agreement or (z) Administrative Agent’s good faith determination that such Default has ceased to exist,

(vii)                           any Letter of Credit be issued in a currency other than Dollars or the Alternate Currency nor at a tenor other than sight; or

(viii)                        the L/C Lender be obligated to issue any Letter of Credit, amend or modify any outstanding Letter of Credit or extend the expiry date of any outstanding Letter of Credit at any time when a Revolving Lender is a Defaulting Lender if such Defaulting Lender’s L/C Liability cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the L/C Lender and Borrower have been made to eliminate the L/C Lender’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by Cash Collateralizing in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Lender to support, each such Defaulting Lender’s L/C Liability.

(b)                                 Whenever Borrower requires the issuance of a Letter of Credit it shall give the applicable L/C Lender and Administrative Agent at least three (3) Business Days written notice (or such shorter period of notice acceptable to the L/C Lender).  Such Letter of Credit application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system agreed to by the applicable L/C Lender, by personal delivery or by any other means acceptable to the applicable L/C Lender.  Each notice shall be in the form of Exhibit L or such other form as is reasonably acceptable to the applicable L/C Lender appropriately completed (each a “Letter of Credit Request”) and shall specify a date of issuance not beyond the fifth Business Day prior to latest R/C Maturity Date then in effect.  Each Letter of Credit Request must be accompanied by documentation describing in reasonable detail the proposed terms, conditions and format of the Letter of Credit to be issued, and if so requested by any L/C Lender each Letter of Credit Request shall be accompanied by such L/C Lender’s form of application but which application shall not contain any operating or financial covenants or any provisions inconsistent with this Agreement.  If Borrower so requests in any applicable Letter of Credit Request, the applicable L/C Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Lender to decline any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Lender at the time of the original issuance or automatic extension of a Letter of Credit, Borrower shall not be required to make a specific request to the L/C Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the third Business Day preceding the latest R/C Maturity Date then in effect (provided, that such three (3) Business Day limitation shall not apply to any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and the Administrative Agent’s reasonable satisfaction); provided, however, that the L/C Lender shall not permit any such extension if (A) the L/C Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, and in each such case directing the L/C Lender not to permit such extension. If there is any conflict between the terms and conditions of this Agreement and the terms and condition of any application, the terms and conditions of this Agreement shall govern.  Each Lender hereby authorizes each L/C Lender to issue and perform its obligations with respect to Letters of Credit and each Letter of Credit shall be issued in accordance with the customary procedures of such L/C Lender.  Borrower acknowledges and agrees that the failure of any L/C Lender to require an application at any time and from time to time shall not restrict or impair such L/C Lender’s right to require such an application or agreement as a condition to the issuance of any subsequent Letter of Credit.

(c)                                  On each day during the period commencing with the issuance by the applicable L/C Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s R/C Percentage of the Dollar Equivalent of the then Stated Amount of such Letter of Credit plus the amount of any unreimbursed drawings thereunder (the amount of such unreimbursed drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  Each Revolving Lender (other than the applicable L/C Lender) severally agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire from the L/C Lender that issued such Letter of Credit, without recourse, a participation in such L/C Lender’s obligation to fund drawings and rights under such Letter of Credit in an amount equal to such Lender’s R/C Percentage of such obligation (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) and rights, and each Revolving Lender (other than such L/C Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such L/C Lender to pay and discharge when due, its R/C Percentage of such L/C Lender’s obligation to fund drawings (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) under such Letter of Credit.  Such L/C Lender shall be deemed to hold an L/C Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Revolving Lenders other than such L/C Lender of their participation interests.

(d)                                 In the event that any L/C Lender has determined to honor a drawing under a Letter of Credit, such L/C Lender shall promptly notify (the “L/C Payment Notice”) Administrative Agent and Borrower of the amount paid by such L/C Lender and the date on which payment is to be made to such beneficiary.  In the case of a Letter of Credit denominated in the Alternate Currency, Borrower shall reimburse the L/C Lender that issued such Letter of Credit in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in the Alternate Currency, the applicable L/C Lender shall notify Administrative Agent and Borrower of the Dollar Equivalent of the amount of the drawing following the determination thereof in accordance with Section 1.05.  Borrower hereby unconditionally agrees to pay and reimburse such L/C Lender, through the Administrative Agent, for the amount of payment under such Letter of Credit in Dollars, together with interest thereon at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin applicable to Revolving Loans that are maintained as ABR Loans as are in effect from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding) from the date payment was made to such beneficiary to the date on which payment is due, such payment to be made not later than the second Business Day after the date on which Borrower receives the applicable L/C Payment Notice (or the third Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day).  Any such payment due from Borrower and not paid on the required date shall thereafter bear interest at rates specified in Section 3.02(b) until paid.  Promptly upon receipt of the amount paid by Borrower pursuant to the immediately prior sentence, the applicable L/C Lender shall notify Administrative Agent of such payment and whether or not such payment constitutes payment in full of the Reimbursement Obligation under the applicable Letter of Credit.

(e)                                  Promptly upon its receipt of a L/C Payment Notice referred to in Section 2.03(d), Borrower shall advise the applicable L/C Lender and Administrative Agent whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse such L/C Lender for the amount of the related demand for payment under the applicable Letter of Credit and, if it does so intend, submit a Notice of Borrowing for such borrowing to Administrative Agent as provided in Section 4.05.  In the event that Borrower fails to reimburse any L/C Lender, through the Administrative Agent, for a demand for payment under a Letter of Credit by the second Business Day after the date of the applicable L/C Payment Notice (or the third Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time on a Business Day), such L/C Lender shall promptly notify Administrative Agent of such failure by Borrower to so reimburse and of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  In the event that Borrower fails to either submit a Notice of Borrowing to Administrative Agent as provided above or reimburse such L/C Lender, through the Administrative Agent, for a demand for payment under a Letter of Credit by the second Business Day after the date of the applicable L/C Payment Notice (or the third Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day), Administrative Agent shall give each Revolving Lender prompt notice of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) including the interest therein owed by Borrower (the “Unreimbursed Amount”), specifying such Lender’s R/C Percentage thereof and requesting payment of such amount.

(f)                                   Each Revolving Lender (other than the applicable L/C Lender) shall pay to Administrative Agent for account of the applicable L/C Lender at the Principal Office in Dollars and in immediately available funds, an amount equal to such Revolving Lender’s R/C Percentage of the Unreimbursed Amount upon not less than one Business Day’s actual notice by Administrative Agent as described in Section 2.03(e) to such Revolving Lender requesting such payment and specifying such amount.  Administrative Agent will promptly remit the funds so received to the applicable L/C Lender in Dollars.  Each such Revolving Lender’s obligation to make such payments to Administrative Agent for the account of L/C Lender under this Section 2.03(f), and the applicable L/C Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this Section 2.03(f), (ii) the financial condition of Borrower or the existence of any Default or (iii) the termination of the Commitments.  Each such payment to any L/C Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(g)                                  Upon the making of each payment by a Revolving Lender, through the Administrative Agent, to an L/C Lender pursuant to Section 2.03(f) in respect of any Letter of Credit, such Revolving Lender shall, automatically and without any further action on the part of Administrative Agent, such L/C Lender or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such L/C Lender by Borrower hereunder and under the L/C Documents relating to such Letter of Credit and (ii) a participation equal to such Revolving Lender’s R/C Percentage in any interest or other amounts (such interest and other amounts expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) (other than cost reimbursements) payable by Borrower hereunder and under such L/C Documents in respect of such Reimbursement Obligation.  If any L/C Lender receives directly from or for the account of Borrower any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security), such L/C Lender shall promptly pay to Administrative Agent for the account of each Revolving Lender which has satisfied its obligations under Section 2.03(f), such Revolving Lender’s R/C Percentage of the Dollar Equivalent of such payment, each such payment by such L/C Lender to be made in Dollars.  In the event any payment received by such L/C Lender and so paid to the Revolving Lenders hereunder is rescinded or must otherwise be returned by such L/C Lender, each Revolving Lender shall, upon the request of such L/C Lender (through Administrative Agent), repay to such L/C Lender (through Administrative Agent) the amount of such payment paid to such Revolving Lender, with interest at the rate specified in Section 2.03(j).

(h)                                 Borrower shall pay to Administrative Agent, for the account of each Revolving Lender, and with respect to each Tranche of Revolving Commitments, in respect of each Letter of Credit and each Tranche of Revolving Commitments for which such Revolving Lender has a L/C Liability, a letter of credit commission equal to (x) the rate per annum equal to the Applicable Margin for Revolving Loans of such Tranche made by such Revolving Lender that are LIBOR Loans in effect from time to time, multiplied by (y) the daily Dollar Equivalent of the Stated Amount of such Letter of Credit allocable to such Revolving Lender’s Revolving Commitments of such Tranche (such Dollar Equivalent to be determined in accordance with Section 1.05) for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to and excluding the date such Letter of Credit is drawn in full or is terminated.  Such commission will be non-refundable and is to be paid (1) quarterly in arrears on each Quarterly Date and (2) on each R/C Maturity Date.  In addition, Borrower shall pay to each L/C Lender, for such L/C Lender’s account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate separately agreed to with such L/C Lender, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and such L/C Lender, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate of 0.125% per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on each Quarterly Date in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the latest R/C Maturity Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  In addition Borrower agrees to pay to each L/C Lender all charges, costs and expenses in the amounts customarily charged by such L/C Lender, from time to time in like circumstances, with respect to the issuance, amendment, transfer, payment of drawings, and other transactions relating thereto.

(i)                                     Upon the issuance of or amendment or modification to a Letter of Credit, the applicable L/C Lender shall promptly deliver to Administrative Agent and Borrower a written notice of such issuance, amendment or modification and such notice shall be accompanied by a copy of such Letter of Credit or the respective amendment or modification thereto, as the case may be.  Promptly upon receipt of such notice, Administrative Agent shall deliver to each Revolving Lender a written notice regarding such issuance, amendment or modification, as the case may be, and, if so requested by a Revolving Lender, Administrative Agent shall deliver to such Revolving Lender a copy of such Letter of Credit or amendment or modification, as the case may be.

(j)                                    If and to the extent that any Revolving Lender fails to pay an amount required to be paid pursuant to Section 2.03(f) or 2.03(g) on the due date therefor, such Revolving Lender shall pay to the applicable L/C Lender (through Administrative Agent) interest on such amount with respect to each Tranche of Revolving Commitments held by such Revolving Lender for each day from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) for the first three days and at the interest rate (in effect from time to time) applicable to Revolving Loans under such Tranche made by such Revolving Lender that are maintained as ABR Loans for each date thereafter.  If any Revolving Lender holds Revolving Commitments of more than one Tranche and such Revolving Lender makes a partial payment of amounts due by it under Section 2.03(f) or 2.03(g), such partial payment shall be allocated pro rata to each Tranche based on the amount of Revolving Commitments of each Tranche held by such Revolving Lender.

(k)                                 The issuance by any L/C Lender of any amendment or modification to any Letter of Credit hereunder that would extend the expiry date or increase the Stated Amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such amendment or modification shall be issued hereunder (i) unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended or modified form or (y) the Required Revolving Lenders (or other specified Revolving Lenders to the extent required by Section 13.04) shall have consented thereto or (ii) if the beneficiary of the Letter of Credit does not accept the proposed terms of the Letter of Credit.

(l)                                     Notwithstanding the foregoing, no L/C Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Lender from issuing the Letter of Credit, or any Law applicable to such L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Lender shall prohibit, or request that such L/C Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Lender in good faith deems material to it or (ii) the issuance of the Letter of Credit would violate one or more policies of such L/C Lender applicable to letters of credit generally.

(m)                             The obligations of Borrower under this Agreement and any L/C Document to reimburse any L/C Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Revolving Loans or Swingline Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Document under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of this Agreement, any Credit Document or any L/C Document;

(ii)                                  the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing;

(iv)                              waiver by a L/C Lender of any requirement that exists for the L/C Lender’s protection and not the protection of Borrower or any waiver by the L/C Lender which does not in fact materially prejudice Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by a L/C Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                           any payment by a L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by a L/C Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Guarantor.

To the extent that any provision of any L/C Document is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall control.

(n)                                 Borrower, Administrative Agent and Revolving Lenders hereby agree that, as of the Closing Date, each letter of credit identified on Schedule 2.03(n) (each, an “Existing Letter of Credit”) shall be a Letter of Credit as if originally issued under this Agreement, and that the fees and other provisions set forth in this Section 2.03 shall be applicable to each Existing Letter of Credit as of the Closing Date.

(o)                                 On the last Business Day of each month, Borrower and each L/C Lender shall provide to Administrative Agent such information regarding the outstanding Letters of Credit as Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent (and in such standard electronic format as Administrative Agent shall reasonably specify), for purposes of Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit.  Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by Borrower and the L/C Lenders pursuant to this Section 2.03(o), and such record of Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder.  Notwithstanding the foregoing, if and to the extent Administrative Agent determines that there are one or more discrepancies between information provided by Borrower and any L/C Lender hereunder, Administrative Agent will notify Borrower and such L/C Lender thereof and Borrower and such L/C Lender shall endeavor to reconcile any such discrepancy.  In addition to and without limiting the foregoing, with respect to commercial documentary Letters of Credit, on the first Business

Day of each week the applicable L/C Lender shall deliver to Administrative Agent, by facsimile or electronic mail, a report detailing the daily outstanding commercial documentary Letters of Credit for the previous week for such Letters of Credit issued in Dollars and for such Letters of Credit issued in the Alternate Currency.

(p)                                 Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Lenders, the Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of any L/C Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct or material breach of any Credit Document; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Lenders, the Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of the L/C Lenders shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(m); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against a L/C Lender, and a L/C Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Lender’s willful misconduct, bad faith or gross negligence or material breach of any Credit Document or such L/C Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Lenders shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Lenders may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(q)                                 Unless otherwise expressly agreed by the applicable L/C Lender and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Lenders shall not be responsible to Borrower for, and the L/C Lenders’ rights and remedies against Borrower shall not be impaired by, any action or inaction of the L/C Lenders required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such L/C Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(r)                                    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the applicable L/C Lender hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(s)                                   A Revolving Lender may become an additional L/C Lender hereunder with the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), Borrower and such Revolving

Lender, pursuant to an agreement with, and in form and substance reasonably satisfactory to, the Administrative Agent, Borrower and such Revolving Lender.  The Administrative Agent shall notify the Revolving Lenders of any such additional L/C Lender.

SECTION 2.04.                      Termination and Reductions of Commitment.

(a)                                 (i)  In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term A Facility Commitments shall be automatically and permanently reduced to zero at 5:00 p.m., New York time, on the Closing Date (after giving effect to the making of the Term A Facility Loans on such date).

(ii)                                  In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B Facility Commitments shall be automatically and permanently reduced to zero at 5:00 p.m., New York time, on the Closing Date (after giving effect to the making of the Term B Facility Loans on such date).

(iii)                               In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments shall be automatically and permanently reduced by the amount of Incremental Term Loans made in respect hereof from time to time.

(iv)                              The aggregate amount of the Revolving Commitments of any Tranche shall be automatically and permanently reduced to zero on the R/C Maturity Date applicable to such Tranche, and the L/C Commitments and the Swingline Commitment shall be automatically and permanently reduced to zero on the last R/C Maturity Date.

(b)                                 Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any) pursuant to Section 5.05) (i) so long as no Revolving Loans, Swingline Loans or L/C Liabilities will be outstanding as of the date specified for termination (after giving effect to all transactions occurring on such date), to terminate the Revolving Commitments in their entirety, (ii) to reduce the aggregate amount of the Unutilized R/C Commitments (which shall be pro rata among the Revolving Lenders) and (iii) so long as the remaining Total Revolving Commitments will equal or exceed the aggregate amount of outstanding Revolving Loans, Swingline Exposure and L/C Liabilities, to reduce the aggregate amount of the Revolving Commitments (which shall be pro rata among the Revolving Lenders); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05, and (y) each partial reduction shall be in an aggregate amount at least equal to $5.0 million (or any whole multiple of $1.0 million in excess thereof) or, if less, the remaining Unutilized R/C Commitments.

(c)                                  Any Commitment once terminated or reduced may not be reinstated.

(d)                                 Each reduction or termination of any of the Commitments applicable to any Tranche pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

SECTION 2.05.                      Fees.

(a)                                 Borrower shall pay to Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender), with respect to such Revolving Lender’s Revolving Commitments of each Tranche, a commitment fee for the period from and including the Closing Date (or, following the conversion of such Revolving Commitment into another Tranche, the applicable Extension Date) to but not including the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment, in each case, computed at a rate per annum equal to the Applicable Fee Percentage in respect of such Tranche in effect from time to time during such period on the actual daily amount of such Revolving Lender’s Unutilized R/C Commitment in respect of such Tranche.  Notwithstanding anything to the contrary in the definition of “Unutilized R/C Commitments,” for purposes of determining Unutilized

R/C Commitments in connection with computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Liability of such Revolving Lender (and the Swingline Exposure of such Revolving Lender shall be disregarded for such purpose).  Any accrued commitment fee under this Section 2.05(a) in respect of any Revolving Commitment shall be payable in arrears on each Quarterly Date and on the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment.

(b)                                 Borrower shall pay to Administrative Agent for its own account the administrative fee separately agreed to.

(c)                                  At the time of the effectiveness of a Repricing Transaction prior to the date that is six (6) months after the Closing Date, Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term B Facility Loans (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender or is repaid under Section 2.11 or 13.04(b), as the case may be), a fee in an amount equal to 1.0% of the aggregate principal amount of Term B Facility Loans that are refinanced, converted, replaced, amended, modified or otherwise repriced in such Repricing Transaction.  Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(d)                                 Borrower shall pay to Auction Manager for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between Borrower and Auction Manager.

(e)                                  Borrower shall pay to each Term B Facility Lender, on the Closing Date, upfront fees equal to 0.50% of such Term B Facility Lender’s Term B Facility Loan funded on the Closing Date.

SECTION 2.06.                      Lending Offices.  The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07.                      Several Obligations of Lenders.  The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.  No Revolving Lender will be responsible for failure of any other Lender to fund its participation in Letters of Credit.

SECTION 2.08.                      Notes; Register.

(a)                                 At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibits A-1, A-2, A-3 and A-4 of such Lender’s Revolving Loans, Term A Facility Loans, Term B Facility Loans and Swingline Loans, respectively; and in the case of any New Term Loans, such form of promissory note provided pursuant to the applicable Incremental Joinder Agreement; provided that any promissory notes issued in respect of New Term Loans, Other Term Loans, Extended Term Loans or Extended Revolving Loans shall be in such form as mutually agreed by Borrower and Administrative Agent.

(b)                                 The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c)                                  Borrower hereby designates Administrative Agent to serve as its nonfiduciary agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans.  The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless recorded in the Register; provided that Administrative Agent agrees to record in the Register any assignment entered into pursuant to the term hereof promptly after the effectiveness of such assignment.

SECTION 2.09.                      Optional Prepayments and Conversions or Continuations of Loans.

(a)                                 Subject to Section 4.04, Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(c)), or to convert Loans of one Type into Loans of another Type or to continue Loans of one Type as Loans of the same Type, at any time or from time to time.  Borrower shall give Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests).  Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C.  If LIBOR Loans are prepaid or converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05.  Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to convert any Loan into a LIBOR Loan, or to continue any Loan as a LIBOR Loan, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans.  Swingline Loans may not be converted or continued.

(b)                                 Application.

(i)                           The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.

(ii)                        In addition to the foregoing, and provided that the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 1.50 to 1.00, Borrower shall have the right to elect to offer to prepay the Loans pro rata to the Term A Facility Loans, the Term B Facility Loans, the New Term Loans, the Extended Term Loans and the Other Term Loans then outstanding and apply any amounts rejected for such prepayment to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively.  If Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term Loans.  Any such notice shall specify the aggregate amount offered to prepay the Term Loans.  Each holder of a Term A Facility Loan, a Term B Facility Loan, a New Term Loan, an Other Term Loan or an Extended Term Loan may elect, in its sole discretion, to reject such prepayment offer with respect to an amount equal to or less than (v) with respect to holders of Term A Facility Loans, an amount equal to the aggregate amount so offered to prepay Term A Facility Loans times a fraction, the numerator of which is the principal amount of Term A Facility Loans owed to such holder and the denominator of which is the principal amount of Term A Facility Loans outstanding, (w) with respect to holders of Term B Facility Loans, an amount equal to the aggregate amount so offered to prepay Term B Facility Loans times a fraction, the numerator of which is the principal amount of Term B Facility Loans owed to such holder and the denominator of which is the principal amount of Term B Facility Loans outstanding, (x) with respect to holders of New Term Loans, an amount equal to the aggregate amount so offered to prepay New Term Loans times a fraction, the numerator of which is the principal amount of New Term Loans owed to such holder and the denominator of which is the principal amount of New Term Loans outstanding, (y) with respect to holders of Other Term Loans, an amount equal to the aggregate amount so offered to prepay Other Term Loans times a fraction, the numerator of which is the principal amount of Other Term Loans owed to such holder and the denominator of which is the principal amount of Other Term Loans outstanding and (z) with respect to holders of Extended Term Loans, an amount equal to the aggregate amount so offered to prepay Extended Term Loans times a fraction, the numerator of which is the principal amount of Extended Term Loans owed to such holder and the denominator of which is the principal amount of Extended Term Loans outstanding.  Any rejection of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any.  Failure to give such notice will constitute an election to accept such offer.  Any portion of such prepayment offer so accepted will be used to prepay the Term Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay.  Any portion of such prepayment rejected may be used by Borrower and its Restricted Subsidiaries to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively.

(c)                                  Any prepayment of Term B Facility Loans pursuant to this Section 2.09 or Section 13.04(b) made prior to the date that is six months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

SECTION 2.10.                      Mandatory Prepayments.

(a)                                 Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):

(i)                           Casualty Events.  Within five (5) Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l) (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x)                                 if no Event of Default then exists or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of any Credit Party or repair, replace or restore the Property or other Property used or usable in the business of any Credit Party (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable, and if the Property is subject to the Master Lease, in accordance with the Master Lease (it being understood that such Property so repaired, replaced, restored or otherwise acquired may be owned by GLPI or a Subsidiary of GLPI and leased to Borrower or a Wholly Owned Subsidiary of Borrower under the Master Lease)), in each case within (A) twelve (12) months following receipt of such Net Available Proceeds or (B) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Available Proceeds, and

(y)                                 if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

Notwithstanding the foregoing provisions of this Section 2.10(a)(i) or otherwise, no mandatory prepayment shall be required in any fiscal year pursuant to this Section 2.10(a)(i) until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i) in such fiscal year shall exceed $10 million (and thereafter only Net Available Proceeds in excess of such amount shall be required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i)).

(ii)                                  Debt Issuance.  Within five (5) Business Days after any Debt Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance.

(iii)                               Asset Sales.  Within five (5) Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) or pursuant to Section 10.05(p) (other than any such Asset Sale or disposition constituting a Specified Sale Leaseback Transaction), in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale or other disposition (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) or Section 2.10(c)(ii) below above); provided, however, that:

(x)                                 an amount equal to the Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) or pursuant to 10.05(p) (other than any Asset Sale constituting a Specified Sale Leaseback Transaction) shall not be required to be applied as provided above on such date if (1) no Event of Default then exists or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, and (B) if such Asset Sale was effected by any other Company, any Company, in each case within (x) twelve (12) months following receipt of such Net Available Proceeds or (y) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (A) one hundred and eighty (180) days following the date of such legally binding commitment and (B) twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended); and

(y)                                 if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above (and, in the case of any Net Available Proceeds from an Asset Sale of Collateral, in compliance with clause (y) above) within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

Notwithstanding the foregoing provisions of this Section 2.10(a)(iii) or otherwise, no mandatory prepayment shall be required in any fiscal year pursuant to this Section 2.10(a)(iii) until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii) in such fiscal year shall exceed $10 million (and thereafter only Net Available Proceeds in excess of such amount shall be required be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii)).

(iv)                              Excess Cash Flow.  For each fiscal year (commencing with the fiscal year ending December 31, 2014), not later than five (5) Business Days after the date on which the financial statements of Borrower referred to in Section 9.04(b) for such fiscal year are required to be delivered to

Administrative Agent, Borrower shall prepay, in accordance with subsection (b) below, the principal amount of the Loans in an amount equal to (x) Applicable ECF Percentage of Excess Cash Flow for such fiscal year, minus (y) the principal amount of (i) Term Loans voluntarily prepaid pursuant to Section 2.09 during such fiscal year plus (ii) Revolving Loans voluntarily prepaid pursuant to Section 2.09 to the extent accompanied by an equivalent permanent reduction of the Total Revolving Commitments during such fiscal year, plus (iii) Other First Lien Indebtedness voluntarily prepaid (and, to the extent consisting of revolving loans, so long as accompanied by a permanent reduction of the underlying commitments) during such fiscal year to the extent the amount of such Other First Lien Indebtedness so prepaid is not proportionally larger than the amount of Term Loans so prepaid according to the respective principal amounts of Other First Lien Indebtedness and Term Loans as of the beginning of the applicable fiscal year plus the principal amount of any additional Other First Lien Indebtedness or Term Loans incurred during the applicable fiscal year, in each case, except to the extent financed with the proceeds of Indebtedness of Borrower or its Restricted Subsidiaries.

(v)                                 Prepayments Not Required.  Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10(a) but may be retained by the applicable Foreign Subsidiary so long as applicable local law does not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, (x) any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation.  To the extent Borrower determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries would have a material adverse tax cost consequences on Borrower or any of its Subsidiaries, such Net Available Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, on or before the date on which the Net Available Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.10(a)(i) or (iii), as applicable (or, in the case of Excess Cash Flow, a date on or before the date that is twelve (12) months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 2.10(a)(iv)), unless previously repatriated (in which case, (x) any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation), (A) Borrower shall apply an amount equal to such Net Available Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Available Proceeds or Excess Cash Flow had been received by Borrower rather than such Foreign Subsidiary, minus, the amount of additional taxes that would have been payable or reserved against if such Net Available Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Available Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) pursuant to Section 2.10(b) or (B) such Net Available Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of an Foreign Subsidiary.

(vi)                              Prepayments of Other First Lien Indebtedness.  Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii), (iv) or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance or Asset Sale and any such Excess Cash Flow otherwise required to be applied to prepay the Loans may, at Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Casualty Event, Debt Issuance, Asset Sale or Excess Cash Flow is required under the terms of such Other First Lien Indebtedness (with any remaining Net Available Proceeds or Excess Cash Flow, as applicable, applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other First Lien Indebtedness at such time) of such Net Available Proceeds or Excess Cash Flow, as applicable, relative to Lenders, in which case such Net Available Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Term Loans.  To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Available Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Available Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Available Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding).  Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(b)                                 Application.  The amount of any required prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i)                           First, to the reduction of Amortization Payments on the Term Loans required by Sections 3.01(b), 3.01(c) and 3.01(d) and, in the case of the Term Facilities, to the remaining principal installments with respect thereto in direct order of maturity over the next succeeding four (4) quarterly installments and, thereafter, on a pro rata basis; provided that, each such prepayment shall, subject to the last paragraph of this Section 2.10(b), be applied to such Term Loans that are ABR Loans to the fullest extent thereof before application to Loans that are LIBOR Loans, and such prepayments of LIBOR Loans shall be applied in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 5.05;

(ii)                        Second, after such time as no Term Loans or Permitted First Priority Refinancing Debt remain outstanding, (x) to repay all outstanding Swingline Loans, and (y) after such time as no Swingline Loans are outstanding, to prepay all outstanding Revolving Loans (in each case, without any reduction in Revolving Commitments); and

(iii)                     Third, after application of prepayments in accordance with clauses (i) and (ii) above, Borrower shall be permitted to retain any such remaining excess.

Notwithstanding the foregoing, any Term Loan Lender may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Term Loan Lender that initially accepted such prepayment.  Any such re-offered amounts rejected by such Lenders shall be retained by Borrower (any such retained amounts, “Declined Amounts”).

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05.  Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c)                                  Revolving Credit Extension Reductions.

(i)                           Until the final R/C Maturity Date, Borrower shall from time to time immediately prepay the Revolving Loans (and/or provide Cash Collateral in an amount equal to the Minimum Collateral Amount for, or otherwise backstop (with a letter of credit on customary terms reasonably acceptable to the applicable L/C Lender and the Administrative Agent), outstanding L/C Liabilities) in such amounts as shall be necessary so that at all times (a) the aggregate outstanding amount of the Revolving Loans and the Swingline Loans, plus, the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time and (b) the aggregate outstanding amount of the Revolving Loans of any Tranche and Swingline Loans allocable to such Tranche, plus the aggregate outstanding L/C Liabilities under such Tranche shall not exceed the aggregate Revolving Commitments of such Tranche as in effect at such time.

(ii)                        Specified Sale Leaseback Transactions. Within five (5) Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale permitted by Section 10.05(c) or Section 10.05(p) that constitutes a Specified Sale Leaseback Transaction, Borrower shall prepay the Revolving Loans and the Swingline Loans in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(c)(ii) shall not be duplicative of Section 2.10(a)(i) or Section 2.10(a)(iii) above); provided, however, that (x) there shall be no reduction in the Total Revolving Commitments unless otherwise elected by Borrower; (y) if the aggregate amount of Net Available Proceeds from any Specified Sale Leaseback Transaction exceeds the aggregate amount of Revolving Loans and Swingline Loans then outstanding, Borrower shall be entitled to retain such excess.  For the avoidance of doubt, Borrower shall not be required to prepay the Term Loans with the Net Available Proceeds of any Specified Sale Leaseback Transaction.

(d)                                 Prepayment of Term B Facility Loans.  Any prepayment of Term B Facility Loans pursuant to Section 2.10(a)(ii) made prior to the date that is six months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

(e)                                  Outstanding Letters of Credit.  If any Letter of Credit is outstanding on the 30th day prior to the next succeeding R/C Maturity Date which has an expiry date later than the third Business Day preceding such R/C Maturity Date (or which, pursuant to its terms, may be extended to a date later than the third Business Day preceding such R/C Maturity Date), then (i) if one or more Tranches of Revolving Commitments with a R/C Maturity Date after such R/C Maturity Date are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders with Revolving Commitments to purchase participations therein and to make Revolving Loans and payments in respect thereof and the commissions applicable thereto), effective as of such R/C Maturity Date, solely under (and ratably participated by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Tranches of Revolving Commitments, if any, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time, and (ii) to the extent not capable of being reallocated pursuant to clause (i) above, Borrower shall, on such 30th day (or on such later day as such Letters of Credit become incapable of being reallocated pursuant to clause (i) above due to the termination, reduction or utilization of any relevant Revolving Commitments), either (x) Cash Collateralize all such Letters of Credit in an amount not less than the Minimum Collateral Amount with respect to such Letters of Credit (it being understood that such Cash Collateral shall be released to the extent that the aggregate Stated Amount of such Letters of Credit is reduced upon the expiration or termination of such Letters of Credit, so that the Cash Collateral shall not exceed the Minimum Collateral Amount with respect to such Letters of Credit outstanding at any particular time) or (y) deliver to the applicable L/C Lender a standby letter of credit (other than a Letter of Credit) in favor of such L/C Lender in a stated amount not less than the Minimum Collateral Amount with respect to such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to such L/C Lender and the Administrative Agent.  Except to the extent of reallocations of participations pursuant to clause (i) above, the occurrence of a R/C Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders of the relevant Tranche in any Letter of Credit issued before such R/C Maturity Date.  For the avoidance of doubt, the parties hereto agree that upon the occurrence of any reallocations of participations pursuant to clause (i) above and, if necessary, the taking of the actions in described clause (ii) above, all participations in Letters of Credit under the terminated Revolving Commitments shall terminate.

SECTION 2.11.                      Replacement of Lenders.

(a)                                 Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) Borrower receives a notice from any applicable Gaming Authority that any lender is not qualified to make or hold Loans to, or owed by, Borrower under applicable Gaming Laws (and such Lender is notified by Borrower and Administrative Agent in writing of such disqualification); provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or if the Replaced Lender is being replaced as a result of being a Defaulting Lender, then the Replacement Lender shall acquire all Revolving Commitments, Revolving Loans and L/C Interests of such Replaced Lender under one or more Tranches of Revolving Commitments or, at the option of Borrower and such Replacement Lender, all other Loans and Commitments held by such Defaulting Lender), (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender), (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be.  Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.

(b)                                 If Borrower receives a notice from any applicable Gaming Authority that any Lender is not qualified to make or hold Loans to, or owed by, Borrower under applicable Gaming Laws (and such Lender is notified by Borrower and Administrative Agent in writing of such disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary).  Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender (and in any event shall not be deemed to be a Repricing Transaction).  Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws.  Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law).  Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon Borrower, to the extent prohibited by law:  (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

SECTION 2.12.                      Incremental Loan Commitments.

(a)                                 Borrower Request.  Borrower may, at any time, by written notice to Administrative Agent, request (i) the establishment of one or more new Tranches of Revolving Commitments (“New Revolving Commitments” and the related Revolving Loans, “New Revolving Loans”), (ii) an increase to any existing Tranche of Revolving Commitments (“Incremental Existing Tranche Revolving Commitments”), (iii) the establishment of additional Term A Facility Loans with terms and conditions identical to the terms and conditions of existing Term A Facility Loans hereunder (“Incremental Term A Loans” and the related commitments, “Incremental Term A Loan Commitments”), provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term A Loan Commitments, (iv) the establishment of additional Term B Facility Loans with terms and conditions identical to the terms and conditions of existing Term B Facility Loans hereunder (“Incremental Term B Loans” and the related commitments, “Incremental Term B Loan Commitments”); provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term B Loan Commitments, and/or (v) the establishment of one or more new Tranches of term loans (“New Term Loans” and the related commitments, “New Term Loan Commitments”); provided, however, that (x) the aggregate amount of all Incremental Revolving Commitments, New Term Loans, Incremental Term A Loans, Incremental Term B Loans and Incremental Equivalent Debt issued or incurred on or prior to such date shall not exceed the Incremental Loan Amount and (y) any such request for Incremental Commitments shall be in a minimum amount of $25.0 million and integral multiples of $1.0 million above such amount.  Borrower may request Incremental Commitments from existing Lenders and from Eligible Assignees; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitments offered to it and (B) any potential Lender that is not an existing Lender and agrees to make available an Incremental Commitment shall be required to be an Eligible Assignee and shall require approval by Administrative Agent (such approval not to be unreasonably withheld or delayed).

(b)                                 Incremental Effective Date.  The Incremental Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12.  The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.12.  Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) of any Incremental Commitments and the final allocation of such Incremental Commitments.  The effectiveness of any such Incremental Commitments shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent:

(i)                                     Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Commitments;

(ii)                                  an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment;

(iii)                               no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance; provided that, with respect to any Incremental Equivalent Debt and Incremental Term Loans the proceeds of which are used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder substantially concurrently upon the receipt thereof, the absence of an Event of Default (other than an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower) shall not constitute a condition to the issuance or incurrence of such Incremental Equivalent Debt;

(iv)                              the representations and warranties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Incremental Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such dates; and provided, further, that, with respect to any Incremental Equivalent Debt and Incremental Term Loans the proceeds of which are used primarily to fund a Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition) substantially concurrently upon the receipt thereof, the only representations and warranties the making of which shall be a condition to the making of such Incremental Commitments shall be (x) the representations and warranties set forth in Sections 8.01(a) (but only with respect to Credit Parties), 8.04(a)(i), 8.05 (but only as it relates to the Credit Documents), 8.09, 8.11(b), 8.14 (but only as it relates to security interests that may be perfected solely through the filing of UCC financing statements, filing of intellectual property security agreements with the United States Patent and Trademark Office and United States Copyright Office and delivery of certificated securities collateral representing Equity Interests in United States Persons), 8.17, 8.21 and 8.27 and (y) the representations and warranties contained in the acquisition agreement relating to such Permitted Acquisition or other Acquisition as are material to the interests of the Lenders, but only to the extent that Borrower or any of its Affiliates have the right to terminate its or their obligations under such acquisition agreement as a result of a breach of such representations and warranties in such acquisition agreement;

(v)                                 in the case of any Incremental Revolving Commitments, Incremental Equivalent Debt, New Term Loans, Incremental Term A Loans and Incremental Term B Loans, Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date (provided that, for such purpose, (x) Consolidated Net Indebtedness shall not take into account any cash or cash equivalents constituting proceeds of any Loans made under any Incremental Commitments to be provided on such date and any Incremental Equivalent Debt to be incurred or issued on such date that may otherwise reduce the amount of Consolidated Net Indebtedness, (y) Consolidated Net Indebtedness shall treat any Incremental Equivalent Debt as senior indebtedness, even if such Incremental Equivalent Debt was issued or incurred on a junior basis to the Obligations, and (z) in the case of any Incremental Revolving Commitments and Incremental Equivalent Debt consisting of revolving credit facilities, pro forma effect shall be given to any New Revolving Loans, Incremental Revolving Loans and any loans under any Incremental Equivalent Debt consisting of a revolving credit facility, in each case, to the extent actually made on such date, but any proposed Incremental Revolving Commitments or Incremental Equivalent Debt consisting of a revolving credit facility shall not otherwise be treated as drawn);

(vi)                              in order to receive an initial extension of credit under any Incremental Revolving Commitment, Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date;

(vii)                           without the written consent of the Required Tranche Lenders with respect to any Tranches of then-existing Revolving Commitments that have a maturity date after the proposed maturity date of any New Revolving Commitments, the final stated maturity of any New Revolving Commitments shall not be earlier than the then-existing Final Maturity Date with respect to the then-existing Tranches of Revolving Commitments;

(viii)              without the written consent of (x) the Required Tranche Lenders with respect to any Tranches of then-existing Term Loans that have a maturity date after the proposed maturity date of any New Term Loans, the final stated maturity of any New Term Loans shall not be earlier than the then-existing Final Maturity Date with respect to any then-exiting Tranche of Term Loans, and (y) the Required Tranche Lenders with respect to any Tranches of then-existing Term Loans that have a Weighted Average Life to Maturity that is longer than the proposed Weighted Average Life to Maturity of any New Term Loans, the Weighted Average Life to Maturity of any New Term Loans shall be no shorter than the Weighted Average Life to Maturity of any then-existing Tranche of Term Loans (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization); provided that (A) Borrower may establish one or more Tranches of New Term Loans such that the Weighted Average Life to Maturity of such Tranche of New Term Loans may be shorter than the Weighted Average Life to Maturity of the then-existing Term B Facility Loans (but, for the avoidance of doubt, not any other Term Loans) (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization) and (B) the maturity date of such Tranche of New Term Loans may be earlier than the maturity date of the then-existing Term B Facility Loans (but, for the avoidance of doubt, not any other Term Loans); it being understood that, subject to the foregoing, the amortization schedule applicable to such New Term Loans shall be determined by Borrower and the lenders of such New Term Loans with appropriate adjustments to the amortization schedules set forth on Annex C to address such Incremental Term A Loans and with appropriate adjustments to the amortization schedule set forth in Section 3.01(c) to address such Incremental Term B Loans;

(ix)                    the yields and interest rate margins and, except as set forth in clauses (vii) and (viii) of this Section 2.12(b), amortization schedule, applicable to any New Revolving Commitments and New Term Loans shall be as determined by Borrower and the holders of such Indebtedness;

(x)                       except as set forth in Section 2.12(a) and in clauses (i) — (ix) of this Section 2.12(b), the terms applicable to any New Revolving Commitments and New Term Loans shall be consistent with those applicable to any then-existing Revolving Commitments or Term Loans, as applicable; provided that, any applicable Incremental Joinder Agreement may provide for (x) any additional or more or less restrictive covenants that are applicable only after the then-existing Final Maturity Date with respect to any then-existing Term Loans or (y) any other terms that are reasonably satisfactory to Administrative Agent;

(xi)                    any Incremental Term A Loans and Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall have terms identical to the terms of the existing Term Loans (and the existing Term Loan Commitments) of the relevant Tranche hereunder; provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Incremental Term A Loans or Incremental Term B Loans as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Term A Loans and Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall be as provided in this Section 2.12; and

(xii)                 any Incremental Existing Tranche Revolving Commitments shall have terms identical to the terms of the existing Revolving Commitments of the relevant Tranche hereunder; provided, however, that upfront fees may be paid to Lenders providing such Incremental Existing Tranche Revolving Commitments as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Existing Tranche Revolving Commitments shall be as provided in this Section 2.12.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.12, any Person providing an Incremental Commitment that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder.  Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) in the case of Incremental Revolving Commitments, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Incremental

Revolving Commitments, (ii) any New Revolving Loans shall be deemed to be additional Revolving Loans hereunder, (iii) any Revolving Loans made under Incremental Existing Tranche Revolving Commitments shall be deemed to be Revolving Loans of the relevant Tranche hereunder, (iv) any Incremental Term A Loans (to the extent funded) shall be deemed to be Term A Facility Loans hereunder, (v) any Incremental Term B Loans (to the extent funded) shall be deemed to be Term B Facility Loans hereunder and (vi) any New Term Loans shall be deemed to be additional Term Loans hereunder.  Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12.  Such amendments may include provisions allowing any Incremental Term B Loans or New Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments.

(c)                                  Terms of Incremental Commitments and Loans.  The yield applicable to the Incremental Revolving Commitments and Incremental Term Loans shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, however, that in the case of any Incremental Term B Loans or New Term Loans issued within 18 months after the Closing Date, if the All-In Yield applicable to such Incremental Term B Loans or New Term Loans having a final maturity date no earlier than the Term B Facility Maturity Date and a Weighted Average Life to Maturity no shorter than the Term B Facility Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased (pursuant to the applicable Incremental Joinder Agreement) so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to the Incremental Term B Loans or New Term Loans having a final maturity date no earlier than the Term B Facility Maturity Date and Weighted Average Life to Maturity no shorter than the Term B Facility Loans, minus 50 basis points.

(d)                                 Adjustment of Revolving Loans.  To the extent the Revolving Commitments are being increased on the relevant Incremental Effective Date (whether through New Revolving Commitments or through Incremental Existing Tranche Revolving Commitments), then each of the Revolving Lenders having a Revolving Commitment prior to such Incremental Effective Date (such Revolving Lenders the “Pre-Increase Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Incremental Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each such Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such Incremental Revolving Commitments (and after giving effect to any Revolving Loans made on the relevant Incremental Effective Date).  Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05.  For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased (or re-allocated) pursuant to this Section 2.12(d) shall, upon receipt thereof by the relevant Post-Increase Revolving Lenders, be deemed to be Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant new or additional Revolving Commitments acquired by such Post-Increase Revolving Lenders on the relevant Incremental Effective Date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.  In addition, the L/C Sublimit may be increased by an amount not to exceed the amount of any increase in Revolving Commitments with the consent of the applicable L/C Lenders that agreed to provide Letters of Credit under such increase in the L/C Sublimit and the holders of New Revolving Commitments or Incremental Existing Tranche Revolving Commitments providing such increase in Revolving Commitments.

(e)                                  Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.12 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent.

(f)                                   Incremental Joinder Agreements.  An Incremental Joinder Agreement may, subject to Section 2.12(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.12 (including, without limitation, (A) amendments to Section 2.04(b)(iii) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of New Revolving Commitments without a concurrent reduction of such Tranche of New Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)).

(g)                                  Supersede.  This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.

SECTION 2.13.                      Extensions of Loans and Commitments.

(a)                                 Borrower may, at any time request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13.  In order to establish any Extended Term Loans, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment and the amortization shall be as set forth in the Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Term Loans may be higher or lower than the Applicable Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees (including prepayment or termination premiums) may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Term Loan Extension Request, (iv) the final maturity date and the scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche and (v) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04).  Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Term Loans, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Tranche shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.

(b)                                 Borrower may, at any time request that all or a portion of the Revolving Commitments of any Tranche (an “Existing Revolving Tranche” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.13.  In order to establish any Extended Revolving Commitments, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Tranche) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Tranche from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Revolving Loans may be higher or lower than the Applicable Margins for the Revolving Loans of such Existing Revolving Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Fee Percentage with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Fee Percentage for the Revolving Commitments of such Existing Revolving Tranche and (iv) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04).  Except as provided above, each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Sections 2.09(b) and 2.10(b) applicable to existing Revolving Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Revolving Commitments, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent.  No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Tranche modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request.  Any Extended Revolving Commitments of any Extension Tranche shall constitute a separate Tranche and Class of Revolving Commitments from the Existing Revolving Tranche from which they were modified.  If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Tranche, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Tranche.

(c)                                  Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Tranche are requested to respond (or such shorter period as is agreed to by Administrative Agent in its sole discretion).  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Tranche that it has elected to modify to constitute Extended Term Loans or Extended Revolving Commitments, as applicable.  In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections.  Borrower shall have the right to withdraw any Extension Request upon written notice to Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request is less than the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to such Election Request.

(d)                                 Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit Q or Exhibit R to this Agreement, as applicable, or, in each case, such other form as is reasonably acceptable to Administrative Agent).  Each Extension Amendment shall be executed by Borrower, Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than (A) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (B) with respect to any extension of the Revolving Commitments that results in an extension of an L/C Lender’s obligations with respect to Letters of Credit, the consent of such L/C Lender and (C) with respect to any extension of the Revolving Commitments that results in an extension of the Swingline Lender’s obligations with respect to Swingline Loans, the Swingline Lender).  An Extension Amendment may, subject to Sections 2.13(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.13 (including, without limitation, (A) amendments to Section 2.04(b)(iii) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of Extended Revolving Commitments without a concurrent reduction of such Tranche of Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Extended Term Loans or Extended Revolving Commitments, as applicable).

SECTION 2.14.                      Defaulting Lender Provisions.

(a)                                 Notwithstanding anything to the contrary in this Agreement, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i)                           the L/C Liabilities and the participations in outstanding Swingline Loan of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (i) the sum of each Non-Defaulting Lender’s total Revolving Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (ii) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim Borrower, Administrative Agent, any L/C Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender and (iii) the conditions set forth in Section 7.02(a) are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii)                        to the extent that any portion (the “un-reallocated portion”) of the Defaulting Lender’s L/C Liabilities and participations in outstanding Swingline Loan cannot be so reallocated, whether by reason of the first proviso in clause (a) above or otherwise, Borrower will, not later than three (3) Business Days after demand by Administrative Agent (at the direction of any L/C Lender and/or the Swingline Lender, as the case may be), (i) Cash Collateralize the obligations of Borrower to the L/C Lender and the Swingline Lender in respect of such L/C Liabilities or participations in outstanding Swingline Loans, as the case may be, in an amount at least equal to the aggregate amount of the un-reallocated portion of such L/C Liabilities or participations in any outstanding Swingline Loans, or (ii) in the case of such participations in any outstanding Swingline Loans, prepay (subject to clause (c) below) and/or Cash Collateralize in full the un-reallocated portion thereof, or (iii) make other arrangements satisfactory to Administrative Agent, and to the applicable L/C Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

(iii)                     Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(a); and

(iv)                    any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Lender or Swingline Lender hereunder; third, if so determined by Administrative Agent or requested by the applicable L/C Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or any Swingline Loan, as applicable; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Lender or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Liabilities owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(iv) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Cure.  If Borrower, Administrative Agent, each L/C Lender and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), (x) such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as Administrative Agent may determine to be necessary to cause the Revolving Exposure, L/C Liabilities and participations in any outstanding Swingline Loans of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (y) all Cash Collateral provided pursuant to Section 2.14(a)(ii) shall thereafter be promptly returned to Borrower.

(c)                                  Certain Fees.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.05 or Section 2.03(h) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the L/C Liability or the participations in outstanding Swingline Loans of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such L/C Liability or participations in any outstanding Swingline Loans cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Lender and the Swingline Lender, as applicable, except to the extent of any un-reallocated portion that is Cash Collateralized (and the pro rata payment provisions of Section 4.02 will automatically be deemed adjusted to reflect the provisions of this Section 2.14(c)).

SECTION 2.15.                      Refinancing Amendments.

(a)                                 At any time after the Closing Date, Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Incremental Term Loans, Other Revolving Loans or Incremental Revolving Loans), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments or any other Tranche of Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments (subject to clauses (3) and (4) below), (2) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists New Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any Class with an earlier maturity date on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to other Revolving Commitments and Revolving Loans.  Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.

(b)                                 The effectiveness of any such Credit Agreement Refinancing Indebtedness shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent: (i) any Credit Agreement Refinancing Indebtedness in respect of Revolving Commitments or Other Revolving Commitments will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving

Commitments) being refinanced; (ii) any Credit Agreement Refinancing Indebtedness in respect of Term Loans will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced); (iii) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iv) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent and the Lenders of customary legal opinions and other documents; (v) to the extent reasonably requested by the Administrative Agent, execution of amendments to the Mortgages by the applicable Credit Parties and Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; (vi) to the extent reasonably requested by the Administrative Agent, delivery to the Administrative Agent of title insurance endorsements reasonably satisfactory to the Administrative Agent; and (vii) execution of a Refinancing Amendment by the Credit Parties, Administrative Agent and Lenders providing such Credit Agreement Refinancing Indebtedness.

(c)                                  The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.

(d)                                 Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Credit Agreement Refinancing Indebtedness that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder.  Administrative Agent shall promptly notify each Lender as to the effectiveness of such Refinancing Amendment, and (i) in the case any Other Revolving Commitments resulting from such Refinancing Amendment, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Other Revolving Commitments (net of any existing Revolving Commitments being refinanced by such Refinancing Amendment), (ii) any Other Revolving Loans resulting from such Refinancing Amendment shall be deemed to be additional Revolving Loans hereunder, (iii) any Other Term Loans resulting from such Refinancing Amendment shall be deemed to be Term Loans hereunder (to the extent funded) and (iv) any Other Term Loan Commitments resulting from such Refinancing Amendment shall be deemed to be Term Loan Commitments hereunder.  Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15.  Such amendments may include provisions allowing any Other Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments.

(e)                                  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Loan Commitments, Other Revolving Loans and/or Other Revolving Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.15.  This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.

(f)                                   To the extent the Revolving Commitments are being refinanced on the effective date of any Refinancing Amendment, then each of the Revolving Lenders having a Revolving Commitment prior to the effective date of such Refinancing Amendment (such Revolving Lenders the “Pre-Refinancing Revolving

Lenders”) shall assign or transfer to any Revolving Lender which is acquiring an Other Revolving Commitment on the effective date of such amendment (the “Post-Refinancing Revolving Lenders”), and such Post-Refinancing Revolving Lenders shall purchase from each such Pre-Refinancing Revolving Lender, at the principal amount thereof, such interests in Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on the effective date of such Refinancing Amendment as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Refinancing Revolving Lenders and Post-Refinancing Revolving Lenders ratably in accordance with their Revolving Commitments and Other Revolving Commitments, as applicable, after giving effect to such Refinancing Amendment (and after giving effect to any Revolving Loans made on the effective date of such Refinancing Amendment).  Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05.  For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased pursuant to this Section 2.15(f) shall, upon receipt thereof by the relevant Post-Increase Revolving Lenders, be deemed to be Other Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant Other Revolving Commitments acquired by such Post-Increase Revolving Lenders on the relevant amendment effective date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.

SECTION 2.16.                      Cash Collateral.

(a)                                 Certain Credit Support Events.  Without limiting any other requirements herein to provide Cash Collateral, if (i) any L/C Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit hereunder which has not been refinanced as a Revolving Loan or reimbursed, in each case, in accordance with Section 2.03(d) or (ii) Borrower shall be required to provide Cash Collateral pursuant to Section 11.01, Borrower shall, within one (1) Business Day (in the case of clause (i) above) or immediately (in the case of clause (ii) above) following any request by the Administrative Agent or the applicable L/C Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral (including Cash Collateral provided in accordance with Sections 2.01(e), 2.03, 2.10(c), 2.10(e), 2.14, 2.16 or 11.01) may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person prior to the right or claim of the Administrative Agent or the L/C Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lenders). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or as otherwise agreed to by the Administrative Agent.  Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral in accordance with the account agreement governing such deposit account.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.01(e), 2.03, 2.10(c), 2.10(e), 2.14 or 11.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), participations in Swingline Loans and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce un-reallocated portions or to secure other obligations shall, so long as no Event of Default then exists, be released promptly following (i) the elimination of the applicable un-reallocated portion or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, the assignment of such Defaulting Lender’s Loans and Commitments to a Replacement Lender)) or (ii) the determination by the Administrative Agent and the L/C Lenders that there exists excess Cash Collateral (which, in any event, shall exist at any time that the aggregate amount of Cash Collateral exceeds the Minimum Collateral Amount); provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) Borrower and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated un-reallocated portions or other obligations.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.                      Repayment of Loans.

(a)                                 Revolving Loans and Swingline Loans.  Borrower hereby promises to pay (i) to Administrative Agent for the account of each applicable Revolving Lender on each R/C Maturity Date, the entire outstanding principal amount of such Revolving Lender’s Revolving Loans of the applicable Tranche, and each such Revolving Loan shall mature on the R/C Maturity Date applicable to such Tranche and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of first R/C Maturity Date after such Swingline Loan is made and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)                                 Term A Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term A Facility Loans in repayment of the principal of the Term A Facility Loans, on each date set forth on Annex C, that principal amount of Term A Facility Loans, to the extent then outstanding, as is set forth opposite such date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(B) or as provided in Section 2.12, in Section 2.13 or in Section 2.15), and the remaining principal amount of Term A Facility Loans on the Term A Facility Maturity Date.

(c)                                  Term B Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B Facility Loans in repayment of the principal of such Term B Facility Loans, (i) on the last Business Day of each fiscal quarter (commencing with the first full fiscal quarter following the Closing Date), an aggregate amount equal to 0.25% of the aggregate principal amount of all Term B Facility Loans outstanding on the Closing Date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(B) or as provided in Section 2.12, in Section 2.13 or in Section 2.15) and (ii) the remaining principal amount of Term B Facility Loans on the Term B Facility Maturity Date.

(d)                                 New Term Loans; Extended Term Loans; Other Term Loans.  New Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Term Loans were made, subject, however, to Section 2.12(b).  Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a).  Other Term Loans shall mature in installments as specified in the applicable Refinancing Amendment pursuant to which such Other Term Loans were established, subject, however, to Section 2.15(a).

SECTION 3.02.                      Interest.

(a)                                 Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i)                  during such periods as such Loan (including each Swingline Loan) is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and

(ii)               during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.

(b)                                 To the extent permitted by Law, (i) upon the occurrence and during the continuance of an Event of Default (other than Events of Default under Sections 11.01(g) or 11.01(h)), overdue principal and overdue interest in respect of each Loan and all other Obligations not paid when due and (ii) upon the occurrence and during the continuance of an Event of Default under Section 11.01(g) or Section 11.01(h), all Obligations shall, in each case, automatically and without any action by any Person, bear interest at the Default Rate. Interest which accrues under this paragraph shall be payable on demand.

(c)                                  Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan (including Swingline Loans), (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (or of any Swingline Loan) (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.                      Payments.

(a)                                 All payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of Administrative Agent, be deemed to have been made on the next succeeding Business Day).  Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)                                 Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) or, in the case of Swingline Loans, to the Swingline Lender, the Class and Type of Loans, Reimbursement Obligations or other amounts payable by Borrower hereunder to which such payment is to be applied.

(c)                                  Except to the extent otherwise provided in the third sentence of Section 2.03(h), each payment received by Administrative Agent or by any L/C Lender (directly or through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, prior to 12:00 p.m. (Noon), New York time on any day, on such day and (y) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, after 12:00 p.m. (Noon), New York time, on any day, by 1:00 p.m., New York time, on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, Administrative Agent or such Lender (through Administrative Agent), as applicable, shall pay to such Lender, upon demand, interest at the Federal Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent or such L/C Lender (through Administrative Agent), as applicable, pays such Lender the full amount).

(d)                                 If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02.                      Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Loans and Term Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of any Class of Revolving Loans or of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Revolving Loans and Term Loans shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03.                      Computations.  Interest on LIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

SECTION 4.04.                      Minimum Amounts.  Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, and Borrowings made to pay Reimbursement Obligations, each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to (a) in the case of Term Loans, $5.0 million with respect to ABR Loans and $5.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans and (b) in the case of Revolving Loans and Swingline Loans, $2.5 million with respect to ABR Loans and $2.5 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof (borrowings, conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period) or, if less, the remaining Revolving Loans.  Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05.                      Certain Notices.  Notices by Borrower to Administrative Agent (or, in the case of repayment of the Swingline Loans, to the Swingline Lender) of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (or, in the case of Swingline Loans, the Swingline Lender) by telephone not later than 1:00 p.m., New York time (promptly followed by written notice via facsimile or electronic mail), on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by Administrative Agent in its sole discretion), provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests.

NOTICE PERIODS

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing or optional prepayment of, or conversions into, ABR Loans	1

Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, LIBOR Loans	3

Borrowing or repayment of Swingline Loans	same day

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced.  Each such notice of Borrowing, conversion, continuation or prepayment shall specify the Class of Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day).  Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.  Administrative Agent shall promptly notify the Lenders of the contents of each such notice.  In the event that Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan.  In the event that Borrower has elected to borrow or convert Loans into LIBOR Loans but fails to select the duration of any Interest Period for any LIBOR Loans within the time period and otherwise as provided in this Section 4.05, such LIBOR Loan shall have an Interest Period of one month.

SECTION 4.06.                      Non-Receipt of Funds by Administrative Agent.

(a)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Lenders, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

SECTION 4.07.                      Right of Setoff, Sharing of Payments; Etc.

(a)                                 If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), subject to obtaining the prior written consent of the Administrative Agent to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.

(b)                                 Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or as otherwise specifically provided herein or in the Fee Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Borrower consents to the foregoing arrangements.

(c)                                  Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)                                 Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

(e)                                  Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, each L/C Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.                      Additional Costs.

(a)                                 If any Change in Law shall:

(i)                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any Lender’s participation therein, any L/C Document or any Loan made by it or change the basis of taxation of payments to such Lender in respect thereof by any Governmental Authority (except for any reserve requirement reflected in the LIBO Rate, Covered Taxes or Excluded Taxes);

(ii)               impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender, in each case, that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to materially increase the cost to such Lender or L/C Lender of making, converting into, continuing or maintaining LIBOR Loans (or of maintaining its obligation to make any LIBOR Loans) or issuing, maintaining or participating in Letters of Credit (or maintaining its obligation to participate in or to issue any Letter of Credit), then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender or L/C Lender any additional amounts necessary to compensate such Lender or L/C Lender for such increased cost.  If any Lender or L/C Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.

(b)                                 A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender or L/C Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error.  Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(c)                                  In the event that any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender, the Loans made by, or participations in Letters of Credit and Swingline Loans held by such Lender, or the Letters of Credit issued by such L/C Lender, to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender or Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs incurred or reductions suffered and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.                      Inability To Determine Interest Rate.  If prior to the first day of any Interest Period:  (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period or (b) Administrative Agent shall have received notice from the Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in the London interbank market or (c) the Required Lenders determine that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loans (in each case, “Impacted Loans”), Administrative Agent shall give electronic mail or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereof.  If such notice is given, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans.  Until such notice has been withdrawn by Administrative Agent (which the Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further LIBOR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, LIBOR Loans.

Notwithstanding the foregoing, if there are Impacted Loans as provided above, the Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans (to the extent Borrower does not elect to maintain such Impacted Loans as ABR Loans) until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans (which the Administrative Agent agrees to do if the circumstances giving rise to Impacted Loans cease to exist), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and Borrower written notice thereof.

SECTION 5.03.                      Illegality.  Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, LIBOR Loans or issue Letters of Credit shall be suspended until such time as such Lender or L/C Lender may again make and maintain LIBOR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04.                      Treatment of Affected Loans.  If the obligation of any Lender to make LIBOR Loans or to continue, or to convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s LIBOR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:

(i)                  to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and

(ii)               all Loans which would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into LIBOR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05.                      Compensation.

(a)                                 Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.

(b)                                 For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Base Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive.  Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

SECTION 5.06.                      Net Payments.

(a)                                 Except as provided in this Section 5.06(a), all payments made by any Credit Party hereunder or under any Note or any Guarantee will be made without setoff, counterclaim or other defense.  Except as required by law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes now or hereafter imposed by any Governmental Authority or taxing authority with respect to such payments (including Taxes imposed or asserted on amounts payable under this Section).  If any Covered Taxes are so deducted or withheld, then the applicable Credit Party agrees to increase the sum payable by such Credit Party so that, after such deduction or withholding (including such deduction or withholding on account of Covered Taxes applicable to additional sums payable under this Section) will not be less than the amount provided for herein or in such other Credit Document.  The applicable withholding agent shall timely pay the amount of any Taxes deducted or withheld from a payment made by a Credit Party hereunder or under any note or any Guarantee to the relevant Governmental Authority in accordance with applicable law.  Borrower shall furnish to Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law documentation reasonably satisfactory to such Lender evidencing such payment by the applicable Credit Party.  The Credit Parties agree to jointly and severally indemnify and hold harmless the Administrative Agent and each Lender, and reimburse such Lender upon its written request, for the amount of any Covered Taxes so levied or imposed and paid by such Lender (including Taxes (other than Excluded Taxes) imposed or asserted on amounts payable under this Section) and for any other reasonable expenses arising therefrom in each case, whether or not such Covered Taxes were correctly or legally imposed.  Such written request shall include a certificate of such Lender setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b)                                 (i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(b)(ii), (c), and (d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) agrees to the extent it is legally entitled to do so to deliver to Borrower and Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.05 (unless the assigned or transferee Lender was already a Lender hereunder immediately prior to such assignment or transfer and was in compliance with this Section 5.06(b) as of the date of such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of the applicable Internal Revenue Service Form W-8 together with any applicable attachments certifying to such Lender’s entitlement to exemption from or reduction in the rate of United States withholding tax with respect to payments to be made under this Agreement, any other Credit Document or any Guarantee, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A)

of the Code, (x) a certificate substantially in the form of Exhibit E (any such certificate, a “Foreign Lender Certificate”) and (y) two accurate and complete original signed copies of the applicable Internal Revenue Service Form W-8 certifying to such Lender’s entitlement to the benefits of the exemption for portfolio interest under Section 881(c) of the Code.  Each Non-U.S. Lender, to the extent it is not the beneficial owner, shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent, (i) two original copies of the forms or statements required to be provided by such Lender under this Section 5.06(b), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and is not subject to United States withholding tax, and (ii) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with the applicable Internal Revenue Service Form W-8, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-1, D-2 or D-3, as applicable, and/or any other certification documents from each beneficial owner.  In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower and Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service Form W-8 and, as applicable, a Foreign Lender Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note or any Guarantee.  Notwithstanding the foregoing, no Lender shall be required to deliver any such form or certificate if a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises Borrower.

(c)                                  Each Lender and Administrative Agent that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to Borrower and Administrative Agent (as applicable), a properly completed and duly executed Internal Revenue Service Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(d)                                 If a payment made to a Lender under any Credit Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 5.06(d), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(e)                                  In addition, Borrower agrees to (and shall timely) pay any present or future stamp or documentary taxes or any other charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, filing, recordation or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(f)                                   Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or in the opinion of such Lender, materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(g)                                  If (i) Administrative Agent or any Lender receives a cash refund in respect of an overpayment of Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower (a “Tax Benefit”) and (ii) Administrative Agent or such Lender determines in its good faith sole discretion that such Tax Benefit has been correctly paid by such Governmental Authority, and will not be required to be repaid to such Governmental Authority, then Administrative Agent or such Lender shall notify Borrower of such Tax Benefit and forward the proceeds of such Tax Benefit (or relevant portion thereof) to Borrower as reduced by any reasonable expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such Tax Benefit; provided, however, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.06(g) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Taxes had never been paid.

(h)                                 For purposes of this Section 5.06, the term “applicable law” includes FATCA.

ARTICLE VI.

GUARANTEES

SECTION 6.01.                      The Guarantees.  Each (a) Guarantor, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and (b) Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) of all other Obligations from time to time owing to the Secured Parties by any other Credit Party under any Credit Document, any Swap Contract entered into with a Swap Provider or any Cash Management Agreement entered into with a Cash Management Bank, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof; provided, that (i) the obligations guaranteed shall exclude obligations under any Swap Contract or Cash Management Agreements with respect to which the applicable Swap Provider or Cash Management Bank, as applicable, provides notice to Borrower that it does not want such Swap Contract or Cash Management Agreement, as applicable, to be secured, and (ii) as to each Guarantor the obligations guaranteed by such Guarantor hereunder shall not include any Excluded Swap Obligations in respect of such Guarantor (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that the Guaranteed Obligations of Borrower shall be limited to those referred to in clause (b) above)).  Each Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02.                      Obligations Unconditional.  The obligations of the Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)                                  at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii)                            the release of any other Credit Party pursuant to Section 6.08;

(iv)                           any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;

(v)                              any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(vi)                           any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vii)                        the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(viii)                     any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Credit Party would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Credit Party hereby expressly waives any and all benefits which might otherwise be available to such Credit Party as a surety under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433; or

(ix)                           any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party as a guarantor of the Guaranteed Obligations, or of such Credit Party under the guarantee contained in this Article 6 or of any security interest granted by any Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.

The Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Credit Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee.  This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.

SECTION 6.03.                      Reinstatement.  The obligations of the Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.  The Credit Parties jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Secured Party.

SECTION 6.04.                      Subrogation; Subordination.  Each Credit Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Credit Party by reason of any payment by such Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior payment in full in cash of the Guaranteed Obligations.  Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Credit Party until the Obligations shall have been paid in full in cash.  If an Event of Default has occurred and is continuing, and any amounts are paid to the Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Credit Party under the other provisions of the guaranty contained herein.

SECTION 6.05.                      Remedies.  The Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the other Credit Parties for purposes of Section 6.01.

SECTION 6.06.                      Continuing Guarantee.  The guarantee in this Article VI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07.                      General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Credit Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 6.08.                      Release of Guarantors.  If, in compliance with the terms and provisions of the Credit Documents, (i) the Equity Interests of any Guarantor are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Restricted Subsidiary, or (ii) any Restricted Subsidiary is designated as or becomes an Unrestricted Subsidiary, Transferred Guarantor, upon the consummation of such sale or transfer, and such Person so designated or which becomes such an Unrestricted Subsidiary, shall be automatically released from its obligations under this Agreement (including under Section 13.03 hereof) and the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement.

SECTION 6.09.                      Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09, or otherwise under the Guarantee, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6.10.                      Right of Contribution.  Each Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment.  Each Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04.  The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Credit Party to the Secured Parties, and each Credit Party shall remain liable to the Secured Parties for the full amount guaranteed by such Credit Party hereunder.  “Fair Share” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations.  “Fair Share Shortfall” means, with respect to a Credit Party as of any date of determination, the excess, if any, of the Fair Share of such Credit Party over the Aggregate Payments of such Credit Party.  “Adjusted Maximum Amount” means, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party.  “Aggregate Payments” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Credit party in respect of this Article VI (including in respect of this Section 6.10) minus (ii) the aggregate amount of all payments received on or before such date by such Credit Party from the other Credit Parties as contributions under this Section 6.10.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.                      Conditions to Initial Extensions of Credit.

The obligations of Lenders to make any initial extension of credit hereunder (whether by making a Loan or issuing a replacement and/or new Letter of Credit) are subject to the satisfaction of the following:

(a)                                 Corporate Documents.  Administrative Agent shall have received copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each such Credit Party (or the member or manager or general partner of such Credit Party, as applicable).

(b)                                 Officer’s Certificate.  Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 7.02(a)(i) and 7.02(a)(ii) (giving effect to the provisions contained therein) have been satisfied.

(c)                                  Opinions of Counsel.  Administrative Agent shall have received the following opinions, each of which shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders, dated the Closing Date and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type:

(i)                  an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties; and

(ii)               opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule 7.01.

(d)                                 Notes.  Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.

(e)                                  Credit Agreement.  Administrative Agent shall have received this Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Person that is a Lender on the Closing Date.

(f)                                   Filings and Lien Searches.  Administrative Agent shall have received (i) UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Credit Party, (ii) results of lien searches conducted in the jurisdictions in which Borrower and its Restricted Subsidiaries are organized, (iii) security agreements or other agreements in appropriate form for filing in the United States Patent and Trademark Office and United States Copyright Office with respect to intellectual property of Borrower to the extent required pursuant to the Security Agreement, and (iv) certificates of ownership with respect to each Mortgaged Vessel identified as owned by Borrower or a Restricted Subsidiary on Schedule 8.13(b), if any.

(g)                                  Security Agreement.  (i) Administrative Agent shall have received the Security Agreement and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and (ii) Collateral Agent shall have received, to the extent required pursuant to the Security Agreement and not prohibited by applicable Requirements of Law (including, without limitation, any Gaming Laws), (1) original certificates representing the certificated Pledged Securities (as defined in the Security Agreement) required to be delivered to Collateral Agent pursuant to the Security Agreement, accompanied by original undated stock powers executed in blank (except as set forth on Schedule 9.14), and (2) the promissory notes, intercompany notes, instruments, and chattel paper identified under the name of such Credit Parties in Schedule 7 to the Initial Perfection Certificate (other than such certificates, promissory notes, intercompany notes, instruments and chattel paper that constitute “Excluded Property” (as such term is defined in the Security Agreement)), accompanied by undated notations or instruments of assignment executed in blank, and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance (in each case to the extent required to be delivered to Collateral Agent pursuant to the terms of the Security Agreement).

(h)                                 [Reserved].

(i)                                     Financial Statements.  Administrative Agent shall have received (i) the audited consolidated balance sheets of Borrower and its Subsidiaries (before giving effect to the Transactions) as of December 31, 2010, 2011 and 2012, and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants; provided, that the Administrative Agent acknowledges that it has received such balance sheets and related statements of earnings, changes in stockholders’ equity and cash flows and reports thereon, (ii) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for each fiscal quarter (other than the fourth fiscal quarter of a fiscal year) ending after December 31, 2012, and at least 45 days prior to the Closing Date and (iii) the unaudited pro forma consolidated balance sheet of Borrower and its Subsidiaries (giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2012 and for each fiscal quarter (other than the fourth fiscal quarter of a fiscal year) ended after December 31, 2012 and at least 45 days prior to the Closing Date, in each case which financial statements have been prepared in accordance with GAAP.

(j)                                    Environmental Assessments.  Administrative Agent shall have received a Phase I environmental assessment report with respect to each of the Mortgaged Real Properties identified on Schedule 7.01(j) from an environmental consulting firm of nationally recognized standing, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with such Mortgaged Real Properties, and such Phase 1 environmental assessment reports shall not indicate environmental conditions that would reasonably be expected to result in a material liability to the Borrower or the Secured Parties.

(k)                                 [Reserved].

(l)                                     Insurance.  Administrative Agent shall have received evidence of insurance complying with the requirements of Section 9.02 and certificates naming Collateral Agent as an additional insured and/or loss payee to the extent required pursuant to such Section 9.02.

(m)                             Credit Documents in Full Force and Effect; Fee Letter.  The Credit Documents required to be executed and delivered on or prior to the Closing Date shall be in full force and effect.  Borrower shall have complied, or shall comply substantially concurrently with the funding of the Loans hereunder, in all respects with its payment obligations under the Fee Letter required to be performed on the Closing Date.

(n)                                 Repayment of Indebtedness.

(i)                  Borrower and its Restricted Subsidiaries shall have effected (or will, on the Closing Date, effect) the repayment in full of all obligations and indebtedness of Borrower and its Restricted Subsidiaries in respect of the Existing Credit Agreement, including, without limitation, the termination of all outstanding commitments in effect under the Existing Credit Agreement (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder), on customary terms and conditions and pursuant to documentation reasonably satisfactory to Administrative Agent.  All Liens and guarantees in respect of such obligations shall have been terminated or released (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made) (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder), and Administrative Agent shall have received (or will, on the Closing Date, receive) evidence thereof reasonably satisfactory to Administrative Agent and a “pay-off” letter or letters reasonably satisfactory to Administrative Agent with respect to such obligations and such UCC termination statements, mortgage releases and other instruments, in each case in proper form for recording, as Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such obligations (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made).

(ii)               Administrative Agent shall have received evidence that the Borrower 2019 Notes have been, or concurrently with the Closing Date will be, discharged or defeased in accordance with the terms thereof or a majority of the Borrower 2019 Notes have been accepted for payment pursuant to a tender offer and, in connection therewith, substantially all of the covenants relating to the Borrower 2019 Notes will be terminated and the remaining Borrower 2019 Notes have been called for redemption;

(o)                                 Consummation of Transactions.

(i)                  The Transactions and the consummation thereof shall be in compliance in all material respects with all applicable Laws (including Gaming Laws and Regulation T, Regulation U and Regulation X) and all applicable Gaming Approvals and other applicable regulatory approvals.  After giving effect to the Transactions, there shall be no conflict with, or default under, any material Contractual Obligation of Borrower and its Restricted Subsidiaries (including any such material Contractual Obligations (i) entered into pursuant to the Transactions and (ii) in respect of Senior Unsecured Notes) (except as Administrative Agent shall otherwise agree)).

(ii)               Administrative Agent shall have received evidence that Senior Unsecured Notes have been, or on the Closing Date will be, issued by Borrower having an aggregate principal amount of (x) $550.0 million minus (y) the amount of Term B Facility Loans to be made on the Closing Date.

(iii)            Administrative Agent shall have received a copy of the Interim Access Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the parties thereto, and an Officer’s Certificate of Borrower, certifying that the Interim Access Agreement is in full force and effect as of the Closing Date.

(iv)           Administrative Agent shall have received evidence that Borrower has declared the dividend constituting the Spin-Off.

(p)                                 Approvals.  Other than as set forth in Section 8.06, Section 8.15 and on Schedule 9.14, all necessary Gaming Approvals and Governmental Authority and third party approvals and/or consents in connection with the Transactions, including without limitation, the transactions contemplated by the Credit Documents (excluding consents from third parties pertaining to collateral and security for the Loans which are addressed elsewhere in this Article VII) shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, enjoins, prevents or imposes materially adverse conditions upon the consummation of the Transactions.  In addition, there shall not exist any judgment, order, injunction or other restraint, and there shall be no pending litigation or proceeding by any Governmental Authority, prohibiting, enjoining or imposing materially adverse conditions upon the Transactions, or on the consummation thereof.

(q)                                 Solvency.  Administrative Agent shall have received a certificate in the form of Exhibit G from a Responsible Officer of Borrower with respect to the Solvency of Borrower (on a consolidated basis with its Restricted Subsidiaries), immediately after giving effect to the consummation of the Transactions.

(r)                                    Payment of Fees and Expenses.  To the extent invoiced at least three (3) Business Days prior to the closing date, all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Latham & Watkins LLP, and of local counsel in any applicable jurisdiction, if any) of Administrative Agent, Lead Arrangers and (in the case of fees only) the Lenders required to be paid by this Agreement or by the Fee Letter, in each case, payable to Administrative Agent, Lead Arrangers and/or Lenders in respect of the Transactions, shall have been paid to the extent due.

(s)                                   Patriot Act.  On or prior to the Closing Date, Administrative Agent shall have received at least five (5) days prior to the Closing Date all documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by Administrative Agent that Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(t)                                    Material Adverse Changes. Since December 31, 2012, there has been no event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 7.02.                      Conditions to All Extensions of Credit.  Subject to the limitations set forth in Section 2.12 and the applicable Incremental Joinder Agreement, the obligations of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder (including the initial borrowing) is subject to the further conditions precedent that:

(a)                                 No Default or Event of Default; Representations and Warranties True.  Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(i)                  no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply to any extensions of credit pursuant to an Incremental Term Loan to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement);

(ii)               each of the representations and warranties made by the Credit Parties in Article VIII and by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date) (provided that this clause (ii) shall not apply to any extensions of credit pursuant to an Incremental Term Loan to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement); and

(iii)            the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments then in effect.

(b)                                 Notice of Borrowing.  Administrative Agent shall have received a Notice of Borrowing and/or Letter of Credit Request, as applicable, duly completed and complying with Section 4.05.  Each Notice of Borrowing or Letter of Credit Request delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the applicable conditions in Sections 7.01 or 7.02, as the case may be, have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to Administrative Agent, the Collateral Agent and Lenders that, at and as of each Funding Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date (provided, that such representations and warranties made on the Closing Date shall be made giving effect to the Transactions):

SECTION 8.01.                      Corporate Existence; Compliance with Law.

(a)                                 Borrower and each Restricted Subsidiary (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b)(i) has all requisite corporate or other power and authority, and (ii) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (b)(ii) and (c) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

SECTION 8.02.                      Financial Condition; Etc.  Borrower has delivered to the Administrative Agent or made publically available (a) the audited consolidated balance sheets of Borrower and its Subsidiaries (before giving effect to the Transactions) as of December 31, 2012, and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants, (b) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for the most recent fiscal quarter ending after December 31, 2012 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date and (c) the unaudited pro forma consolidated balance sheet of Borrower and its Subsidiaries (giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2012 and for the most recent fiscal quarter ending after December 31, 2012 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date.  All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries as of the respective dates of said balance sheets and the results of their operations for the respective periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03.                      Litigation.  Except as set forth on Schedule 8.03, there is no Proceeding (other than any (a) qui tam Proceeding, to which this Section 8.03 is limited to knowledge of any Responsible Officer of Borrower, and (b) normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of any Responsible Officer of Borrower, threatened in writing against, Borrower or any of its Restricted Subsidiaries or any of their respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04.                      No Breach; No Default.

(a)                                 None of the execution, delivery and performance by any Credit Party of any Credit Document or Transaction Agreement to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, or tortiously interfere with, result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Default or Event of Default has occurred and is continuing.

SECTION 8.05.                      Action.  Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document or Transaction Agreement to which it is (or in the case of the Transaction Agreements, will be) a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of each Credit Document or Transaction Agreement to which it is (or in the case of the Transaction Agreements, will be) a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Credit Documents or Transaction Agreements to which it is (or in the case of the Transaction Agreements, will be) a party when executed and delivered by such Credit Party (and, in the case of any Transaction Agreement, for so long as such Transaction Agreement is in effect) will constitute, its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 8.06.                      Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Borrower or any Restricted Subsidiary of the Credit Documents or Transaction Agreements to which it is (or in the case of the Transaction Agreements, will be) a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued and filings or registrations with any Governmental Authority or any securities exchange in connection with the Spin-Off, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the filing of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date with the Mississippi Gaming Commission within thirty (30) days after the Closing Date, (iv) the filing of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date with the Pennsylvania Gaming Control Board within ten (10) days after the Closing Date and with the Pennsylvania Horse Racing Commission promptly after the Closing Date, (v) the notification to the Iowa Racing and Gaming Commission of the consummation of the debt transaction and providing executed copies of the documents evidencing the transactions as requested within ten (10) days following the Closing Date, (vi) the delivery of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date to the Indiana Gaming Commission, (vii) the filing of the executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date with the Illinois Gaming Board promptly upon their availability, (viii) the delivery to the Ohio Casino Control Commission of (x) executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date within ten (10) days of the Closing Date and (y) a list of Persons who are Lenders and/or holders of the Senior Unsecured Notes as of the Closing Date within fifteen (15) days of the Closing Date, (ix) the filings referred to in Section 8.14, (x) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (xi) prior approval of the Transactions by the Gaming Authorities, which approval has been obtained on or prior to the Closing Date, (xii) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, (xiii) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13), (xiv) prior approval from the Nevada Gaming Commission of the Security Agreement and the pledge of any Pledged Nevada Gaming Interests (as defined in the Security Agreement), (xv) the delivery of executed copies of this Agreement, the Security Agreement and the Notes executed on the Closing Date to the West Virginia Lottery Commission and (xvi) filings of Credit Documents with other Governmental Authorities, including Gaming Authorities.

SECTION 8.07.                      ERISA and Foreign Employee Benefit Matters.

(a)                                 Except as set forth on Schedule 8.07, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 8.07, as of the Closing Date, no member of the ERISA Group maintains or contributes to any Pension Plan.  Except as set forth on Schedule 8.07, each ERISA Entity is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect).  Except as disclosed on Schedule 8.07, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan that precedes the Closing Date, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each Foreign Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect).  The aggregate of the liabilities to provide all of the accrued benefits under any funded Foreign Plan (based on reasonable assumptions used by such Foreign Plan) does not as of the most recent valuation report (or as of the end of the most recent plan year if there is no recent valuation report) exceed the current fair market value of the assets held in the trust or other funding vehicle for such Foreign Plan by an amount that would reasonably be expected to have a Material Adverse Effect.  Other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect, with respect to any unfunded Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained.  There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of Borrower, threatened against Borrower or any of its Restricted

Subsidiaries or any ERISA Entity with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

SECTION 8.08.                      Taxes and Tax Treatment of Spin-Off Transaction.  (a) Except as set forth on Schedule 8.08 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, Borrower and each of its Restricted Subsidiaries have been timely filed in accordance with all applicable laws; (ii) Borrower and each of its Restricted Subsidiaries has timely paid or made provision for payment of all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and such proceedings operate to suspend collection of the contested Taxes and enforcement of a Lien in respect thereof) and each Tax Return is accurate and complete in all material respects; and (iii) Borrower and each of its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Restricted Subsidiary for which no Tax Return has yet been filed.  Neither Borrower nor any of its Restricted Subsidiaries has received written notice of any proposed or pending tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would in the aggregate reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Borrower or any of its Restricted Subsidiaries other than between or among Borrower and its Restricted Subsidiaries.

(b)                                 The Spin-Off will constitute a distribution under Section 355 of the Code and a reorganization under Section 368(a)(1)(D) of the Code in which no gain or loss is recognized by GLPI, Borrower or the shareholders of Borrower.

SECTION 8.09.                      Investment Company Act; Other Restrictions.  Neither Borrower nor any of its Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X and the Gaming Laws.

SECTION 8.10.                      Environmental Matters.  Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:  (i) each of Borrower and its Restricted Subsidiaries and each of their businesses, operations and Real Property is and in the last five years has been in material compliance with, and each has no liability under any Environmental Law; (ii) each of Borrower and its Restricted Subsidiaries has obtained all Permits material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and its Restricted Subsidiaries, no material expenditures or operational adjustments would reasonably be expected to be required during the next five years in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, used for waste disposal by Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors in interest that would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, threatened, against Borrower or any of its Restricted Subsidiaries or, relating to real property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, used for waste disposal, by Borrower or any of its Restricted Subsidiaries or relating to the operations of Borrower or its Restricted Subsidiaries; (v) none of Borrower or any of its Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of its Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of its Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law; (vii) no real property or facility presently or formerly owned, operated or leased by Borrower or any of its Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, no real property or facility presently or formerly used for waste disposal by Borrower or any of its Restricted Subsidiaries or owned, leased, operated or used for waste disposal by any of their respective predecessors in interests is (a) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (b) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum; (viii) no real property or facility presently or formerly owned, or presently leased or operated by Borrower or any of its Restricted Subsidiaries and, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, no real property or facility formerly leased or operated by Borrower or any of its Restricted Subsidiaries is listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated pursuant to CERCLA as potentially requiring future Response Action; (ix) no Lien has been recorded or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of its Restricted Subsidiaries; and (x) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Permit held by Borrower or any of its Restricted Subsidiaries under any Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements with respect to each of Borrower and its Restricted Subsidiaries or any of their respective predecessors in interest.

SECTION 8.11.                      Use of Proceeds.

(a)                                 Borrower will use the proceeds of:

(i)                  Term A Facility Loans, Term B Facility Loans and Revolving Loans made on the Closing Date to finance the Transactions and for general corporate purposes, and

(ii)               Revolving Loans and Term Loans made after the Closing Date for working capital, capital expenditures, Permitted Acquisitions (and other Acquisitions not prohibited hereunder) and general corporate purposes and for any other purposes not prohibited by this Agreement.

(b)                                 Neither Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.  The pledge of any Equity Interests by any Credit Party pursuant to the Security Agreement does not violate such regulations.

SECTION 8.12.                      Subsidiaries.

(a)                                 Schedule 8.12(a) sets forth a true and complete list of the following:  (i) all the Subsidiaries of Borrower as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by Borrower and its Subsidiaries as of the Closing Date.

(b)                                 Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c)                                  Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

SECTION 8.13.                      Ownership of Property; Liens.

(a)                                 Except as set forth on Schedule 8.13(a), (a) Borrower and each of its Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property and Vessels) leasehold interest in (or subleasehold interest in or other right to occupy), all material assets and Property (including Mortgaged Real Property and Mortgaged Vessels) (tangible and intangible) owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and (b) all such assets and Property are subject to no Liens other than Permitted Liens.  All of the assets and Property owned by, leased to or used by Borrower and each of its Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Schedule 8.13(b) sets forth a true, complete and correct list of each of the Vessels owned, leased, used or occupied by Borrower or a Restricted Subsidiary as of the Closing Date, including the owner of the Vessel, the name of the Vessel, the official number (if any) of the Vessel and the location where such Vessel is docked or stored.

SECTION 8.14.                      Security Interest; Absence of Financing Statements; Etc.

(a)                                 The Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by Collateral Agent of the Pledged Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the Security Agreement and (iii) delivery of the applicable documents to Collateral Agent in accordance with the provisions of the applicable Security Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

(b)                                 Each Ship Mortgage, once executed and delivered, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage upon the applicable Mortgaged Vessel or a leasehold interest in the Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Liens.

SECTION 8.15.                      Licenses and Permits.  Except as set forth on Schedule 8.15, Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.  None of the Permits has been modified in any way since the Closing Date that would reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.15, all Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.15, neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming

Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

SECTION 8.16.                      Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Secured Party in connection with this Agreement and the other Credit Documents or included or delivered pursuant thereto, but in each case excluding all projections and general industry or economic data, whether prior to or after the date of this Agreement, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information furnished at any time by any Credit Party to any Secured Party pursuant to this Agreement have been prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.

SECTION 8.17.                      Solvency.  As of each Funding Date, immediately prior to and immediately following (i) with respect to representations made as of the Closing Date, the consummation of the Transactions and (ii) with respect to all representations (including on the Closing Date), the extensions of credit to occur on such Funding Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).

SECTION 8.18.                      [Reserved].

SECTION 8.19.                      Intellectual Property.  Except as set forth on Schedule 8.19, Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 9(a), 9(b) and 9(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 9(a), 9(b) and 9(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.20.                      [Reserved].

SECTION 8.21.                      Regulation H.  Except for the Real Property listed on Schedule 8.21 attached hereto, as of the Closing Date, no Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 8.22.                      Insurance.  Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms.  Borrower and each of its Restricted Subsidiaries maintain all insurance required by Flood Insurance Laws (but shall not, for the avoidance of doubt, be required to obtain insurance with respect to wind and flood damage unless and to the extent required by such Flood Insurance Laws).

SECTION 8.23.                      Real Estate.

(a)                                 Schedule 8.23(a) sets forth a true, complete and correct list of all material Real Property owned and all material Real Property leased by Borrower or any of its Restricted Subsidiaries as of the Closing Date and after giving effect to the Master Lease, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name.  Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases other than the Master Lease.

(b)                                 Except as set forth on Schedule 8.23(b), as of the Closing Date and after giving effect to the Master Lease, to the best of knowledge of any Responsible Officer of Borrower no Taking has been commenced or is contemplated with respect to all or any portion of the Real Property or for the relocation of roadways providing access to such Real Property that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 8.24.                      Leases.

(a)                                 Borrower has delivered to Administrative Agent a true, complete and correct copy of the Master Lease, which Tenant will enter into promptly following the Spin-Off, and in no event later than twenty (20) Business Days after the Closing Date.

(b)                                 So long as the Master Lease is then in effect, Borrower and its Restricted Subsidiaries have paid all material payments required to be made by it under (i) the Master Lease and (ii) all other leases of Real Property where any of the Collateral is or may be located from time to time (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent), except where failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

(c)                                  As of (i) the initial effective date thereof and thereafter, the Master Lease will be, and (ii) the Closing Date and thereafter, each of the other leases of Real Property listed on Schedule 8.23(a) (as amended, restated, replaced, supplemented or otherwise modified by Schedule 6(b) to the Perfection Certificates that have been delivered pursuant to Section 9.04(h)(ii)) is, in full force and effect and will be or is, as applicable, legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, in each case, except as such enforceability may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), except in the case of clause (ii) as would not reasonably be expected to have a Material Adverse Effect.

(d)                                 None of the leases of Real Property set forth on Schedule 8.23(a) (other than the Master Lease and as amended, restated, replaced, supplemented or otherwise modified by Schedule 6(b) to the Perfection Certificates that have been delivered pursuant to Section 9.04(h)(ii)) have been amended, modified or assigned in any manner that would reasonably be expected to result in a Material Adverse Effect.  Borrower has not received written notice from Landlord of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of Borrower, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party party to any of the leases of Real Property set forth on Schedule 8.23(a) (other than the Master Lease and as amended, restated, replaced, supplemented or otherwise modified by Schedule 6(b) to each of the Perfection Certificates that have been delivered pursuant to Section 9.04(h)(ii)) that would reasonably be expected to have a Material Adverse Effect.

(e)                                  As of the effective date of the Master Lease, the interest of the tenant under the ground leases forming part of the Leased Property is vested in the Landlord, in each case as set forth on Schedule 1.01(C).  Borrower will, and will cause each applicable Restricted Subsidiary to, use its commercially reasonable efforts (which shall not include the payment of consideration (other than reasonable attorneys’ fees and other expenses reasonably incidental thereto)) to (x) obtain duly executed and delivered subordination, non-disturbance and attornment agreements (“SNDAs”) in form and substance reasonably satisfactory to Administrative Agent by the “lessors” (such term to include, with respect to Property subject to the Master Lease, Landlord and any Person who leases any of the Property subject to the Master Lease to Landlord) and the “fee mortgagees” (such term to include, with respect to Property subject to the Master Lease, mortgagees of Landlord and of any Person who leases any of the Property subject to the Master Lease to Landlord), in each case, under each lease as to which Borrower or any Restricted Subsidiary has granted or is required to grant a Mortgage on its interest thereunder (or under any sublease thereof) and (y) obtain the agreement of the lessors (as defined above in this Section 8.24(e)) under each lease as to which Borrower or any Restricted Subsidiary has granted or is required to grant a Mortgage on its interest thereunder (or under any sublease thereof) that such lessor (as defined above in this Section 8.24(e)) will use commercially reasonable efforts to obtain SNDAs from any future fee mortgagees (as defined above) and cause any existing or future fee mortgagee (as defined above in this Section 8.24(e)) on all or any part of the ground lessor’s interest in any Real Property under a lease then in effect with respect to which Borrower or a Restricted Subsidiary has granted a Mortgage on its leasehold interest thereunder to be at all times subject and subordinate to, and not attach to or encumber or otherwise affect, the lien of the applicable Mortgages.  If, at any time after the Closing Date, Borrower or any Restricted Subsidiary enters into a lease of real property as tenant which is required to be subject to a Mortgage or obtains knowledge of or receives written notice from a lessor under a lease with respect to which Borrower or any Restricted Subsidiary has granted a Mortgage on its interest thereunder that a fee mortgage is encumbering the fee interest underlying such lease, Borrower will, and will cause each applicable Restricted Subsidiary to, use its commercially reasonable efforts (which shall not include the payment of consideration (other than attorneys’ fees and other expenses reasonably incidental thereto)) to obtain a duly executed and delivered SNDA by the lessor and/or fee mortgagee, as applicable.

SECTION 8.25.                      Mortgaged Real Property.  Except as set forth on Schedule 8.25(a) or as would not reasonably be expected to have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of Borrower has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to Borrower’s knowledge only.

SECTION 8.26.                      Material Adverse Effect.  Since December 31, 2012, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 8.27.                      Anti-Terrorism Law.

(a)                                 No Credit Party and, to the knowledge of any Responsible Officer of Borrower, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)                                 No Credit Party and, to the knowledge of any Responsible Officer of Borrower, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                  a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)               a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)            a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)              a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Credit Party and, to the knowledge of any Responsible Officer of Borrower, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (excluding any Secured Party or any Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person (to its knowledge, with respect to customers and patrons of, and visitors to, any Gaming Facility) described in Section 8.27(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)                                 Neither Borrower, nor any of its Subsidiaries, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full, (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 9.01.                      Existence; Business Properties.

(a)                                 Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material

Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful to its business.

SECTION 9.02.                      Insurance.

(a)                                 Borrower and its Restricted Subsidiaries shall maintain with insurers of recognized financial responsibility (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and furnish to Administrative Agent, upon written request, information as to the insurance carried; provided that Borrower and its Restricted Subsidiaries shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law.  Subject to Section 9.14, Collateral Agent shall be named as an additional insured on all third-party liability insurance policies of Borrower and each of its Restricted Subsidiaries (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and Collateral Agent shall be named as mortgagee/loss payee on all property insurance policies of each such Person.

(b)                                 Borrower and each of its Restricted Subsidiaries shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation of a material policy or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $25.0 million with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

(c)                                  If any portion of any Mortgaged Real Property is at any time is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Borrower shall, or shall cause the applicable Credit Party to (i) to the extent required pursuant to Flood Insurance Laws, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws and (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent.

(d)                                 In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default, such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure.  Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03.                      Taxes.  Borrower and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and, in the case of Liens on the Collateral, enforcement of such Lien.

SECTION 9.04.                      Financial Statements, Etc.  Borrower shall deliver to Administrative Agent for distribution by Administrative Agent to the Lenders (unless a Lender expressly declines in writing to accept):

(a)                                 Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year beginning with the fiscal quarter ending September 30, 2013, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Consolidated Companies as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of operations, cash flows and stockholders’ equity for the corresponding period in the preceding fiscal year to the extent such financial statements are available, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes);

(b)                                 Annual Financials.  As soon as available and in any event within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2013, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such year and the related consolidated balance sheet of Consolidated Companies as at the end of such year, setting forth in each case in comparative form the corresponding information as of the end of and for the preceding fiscal year to the extent such financial statements are available, and, in the case of such consolidated financial statements, accompanied by an opinion, without a going concern or similar qualification or exception as to scope (other than any going concern or similar qualification or exception related to the maturity or refinancing of Indebtedness under the Credit Documents or Credit Agreement Refinancing Debt or prospective compliance with the financial maintenance covenants), thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies as at the end of, and for, such fiscal year in conformity with GAAP, consistently applied (except as noted therein);

(c)                                  Auditor’s Certificates; Compliance Certificate.  (i) Concurrently with the delivery of the financial statements referred to in Section 9.04(b), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines or to the extent not available on commercially reasonable terms as determined in consultation with the Administrative Agent) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenants, except as specified in such certificate; and (ii) at the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of Borrower in the form of Exhibit V hereto (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with Section 10.08 as of the end of the respective fiscal quarter or fiscal year;

(d)                                 Notice of Default.  Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto, a copy of which shall be promptly provided to the West Virginia Lottery Commission;

(e)                                  Environmental Matters.  Written notice of any claim, release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)                                   Annual Budgets.  Unless a Lender declines to accept, beginning with the fiscal year of Borrower commencing on January 1, 2014, as soon as practicable and in any event within 10 days after the approval thereof by the board of directors of Borrower (but not later than 90 days after the beginning of each fiscal year of Borrower), a consolidated plan and financial forecast for such fiscal year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Consolidated Companies for such fiscal year and for each quarter of such fiscal year, together with an Officer’s Certificate containing an explanation of the assumptions on which such forecasts are based and stating that such plan and projections have been prepared using assumptions believed in good faith by management of Borrower to be reasonable at the time made (it being recognized by the Lenders that such plan and projections are not to be viewed as fact and that actual results during the period or periods covered by such plan and projections may differ from the forecasted results set forth therein by a material amount and no Company makes any representation as to the ability of any Company to achieve the results set forth in any such plan or projections);

(g)                                  Auditors’ Reports.  Promptly upon receipt thereof, copies of all annual, interim or special reports issued to Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;

(h)                                 Lien Matters; Casualty and Damage to Collateral.

(i)                  Prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien (but excluding Liens incurred pursuant to Section 10.02(l))) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(ii)               Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 1(c), 2, 3(a), 3(b), 5, 6(a), 6(b), 6(c), 7, 8, 9(a), 9(b), 9(c) and 10 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h)(ii);

(i)                                     Notice of Material Adverse Effect.  Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(j)                                    Notice of Default under Master Lease.  Written notice of (i) any amendment or modification of the Master Lease and (ii) receipt of a written notice from the Landlord under the Master Lease of a “Default” or “Event of Default” under and as defined in, the Master Lease or notice of termination of the Master Lease;

(k)                                 ERISA Information.  Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; and

(l)                                     Miscellaneous.  Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request

; provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that: Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide the compliance certificate required by Section 9.04(c)(ii) to Administrative Agent in the form of an original paper copy or a .pdf or facsimile copy of the original paper copy.

Concurrently with the delivery of financial statements pursuant to Sections 9.04(a) and 9.04(b) above, in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 5% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the last day of the period covered by such financial statements, Borrower shall provide revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness and cash and Cash Equivalents on hand of Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries).

Borrower hereby acknowledges that (a)  Administrative Agent will make available to the Lenders and the L/C Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the L/C Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 9.05.                      Maintaining Records; Access to Properties and Inspections.  Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made.  Borrower and its Restricted Subsidiaries will, subject to applicable Gaming Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by such representatives (on behalf of Administrative Agent and/or any Lender) shall be permitted in any fiscal year (and such inspection shall be at Administrative Agent and/or such Lenders’ expense, as applicable).  Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06.                      Use of Proceeds.  Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11.

SECTION 9.07.                      Compliance with Environmental Law.  Borrower and its Restricted Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens imposed under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; and (c) at the written request of Administrative Agent, in its reasonable discretion, provide, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that reasonably could be expected to form the basis of an Environmental Action against Borrower or any Restricted Subsidiary or any Real Property of Borrower or any of its Restricted Subsidiaries which would reasonably be expected to have a Material Adverse Effect; if Borrower or any of its Restricted Subsidiaries fails to provide the same within sixty (60) days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents, advisors and consultants access at reasonable times, and upon reasonable notice to Borrower, to such Real Property and specifically grants Administrative Agent and its agents, advisors and consultants an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at no cost or expense to Administrative Agent, Collateral Agent or any Lender.  Administrative Agent will use its commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

SECTION 9.08.                      Pledge or Mortgage of Real Property and Vessels.

(a)                                 Subject to compliance with applicable Gaming Laws, if, after the Closing Date any Credit Party shall acquire any Property (other than any Real Property, any Vessel or Replacement Vessel (other than leasehold interests in any Vessel or Replacement Vessel) or any Property that is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Property and to the extent such prohibition is not superseded by the applicable provisions of the UCC), including, without limitation, pursuant to any Permitted Acquisition, or as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Security Documents are intended to cover, such Credit Party shall (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Pledged Collateral) promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming Laws)), subject to no Liens other than Permitted Liens, in each case, to the extent such actions are required by the Security Agreement; provided, that notwithstanding the foregoing, the Credit Parties shall not be required to take such actions with respect to (i) any leasehold interest in any Vessel or Replacement Vessel (other than any such Vessel or Replacement Vessel constituting Leased Property) entered into after the date hereof that has a fair market value (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) of less than $250.0 million or a remaining term (including options to extend) of less than 10 years or (ii) any leasehold interest in any Vessel or Replacement Vessel (other than any such Vessel or Replacement Vessel constituting Leased Property) acquired as part of a Permitted Acquisition or other Acquisition permitted hereunder, in either case, if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a such security interest.

(b)                                 If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee or leasehold interest in Real Property located in the United States which Real Property has a fair market value in excess of $25.0 million, (y) develops a Gaming Facility on any fee or leasehold interest in Real Property located in the United States which Real Property (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) has a fair market value in excess of $25.0 million, determined on an as-developed basis, or (z) acquires a leasehold interest in any Real Property that constitutes Leased Property, in each case, with respect to which a Mortgage was not previously entered into in favor of Collateral Agent (in each case (except with respect to Property described in clause (z) above), other than to the extent such Real Property is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Real Property), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent (provided that no such request from Collateral Agent or Required Lenders shall be necessary in the case of any Leased Property), within ninety (90) days of such request (or in the case of Leased Property, within fifteen (15) Business Days following the addition of such Leased Property to the Master Lease) (in each case, or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Liens, including the following:

(1)                                 a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a valid, perfected, Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Liens; and

(2)                                 with respect to each Mortgage and each Mortgaged Real Property, each of the items set forth in Sections 7.01(l) and 9.14(b) and, in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, each of the items set forth in Sections 9.14(a)(i)(2), 9.14(a)(i)(3) and 7.01(j) (provided that, with respect to Leased Property, the items in Sections 9.14(a)(i)(2) and 9.14(a)(i)(3) (other than fixture filings and title insurance policies) shall not be required prior to the ninetieth (90th) day (or such later day as is acceptable to Administrative Agent in its sole discretion) following the date such Property becomes Leased Property);

provided, that notwithstanding the foregoing, except for any Property constituting Leased Property, the Credit Parties shall not be required to grant a Mortgage on (i) any leasehold interest in any Real Property entered into after the date hereof that has a fair market value (including the reasonably anticipated fair market value of the Gaming Facility or other improvements to be developed thereon) of less than $250.0 million or a remaining term (including options to extend) of less than 10 years or (ii) any leasehold interest in any Real Property acquired as part of a Permitted Acquisition or other Acquisition permitted hereunder, in either case, if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a Mortgage;

provided, further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(b) shall not be required prior to the date that is one hundred twenty (120) days after the Closing Date.

(c)                                  If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any Vessel or a Replacement Vessel with a fair market value in excess of $25.0 million located or otherwise maintained in the United States and registered with the United States Coast Guard or (y) develops a Gaming Facility with a fair market value in excess of $25.0 million, determined on an as-developed basis, on any fee interest in a Vessel or a Replacement Vessel located or otherwise maintained in the United States and registered with the United States Coast Guard, in each case, with respect to which a Ship Mortgage was not previously entered into in favor of Collateral Agent (other than to the extent such other Vessel or Replacement Vessel is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Vessel or Replacement Vessel), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within ninety (90) days of such request (or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage, if applicable, or to create a new Ship Mortgage on such other Vessel or Replacement Vessel and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code subject to Permitted Liens, including the following:

(1)                                 a Ship Mortgage reasonably satisfactory to Collateral Agent, granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on each such other Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such other Vessel or Replacement Vessel; and

(2)                                 with respect to each Ship Mortgage and each such other Vessel or Replacement Vessel, in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage;

provided, further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date that is one hundred twenty (120) days after the Closing Date.

(d)                                 Notwithstanding anything contained in Sections 9.08(a), 9.08(b) and 9.08(c) to the contrary (except with respect to Property constituting Leased Property, as to which this Section 9.08(d) shall not apply), in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by (i) the applicable Gaming Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals or (ii) Contractual Obligation (except to the extent invalidated by the applicable provisions of the UCC), provided, that such Contractual Obligation (A) is in existence on the Closing Date or (B) except with respect to Mortgages, Ship Mortgages and liens on leaseholds of Vessels or Replacement Vessels, in each case, required pursuant to this Section 9.08, is not prohibited under Section 10.10.

(e)                                  With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired (or leased) by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall (and with respect to any items requiring approval from Gaming Authorities, Borrower shall use commercially reasonable efforts to seek the approval from the applicable Gaming Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained), comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

SECTION 9.09.                      Security Interests; Further Assurances.

(a)                                 Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority (which Borrower hereby agrees to use commercially reasonable efforts to obtain), at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and any applicable Requirements of Law including, without limitation, any Gaming Laws) subject to no Liens other than Permitted Liens; provided that, notwithstanding anything to the contrary herein or in any other Credit Document, in no event shall any Company be required to enter into control agreements with respect to its deposit accounts, securities accounts or commodity accounts.  In the case of the exercise by Collateral Agent or the Lenders or any other Secured Party of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain.  If Collateral Agent reasonably determines that it is required by applicable Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

(b)                                 Without limiting the generality of Section 9.09(a), it is the intent of the parties hereto that all Leased Property be subject to a valid, enforceable and perfected Lien in favor of Collateral Agent within the periods required hereunder (including Sections 9.08 and 9.14). Administrative Agent, Collateral Agent and Borrower agree to cooperate in causing the Leased Property to be subject to such Liens, and Borrower agrees to execute such Security Documents and amendments or supplements thereto, and take such other actions, as may be reasonably necessary, or reasonably requested by Collateral Agent, to subject the Leased Property to a valid, enforceable and perfected Lien in favor of Collateral Agent within such time periods.

SECTION 9.10.                      Master Lease.

(a)                                 Borrower will cause each sublease and each use agreement entered into between Tenant and any other Credit Party with respect to Real Property that is leased from Landlord pursuant to the Master Lease to at all times during the term of the Master Lease to be subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate).

(b)                                 Within twenty (20) Business Days after the Closing Date, Administrative Agent shall have received a copy of the Master Lease duly executed by the parties thereto and an Officer’s Certificate of Borrower certifying that the Master Lease is in full force and effect as of such date of delivery.

(c)                                  Borrower will (i) take all actions required by the Master Lease (and such other actions as reasonably requested by Administrative Agent) to cause Landlord to execute and notarize, and, promptly upon receipt (and, in any event, within one (1) Business Day of receipt thereof by Borrower or Tenant), Borrower shall deliver to Administrative Agent, in respect of each Mortgage in respect of Real Property that is leased from Landlord pursuant to the Master Lease, an acknowledgment pursuant to the Master Lease in substantially the form of Exhibit U hereto (or such other form as is agreed to by Administrative Agent in its sole discretion), duly executed and notarized by the Landlord and (ii) designate this Agreement as a “Debt Agreement” pursuant to the definition of the term “Debt Agreement” under the Master Lease.

(d)                                 Within twenty (20) Business Days after the Closing Date, Borrower shall have effected the Spin-Off.

SECTION 9.11.                      Additional Credit Parties.  Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (ii) any Wholly Owned Restricted Subsidiary of a Credit Party ceasing to be an Excluded Subsidiary (including, without limitation, an Immaterial Subsidiary being designated pursuant to Section 9.13 as an Excluded Immaterial Subsidiary) or (iii) any Revocation that results in an Unrestricted Subsidiary becoming a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) of a Credit Party (such Wholly Owned Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming Law or assuming and to the extent it obtains the approval of the Gaming Authority to the extent such approval is required by applicable Gaming Laws (which Borrower hereby agrees to use commercially reasonable efforts to obtain), (A) cause each such Wholly Owned Restricted Subsidiary to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its sole discretion), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements, any amendments to the Credit Documents and a Perfection Certificate)) as Administrative Agent may reasonably request in order to have such Wholly Owned Restricted Subsidiary become a Guarantor and (B) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Wholly Owned Restricted Subsidiary which are owned by any Credit Party and required to be pledged pursuant to the Security Agreement, (II) deliver to Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Wholly Owned Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement) to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and excluding acts with respect to perfection of security interests and Liens not required under, or excluded from the requirements under, the Security Agreement) the Security Agreement and all other Property (limited, in the case of Foreign Subsidiaries, to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Foreign Subsidiaries) of such Wholly Owned Restricted Subsidiary in accordance with the provisions of Section 9.08 hereof with respect to such new Wholly Owned Restricted Subsidiary, or by law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided, however, that Borrower shall use its commercially reasonable efforts to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Wholly Owned Restricted Subsidiary and for the Guarantee of such Wholly Owned Restricted Subsidiary as soon as reasonably practicable.  All of the foregoing actions shall be at the sole cost and expense of the Credit Parties.

Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that (except with respect to Property constituting Leased Property, as to which this paragraph shall not apply), no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in the paragraph above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited (i) by the applicable Gaming Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee or (ii) any Contractual Obligation (except to the extent superseded by the applicable provisions of the UCC), provided, that such Contractual Obligation (A) is in existence on the Closing Date or, in the case of a Person who will become an Additional Credit Party, is in existence on the date of such acquisition or (B) except with respect to Mortgages, Ship Mortgages and liens on leaseholds of Vessels and Replacement Vessels, in each case, required pursuant to this Section 9.11, is not prohibited by Section 10.10.

SECTION 9.12.                      Limitation on Designations of Unrestricted Subsidiaries.

(a)                                 Borrower may, on or after the Closing Date, designate any Subsidiary of Borrower (other than a Subsidiary of Borrower which owns one or more Principal Assets) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i)                  no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(ii)               Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the fair market value of the Equity Interest of such Subsidiary owned by Borrower and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to Borrower and the Restricted Subsidiaries on such date;

(iii)            after giving effect to such Designation, Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date; and

(iv)           such Subsidiary is not the Tenant under the Master Lease and does not own, operate or manage any Principal Asset.

Upon any such Designation after the Closing Date, Borrower and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the Designation Amount.

(b)                                 Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(i)                  no Default or Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation;

(ii)               after giving effect to such Revocation, Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date; and

(iii)            all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement.

(c)                                  All Designations and Revocations occurring after the Closing Date must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d)                                 If Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent.  At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.13.                      Limitation on Designation of Immaterial Subsidiaries.

(a)                                 If for any reason the aggregate fair market value of the assets of all the Immaterial Subsidiaries exceeds the Immaterial Subsidiary Threshold Amount, then, promptly after the occurrence of such event that causes the aggregate fair market value of all Immaterial Subsidiaries to exceed the Immaterial Subsidiary Threshold Amount, Borrower shall designate (an “Excluded Designation”) one or more Immaterial Subsidiaries as no longer constituting Immaterial Subsidiaries for all purposes of this Agreement (an “Excluded Immaterial Subsidiary”) as may be necessary to ensure that the Immaterial Subsidiary Threshold is satisfied.  Borrower may redesignate (a “Redesignation”) an Excluded Immaterial Subsidiary as constituting an Immaterial Subsidiary for purposes of this Agreement so long as such redesignated Excluded Immaterial Subsidiary is in compliance with the requirements of the definition of Immaterial Subsidiary and such Redesignation does not cause or otherwise result in the aggregate fair market value of the assets of all Immaterial Subsidiaries (after giving effect to the Redesignation of the Excluded Immaterial Subsidiary as an Immaterial Subsidiary) to exceed the Immaterial Subsidiary Threshold Amount.  For purposes of this Section 9.13(a), fair market value shall be determined as of the most recent Calculation Date.

(b)                                 Any such Excluded Designation or Redesignation must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.13(a).

(c)                                  If Borrower redesignates an Excluded Immaterial Subsidiary as an Immaterial Subsidiary in accordance with this Section 9.13, so long as no Default or Event of Default exists, the Obligations of such Excluded Immaterial Subsidiary (as a Guarantor) under the Credit Documents shall terminate and be of no further force and all Liens granted by such Excluded Immaterial Subsidiary (as a Guarantor) under the applicable Security

Documents shall terminate and be released and be of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent.  At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect the termination and release of such Lien and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.14.                      Post-Closing Matters.  Borrower will cause to be delivered or performed, as applicable, each of the following:

(a)                                 Mortgage Matters.  On or before the date that is 120 days after the Closing Date (or such later date as is permitted by Administrative Agent in its sole discretion):

(i)                  Mortgaged Real Property.  Administrative Agent shall have received with respect to each Mortgaged Real Property identified on Schedule 1.01(E): (1) a Mortgage reasonably satisfactory to Administrative Agent and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected first priority Lien (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming Laws)) on such Mortgaged Real Property subordinate to no Liens other than Permitted Liens, (2) with respect to each Mortgage, legal opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Mortgage and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type and evidence that Borrower has taken all actions required by Section 9.10(c)(i) with respect to such Mortgage and (3) with respect to each Mortgaged Real Property and Mortgage, such fixture filings, title insurance policies, insurance certificates, surveys, consents, estoppels, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents delivered in connection with the Existing Credit Agreement substantially in the form delivered thereunder with such changes thereto as shall be necessary to reflect the Transactions and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance.

(ii)               Ship Mortgages.  Administrative Agent shall have received with respect to each Mortgaged Vessel, if any, identified on Schedule 8.13(b): (1) a Ship Mortgage granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on such Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, in each case, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Mortgaged Vessel, (2) with respect to each Ship Mortgage, legal opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Ship Mortgage and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type and (3)  certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage, and all of the foregoing shall be reasonably satisfactory to Administrative Agent.

(b)                                 Flood Area.  Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Real Property for which a Mortgage is granted pursuant to Section 9.14(a)(i) on or before the date the related Mortgage is delivered to Adminsitrative Agent (together with a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto).

(c)                                  Additional Post-Closing Deliverables. Each of the documents and other agreements set forth on Schedule 9.14 shall be delivered or performed, as applicable, within the respective time frames specified therein.

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 10.01.               Indebtedness.  Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a)                                 Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                                 Indebtedness outstanding on the Closing Date and listed on Schedule 10.01, and any Permitted Refinancings thereof;

(c)                                  Indebtedness under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes;

(d)                                 intercompany Indebtedness of Borrower and the Restricted Subsidiaries to Borrower or other Restricted Subsidiaries;

(e)                                  [Reserved]

(f)                                   Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming Licenses or for the purposes referenced in this clause (f));

(g)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h)                                 Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, $100.0 million;

(i)                                     Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)                                    guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary under this Section 10.01;

(k)                                 Indebtedness of a Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l)                                     (i) Permitted Unsecured Indebtedness and Permitted Second Lien Indebtedness, so long as (x) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date and (y) no Event of Default shall have occurred and be continuing after giving effect thereto and (ii) Permitted Refinancings of any Indebtedness incurred pursuant to clause (i) so long as (x) in the case of Permitted Refinancings of Permitted Second Lien Indebtedness, such Permitted Refinancings qualify as either Permitted Second Lien Indebtedness or Permitted Unsecured Indebtedness or (y) in the case of Permitted Refinancings of Permitted Unsecured Indebtedness, such Permitted Refinancings qualify as Permitted Unsecured Indebtedness;

(m)                             (i) Permitted First Lien Indebtedness, so long as (w) the Consolidated Senior Secured Net Leverage Ratio shall not exceed 1.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, (x) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date, (y) no Event of Default shall have occurred and be continuing after giving effect thereto, and (z) in the reasonable judgment of Borrower, the terms of such Indebtedness, when taken as a whole, are no more restrictive in any material respect than the terms of this Agreement and (ii) Permitted Refinancings of any Indebtedness incurred pursuant to clause (i) so long as such Permitted Refinancings qualify as Permitted First Lien Indebtedness, Permitted Second Lien Indebtedness or Permitted Unsecured Indebtedness;

(n)                                 unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness” so long, in the case of any such Indebtedness other than earn-out obligations, at the time of incurrence thereof, (i) no Event of Default shall have occurred and be continuing after giving effect thereto and (ii) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date;

(o)                                 Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(p)                                 Indebtedness of Borrower under the Senior Unsecured Notes, and Permitted Refinancings thereof;

(q)                                 unsecured Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $100.0 million outstanding at any time;

(r)                                    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(s)                                   Investments under Section 10.04(k), 10.04(l), 10.04(m) and 10.04(s) consisting of guarantees in an aggregate amount not to exceed $500.0 million at any time;

(t)                                    (A)                               Indebtedness of Borrower in respect of one or more series of senior unsecured notes or loans, senior secured first lien or junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of New Revolving Commitments and/or New Term Loan Commitments pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (any such Indebtedness, “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all Incremental Equivalent Debt issued or incurred pursuant to this Section 10.01(t) shall not, together with any Incremental Revolving Commitments, New Term Loan Commitments (and, without duplication, New Term Loans), Incremental Term A Loan Commitments (and, without duplication, Incremental Term A Loans), and/or Incremental Term B Loan Commitments (and, without duplication, Incremental Term B Loans) issued or incurred on or prior to such date, exceed the Incremental Loan Amount (with the Incremental Loan Amount to be determined as if any Incremental Equivalent Debt is senior secured indebtedness even if such Incremental Equivalent Debt is unsecured); (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance; provided that, with respect to any Incremental Equivalent Debt the proceeds of which are used to fund a Permitted Acquisition or other Acquisition substantially concurrently upon the receipt thereof, the absence of an Event of Default shall not constitute a condition to the issuance or incurrence of such Incremental Equivalent Debt; (iii) Borrower shall be in compliance with the Financial Maintenance Covenants on a Pro Forma Basis as of the most recent Calculation Date (provided that, for such purpose, (x) Consolidated Net Indebtedness shall not take into account any cash or cash equivalents constituting proceeds of any Incremental Commitments to be provided on such date or any cash or cash equivalents of any Incremental Equivalent Debt to be issued or incurred on such date that may otherwise reduce the amount of

Consolidated Net Indebtedness and (y) in the case of any Incremental Revolving Commitments and Incremental Equivalent Debt consisting of revolving credit facilities, pro forma effect shall be given to any New Revolving Loans, Revolving Loans under Incremental Revolving Commitments and any loans under any Incremental Equivalent Debt consisting of a revolving credit facility, in each case, to the extent actually made on such date, but any proposed Incremental Revolving Commitments or Incremental Equivalent Debt to be incurred on such date consisting of a revolving credit facility shall not otherwise be treated as drawn); (iv) if such Incremental Equivalent Debt is (x) secured on a pari passu basis with the Obligations, such Incremental Equivalent Debt shall have a maturity date and Weighted Average Life to Maturity (without giving effect to prepayments that reduce scheduled amortization) no shorter than any then-existing Tranche of Term Loans or (y) secured on a second lien (or other junior basis) or is unsecured, such Incremental Equivalent Debt shall satisfy the definition of Permitted Junior Debt Conditions; (v) if such Incremental Equivalent Debt is secured (x) on pari passu basis with the Obligations, the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement or (y) or second lien (or other junior) basis to the Obligations, the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent; (vi) except as set forth in clauses (i) — (v) of this paragraph (t), the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Incremental Equivalent Debt are (as determined by Borrower in good faith), taken as a whole, no more restrictive in any material respect than the terms set forth in this Agreement; and (B) any Permitted Refinancing in respect thereof that satisfies clause (A)(v) and (A)(vi) above;

(u)                                 Indebtedness used to finance, or incurred or issued for the purpose of financing, Expansion Capital Expenditures or Development Projects (including Permitted Refinancings thereof) in an aggregate principal amount not to exceed $500.0 million at any time outstanding so long as no Event of Default shall have occurred and be continuing after giving effect thereto;

(v)                                 Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate amount not to exceed $100.0 million at any time outstanding, so long as such Indebtedness is not guaranteed by any Credit Party; and

(w)                               Indebtedness in an aggregate amount not to exceed $100.0 million at any time outstanding consisting of loans advanced by GLPI or its Subsidiaries for the purpose of funding capital expenditures with respect to gaming facilities and related assets, in each case, so long as (i) no Event of Default shall have occurred and be continuing after giving effect thereto and (ii) immediately after giving effect to such Indebtedness Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date.

In the event that any item of Indebtedness meets more than one of the categories set forth above in this Section 10.01, Borrower may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

SECTION 10.02.               Liens.  Neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a)                                 Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)                                 Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of sixty (60) days or (ii) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;

(c)                                  Liens securing Indebtedness incurred pursuant to Section 10.01(b) and listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof, and (ii) the amount of Indebtedness secured by such Liens does not increase, except as contemplated by Section 10.01(b);

(d)                                 easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(e)                                  Liens arising out of judgments or awards not resulting in an Event of Default;

(f)                                   Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure Borrower’s or any of its Subsidiaries’ Gaming License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g)                                  Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the Leases entered into after the date hereof with respect to Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole; provided that upon the request of Borrower, the Collateral Agent shall enter into a customary subordination and non-disturbance and attornment agreement in connection with any such Lease;

(h)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business;

(i)                                     Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, accrued interest on the Indebtedness refinanced and fees and expenses relating thereto) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time);

(j)                                    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)                                 Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l)                                     in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that (x) the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed $50.0 million at any time outstanding, and (y) any such Liens on Collateral shall be junior or otherwise subordinated in all respects to any Liens in favor of Collateral Agent on any of the Collateral to the reasonable satisfaction of Administrative Agent;

(m)                             (i) licenses of Intellectual Property to GLPI or one of its Subsidiaries for use in connection with its ownership and operation of the TRS Properties, and (ii) licenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(n)                                 Liens pursuant to the Credit Documents, including, without limitation, Liens related to Cash Collateralizations;

(o)                                 Permitted Vessel Liens;

(p)                                 Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q)                                 (i) Liens pursuant to the Master Lease and similar leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(r)                                    Liens to secure Indebtedness incurred pursuant to Section 10.01(v); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than any Foreign Subsidiary;

(s)                                   Prior Mortgage Liens with respect to the applicable Mortgaged Real Property;

(t)                                    Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid;

(u)                                 Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(v)                                 Liens on the Collateral securing (i) Permitted First Lien Indebtedness permitted under Section 10.01(m) or Permitted First Priority Refinancing Debt and, in each case, subject to the Pari Passu Intercreditor Agreement or (ii) Permitted Second Lien Indebtedness permitted under Sections 10.01(l) or 10.01(m) or Permitted Second Priority Refinancing Debt and, in each case, subject to the Second Lien Intercreditor Agreement (as “Second Priority Liens”);

(w)                               Liens on the Collateral securing Incremental Equivalent Debt, and Permitted Refinancings thereof, in each case, permitted under 10.01(t) and subject to the Pari Passu Intercreditor Agreement or the Second Lien Intercreditor Agreement (in the case of Liens intended to be subordinated to the Liens securing the Obligations, as “Second Priority Liens”), as and to the extent applicable;

(x)                                 Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;

(y)                                 in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z)                                  Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa)                          licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(bb)                          any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc)                            Liens created by the applicable Transfer Agreement;

(dd)                          Liens securing obligations of any Person in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements; and

(ee)                            Liens arising pursuant to Indebtedness incurred pursuant to Section 10.01(u).

In connection with the granting of Liens of the types described in clauses (c), (g), (k), (l), (r), (s), (t), (v) and (w) of this Section 10.02 by Borrower of any of its Restricted Subsidiaries, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate lien subordination or intercreditor agreements).

SECTION 10.03.               Master Lease.  Neither Borrower nor Tenant will terminate or allow or consent to the termination of the Master Lease or will enter into any amendment, waiver or modification to the Master Lease if (i) such amendment, waiver or modification could reasonably be expected to have a Material Adverse Effect or (ii) after giving pro forma effect to such amendment, waiver or modification, Borrower will not be in compliance with the provisions of Section 10.08; provided that neither Borrower nor Tenant will allow any amendment, waiver or modification of the Master Lease that (i) shortens the term of the Master Lease to less than twenty (20) years (including extension or renewal options) from the date of such amendment, waiver or modification, (ii) tightens the financial covenants applicable to the tenant under the Master Lease (other than technical amendments to the definitions of such financial terms so long as such amendments do not materially affect the Tenant’s ability to comply with such financial covenants), (iii) amends, waives or modifies Articles XIV (Insurance Proceeds), XV (Condemnation), XVII (Leasehold Mortgagees), XXII (Assignments) or XXXVI (Organized Sale Process) of the Master Lease (including by amendment of the defined terms used therein) in a manner adverse in any material respects to the interests of the Secured Parties or (iv) amends, waives or modifies Article XI (Liens) of the Master Lease to the extent adversely impacting the ability of the Secured Parties to obtain or maintain a Lien on the

Properties of Borrower or its Restricted Subsidiaries, in each case, without the consent of the Required Lenders.  Tenant shall not transfer its rights or obligations under the Master Lease to any Person other than to Borrower or a Guarantor; provided, however, that no such transfer shall be permitted hereunder unless expressly permitted under the Master Lease or consented to in writing by Landlord.

SECTION 10.04.               Investments, Loans and Advances.  Neither Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a)                                 Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  Borrower may enter into Swap Contracts to the extent permitted by Section 10.01(c);

(d)                                 Investments (i) by Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in Borrower, (iii) by a Restricted Subsidiary in another Restricted Subsidiary and (iv) by Borrower or any Restricted Subsidiary in any other Company (provided that Investments pursuant to this clause (iv) shall not exceed $50.0 million in the aggregate outstanding at any time); provided that, in each case, any intercompany loan (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $10.0 million individually shall be evidenced by a promissory note and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party to Collateral Agent on behalf of the Secured Parties;

(e)                                  Borrower and its Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f)                                   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(g)                                  Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.05;

(h)                                 Investments consisting of moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding;

(i)                                     Permitted Acquisitions;

(j)                                    extensions of trade credit (including to gaming customers) in the ordinary course of business;

(k)                                 in addition to Investments otherwise permitted by this Section 10.04, other Investments by Borrower or any of its Restricted Subsidiaries; provided that the amount of such Investments to be made pursuant to this Section 10.04(k), together with the Outstanding Investment Amount as of such date, do not exceed the sum of (i) $500 million plus (ii) the Aggregate Existing Investment Reductions as of such date and, provided further, that (x) at the time of making such Investment and after giving effect thereto, no Event of Default shall have occurred and be continuing, (y) immediately after giving effect to such Investment Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date and (z) Borrower shall designate each such Investment as having been made pursuant to this Section 10.04(k) in the Compliance Certificate for the fiscal quarter in which such Investment is made;

(l)                                     in addition to Investments otherwise permitted by this Section 10.04, Investments by Borrower or any of its Restricted Subsidiaries; provided that (i) the amount of such Investments to be made pursuant to this Section 10.04(l) do not exceed the Available Amount determined at the time such Investment is made, (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing and (iii) immediately after giving effect thereto Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date;

(m)                             additional Investments so long as, at the time such Investment is made and after giving effect thereto, (x) no Event of Default has occurred and is continuing and (y) the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 1.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date;

(n)                                 payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(o)                                 Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into Borrower or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)                                 Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(q)                                 Investments in Unrestricted Subsidiaries in an amount not to exceed $50.0 million outstanding at any time.  For purposes of this Section 10.04(q), the amount of such Investments outstanding shall be deemed to equal the aggregate amount, in each case, valued at fair market value at the time each such Investment was made, of such Investments minus (x) the amounts received by Borrower and its Restricted Subsidiaries with respect to such Investments (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts), and (y) reductions in the amount of such Investments as provided in the definition of “Investment”;

(r)                                    the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement; and

(s)                                   so long as immediately before and after giving effect thereto no Event of Default has occurred and is continuing and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Investments in an aggregate amount not in excess of an amount equal to $250.0 million minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(i)(i) and the aggregate amount of Junior Prepayments made pursuant to Section 10.09(a)(i).

SECTION 10.05.               Mergers, Consolidations and Sales of Assets.  Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the Security Agreement)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:

(a)                                 Capital Expenditures by Borrower and the Restricted Subsidiaries;

(b)                                 Sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer useful in the business of Borrower by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations (other than the Master Lease) to the extent such termination or assignment does not have a Material Adverse Effect;

(c)                                  Asset Sales by Borrower or any Restricted Subsidiary; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom, (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash:  (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $75.0 million, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d)                                 Liens permitted by Section 10.02, Investments may be made to the extent permitted by Sections 10.04 and Restricted Payments may be made to the extent permitted by Section 10.06;

(e)                                  Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f)                                   Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;

(g)                                  (i) licenses of Intellectual Property to GLPI or any of its Subsidiaries for use in connection with the ownership and operation of the TRS Properties and (ii) licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;

(h)                                 (A) Borrower or any Restricted Subsidiary may transfer or lease property to or acquire or lease property from Borrower or any Restricted Subsidiary; provided that the sum of (x) the aggregate fair market value of all Property transferred by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower under this clause (A) plus (y) all lease payments made by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower in respect of leasing of property by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries from Foreign Subsidiaries shall not exceed $25.0 million in any fiscal year of Borrower; (B) any Restricted Subsidiary may merge or consolidate with or into Borrower (as long as Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Borrower or any other Restricted Subsidiary or any other owner of equity interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A), (B) and (C) of this Section 10.05(h) (other than in the case of a transfer to a Foreign Subsidiary permitted under clause (A) above), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i)                                     voluntary terminations of Swap Contracts and other assets or contracts in the ordinary course of business;

(j)                                    conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k)                                 any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;

(l)                                     Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;

(m)                             Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)                                 Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions pursuant to the Transaction Agreements, including, without limitation, sales, transfers or other dispositions of Equity Interests and other Property to Borrower or any of its Subsidiaries or to GLPI or any of its Subsidiaries in connection with the Spin-Off or the Conversion;

(o)                                 any transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility in connection with the occurrence of a Trigger Event;

(p)                                 transfers, sales or dispositions of Real Property and related assets to GLPI or its Subsidiaries (including, without limitation, in connection with any Specified Sale Leaseback Transaction), to the extent Borrower or its Restricted Subsidiaries will lease such real property and related assets; provided that (i) at the time of such transfer, sale or disposition, no Event of Default then exists or would arise therefrom, (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 50% of such consideration in the form of cash or Cash Equivalents (free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (p)(ii), the following shall be deemed to be cash:  (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable transfer, sale or disposition and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii); and

(q)                                 transfers or other dispositions of GLPI Assets and GLPI Liabilities (in each case, as defined in the Separation and Distribution Agreement) to GLPI or its Subsidiaries pursuant to the Separation and Distribution Agreement (as in effect on the date hereof or as amended after the date hereof in a manner not materially adverse to the interests of the Lenders).

Notwithstanding anything contained in this Agreement to the contrary, in no event may any transfer, sale, conveyance or other disposition to any Person other than a Credit Party constitute all or substantially all of Borrower’s property or assets, on a consolidated basis; provided that the Transactions and any transactions related thereto, including, without limitation, the Spin-Off and the Conversion, shall not constitute a transfer, sale, conveyance or other disposition of all or substantially all of Borrower’s property or assets, on a consolidated basis.

To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 or in connection with a transaction approved by the Required Lenders, in each case, to a Person other than a Credit Party, so long as no Event of Default exists, such Collateral (unless sold to Borrower or a Guarantor) shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred or otherwise disposed of free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions appropriate or reasonably requested by Borrower in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  To the extent any such sale, transfer or other disposition results in a Guarantor no longer constituting a Subsidiary of Borrower, so long as no Event of Default exists, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are appropriate or requested by Borrower in connection with such termination.

SECTION 10.06.               Restricted Payments.  Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication, (a) Borrower or any Restricted Subsidiary may make Restricted Payments to the extent permitted pursuant to Section 2.09(b)(ii), (b) any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary, (c) any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof), (d) Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.04 and Section 10.05, (e) Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof, (f) Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (f) shall not exceed $10.0 million in any fiscal year of Borrower, (g) Borrower and its Restricted Subsidiaries may (i) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests, (h) Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law, (i) so long as immediately before and after giving effect thereto no Event of Default has occurred and is continuing and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (i) $250.0 million, minus the aggregate amount of Junior Prepayments made pursuant to Section 10.09(a)(i) and the aggregate amount of Investments made pursuant to Section 10.04(s), plus (ii) the Available Amount, plus (iii) such additional amount so long as the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 1.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, (j) Borrower may make Restricted Payments pursuant to or in connection with the Transactions, including, without limitation, the Spin-Off and (k) to the extent constituting Restricted Payments, Borrower may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt.

SECTION 10.07.               Transactions with Affiliates.  Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees, (ii) may enter into the transactions described in Borrower’s SEC filings prior to the Closing Date, (iii) may make Investments and Restricted Payments permitted hereunder, (iv) may enter into the Transaction Agreements (in each case, including any amendment, restatement, replacement or other modification thereof, so long as such amendment, restatement, replacement or other modification is not adverse to the Lenders in any material respect) and the transactions contemplated thereby, (v) may enter into the transactions contemplated by each applicable Transfer Agreement (vi) may permit Unrestricted Subsidiaries operating the Hollywood Casino Sioux City to use and operate such Gaming Facility in the ordinary course of its business (which for the avoidance of doubt, shall not require the payment of rent or other consideration to Tenant for the use of such Gaming Facility) and (vii) may enter into transactions with Unaffiliated Joint Ventures and Wholly Owned Subsidiaries of Unaffiliated Joint Ventures, in each case, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs.

SECTION 10.08.               Financial Covenants.

(a)                                 Maximum Consolidated Total Net Leverage Ratio.  Borrower shall not permit the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter of Borrower commencing with the first complete fiscal quarter ending after the Closing Date to exceed 4.00 to 1.00.

(b)                                 Maximum Consolidated Senior Secured Net Leverage Ratio.  Borrower shall not permit the Consolidated Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter of Borrower commencing with (i) the first complete fiscal quarter ending after the Closing Date through the fiscal quarter ending September 30, 2015 to exceed 2.50 to 1.00 and (ii) the fiscal quarter ending December 31, 2015 and each fiscal quarter thereafter to exceed 2.00 to 1.00.

(c)                                  Minimum Interest Coverage Ratio.  Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of Borrower commencing with the first complete fiscal quarter ending after the Closing Date to be less than 2.50 to 1.00.

SECTION 10.09.               Certain Payments of Indebtedness. None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Disqualified Capital Stock or Other Junior Indebtedness or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except (a) so long as no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenants as of the most recent Calculation Date, Borrower may make Junior Prepayments in an aggregate amount not to exceed (i) $250.0 million, minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(i)(i) and the aggregate amount of Investments made pursuant to Section 10.04(s), plus (ii) the Available Amount, plus (iii) any additional or other amount (regardless of whether the amounts referenced in clause (i) or (ii) have been utilized) so long as the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 1.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, (b) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions), (c) the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of Borrower or any direct or indirect parent of Borrower (other than Disqualified Capital Stock), (d) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof, (e) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers, (f) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement, (g) Junior Prepayments made pursuant to Section 2.09(b)(ii), (h) Junior Prepayments in respect of intercompany Indebtedness owing to Borrower or its Restricted Subsidiaries will be permitted and (i) prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder.

SECTION 10.10.               Limitation on Certain Restrictions Affecting Subsidiaries.  None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than any Foreign Subsidiary or Immaterial Subsidiary) of Borrower to (a) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (b) make Investments in or to Borrower or any of its Restricted Subsidiaries, (c) transfer any of its Property to Borrower or any of its Restricted Subsidiaries or (d) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Credit Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted: (i) any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming Law and any regulations, order or decrees of any Gaming Authority or other applicable Governmental Authority) or (y) the Credit Documents, (ii) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens, (iii) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company, (iv) restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement, (v) restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced, (vi) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced and such restrictions are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets, (vii) with respect to clauses (a), (b) and (c) above, restrictions contained in any Permitted Unsecured Indebtedness and Permitted Refinancings thereof, or any Permitted Second Lien Indebtedness and Permitted Refinancings thereof, or any other Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement, (viii) with respect to clauses (a), (b) and (c) above, restrictions contained in any Incremental Equivalent Debt and Permitted Refinancings thereof, or any other Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement, (ix) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable, (x) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts, (xi) restrictions contained in Indebtedness of Foreign Subsidiaries incurred pursuant to Section 10.01 and Permitted Refinancings thereof; provided that such restrictions apply only to the Foreign Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof), (xii) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness, (xiii) restrictions contained in subordination provisions applicable to intercompany debt owed by the Credit Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination of such intercompany debt to any other obligations, (xiv) restrictions contained in the documentation governing the Senior Unsecured Notes on the Closing Date and Permitted Refinancings thereof (so long as the restrictions in any such Permitted Refinancing, taken as a whole, are no more restrictive in any material respect than those in the Senior Unsecured Notes on the Closing Date) and (xv) limitations contained in any Transaction Agreement on the assignment of such Transaction Agreement.

SECTION 10.11.               Limitation on Lines of Business.  Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

SECTION 10.12.               Limitation on Changes to Fiscal Year.  Neither Borrower nor any Restricted Subsidiary shall change its fiscal year end to a date other than December 31 of each year (provided that any Restricted Subsidiary acquired or formed, or Person designated as an Unrestricted Subsidiary, in each case, after the Closing Date may change its fiscal year to match the fiscal year of Borrower).

SECTION 10.13.               Sanctions.  No Credit Party and, Borrower shall use commercially reasonable efforts to ensure that no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (excluding any Secured Party or any Affiliate thereof), (i) shall conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person (to its knowledge, with respect to customers and patrons of, and visitors to, any Gaming Facility) described in Section 8.27(b), (ii) shall deal in, or otherwise engage in, any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) shall engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.               Events of Default.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)                                 any representation or warranty made or deemed made by or on behalf of Borrower or any other Credit Party pursuant to any Credit Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty or statement of fact made or deemed made by or on behalf of Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;

(b)                                 default shall be made in the payment of (i) any principal of any Loan or the reimbursement with respect to any Reimbursement Obligation when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of three (3) Business Days;

(c)                                  default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)                                 default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 9.01(a) (with respect to Borrower only), 9.04(d), 9.06, 9.10(b), 9.10(d) or in Article X;

(e)                                  default shall be made in the due observance or performance by Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days after written notice thereof from Administrative Agent to Borrower;

(f)                                   Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii)

shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this paragraph (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $75.0 million at any one time;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of Borrower or of its Restricted Subsidiaries (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $75.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(j)                                    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k)                                 with respect to any material Collateral, any security interest and Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted by any Credit Party or any Affiliate thereof not to be a valid, perfected (except as otherwise provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, in each case, other than as a result of an act of the Administrative Agent, the Collateral Agent or any other Secured Party;

(l)                                     any Guarantee shall cease to be in full force and effect or any of the Guarantors or Affiliates thereof repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Sections 9.12 or 10.05);

(m)                             any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document;

(n)                                 there shall have occurred a Change of Control;

(o)                                 there shall have occurred a License Revocation by any Gaming Authority in one or more jurisdictions in which Borrower or any of its Restricted Subsidiaries owns or operates Gaming Facilities, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of Borrower and/or the Restricted Subsidiaries that in the most recent Test Period accounted for ten percent (10%) or more of the gross revenues of Borrower and its Restricted Subsidiaries on a consolidated basis; provided, however, that such License Revocation continues for at least thirty (30) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of Borrower, nor any of its Restricted Subsidiaries nor the Lenders receive the net cash flows generated by any such operations;

(p)                                 after the effectiveness thereof, the Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to Sections 1.4, 8.2, 14.5, 15.5 or 33.4 of the Master Lease or pursuant to an amendment, waiver or modification of the Master Lease not prohibited by Section 10.03 of this Agreement, or an “Event of Default” (as defined in the Master Lease) shall have occurred and is continuing under Section 16.1(a), 16.1(g), 16.1(i), 16.1(j) or 16.1(p) of the Master Lease, or the Landlord shall have given Tenant notice of termination of the Master Lease following an “Event of Default” as defined in the Master Lease or the Landlord has issued a “Termination Notice” pursuant to Section 17.1(d) of the Master Lease; or

(q)                                 the provisions of any Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement shall, in whole or in part, following such Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement being entered into, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms;

then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Swap Contracts and Cash Management Agreements), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Swap Contracts and Cash Management Agreements) to the contrary notwithstanding; (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity and (iv) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower, to pay) to Collateral Agent at the Principal Office such additional amounts of cash, to be held as security by Collateral Agent for L/C Liabilities then outstanding, equal to the aggregate L/C Liabilities then outstanding; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

Notwithstanding the foregoing, (i) Administrative Agent shall provide Landlord with copies of notices issued by Administrative Agent or the Lenders of any event or occurrence under the Credit Documents that enables or permits the Lenders (or Administrative Agent) to accelerate the maturity of the Indebtedness outstanding under the Credit Documents and (ii) in the event of a default by Borrower or any of its Restricted Subsidiaries in the performance of any of their respective obligations under any of the Credit Documents, including, without limitation, any default in the payment of any sums payable under any such agreement, then, in each and every such case, subject to applicable Gaming Regulations (as defined in the Master Lease) and the terms of the Master Lease, the Landlord shall have the right, but not the obligation, to cure or remedy the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in such Credit Documents, and any such tender of payment or performance by Landlord shall be accepted by Administrative Agent, Collateral Agent and Lenders and shall constitute payment and/or performance by the applicable Company for purposes of the Credit Documents.

SECTION 11.02.               Application of Proceeds.  The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies, or otherwise received after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a)                                 First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Administrative Agent and Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent or Collateral Agent in connection therewith and all amounts for which Administrative Agent or Collateral Agent, as applicable is entitled to indemnification pursuant to the provisions of any Credit Document;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations;

(d)                                 Fourth, to the Administrative Agent for the account of the L/C Lenders, to Cash Collateralize that portion of L/C Liabilities comprised of the aggregate undrawn amount of Letters of Credit; and

(e)                                  Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (c) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.  Each Cash Management Bank or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent and the Collateral Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XII.

AGENTS

SECTION 12.01.               Appointment.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents (including as “trustee” or “mortgage trustee” under the Ship Mortgages), and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, the execution and filing of a “Corporate Securities and Finance Compliance Affidavit” with the Missouri Gaming Commission pursuant to 11 CSR 45-10.040 and other regulatory requirements of any Gaming Authority consistent with the intents and purposes of this Agreement and the other Credit Documents.  Bank of America is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to Administrative Agent, and any such replacement shall also be so authorized to act in such capacity.  Each Lender agrees that the Auction Manager shall have solely the obligations in its capacity as the Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of Article XII, as applicable.  Each of the Lenders hereby irrevocably authorize each of the Agents (other than the Administrative Agent, Collateral Agent and the Auction Manager) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01, Section 12.06 and Section 12.07(b).  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  Each references in this Article XII to the Collateral Agent shall include the Collateral Agent in its capacity as “trustee” or “mortgage trustee” under the Ship Mortgages.

SECTION 12.02.               Rights as a Lender.  Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.03.               Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent:

(a)                                 shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Administrative Agent shall not be responsible for, and shall not incur any liability with respect to, determining whether any assignee or potential assignee of the Loans or Commitments hereunder is a Competitor or a Disqualified Lender.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 12.04.               Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.05.               Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent.  Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 12.06.               Resignation of Administrative Agent and Collateral Agent.

(a)                                 The Administrative Agent and Collateral Agent may at any time give notice of their resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clause (iii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and Collateral Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d)                                 Any resignation by Bank of America as Administrative Agent and Collateral Agent pursuant to this Section shall also constitute its resignation as L/C Lender and Swingline Lender.  If Bank of America resigns as an L/C Lender, it shall retain all the rights, powers, privileges and duties of an L/C Lender hereunder with respect to all of its Letters of Credit outstanding as of the effective date of its resignation as L/C Lender and all L/C Liability with respect thereto, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Sections 2.03(e) and (f).  If any L/C Lender resigns as

Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.01(e)(iv).  Upon the appointment by Borrower of a successor L/C Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Lender or Swingline Lender, as applicable, (b) the retiring L/C Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Lender shall issue letters of credit in substitution for the Letters of Credit of the retiring L/C Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Lender to effectively assume the obligations of the retiring L/C Lender with respect to such Letters of Credit.

SECTION 12.07.               Nonreliance on Agents and Other Lenders.

(a)                                 Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)                                 Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) Borrower may purchase or acquire Term Loans or Revolving Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) Borrower currently may have, and later may come into possession of, information regarding such Term Loans or Revolving Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement.  Each Lender further acknowledges that the Excluded Information may not be available to Administrative Agent, Auction Manager or the other Lenders hereunder.

SECTION 12.08.               Indemnification.  The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting primarily from the gross negligence, or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Fee Letter.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 12.08 shall survive the payment of all Obligations.

SECTION 12.09.               No Other Duties.  Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent, Documentation Agent, Lead Arrangers or Bookrunners shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, an L/C Lender, the Swingline Lender, the Auction Manager or a Lender hereunder.

SECTION 12.10.               Holders.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.11.               Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.03, 2.05 and 13.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and each Secured Party by accepting the benefits of the Collateral) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 2.05 and 13.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

SECTION 12.12.               Collateral Matters.

(a)                                 Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties.  Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The Lenders hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g).  Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12.

(b)                                 Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.13.               Withholding Tax.  To the extent required by any applicable Requirement of Law, an Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 5.06, each Lender shall, and does hereby, indemnify the relevant Agent, and shall make payable in respect thereof within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Security Document against any amount due Administrative Agent under this Section 12.13.  The agreements in this Section 12.13 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

SECTION 12.14.               Secured Cash Management Agreements and Swap Contracts.  Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Swap Provider that obtains the benefits of Section 11.02, Article VI or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.               Waiver.  No failure on the part of Administrative Agent, Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 13.02.               Notices.

(a)                                 General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                  if to any Credit Party, any Agent, L/C Lender, and the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii)               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each Credit Party, each Agent, each L/C Lender and the Swingline Lender may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, each L/C Lender and the Swingline Lender.

(d)                                 Reliance by Agents and Lenders.  Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document) and believed by such Indemnitee in good faith to be genuine.  All telephonic notices to and other communications with Administrative Agent or Collateral Agent may be recorded by Administrative Agent or Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.

(e)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided however, that in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 13.03.               Expenses, Indemnification, Etc.

(a)                                 The Credit Parties, jointly and severally, agree to pay or reimburse:

(i)                  Agents for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of Latham & Watkins LLP and one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents and any “ClearPar” costs and expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii)               each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents selected by Administrative Agent and of one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties)) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, (3) the enforcement of this Section 13.03 and (4) any documentary taxes; and

(iii)            Administrative Agent or Collateral Agent, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable fees and disbursements of one counsel in each applicable jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by Borrower under this Section 13.03(a).

(b)                                 The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or, the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08 , IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding (i) any such Losses relating to matters referred to in Sections 5.01 or 5.06 (which shall be the sole remedy in respect of matters referred to therein), (ii) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (iii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company (other than any claims against Administrative Agent, Collateral Agent, any other agent or bookrunner named on the cover page hereto, Swingline Lender or any L/C Lender, in each case, acting in such capacities or fulfilling such roles). For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Agent or Lender shall be in possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

To the fullest extent permitted by applicable law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder).  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

SECTION 13.04.               Amendments and Waiver.

(a)                                 Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by the respective Credit Parties party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (vi) of this Section 13.04(a) shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):

(i)                  extend the date for any scheduled payment of principal on any Loan or Note or extend the stated maturity of any Letter of Credit beyond any R/C Maturity Date (unless such Letter of Credit is required to be cash collateralized or otherwise backstopped (with a letter of credit on customary terms) to the Administrative Agent’s and applicable L/C Lender’s reasonable satisfaction or the participations therein are required to be assumed by Lenders that have Revolving Commitments which extend beyond such R/C Maturity Date) or extend the termination date of any of the Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);

(ii)               release (x) all or substantially all of the Collateral (except as provided in the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Guarantees, without the consent of each Lender;

(iii)            amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders is required, without the consent of each Lender or (z) any provision of any Credit Document that expressly provides that the consent of the Required Tranche Lenders of a particular Tranche or Required Revolving Lenders is required, without the consent of the Required Tranche Lenders of each Tranche or the Required Revolving Lenders, as the case may be (in each case, except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable);

(iv)           (x) reduce the percentage specified in the definition of Required Lenders or Required Tranche Lenders or otherwise amend the definition of Required Lenders or Required Tranche Lenders without the consent of each Lender or (y) reduce the percentage specified in the definition of Required Revolving Lenders or otherwise amend the definition of Required Revolving Lenders without the consent of each Revolving Lender (provided that, (x) no such consent shall be required for technical amendments with respect to additional extensions of credit pursuant to this Agreement, and (y) with the consent of the Required Lenders, additional extensions of credit (including Extended Term Loans and Extended Revolving Loans) pursuant to this Agreement may be included in the determination of the Required Lenders, Required Tranche Lenders and/or Required Revolving Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);

(v)              amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable); or

(vi)           impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Lenders for such Tranche;

provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), (B) without the consent of each L/C Lender, amend, modify, change or waive any provision of Section 2.03 or alter such L/C Lender’s rights or obligations with respect to Letters of Credit, (C) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (D) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent, (E) amend, modify, change or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans or Extended Revolving Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans or Revolving Loans, as applicable); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered or (F) amend or modify the definition of “Alternate Currency” or Section 1.05 without the prior written consent of all the Revolving Lenders (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender (other than in the case of a consent by the Administrative Agent to permit Borrower and its Subsidiaries to purchase Revolving Commitments (and Revolving Loans made pursuant thereto) of Defaulting Lenders in excess of the amount permitted pursuant to Section 13.04(h)).

In addition, notwithstanding the foregoing, the Fee Letter may only be amended or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

(b)                                 If, in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Lenders holding a majority of the Loans and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either:

(A) replace each such non-consenting Lender or Lenders (or, at the option of Borrower, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Loans of such non-consenting Lender with respect to which such Lender’s individual consent is required (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver;  provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or, at the option of Borrower if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), the Commitments, outstanding Loans and L/C Interests of the Affected Classes), (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender), (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being acquired and (C) all accrued, but theretofore unpaid, fees and other amounts owing to the Lender with respect to the Loans being so assigned and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement.  Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the

Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or

(B) terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender (or, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans, the Commitment and Loans of the Affected Class) and, if applicable, Cash Collateralize its applicable R/C Percentage of the L/C Liability, in either case, upon three (3) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders).  Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or if the applicable consent requires approval of all Lenders of a particular Tranche but not all Lenders, then Borrower shall terminate all Commitments and/or repay all Loans, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) under such Tranche), so long as (i) in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 13.04(b)(B), (A) the Revolving Commitment of such Lender is terminated concurrently with such repayment and (B) such Lender’s R/C Percentage of all outstanding Letters of Credit is Cash Collateralized or backstopped by Borrower in a manner reasonably satisfactory to Administrative Agent and the L/C Lenders.  Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(b)(B), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided, that such purchases and cancellations shall not constitute prepayments or repayments of the Loans for any purpose hereunder (except for purposes of Section 2.09(c))), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document; provided, however, that, unless the Commitments which are terminated and Loans which are repaid pursuant to this clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must consent thereto), then, in the case of any action pursuant to this clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto;

provided, that Borrower shall not have the right to replace a Lender, or terminate the Commitments of or repay the Loans of a Lender under this Section 13.04(b), solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clauses (A) through (F) of the second proviso to Section 13.04(a).

(c)                                  Administrative Agent and Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Revolving Loans, Incremental Term Loans, Other Term Loans, Other Revolving Loans, Extended Term Loans and Extended Revolving Loans.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document.  In addition, upon the effectiveness of any Refinancing Amendment, Administrative Agent, Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Loan Commitments).  Administrative Agent and Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the terms of any Refinancing Amendment.  Administrative Agent and Collateral Agent may enter into amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Sections 2.12 or 2.15 and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.12 or Section 2.15.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof in the case of additional Term Loans) and the Revolving Loans (or any Tranche of Revolving Commitments in the case of additional Revolving Loans or Revolving Commitments) and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)                                  Notwithstanding anything to the contrary herein, (i) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming Authorities or Gaming Laws and (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies).  Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) Collateral Agent shall enter into the Pari Passu Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted First Lien Indebtedness) or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted First Lien Indebtedness)  or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi))), and (C) Collateral Agent shall enter into the Second Lien Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt, Permitted Second Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted Second Lien Indebtedness) or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt, Permitted Second Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted Second Lien Indebtedness) or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(v) and 10.01(t)(A)(vi))).

(f)                                   Notwithstanding anything to the contrary herein, the applicable Credit Party or Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g)                                  Notwithstanding anything to the contrary herein, Administrative Agent and Collateral Agent shall (A) release any Lien granted to or held by Administrative Agent or Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations (other than (x) obligations under any Swap Contracts as to which acceptable arrangements have been made to the satisfaction of the relevant counterparties and (y) Cash Management Agreements not yet due and payable), (ii) upon the sale, transfer or other disposition of Collateral to the extent required pursuant to the last paragraph in Section 10.05 (and Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any Person other than a Credit Party, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary, (vi) subject to Liens permitted under Sections 10.02(i) or 10.02(k), in each case, to the extent the documents governing such Liens do not permit such Collateral to secure the Obligations, or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by Borrower with respect to leases entered into by Borrower and its Restricted Subsidiaries, to the extent requested by Borrower and not materially adverse to the interests of the Lenders and, with respect to the Master Lease, to the extent requested by the landlord under the Master Lease in substantially the form attached thereto.

(h)                                 If any Lender is a Defaulting Lender, Borrower shall have the right to terminate such Defaulting Lender’s Revolving Commitment and repay the Loans related thereto as provided below so long as Borrower Cash Collateralizes or backstops such Defaulting Lender’s applicable R/C Percentage of the L/C Liability to the reasonable satisfaction of the L/C Issuer and the Administrative Agent; provided that such terminations of Revolving Commitments shall not exceed 20% of the sum of (x) the initial aggregate principal amount of the Revolving Commitments on the Closing Date plus (y) the initial aggregate principal amount of all Incremental Revolving Commitments incurred after the Closing Date and prior to such date of determination; provided, further, that Borrower and its Subsidiaries may terminate additional Revolving Commitments and repay the Loans related thereto pursuant to this Section 13.04(h) with the consent of the Administrative Agent.  At the time of any such termination and/or repayment, and as a condition thereto, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender provided pursuant to such Revolving Commitments, (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being so repaid, as the case may be and all other obligations of Borrower owing to such Replaced Lender (other than those relating to Loans or Commitments not being terminated or repaid) shall be paid in full to such Defaulting Lender concurrently with such termination.  At such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 4.02, 5.01, 5.03, 5.05, 5.06 and 13.03), which shall survive as to such repaid Lender.  Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(h), such Loans repaid pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided; that such purchases and cancellations shall not constitute prepayments or repayments of the Loans (including, without limitation, pursuant to Section 2.09, Section 2.10 or Article IV) for any purpose hereunder), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

SECTION 13.05.               Benefit of Agreement; Assignments; Participations.

(a)                                 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (w) to a natural person, (x) to a Competitor (unless consented to by Borrower), (y) to a Disqualified Lender (unless consented to by Borrower) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the date for any scheduled payment on, or the final scheduled maturity of, any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond any applicable R/C Maturity Date (unless such Letter of Credit is required to be cash collateralized or otherwise backstopped (with a letter of credit on customary terms) to the applicable L/C Lender’s and the Administrative Agent’s reasonable satisfaction or the participations therein are required to be assumed by Lenders that have commitments which extend beyond such R/C Maturity Date)) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments or of a mandatory prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Credit Document to which it is a party or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto).  Subject to the last sentence of this paragraph (a), Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01, and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(b), (c) and (d) (it being understood that the documentation required under Section 5.06(b), (c) and (d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  A participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the entitlement to a greater payment results from any change in applicable Laws after the date the participant became a participant.

(b)                                 No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of Administrative Agent and in the case of an assignment of Revolving Loans or Revolving Commitments, the consent of the Swingline Lender and each L/C Lender and, so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, Borrower (each such consent not to be unreasonably withheld or delayed); provided that (x) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than $1.0 million; (y) no such consent shall be necessary in the case of (i) an assignment of Revolving Loans or Revolving Commitments by a Revolving Lender to another Revolving Lender or of Term A Facility Loans by a Term A Facility Lender to another Term A Facility Lender or an Affiliate of a Term A Facility Lender and (ii) an assignment of Term B Facility Loans by a Lender to (A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate that is at least 50% owned by such other Lender or its parent company for the purposes of this sub-clause (x)(ii)(B)), or (C) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, and (y) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. Notwithstanding the foregoing, so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, no assignment will be permitted to any Lender that will result in such Lender holding, collectively with its Affiliates (including any Person deemed to be an Affiliate for purposes of sub-clause (x)(ii)(B) above), Loans and Commitments having an aggregate principal amount of $100 million, or greater, without the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after a Responsible Officer has received notice thereof.  Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations).  To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment).  At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Borrower and Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Foreign Lender Certificate) as described in Section 5.06(b), 5.06(c) or 5.06(d), as applicable.  To the extent that an assignment of all or any portion of a Lender’s Commitments, Loans and related outstanding Obligations pursuant to Section 2.11, Section 13.04(b)(B) or this Section 13.05(b) would, under the laws in effect at the time of such assignment, result in increased costs under Section 5.01, 5.03 or (subject to clause (c) in the definition of Excluded Taxes as it relates to assignments pursuant to Section 2.11(a)) 5.06 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority.  No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

(d)                                 Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, Borrower and its Subsidiaries may, but shall not be required to, purchase outstanding Term Loans pursuant to (x) the Auction Procedures established for each such purchase in an auction managed by Auction Manager and (y) through open market purchases, subject solely to the following conditions:

(i)                  (x) with respect to any Borrower Loan Purchase pursuant to the Auction Procedures, at the time of the applicable Purchase Notice (as defined in Exhibit O), no Event of Default has occurred and is continuing or would result therefrom, and (y) with respect to any Borrower Loan Purchase consummated through an open market purchase, at the time of the applicable assignment, no Event of Default has occurred and is continuing or would result therefrom;

(ii)               immediately upon any Borrower Loan Purchase, the Term Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided; that such purchases and cancellations shall not constitute prepayments or repayments of the Loans (including, without limitation, pursuant to Section 2.09, Section 2.10 or Article IV) for any purpose hereunder), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document;

(iii)            with respect to each Borrower Loan Purchase, Administrative Agent shall receive (x) if such Borrower Loan Purchase is consummated pursuant to the Auction Procedures, a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof, and (y) if such Borrower Loan Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof;

(iv)           open market purchases of Term Loans by Borrower and its Subsidiaries shall not in the aggregate exceed 15% of the sum of (A) the initial aggregate principal amount of the Term Loans on the Closing Date plus (B) the initial aggregate principal amount of all Incremental Term Loans incurred after the Closing Date and prior to such date of determination; and

(v)              Borrower may not use the proceeds of any Revolving Loan to fund the purchase of outstanding Loans pursuant to this Section 13.05(d).

The assignment fee set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).

(e)                                  Within forty-five (45) days after the effectiveness of any assignment with respect to which Borrower has consented to pursuant to this Section 13.05, Borrower shall provide notice of such assignment to the West Virginia Lottery Commission.

SECTION 13.06.               Survival.  The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.20, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or L/C Interest (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07.               Captions.  The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08.               Counterparts; Interpretation; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Fee Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein).  This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.09.               Governing Law; Submission to Jurisdiction; Waivers; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

(b)                                 SUBMISSION TO JURISDICTION.  EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.10.               Confidentiality.  Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provision of this Section 13.10), (b) to the extent such information presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document or (g) with Borrower’s prior written consent.

SECTION 13.11.               Independence of Representations, Warranties and Covenants.  The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12.               Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13.               Gaming Laws.

(a)                                 Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”).  Without limiting the foregoing, Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming Authority or any Governmental Authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)                                 Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Borrower and its Subsidiaries or to the Credit Documents.

(c)                                  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent any provision of this Agreement or any other Credit Document excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of Collateral Agent or any other Secured Party in the Pledged Collateral, the representations, warranties and covenants made by Borrower or any Restricted Subsidiary in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article VIII of this Agreement) shall be deemed not to apply to such assets.

SECTION 13.14.               USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name and address of Borrower and the Guarantors and other information that will allow such Lender to identify Borrower and the Guarantors in accordance with the Act, and Borrower and the Guarantors agree to provide such information from time to time to any Lender.

SECTION 13.15.               Judgment Currency.

(a)                                 Borrower’s obligations hereunder and under the other Credit Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by Administrative Agent, Collateral Agent, the respective L/C Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to Administrative Agent, Collateral Agent, such L/C Lender or such Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent thereof and, in the case of other currencies the rate of exchange (as quoted by Administrative Agent or if Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion and the date of actual payment of the amount due by Borrower, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 13.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 13.16.               Waiver of Claims.  Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assignor in a Borrower Loan Purchase, including in the standard terms and conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.

SECTION 13.17.               No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person (except as expressly set forth in an any engagement letters between the Administrative Agent, the Collateral Agent, the Documentation Agent, such Bookrunner, such

Lead Arranger or such Lender and Borrower or such Credit Party or Affiliate thereof) and (B) neither the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers or any Lender on one hand and Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) the Administrative Agent, the Collateral Agent, the Bookrunners, the Documentation Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers, nor any Lender has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates.  Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers and the Lenders, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Documentation Agent, the Bookrunners, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in an any engagement letter referenced in clause (ii)(A)).

SECTION 13.18.               Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents or the Swap Contracts or (with respect to the exercise of rights against the collateral) Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of Administrative Agent.  The provisions of this Section 13.18 are for the sole benefit of the Agents and Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

SECTION 13.19.               Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate.  If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this

Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 13.20.               Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to any Agent, any L/C Lender or any Lender, or any Agent, any L/C Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’, the L/C Lender’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent or L/C Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by Administrative Agent, the L/C Lenders and the Lenders to effect such reinstatement.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: Vice President, Secretary and Treasurer

Address for Notices for Borrower and each Subsidiary Guarantor:

Penn National Gaming, Inc.
825 Berkshire Boulevard
Suite 200
Wyomissing, Pennsylvania  19610

Contact Person:  Robert S. Ippolito
Facsimile No.:  610-373-4966
Telephone No.:  610-378-8384
Email:  Robert S. Ippolito

[Signature Page to PNGI Credit Agreement]

GUARANTORS:

DEL VEST, LLC
KANSAS PENN GAMING LLC
LVGV, LLC
MOUNTAIN VIEW THOROUGHBRED RACING
ASSOCIATION, LLC
PENN NATIONAL HOLDINGS, LLC
PENN NATIONAL TURF CLUB, LLC
PENN NJ OTW, LLC
PENN SANFORD, LLC
PENN TENANT, LLC
PRINCE GEORGE’S RACING VENTURES, LLC
SAN DIEGO GAMING VENTURES, LLC
SOKC, LLC
ST. LOUIS GAM ING VENTURES, LLC
SWCA DEV, LLC
TEWKSBURY GAMING VENTURES, LLC
WESTERN PA GAMING VENTURES, LLC
ZIA PARK LLC

By :	Penn National Gaming, Inc., as Sole Member of each of the foregoing entities

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Vice President, Secretary and Treasurer

[Signature Page to PNGI Credit Agreement]

BEULAH PARK GAMING VENTURES, INC.
MARYLAND GAMING VENTURES, INC.
PNGI HOLDING COMPANY

By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: Secretary and Treasurer

HJC/PDC HOLDINGS, LLC

	By :	Beulah Park Gaming Ventures, Inc.,
as its Sole Member

	By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Secretary and Treasurer

BSLO, LLC

	By :	Maryland Gaming Ventures, Inc.,
as its Sole Member

	By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Secretary and Treasurer

[Signature Page to PNGI Credit Agreement]

CRAZY HORSES, INC.
CRC HOLDINGS, INC.
DEL VEST SUB CORP.
EBETUSA.COM, INC.
MTB TRANSPORTATION, INC.
NEVADA GAMING VENTURES, INC.
OHIO OPCO VENTURES, INC.
OHIO RACING COMPANY
RACEWAY PARK, INC.

By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: Secretary and Treasurer

[Signature Page to PNGI Credit Agreement]

SPRINGFIELD GAMING AND REDEVELOPMENT, LLC

By :	Western Mass. Gaming Ventures, LLC,
its Managing Member

By :	Delvest, LLC,
as Sole Member of each of the
foregoing entities

By :	Penn National Gaming, Inc.,
As its Sole Member

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Secretary and Treasurer

[Signature Page to PNGI Credit Agreement]

CENTRAL OHIO GAMING VENTURES, LLC
CLEVELAND REAL ESTATE VENTURES, LLC
DAYTON REAL ESTATE VENTURES, LLC
FRGV, LLC
TOLEDO GAMING VENTURES, LLC
WESTERN MASS. GAMING VENTURES, LLC
YOUNGSTOWN REAL ESTATE VENTURES, LLC

By :	Delvest, LLC,
as Sole Member of each of the
foregoing entities

By :	Penn National Gaming, Inc.,
As its Sole Member

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Secretary and Treasurer

[Signature Page to PNGI Credit Agreement]

ALTON CASINO, LLC
BTN,LLC
HC BANGOR, LLC
HC JOLIET, LLC
HOLLYWOOD CASINOS, LLC
INDIANA GAMING COMPANY, LLC
PNGI CHARLES TOWN GAMING, LLC
THE MISSOURI GAMING COMPANY, LLC

By :	CRC Holdings, Inc.,
as Sole Member of each of the
foregoing entities

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Secretary and Treasurer

HC AURORA, LLC
HWCC-TUNICA, LLC

By :	Hollywood Casinos, LLC,
as Sole Member of each of the
foregoing entities

By :	CRC Holdings, Inc.,
as Sole Member of each of the
foregoing entities

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Secretary and Treasurer

[Signature Page to PNGI Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Henry C. Pennell
Name: Henry C. Pennell
Title: Vice President

Notices (other than Requests for Extensions of Credit):

Bank of America, N.A.
Gaming and Leisure Industries Group
Mail Code: TXI-492-14-11
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Attention: DeWayne Rosse
Telephone: 214-209-0529
Facsimile: 214-672-8623
Electronic Mail: dewayne.rossc@baml.com

Requests for Extensions of Credit:

Bank of America, N.A.
Mail Code: NC1-00 1-05-46
101 N. Tryon St
Charlotte, NC 28255-0001
Attention: Markel Richardson
Telephone: 980-386-0944
Facsimile: 704-719-8128
Electronic Mail: ramoMarkel.Richardson@BAML.com

[Signature Page to PNGI Credit Agreement]

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Henry C. Pennell
Name: Henry C. Pennell
Title: Vice President

Bank of America, N.A.
Gaming and Leisure Industries Group
Mail Code: TXI-492-14-11
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Attention: DeWayne Rosse
Telephone: 214-209-0529
Facsimile: 214-672-8623
Electronic Mail: dewayne.rossc@baml.com

[Signature Page to PNGI Credit Agreement]

BANK OF AMERICA, N.A., as Swingline Lender

By:	/s/ Brian D. Corum
Name: Brian D. Corum
Title: Managing Director

Address for Notices:

Bank of America, N.A.
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Attention: Trade Operations
Telephone: 800-370-7519
Facsimile: 570-330-4 186

[Signature Page to PNGI Credit Agreement]

BANK OF AMERICA, N.A., as an L/C Lender

By:	/s/ Brian D. Corum
Name: Brian D. Corum
Title: Managing Director

Address for Notices:

Bank of America, N.A.
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Attention: Trade Operations
Telephone: 800-370-7519
Facsimile: 570-330-4 186

[Signature Page to PNGI Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an L/C Lender

By:	/s/ Jonathon Dinise
Name: Jonathon Dinise
Title: Assistant Vice President

Address for Notices:

333 S. Grand Ave, 12th Floor
Los Angeles, CA 90071

Contact Person: Donald Schubert
Facsimile No.: 213-253-7307
Telephone No.: 213-253-7309
Email: Donald.schubert@wellsfargo.com

[Signature Page to PNGI Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Brian D. Corum
Name: Brian D. Corum
Title: Managing Director

Address for Notices:

Bank of America, N.A.
Mail Code: NCI·00I ·05·46
101 N. Tryon St
Charlotte, NC 28255-0001
Attention: Markel Richardson
Telephone: 980-386-0944
Facsimile: 704-719-8128
Electronic Mail: ramoMarkel.Richardson@BAML.com

[Signature Page to PNGI Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Mohammad S. Hasan
Name: Mohammad S. Hasan
Title: Vice President

Address for Notices:

500 Stanton Christian Road
Ops Building 2, 3rd Fl
Neward, DE 19713-2107

Contact Person: Brittany Duffy
Facsimile No.: 302-634-4733
Telephone No.: 302-634-8814
Email: Brittany.duffy@jpmorgan.com

[Signature Page to PNGI Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Alex Daw
Name: Alex Daw
Title: Director

Address for Notices:

RBS Americas HQ
600 Washington Boulevard
Stamford, CT 06901

Contact Person: Alex Daw
Telephone No.: (203) 897-3407
Email; alex.daw@rbs.com

[Signature Page to PNGI Credit Agreement]

FIFTH THIRD BANK, as Lender

By:	/s/ Richard Arendale
Name: Richard Arendale
Title: Vice President

Address for Notices:

201 N. Tyron Street, Suite 1700
Charlotte, NC 28202

Contact Person: Richard Arendale
Facsimile No.: 704-688-4555
Telephone No.: 704-808-4728
Email: Richard.arenale@53.com

[Signature Page to PNGI Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jonathon Dinise
Name: Jonathon Dinise
Title: Assistant Vice President

Address for Notices:

333 S. Grand Ave, 12th Floor
Los Angeles, CA 90071

Contact Person: Donald Schubert
Facsimile No.: 213-253-7307
Telephone No.: 213-253-7309
Email: Donald.schubert@wellsfargo.com

[Signature Page to PNGI Credit Agreement]

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director

Address for Notices:

67 Washington Blvd.
Stamford, CT 06901

Contact Person: Kun Jin
Facsimile No.: 203-719-3888
Telephone No.: 203-718-7813
Email: sh-obp@ubs.com

[Signature Page to PNGI Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Address for Notices:

Goldman, Sachs & Co.
30 Hudson Street, 4th Floor
Jersey City, NJ 07302

Contact Person: Michelle Latzoni
Facsimile No.: 917-977-3966
Telephone No.: 212-934-3921
Email: gsd.link@gs.com

[Signature Page to PNGI Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Joseph A. Asciolla
Name: Joseph A. Asciolla
Title: Managing Director

By:	/s/ David Bowers
Name: David Bowers
Title: Managing Director

Address for Notices:

Credit Agricole CIB Building
130 1 Avenue of the Americas
NY, NY 10019-6022

Contact Person: David Bowers
Facsimile No.: (917) 849-5495
Telephone No.: (212) 261-7831
Email: dave.bowers@ca-cib.com

[Signature Page to PNGI Credit Agreement]

MANUFACTURERS & TRADERS TRUST COMPANY, as Lender

By:	/s/ Paul Delmonte
Name: Paul Delmonte
Title: Vice President

Address for Notices:

M&T Bank
One Fountain Plaza
Buffalo, NY 14203

Contact Person: Michele Clark
Facsimile No.: 1.888.285.5880
Telephone No.: 716.848.7647
Email: participations@mtb.com

[Signature Page to PNGI Credit Agreement]

SUNTRUST BANK, as Lender

By:	/s/ J. Haynes Gentry III
Name: J. Haynes Gentry III
Title: Director

Address for Notices:

211 Perimeter Ctr Pkwy
Atlanta, GA 30346

Contact Person: Sheila Hamilton
Facsimile No.: 404-588-4402
Telephone No.: 770-352-5156
Email: Sheila.hami1ton@suntrust.com

[Signature Page to PNGI Credit Agreement]

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Lender

By:	/s/ James W. Merli
Name: James W. Merli
Title: Managing Director

Address for Notices:

309 w. 49th Street
New York, NY 10019

Contact Person: Sandy Tung
Facsimile No.: 1-646-587-1328
Telephone No.: 1-212-667-1078
Email: Sandy.Tung@.nomura.com

[Signature Page to PNGI Credit Agreement]

U.S. BANK N.A., as Lender
By:	/s/ Chad T. Orrock
Name: Chad T. Orrock
Title: Vice President

Address for Notices:

U.S. Bank
2300 W Sahara, Suite 600
Las Vegas, NV 89102

Contact Person: Romney McDonald
Facsimile No.: 775-688-6597
Telephone No.: 775-688-6829
Email: romney.mcdonald@usbank.com

[Signature Page to PNGI Credit Agreement]

TD BANK, N.A., as Lender

By:	/s/ M. Bernadette Collins
Name: M. Bernadette Collins
Title: Senior Vice President

Address for Notices:

40 Danbury Road
Wilton, CT 06897

Contact Person: Darcy Adiletta
Telephone No.: 203-761-3829
Email: darcy.adiletta@td.com

[Signature Page to PNGI Credit Agreement]

Comerica Bank, as Lender

By:	/s/ Adam Sheets
Name: Adam Sheets
Title: Vice President

Address for Notices:

2900 North Loop West
Brook Hollow II, 9th Floor
Houston, Texas 77092

Contact Person: Adam Sheets
Facsimile No.: 713-507-2889
Telephone No.: 713-507-1395
Email: Ajsheets@comerica.com

[Signature Page to PNGI Credit Agreement]

The Huntington National Bank, as Lender

By:	/s/ Jared Shaner
Name: Jared Shander
Title: Assistant Vice President

Address for Notices:

Jared Shaner
41 South High St. HC0843
Columbus, OH 43215

Contact Person: Jared Shaner
Facsimile No.: 877-274-8593
Telephone No.: 614-480-4883
Email: jared.shaner@huntington.com

[Signature Page to PNGI Credit Agreement]

NATIONAL PENN BANK, as Lender

By:	/s/ Mark A. Hornberger
Name: Mark A. Hornberger
Title: Vice President

Address for Notices:

1100 Berkshire Boulevard, Suite 210
Wyomissing, PA 19610

Contact Person: Mark A. Hornberger
Facsimile No.: 610-396-9547
Telephone No.: 610-685-9434
Email: Mark.Homberger@nationalpenn.com

[Signature Page to PNGI Credit Agreement]

The Peoples Bank, Biloxi, Mississippi, as Lender

By:	/s/ Chevis C. Swetman
Name: Chevis C. Swetman
Title: President

Address for Notices:

152 Lameuse Street
Biloxi, MS 39530

Contact Person: Chevis C. Swetman
Facsimile No.: (228) 435-8417
Telephone No.: (228) 435-8205
Email: cswetman@thepeoples.com

[Signature Page to PNGI Credit Agreement]

United Bank, Inc., as Lender

By:	/s/ Devin McCrerry
Name: Devin McCreery
Title: Market President

Address for Notices:

Address for Notices:
United Bank, Inc.
PO Box 1006
Charles Town, WV 25414

Contact Person: Tammy Taulton
Facsimi le No.: 304.725.3759
Telephone No.: 304.724.3934
Email: tammy.taulton@bankwithunited.com

[Signature Page to PNGI Credit Agreement]

Metro Bank, as Lender

By:	/s/ Harry G. Hayman, III
Name: Harry G. Hayman, III
Title: Senior Vice President

Address for Notices:

Metro Bank
3801 Paxton Street
Harrisburg, P A 17111

Contact Person: J. Miles Kingston
Facsimile No.: (717) 909-0589
Telephone No.: (717) 412-6953
Email: JMiles.Kingston@mymetrobank.com

[Signature Page to PNGI Credit Agreement]

ANNEX A-1

REVOLVING COMMITMENTS

Lender	Revolving Commitment
Bank of America, N.A.	$59,456,200
JPMorgan Chase Bank, N.A.	$59,456,200
The Royal Bank of Scotland plc	$40,006,850
Fifth Third Bank	$50,359,050
Wells Fargo Bank, National Association	$29,103,100
UBS Loan Finance LLC	$29,103,100
Goldman Sachs Bank USA	$25,455,300
Credit Agricole Corporate and Investment Bank	$29,103,100
Manufacturers & Traders Trust Company	$32,750,900
SunTrust Bank	$29,103,100
Nomura Corporate Funding Americas, LLC	$15,103,100
U.S. Bank N.A.	$37,500,000
TD Bank, N.A.	$20,000,000
Comerica Bank	$5,000,000
The Huntington National Bank	$12,500,000
National Penn Bank	$7,500,000
The Peoples Bank, Biloxi, Mississippi	$7,500,000
United Bank, Inc.	$5,000,000
Metro Bank	$6,000,000
Total Revolving Commitments:	$500,000,000

ANNEX A-2

TERM A FACILITY COMMITMENTS

Lender	Term A Facility Commitment
Bank of America, N.A.	$52,303,998
JPMorgan Chase Bank, N.A.	$120,803,998
Fifth Third Bank	$47,453,008
Wells Fargo Bank, National Association	$26,777,000
UBS Loan Finance LLC	$26,777,000
Goldman Sachs Bank USA	$23,420,754
Credit Agricole Corporate and Investment Bank	$26,776,999
Manufacturers & Traders Trust Company	$30,133,244
SunTrust Bank	$26,777,000
Nomura Corporate Funding Americas, LLC	$12,776,999
U.S. Bank N.A.	$37,500,000
TD Bank, N.A.	$20,000,000
Comerica Bank	$5,000,000
The Huntington National Bank	$12,500,000
National Penn Bank	$12,500,000
The Peoples Bank, Biloxi, Mississippi	$7,500,000
United Bank, Inc.	$5,000,000
Metro Bank	$6,000,000
Total Term A Facility Commitments:	$500,000,000

ANNEX A-3

TERM B FACILITY COMMITMENTS

Lender	Term B Facility Commitment
JPMorgan Chase Bank, N.A.	$250,000,000
Total Term B Facility Commitments:	$250,000,000

ANNEX B

APPLICABLE FEE PERCENTAGE AND

APPLICABLE MARGIN FOR REVOLVING LOANS,
SWINGLINE LOANS AND TERM A FACILITY LOANS

		Applicable Margin
Pricing	Consolidated Total Net	Revolving Loans and Swingline Loans		Term A Facility Loans		Applicable Fee
Level	Leverage Ratio	LIBOR	ABR	LIBOR	ABR	Percentage
Level I	Greater than 3.50 to 1.00	2.75%	1.75%	2.75%	1.75%	0.50%
Level II	Less than or equal to 3.50 to 1.00 but greater than 3.0 to 1.00	2.25%	1.25%	2.25%	1.25%	0.40%
Level III	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	2.00%	1.00%	2.00%	1.00%	0.35%
Level IV	Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	1.75%	0.75%	1.75%	0.75%	0.30%
Level V	Less than or equal to 2.00 to 1.00	1.25%	0.25%	1.25%	0.25%	0.25%

ANNEX C

AMORTIZATION PAYMENTS
TERM A FACILITY LOANS

DATE(1)	PRINCIPAL AMOUNT
March 31, 2014	$6,250,000
June 30, 2014	$6,250,000
September 30, 2014	$6,250,000
December 31, 2014	$6,250,000
March 31, 2015	$6,250,000
June 30, 2015	$6,250,000
September 30, 2015	$6,250,000
December 31, 2015	$6,250,000
March 31, 2016	$9,375,000
June 30, 2016	$9,375,000
September 30, 2016	$9,375,000
December 31, 2016	$9,375,000
March 31, 2017	$12,500,000
June 30, 2017	$12,500,000
September 30, 2017	$12,500,000
December 31, 2017	$12,500,000
March 31, 2018	$12,500,000
June 30, 2018	$12,500,000
September 30, 2018	$12,500,000
The date that is the fifth anniversary of the Closing Date	$325,000,000

(1)  If such date is not a Business Day, then the date shall be the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such date shall be the next preceding Business Day.

EXHIBIT A-1

FORM OF REVOLVING NOTE

THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS REVOLVING NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

REVOLVING NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Tranche [    ] Revolving Loans (the “Applicable Tranche Revolving Loans”) made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Applicable Tranche Revolving Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Applicable Tranche Revolving Loan until, but excluding, the date on which such Applicable Tranche Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Applicable Tranche Revolving Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Revolving Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto, and evidences Revolving Loans made by Lender

Exhibit A-1-1

thereunder.  Terms used but not defined in this Revolving Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events, for prepayments of the Applicable Tranche Revolving Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Revolving Note may not be assigned by Lender to any other Person.

This Revolving Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Revolving Note in respect thereof.

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS REVOLVING NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit A-1-2

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit A-1-3

SCHEDULE OF REVOLVING LOANS

This Revolving Note evidences Applicable Tranche Revolving Loans made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit A-1-4

EXHIBIT A-2

FORM OF TERM A FACILITY NOTE

THIS TERM A FACILITY NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS TERM A FACILITY NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

TERM A FACILITY NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of the Term A Facility Loan made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Term A Facility Loan, at such office, in like money and funds, for the period commencing on the date of such Term A Facility Loan until, but excluding, the date on which such Term A Facility Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Term A Facility Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Term A Facility Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Term A Facility Note is one of the Term A Facility Notes referred to in the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A.,

Exhibit A-2-1

as Administrative Agent and as Collateral Agent, and the other parties party thereto, and evidences the Term A Facility Loan made by Lender thereunder.  Terms used but not defined in this Term A Facility Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Term A Facility Note upon the occurrence of certain events, for prepayments of the Term A Facility Loan and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Term A Facility Note may not be assigned by Lender to any other Person.

This Term A Facility Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Term A Facility Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Term A Facility Note in respect thereof.

THIS TERM A FACILITY NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS TERM A FACILITY NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

 [Remainder of page intentionally left blank]

Exhibit A-2-2

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit A-2-3

SCHEDULE OF TERM A FACILITY LOAN

This Term A Facility Note evidences the Term A Facility Loan made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit A-2-4

EXHIBIT A-3

FORM OF TERM B FACILITY NOTE

THIS TERM B FACILITY NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS TERM B FACILITY NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

TERM B FACILITY NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Term B Facility Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Term B Facility Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Term B Facility Loan until, but excluding, the date on which such Term B Facility Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Term B Facility Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Term B Facility Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Term B Facility Note is one of the Term B Facility Notes referred to in the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors

Exhibit A-3-1

from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto, and evidences Term B Facility Loans made by Lender thereunder.  Terms used but not defined in this Term B Facility Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Term B Facility Note upon the occurrence of certain events, for prepayments of Term B Facility Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Term B Facility Note may not be assigned by Lender to any other Person.

This Term B Facility Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Term B Facility Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Term B Facility Note in respect thereof.

THIS TERM B FACILITY NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS TERM B FACILITY NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit A-3-2

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit A-3-3

SCHEDULE OF TERM B FACILITY LOANS

This Term B Facility Note evidences the Term B Facility Loans made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit A-3-4

EXHIBIT A-4

FORM OF SWINGLINE NOTE

THIS SWINGLINE NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS SWINGLINE NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

SWINGLINE NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Swingline Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Swingline Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until, but excluding, the date on which such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Swingline Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Swingline Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Swingline Note is the Swingline Note referred to in the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent

Exhibit A-4-1

and as Collateral Agent, and the other parties party thereto, and evidences Swingline Loans made by Lender thereunder.  Terms used but not defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events, for prepayments of the Swingline Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each  upon the terms and conditions specified therein.

Except as permitted by Sections 13.05 and 12.06 of the Credit Agreement, this Swingline Note may not be assigned by Lender to any other Person.

This Swingline Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Swingline Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Swingline Note in respect thereof.

THIS SWINGLINE NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS SWINGLINE NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

 [Remainder of page intentionally left blank]

Exhibit A-4-2

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit A-4-3

SCHEDULE OF SWINGLINE LOANS

This Swingline Note evidences the Swingline Loans made by Lender under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Exhibit A-4-4

EXHIBIT B

FORM OF NOTICE OF BORROWING

Date:  [          ]

To:           Administrative Agent under the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

Ladies and Gentlemen:

The undersigned Borrower refers to the Credit Agreement (the terms defined therein, being used herein as defined therein), hereby gives you [irrevocable](1) notice pursuant to [Sections 2.01(e)](2), 2.02, [2.03(e)](3) and 4.05 of the Credit Agreement that Borrower desires to make a borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to the Proposed Borrowing:

(A)                               Proposed Borrowing:

(i)                                     The Business Day of the Proposed Borrowing is [         ];

(ii)                                  The aggregate amount of the Proposed Borrowing is $[               ];

(iii)                               The Proposed Borrowing shall consist of:

(1)                                 To be included unless notice is conditioned on the occurrence of an acquisition, sale, incurrence of indebtedness or issuance of equity interests.

(2)                                 To be included for borrowings of Swingline Loans only.

(3)                                 To be included for borrowings in respect of Letter of Credit reimbursement only.

Exhibit B-1

[a $[                    ](4) Revolving Loan, which shall initially be [an ABR Loan][a LIBOR Loan]; [The amount of Revolving Loans that are requested to be LIBOR Loans are requested to have the following Interest Period(s): [    ]],

[a $[                    ] Term [A][B] Facility Loan, which shall initially be [an ABR Loan][a LIBOR Loan], [The amount of such Term [A][B] Loans that are requested to be LIBOR Loans are requested to have the following Interest Period(s): [     ]],

[a $[                    ] Swingline Loan, which shall be an ABR Loan]; and

(iv)                              The proceeds of the Proposed Borrowing are to be deposited into the account or accounts described in the letter attached hereto and in the respective amounts set forth therein.(5)

(B)                               Borrower hereby represents and warrants that both immediately before and immediately after giving effect to the Proposed Borrowing and the intended use thereof:

(i)                                     [Each of the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement and by each Credit Party in each other Credit Document to which it is a party is true and correct in all material respects on and as of the date of the making of such Proposed Borrowing with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date is true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the applicable date);](6)

(ii)                                  [No Default or Event of Default shall have occurred and be

(4)                                 Borrowings of Revolving Loans shall be made pro rata across all outstanding Tranches of Revolving Commitments.

(5)                                 Borrower to attach letter that describes the account or accounts and wire instructions and the amounts to be deposited in such account or accounts.

(6)                                 This clause shall not apply to any extensions of credit pursuant to an Incremental Term Loan to the extent provided by Section 2.12 of the Credit Agreement and the applicable Incremental Joinder Agreement.

Exhibit B-2

continuing; and](7)

(iii)                               The sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans, plus the aggregate outstanding L/C Liabilities does not exceed the Total Revolving Commitments then in effect.

[(C)                           This Notice of Borrowing is conditioned upon [          ].](8)

(7)                                 This clause shall not apply to any extensions of credit pursuant to an Incremental Term Loan to the extent provided by Section 2.12 of the Credit Agreement and the applicable Incremental Joinder Agreement.

(8)                                 Describe the applicable acquisition, sale, incurrence of indebtedness or issuance of equity interests.

[Signature Page Follows]

Exhibit B-3

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit B-4

EXHIBIT C

FORM OF NOTICE OF CONTINUATION/CONVERSION

Date:  [          ]

To:  Administrative Agent under the Credit Agreement referred to below.

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

Borrower hereby gives notice pursuant to Sections 2.09(a) and 4.05 of the Credit Agreement that it requests a continuation or conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made:

(A)                               Date of [continuation] [conversion](9)

(B)                               Aggregate Amount of [LIBOR]
[ABR] Loans of
[identify applicable Tranche of Loans]
to be [continued] [converted]

(C)                               The [LIBOR] [ABR] Loans are to be [continued as] [converted into] [ABR] [LIBOR] Loans.

(D)                               [The duration of the Interest Period for the LIBOR Loans being continued is a [           ] period.](10)

(9)                                 Must be a Business Day.

Exhibt C-1

(E)                                [The duration of the Interest Period for such LIBOR Loans being converted is a [           ] period.](11)

Borrower hereby certifies that no Event of Default has occurred and is continuing, or would result from the [conversion] [continuation].

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

(10)                          Applicable if this is a Continuation of the Interest Period of outstanding LIBOR Loans.

(11)                          Applicable if this is a Conversion to a LIBOR Loan.

Exhibt C-2

EXHIBIT D

FORMS OF U.S. TAX COMPLIANCE CERTIFICATE

[attached]

Exhibit D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent (“Administrative Agent”), Bank of America, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                     , 20[  ]

Exhibit D-2

Reference is hereby made to the Credit Agreement, dated as of October 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent (“Administrative Agent”), Bank of America, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                     , 20[  ]

Exhibit D-3

Reference is hereby made to the Credit Agreement, dated as of October 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent (“Administrative Agent”), Bank of America, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D-4

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[  ]

Exhibit D-5

EXHIBIT E

FORM OF FOREIGN LENDER CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent (“Administrative Agent”), Bank of America, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date:                       , 20[  ]

Exhibit E-1

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[                  ]. 2013

I, the undersigned, a Responsible Officer of Penn National Gaming, Inc., a Pennsylvania corporation (“Borrower”), do hereby certify that:

1.                                      This Certificate is furnished to Administrative Agent on behalf of the Lenders pursuant to Section 7.01(q) of the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.                                      Solely in my capacity as [                          ] of Borrower, I hereby certify that:

(a)                                 I am familiar with the financial condition of Borrower and the Restricted Subsidiaries; and

(b)                                 For purposes of this Certificate, I am familiar with and have considered information regarding the fair market value of the assets of Borrower (on a consolidated basis with its Restricted Subsidiaries) and the probable liabilities and obligations of Borrower (on a consolidated basis with its Restricted Subsidiaries), contingent or otherwise, to creditors, in each case after giving effect to the Transactions and the extensions of credit to be provided thereunder, and I have made a reasonable inquiry with respect to, and made reasonable estimate of, the contingent liabilities of Borrower (on a consolidated basis with its Restricted Subsidiaries).

3.                                      Based on and subject to the foregoing, and after giving effect to Section 6.07 of the Credit Agreement, I hereby certify that, immediately before and immediately after giving effect to the consummation of the Transactions and the extensions of credit to be provided thereunder as of the date hereof, it is my opinion that:

(a)                                 the fair value of the Property of Borrower (on a consolidated basis with its Restricted Subsidiaries) is greater than the total amount of its liabilities, including, without limitation, contingent liabilities;

(b)                                 the present fair salable value of the assets of Borrower (on a consolidated basis with its Restricted Subsidiaries) is not less than the amount that will be required to pay the probable liability of Borrower (on a consolidated basis with its Restricted Subsidiaries) on its debts as they become absolute and matured;

Exhibit G-1

(c)                                  Borrower (on a consolidated basis with its Restricted Subsidiaries) does not intend to, and does not believe that it will, incur debts and liabilities beyond its ability to pay as such debts and liabilities mature;

(d)                                 Borrower (on a consolidated basis with its Restricted Subsidiaries) is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its Property would constitute an unreasonably small capital; and

(e)                                  Borrower (on a consolidated basis with its Restricted Subsidiaries) is able to pay its debts as they become due and payable.

For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

[Signature page follows]

Exhibit G-2

IN WITNESS WHEREOF, I have hereto set my hand on the date first written above, in my official (and not individual) capacity and without personal liability.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit G-3

EXHIBIT H

FORM OF

SECURITY AGREEMENT

made by

PENN NATIONAL GAMING, INC.,

and

THE GUARANTORS PARTY HERETO,
as Pledgors,

in favor of

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of [          ], 20[    ]

Exhibit H-1

Exhibit H-2

SCHEDULE 1	Certificated Securities
EXHIBIT 1	Form of Issuers Acknowledgment

Exhibit H-3

EXHIBIT 2	Form of Security Agreement Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement

Exhibit H-4

SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [          ], 20[    ], made by PENN NATIONAL GAMING, INC., a Pennsylvania corporation, having an office at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 (“Borrower”), and THE SUBSIDIARIES OF BORROWER FROM TIME TO TIME PARTY HERETO (collectively, the “Guarantors” and, together with Borrower, the “Pledgors,” and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., having an office at 901 Main Street, 14th Floor, Dallas, Texas 75202-3714, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined) (in such capacity and together with any successors in such capacity, “Collateral Agent”).

R E C I T A L S:

A.                                    Borrower, the Guarantors from time to time party thereto, the Lenders (as defined in the Credit Agreement) from time to time party thereto, Bank of America, N.A., in its capacity as administrative agent, Collateral Agent and the other agents, arrangers and financial institutions party thereto have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.                                    The Guarantors have, or will have, as the case may be, among other things, fully and unconditionally guaranteed the obligations of Borrower under the Credit Agreement and of the other Credit Parties under the Credit Swap Contracts and Secured Cash Management Agreements.

C.                                    Each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations of (i) Borrower under the Credit Agreement and the other Credit Documents and (ii) the Credit Parties under the Credit Swap Contracts and Secured Cash Management Agreements and is, therefore, willing to enter into this Agreement.

D.                                    Collateral Agent has been authorized and directed to enter into this Agreement pursuant to the Credit Agreement.

E.                                     It is a condition precedent to (i) the obligations of the Lenders to make Loans under the Credit Agreement, (ii) the obligations of the L/C Lenders to issue Letters of Credit under the Credit Agreement, (iii) the obligations of the applicable Swap Providers to provide financial accommodations under the Credit Swap Contracts and (iv) the obligations of the applicable Cash Management Banks to provide financial accommodations under the Secured Cash Management Agreements that each Pledgor execute and deliver the applicable Credit Documents, including this Agreement.

F.                                      This Agreement is made by each Pledgor in favor of Collateral Agent for

Exhibit H-5

he benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01                                 Definitions.

(a)                                 Unless otherwise defined herein or in the Credit Agreement, terms used herein that are defined in the UCC (as hereinafter defined) shall have the meanings assigned to them in the UCC, including the following that are capitalized herein:

“Accounts”; “Bank”; “Chattel Paper”; “Certificated Security”; “Commercial Tort Claim”; “Documents”; “Electronic Chattel Paper”; “Equipment”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “Records”; “Securities Account”; “State”; “Supporting Obligations”; and “Tangible Chattel Paper”.

(b)                                 Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement

(c)                                  The following terms shall have the following meanings:

“Agreement” shall have the meaning assigned to such term in the preamble hereof.

“Borrower” shall have the meaning assigned to such term in the preamble hereof.

“Casino Rama Management Contract” shall mean the Interim Operating Agreement, dated as of August 1, 2011, among Ontario Lottery and Gaming Corporation, Casino Rama Services Inc., CRC Holdings, Inc., and CHC Casinos Canada Limited, as renewed and extended.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law) against, all or any portion of the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereof.

Exhibit H-6

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts” shall mean, collectively, with respect to each Pledgor, all contracts and agreements, including, without limitation, all sale, service, performance, equipment or property lease contracts and agreements, to which such Pledgor is a party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyright License” shall mean any agreement, whether written or oral, providing for the grant by or to any Pledgor of any right to use any Copyright, including without limitation, any of the foregoing referred to in Schedule 9(c) to the applicable Perfection Certificate.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 9(c) to the applicable Perfection Certificate), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, all “deposit accounts” as such term is defined in Article 9 of the UCC and shall also include any sub-accounts relating to any of the foregoing deposit accounts.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Property” shall mean, with respect to any Pledgor:

(i)                                     any fee-owned real property with a fair market value of less than $25 million and any leasehold rights and interests in real property (except to the extent any such property is, or such rights or interests are, required to be subject to a Lien in favor of the Secured Parties pursuant to Sections 9.08, 9.11 or 9.14 of the Credit Agreement);

(ii)                                  Letter-of-Credit rights, other than Supporting Obligations, to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement;

Exhibit H-7

(iii)                               motor vehicles and other assets subject to certificates of title, in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement;

(iv)                              any Money, Deposit Accounts and other assets specifically requiring perfection through control agreements, in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement;

(v)                                 any permit, lease, license, contract or other agreement to which such Pledgor is a party (or any assets, property, rights or interests of a Pledgor subject thereto), including, without limitation, (A) the Casino Rama Management Contract, (B) the Gaming Licenses (including, without limitation (I) the West Virginia Racing License, (II) the West Virginia Race Track Video Lottery License; (III) the West Virginia Racetrack Table Games License; and (IV) any Gaming License issued by the Missouri Gaming Commission, the Nevada Gaming Commission, the Indiana Gaming Commission, the Ohio Casino Control Commission, the Ohio State Racing Commission, the Ohio Lottery Commission or the State of Ohio to, and held by, such Pledgor); (C) the Gaming License issued by the Iowa Racing and Gaming Commission, any renewal rights with respect thereto and/or the ability to operate or conduct gaming in the State of Iowa as provided by law; and (D) the Skrmetta Lease, in each case, to the extent and for so long as the grant of a security interest hereunder (a) is prohibited (x) by or is a violation of any applicable law, rule or regulation (including, without limitation, any Gaming Laws) or (y) except with respect to (A) assets, property, rights or interests required to be subject to Mortgages or Ship Mortgages pursuant to Section 9.08, 9.11 or 9.14 of the Credit Agreement and (B) leaseholds of Vessels and Replacement Vessels, by any agreement, instrument or other undertaking that is not prohibited by Section 10.10 of the Credit Agreement to which such Pledgor is a party or by which it or any of its property or assets is bound; (b) requires consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming Authority) unless such consent, approval, license or authorization has been received and is in effect; (c) except with respect to (A) assets, property, rights or interests required to be subject to Mortgages or Ship Mortgages pursuant to Section 9.08, 9.11 or 9.14 of the Credit Agreement and (B) leaseholds of Vessels and Replacement Vessels, requires the consent of any Person (other than Borrower or any of its Wholly Owned Restricted Subsidiaries) unless such consent has been received and is in effect (provided, that this clause (c) shall not apply to the extent that such consent is required by an agreement, contract or other undertaking which is prohibited by Section 10.10 of the Credit Agreement); or (d) shall constitute or would result in (1) the abandonment, invalidation or unenforceability of any right, title or interest of such Pledgor therein or (2) a breach or termination pursuant to the terms of, or a default under, any such permit, lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately at such time as the legal or contractual provisions referred to above shall no longer be applicable or the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such permit, lease, license, contract, property

Exhibit H-8

rights or agreement that does not result in any of the consequences specified in clauses (a) through (d) above;

(vi)                              except with respect to (A) assets, property, rights or interests required to be subject to Mortgages or Ship Mortgages pursuant to Section 9.08, 9.11 or 9.14 of the Credit Agreement and (B) leaseholds of Vessels and Replacement Vessels, any lease, license or other agreement or any property or rights of such Pledgor subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Documents, if and for so long as the agreement pursuant to which such Lien is granted (or the document providing such capital lease or similar arrangements) prohibits, or requires the consent of any Person (other than Borrower or any of its Wholly Owned Restricted Subsidiaries) as a condition to, the creation of any other Lien with respect to such lease, license, other agreement, property or rights unless such consent has been received and is in effect;

(vii)                           any United States applications for trademarks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the trademark in interstate commerce is submitted to the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

(viii)                        any Equity Interests or any other right or interest in any limited partnership, general partnership, limited liability company or joint venture as to which such Pledgor is a partner, member or the equivalent to the extent and for so long as prohibited by, or creating an enforceable right of termination in favor of, any Person (other than Borrower or any of its Wholly Owned Restricted Subsidiaries), under the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement, without the consent of any Person (other than Borrower or any of its Wholly Owned Restricted Subsidiaries), in each case, after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity;

(ix)                              the Equity Interests of any Foreign Subsidiary in excess of 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary entitled to vote in the election of directors (or similar governing body of such Foreign Subsidiary);

(x)                                 the Equity Interests of any Unrestricted Subsidiary;

(xi)                              with respect to the Charles Town Facility (and any other Gaming Facility operated by a Pledgor in West Virginia), (v) all monies and other funds on account of purses, taxes and breeders funds distributable from pari-mutual commissions as a result of wagering on live racing, simulcast or export signals, (w) all monies and other funds on account of pension contributions, host fees, association’s shares, all governmental entities’ shares and simulcast transmission fees and transmission costs, (x) all taxes owing to the West Virginia Lottery Commission from the operation of West Virginia Lottery Table Games, (y) all monies payable to customers with respect to outstanding winning tickets and (z) all

Exhibit H-9

monies from video lottery due to the thoroughbred and greyhound development funds, regular purse accounts, racing commission, employees’ pension funds and all other recipients of video lottery monies;

(xii)                           if (and only to the extent that and for so long as) the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming Law) or regulation, permit, order or decree of any Governmental Authority (including any Gaming Authority), (1) all funds, revenues, monies or other amounts derived from the operation of Gaming Facilities in the Commonwealth of Pennsylvania and owing to any Governmental Authority on or with respect to gaming revenues under the Pennsylvania Race Horse Development and Gaming Act, any rules or regulations promulgated thereunder or any successor statute, rule or regulation and (2) all accounts established for, or for the benefit of, the Commonwealth of Pennsylvania into which monies, funds or other  amounts from the operation of Gaming Facilities are paid in order to satisfy obligations with respect to gaming revenue owing to the Commonwealth of Pennsylvania under the Pennsylvania Race Horse Development and Gaming Act, any rules or regulations promulgated thereunder or any successor statute, rule or regulation;

(xiii)                        with respect to any such Pledgor’s Gaming Facilities in the State of Iowa, if (and only to the extent that and for so long as) the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming Law) or regulation, permit, order or decree of any Governmental Authority (including any Gaming Authority), (A) all cash on hand (i.e. cage cash and similar amounts that are not held in deposit accounts or other bank accounts) of such Pledgor, (B) all withholding tax, fiduciary and other deposit accounts of such Pledgor required to be maintained by applicable Gaming Law, but only so long as the funds on deposit therein or credited thereto are not greater than the amount required by applicable Gaming Law, and (C) any Gaming License issued to such Pledgor for any Gaming Facility located in the State of Iowa;

(xiv)                       with respect to such Pledgor’s Gaming Facilities in the State of Ohio, if (and only to the extent that) the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming Law) or regulation, permit, order or decree of any Governmental Authority (including any Gaming Authority), (A) all funds, monies or other amounts derived from or in anticipation of the operation of Gaming Facilities in the State of Ohio that are owed to the state, county, municipality, political subdivision or any other governmental agency or instrumentality pursuant to applicable law, rule, regulation or other authority, including, but not limited to, taxes, fees, license payments and revenue sharing, (B) all funds, monies or other amounts derived from the operation of Gaming Facilities in the State of Ohio that are payable or owed to customers, including, but not limited to, customers with winning wagers and (C) any Gaming License issued to such Pledgor for any Gaming Facility Located in the State of Ohio;

Exhibit H-10

(xv)                                                  with respect to any such Pledgor’s Gaming Facilities in the State of Nevada, if (and only to the extent that and for so long as) the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming Law) or regulation, permit, order or decree of any Governmental Authority (including any Gaming Authority), (A) all cash on hand (i.e. cage cash and similar amounts that are not held in deposit accounts or other bank accounts) of such Pledgor, (B) all withholding tax, fiduciary and other deposit accounts of such Pledgor required to be maintained by applicable Gaming Law, but only so long as the funds on deposit therein or credited thereto are not greater than the amount required by applicable Gaming Law, and (C) any Gaming License issued to such Pledgor for any Gaming Facility located in the State of Nevada;

(xvi)                                               any proceeds, property or assets to the extent, and for so long as, the granting of a Lien on such property or assets is not permitted under Gaming Laws of any applicable jurisdiction, including as a result of  interpretations of such Gaming Laws by the applicable Gaming Authorities in any applicable jurisdiction;

(xvii)                                            all monies and other funds held on behalf of customers, including, without limitation, front money deposits and safekeeping deposits held in any casino cage;

(xviii)                                         Cash Collateral provided by such Pledgor pursuant to the Credit Agreement; and

(xix)                                               any other assets of such Pledgor if, in the reasonable judgment of Borrower, and agreed to by the Collateral Agent, the burden, cost or other consequences (including any adverse tax consequences) of creating, perfecting or maintaining the pledge of, or security interest in, such assets is excessive in view of the benefits to be obtained by the Lenders therefrom under the Credit Documents;

provided, however, that, in any event, “Excluded Property” shall not include the Certificated Securities set forth on Schedule 1 of this Agreement.

Notwithstanding anything to the contrary in the foregoing, neither the Master Lease nor any rights of any Pledgor therein or in the Leased Property, shall constitute Excluded Property.

Notwithstanding anything to the contrary in the foregoing, all Proceeds and rights to Proceeds of all of the foregoing Excluded Property shall not constitute Excluded Property except to the extent that such Proceeds or rights to Proceeds independently constitute Excluded Property.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such

Exhibit H-11

Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Gambling Device” shall have the meaning assigned to such term in Section 10.19.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in Article 9 of the UCC.

“Guarantors” shall have the meaning assigned to such term in the preamble hereof.

“Instruments” shall mean all “instruments”, as such term is defined in Article 9 of the UCC.

“Intellectual Property Collateral” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, the Trade Secrets, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes that are issued in favor of such Pledgor by another Company and each note hereafter acquired by such Pledgor that is issued in favor of such Pledgor by another Company and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Investment Property” shall mean all “investment property”, as such term is defined in Article 9 of the UCC.

“Issuer” shall mean any corporation, company, limited liability company, general partnership, limited partnership, limited liability partnership or other entity that is a Wholly-Owned Restricted Subsidiary of Borrower.

“Joinder Agreement” shall mean a joinder agreement substantially in the form attached hereto as Exhibit 3.

Exhibit H-12

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Pledgor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 9(a) to the applicable Perfection Certificate.

“Patents” shall mean (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 9(a) to the applicable Perfection Certificate, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 9(a) to the applicable Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Permitted Liens” shall mean Liens permitted under the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Nevada Gaming Interests” shall have the meaning assigned to such term in Section 10.22(b).

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (a) all issued and outstanding Equity Interests owned by each Pledgor (other than directors’ qualifying shares) in any Person, including, without limitation, all issued and outstanding Equity Interests of each Person set forth on Schedule 5 to the applicable Perfection Certificate as being owned by such Pledgor (in the case of the Initial Perfection Certificate, after giving effect to the Transactions) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Person acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such Person or under any limited liability company operating agreement or any partnership agreement of each such Person, and the certificates, instruments and agreements representing such Equity Interests, (b) all Equity Interests of any Person, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Person acquired by such Pledgor (including by issuance or distribution), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any limited liability company operating agreement or any partnership agreement of any such Person, and the certificates, instruments and agreements representing such Equity Interests, from time to time acquired by such Pledgor in any manner, and (c) all Equity Interests issued in respect of the Equity Interests referred to in clause (a) or (b) above in this definition upon any consolidation or merger of any Person of such Equity Interests; provided, however, that in no event shall “Pledged Securities” include any Excluded Property.

“Pledgor” shall have the meaning assigned to such term in the preamble hereof.

“Receivables” shall mean (i) all Accounts, (ii) all Chattel Paper, (iii) all Payment

Exhibit H-13

Intangibles, (iv) all Instruments and (v) all other rights to payment, whether or not earned by performance for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any General Intangible, and all Supporting Obligations related to any of the foregoing; provided, however, that Receivables shall not include any Investment Property.

“Responsible Officer” shall mean, with respect to any Pledgor, the chief executive officer, any senior or executive vice president, the chief financial officer or the treasurer of such Pledgor.

“Sale Proceeds” means (i) the proceeds from the sale of Borrower or one or more of the other Pledgors, as a going concern or from the sale of any Pledgor’s business as a going concern, (ii) the proceeds from another sale or disposition of any assets of the Pledgors that includes any gaming or racing license, permit or approval or benefits from any gaming or racing license, permit or approval or where the assets sold have the benefit of any gaming or racing license, permit or approval or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed (whether pursuant to any bankruptcy or insolvency proceeding, liquidation proceeding or otherwise) that is associated with the gaming or racing licenses, permits or approvals.

“Secured Obligations” shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of Borrower and any and all of the Guarantors from time to time arising under or in respect of this Agreement, the Credit Agreement and the other Credit Documents, the Credit Swap Contracts and the Secured Cash Management Agreements (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Credit Agreement and the other Credit Documents, the Credit Swap Contracts or the Secured Cash Management Agreements), in each case whether (i) direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise and/or (iii) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Pledgor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding); provided, however, that with respect to any Guarantor, if in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or

Exhibit H-14

other law affecting the rights of creditors generally, if the Secured Obligations of such Guarantor would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its Secured Obligations, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding; provided, further, that, in no event shall “Secured Obligations” include Excluded Swap Obligations.

“Secured Parties” shall mean Collateral Agent, Administrative Agent, the Lenders, any Swap Provider that is a party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Skrmetta Lease” shall mean the Ground Lease, dated as of October 19, 1993, by and between Raphael Skrmetta, as landlord, and BTN, Inc. (successor-in-interest to Mississippi I Gaming, L.P.), as tenant, as the same may be amended.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Pledgor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 9(b) to the applicable Perfection Certificate.

“Trademarks” shall mean (i) all trademarks, trade names, organizational names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 9(b) to the applicable Perfection Certificate, and (ii) the right to obtain all renewals thereof.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of Collateral Agent’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” shall mean the United States of America.

Exhibit H-15

“West Virginia Lottery Table Games” shall mean any game played with cards, dice or any mechanical, electromechanical or electronic device or machine for money, credit or any representative of value expressly authorized by rule of the West Virginia Lottery Commission.

“West Virginia Race Track Table Games License” shall mean (a) the license granted by the West Virginia Lottery Commission to PNGI Charles Town Gaming, LLC and (b) any other license granted by the West Virginia Lottery Commission to a Subsidiary of Borrower, in each case, that permits the operation of West Virginia Lottery Table Games.

“West Virginia Race Track Video Lottery License” shall mean (a) the race track video lottery license granted by the West Virginia Lottery Commission to PNGI Charles Town Gaming, LLC and (b) any other the race track video lottery license granted by the West Virginia Lottery Commission to a Subsidiary of Borrower.

“West Virginia Racing License” shall mean (a) the horse racing license granted by the West Virginia Racing Commission to PNGI Charles Town Gaming, LLC and (b) any other horse racing license granted by the West Virginia Racing Commission to a Subsidiary of Borrower.

SECTION 1.02                                 Interpretation.  The rules of construction set forth in Section 1.04 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 1.03                                 Resolution of Drafting Ambiguities.  Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.01                                 Grant of Security Interest.

(a)                                 As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Pledgor in, to and under the following property, in each case wherever located and whether now owned or existing or hereafter owned, arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)                  all Accounts;

(ii)               all Equipment, Goods, Inventory and Fixtures;

(iii)            all Documents, Instruments and Chattel Paper;

Exhibit H-16

(iv)           all Letters of Credit and Letter of Credit Rights;

(v)              all Pledged Securities;

(vi)           all Investment Property;

(vii)             the Commercial Tort Claims described in Schedule 8 to any Perfection Certificate;

(viii)          all Intellectual Property Collateral;

(ix)           all General Intangibles;

(x)              all Deposit Accounts;

(xi)           all Money;

(xii)        all Supporting Obligations;

(xiii)     all Sale Proceeds;

(xiv)    all books and records relating to the items described in clauses (i) through (xiii) above; and

(xv)       to the extent not covered by clauses (i) through (xiv) above of this Section 2.1(a), all other personal property of such Pledgor, whether tangible or intangible and all Proceeds and products of any of the foregoing and all accessions to, substitutions of and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the security interest created by this Agreement shall not attach to, and the term “Pledged Collateral” shall not include, any Excluded Property; provided, however, that if any portion of any property ceases to constitute “Excluded Property” then, immediately upon such cessation, the term “Pledged Collateral” shall also include such portion of property and such security interest and lien in favor of Collateral Agent created by this Agreement shall attach to such portion of property; and provided, further, that Proceeds and the right to Proceeds shall constitute Collateral hereunder except to the extent that such Proceeds or right to Proceeds independently constitutes Excluded Property hereunder.

For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Pledgors shall not be required to, and Collateral Agent is not authorized to and hereby agrees not to, (i) perfect the security interests granted by this Agreement by any means other than by (A) filings pursuant to the UCC in the office of the Secretary of State (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgages of real property interests, (B) filings in the United States Patent and Trademark Office and the

Exhibit H-17

United States Copyright Office, as applicable, with respect to Intellectual Property Collateral and/or (C) except as provided in Sections 10.19 and 10.22, delivery to Collateral Agent, to be held in its possession, of Pledged Collateral consisting of certificated Pledged Securities, Chattel Paper or Instruments to the extent expressly required herein, together with duly executed instruments of transfer or assignment in blank; (ii) to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Pledged Collateral that requires perfection by “control,”; (iii) establish Collateral Agent’s “control” over any Electronic Chattel Paper; (iv) establish the Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transactions Act as in effect in the applicable jurisdiction (the “UETA”)) over any “transferable records” (as defined in UETA); (v) take any action (other than the actions listed in clause (i)(A) and (i)(C) above) with respect to any assets located outside of the United States; or (vi) perfect in any assets subject to a certificate of title statute.

SECTION 2.02                                 Security Interest.

(a)                                 Each Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any filing office and/or recording or registration office in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including, without limitation, (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates.  Such financing statements may describe the Pledged Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledged Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or words of similar import.  Each Pledgor agrees to provide all information described in clauses (i) through (iii) above in this Section 2.2(a) to Collateral Agent promptly upon request.  Collateral Agent shall provide reasonable notice to Borrower of all such financing statement filings made by Collateral Agent on or about the Closing Date, and, upon Borrower’s request, any subsequent filings or amendments, supplements or terminations of existing filings, made from time to time thereafter.

(b)                                 Each Pledgor hereby further authorizes Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), including this Agreement, any trademark, patent or copyright security agreement in form and substance reasonably satisfactory to Borrower and Collateral Agent, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting

Exhibit H-18

the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and Collateral Agent, as secured party.  Collateral Agent shall provide reasonable notice to Borrower of all such filings made by Collateral Agent on or about the Closing Date, and, upon Borrower’s request, any subsequent filings or amendments, supplements or terminations of existing filings, made from time to time thereafter.

SECTION 2.03                                 No Release.  Nothing set forth in this Agreement or any other Credit Document shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral (except to the extent any Pledged Collateral consisting of a contract or agreement has been assigned to the Collateral Agent or any Secured Party following an exercise of remedies by the Collateral Agent) or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement, any Credit Swap Contract, Secured Cash Management Agreement or the other Security Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith.  The obligations of each Pledgor contained in this Section 2.3 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement and the other Credit Documents.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.01                                 Delivery of Certificated Pledged Securities.  Each Pledgor represents and warrants, as of the date hereof, that all certificates representing or evidencing the Pledged Securities in existence on the date hereof are set forth on Schedule 1 hereof and have been delivered to Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that Collateral Agent has a perfected first priority security interest therein, except to the extent such delivery and perfection is prohibited by any applicable Requirements of Law (including, without limitation, any Gaming Laws) and Sections 10.19 and 10.22.  Each Pledgor hereby agrees that all certificates or instruments representing or evidencing Pledged Securities acquired by such Pledgor after the date hereof shall promptly, but in any event within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion) upon receipt thereof by such Pledgor (or, in the case of any such Pledged Securities, within the time periods set forth in Section 9.11 of the Credit Agreement to the extent such Section is applicable thereto), be delivered to Collateral Agent, and shall be accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to Collateral Agent (it being understood and agreed that prior to such delivery, during such period Pledgor acquires any such certificates or instruments such Pledgor shall hold such certificates or instrument in trust for the benefit of Collateral Agent), except to the extent such delivery and perfection is prohibited by any

Exhibit H-19

applicable Requirements of Law (including, without limitation, any Gaming Laws) and Section 10.19 and 10.22.  Except as set forth in Section 10.19 and 10.22, Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of Collateral Agent or any of its nominees, or endorse for negotiation, any or all of the Pledged Securities, without any indication that such Pledged Securities is subject to the security interest hereunder.  Until the release of any Pledged Collateral as contemplated by any of the Credit Documents (whether upon a sale, transfer or other disposition or otherwise), Collateral Agent shall (or through one or more of its agents shall), to the extent required by any Gaming Laws, retain possession of all Pledged Securities delivered to it at a location designated to the applicable Gaming Authority.

SECTION 3.02                                 Perfection of Uncertificated Pledged Securities.  Each Pledgor represents and warrants, as of the date hereof that Collateral Agent, upon the filing of UCC financing statements in the applicable filing offices, shall have a perfected first priority security interest for the benefit of the Secured Parties in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof, to the extent such security interests can be perfected by filing such UCC financing statements.  If any Pledged Securities now or hereafter acquired by any Pledgor are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly, but in any event within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion), notify Collateral Agent thereof.  Each Pledgor hereby agrees that if any issuer of any Pledged Securities is organized in a jurisdiction that does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable Requirements of Law (including, without limitation, any Gaming Laws) and as required by Section 9.11 of the Credit Agreement, (a) use commercially reasonable efforts to (i) if not previously executed and delivered by such issuer, cause the issuer of such Pledged Securities to execute and deliver to Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto or such other form that is reasonably satisfactory to Collateral Agent and (ii) cause such pledge to be recorded on the equityholder register or the books of such issuer, (b) execute any customary pledge forms or other documents necessary to complete the pledge and (c) give Collateral Agent the right to transfer such Pledged Securities at the times and to the extent permitted by this Agreement.

SECTION 3.03                                 Financing Statements and Other Filings; Maintenance of Perfected Security Interest.

Each Pledgor agrees that, at the sole cost and expense of the Pledgors, (i) such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected, continuing security interest therein (subject to any applicable provisions set forth in this Agreement with respect to limitations on perfections of Liens on Pledged Collateral and to any applicable Requirements of Law (including, without limitation, any Gaming Laws)), prior to all Liens except for Permitted Liens, and (ii) at any time and from time to time, upon the written request of Collateral Agent, such Pledgor shall promptly and, to the extent necessary or appropriate, duly execute and deliver such further financing statements, assignments, instruments and documents and take such further action as Collateral Agent may reasonably request for the

Exhibit H-20

purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to Collateral Agent and in such United States offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain a valid, enforceable, first priority security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral.

SECTION 3.4                     Other Actions.

(a)                                 Instruments and Tangible Chattel Paper. As of the date hereof, each Pledgor hereby represents and warrants that (i) no amount in excess of $20.0 million individually or $100.0 million in the aggregate payable under or in connection with any of the Pledged Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 7 to the Initial Perfection Certificate and such Instrument or Chattel Paper that constitutes Excluded Property, and (ii) each Instrument and each item of Tangible Chattel Paper listed in Schedule 7 to the Initial Perfection Certificate (other than such Instrument or Chattel Paper that constitutes Excluded Property) has been properly endorsed, assigned and delivered to Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank, all in form and substance reasonably acceptable to Collateral Agent.  If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper (other than any Intercompany Notes or any such Instrument or Chattel Paper that constitutes Excluded Property), and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper (other than any Intercompany Notes or any such Instrument or Chattel Paper that constitutes Excluded Property) not previously delivered to Collateral Agent exceeds $20.0 million individually or $100.0 million in the aggregate, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly notify Collateral Agent and, upon request of Collateral Agent shall promptly (but in any event within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion)) after acquiring such Instrument or Tangible Chattel Paper, notify Collateral Agent thereof, and, upon written request of Collateral Agent, shall endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify; provided, however, that so long as no Event of Default shall have occurred and be continuing, Collateral Agent shall return any such Instrument or Tangible Chattel Paper to such Pledgor from time to time promptly upon demand of such Pledgor, to the extent necessary or advisable (in the reasonable judgment of such Pledgor) for collection in the ordinary course of such Pledgor’s business.

(b)                                 Commercial Tort Claims.  As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 8 to the Initial Perfection Certificate having a value in excess of $15.0 million.

Exhibit H-21

SECTION 3.05                                 Joinder of Additional Guarantors.  The Pledgors shall cause each Restricted Subsidiary of Borrower that, from time to time, after the date hereof shall be required to pledge any assets to Collateral Agent for the benefit of the Secured Parties pursuant to Section 9.11 of the Credit Agreement, to execute and deliver to Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 annexed hereto and (ii) a Perfection Certificate, in each case, within the period of time provided in Section 9.11 of the Credit Agreement for the delivery of the documents and agreements referred to therein, and upon such execution and delivery, such Restricted Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein, except to the extent not permitted pursuant to any applicable Gaming Laws.  The execution and delivery of such Joinder Agreement shall not require the consent of any existing Pledgor hereunder.  The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any Person as a Guarantor and a Pledgor as a party to this Agreement.

SECTION 3.06                                 Use and Pledge of Pledged Collateral.  Unless an Event of Default shall have occurred and be continuing, Collateral Agent shall from time to time execute and deliver, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, any and all instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use, enjoy and protect the Pledged Collateral in accordance with the terms hereof and of the Credit Agreement.  The Pledgors and Collateral Agent acknowledge that this Agreement is intended to grant to Collateral Agent for the benefit of the Secured Parties a security interest in and lien on all of the right, title and interest of each Pledgor in the Pledged Collateral and shall not constitute or create a present assignment of any of the Pledged Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.01                                 Defense of Claims; Transferability of Pledged Collateral.  Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to Collateral Agent and the priority thereof against any and all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein materially adverse to Collateral Agent or any other Secured Party other than Permitted Liens and as otherwise permitted by the Credit Documents.

SECTION 4.02                                 Other Financing Statements.  There is no valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than UCC financing statements relating to Permitted Liens.  No Pledgor shall execute, or authorize the filing in any public office of, any financing statement (or similar statement or

Exhibit H-22

instrument of registration under the law of any jurisdiction) or statements relating to any Pledged Collateral, except UCC financing statements relating solely to Permitted Liens.

SECTION 4.03                                 Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a)                                 As of the date hereof, (i) the exact legal name, type of organization, jurisdiction of organization, and organizational identification number (if any) of such Pledgor is indicated next to its name in Schedule 1(a) of the Initial Perfection Certificate, and (ii) the chief executive office of such Pledgor is indicated next to its name in Schedule 2 to the Initial Perfection Certificate.

(b)                                 Borrower agrees to notify Collateral Agent in writing of any change in any Pledgor’s (1) legal name, (2) chief executive office location, (3) type of organization, (4) organizational identification number (if any) or (5) jurisdiction of organization (in each case, including, without limitation, by merging or consolidating with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction), in the case of clauses (1) — (4), within ten (10) days of such change and in the case of clause (5) at least ten (10) days prior to such change (in each case, or such other period as Collateral Agent shall agree) and to provide Collateral Agent such other information in connection therewith as Collateral Agent may reasonably request in writing.

(c)                                  Each Pledgor agrees to promptly take all action reasonably requested by Collateral Agent to maintain the perfection and priority of the security interest of Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereunder, in each case to the extent required hereunder and/or pursuant to Section 9.09 of the Credit Agreement (subject to any applicable provisions set forth in this Agreement with respect to limitations on perfections of Liens on Pledged Collateral).

(d)                                 If any Pledgor fails to provide information to Collateral Agent about the changes referred to in this Section 4.3 on a timely basis, Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which Collateral Agent needed to have information relating to such changes.  Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 4.4                                        Due Authorization and Issuance.  All of the Pledged Securities existing on the date hereof have been duly authorized and validly issued and (other than Pledged Securities consisting of limited liability company interests or partnership interests, to the extent they cannot be fully paid or non-assessable) are fully paid and non-assessable.

SECTION 4.5                                        Benefit to Guarantors.  Each Guarantor will receive substantial benefit as a result of the execution, delivery and performance of this Agreement and the Credit Agreement and other documents evidencing the Secured Obligations.

Exhibit H-23

ARTICLE V

CERTAIN PROVISIONS CONCERNING PLEDGED SECURITIES

SECTION 5.01                                 Pledge of Additional Pledged Securities.  Each Pledgor shall, upon obtaining any (a) Intercompany Notes (other than Excluded Property) required, pursuant to Section 10.04(d) of the Credit Agreement to be delivered to Collateral Agent, or (b) Pledged Securities of any Person, accept the same in trust for the benefit of Collateral Agent and promptly (but in any event within the time periods set forth in Section 9.11 of the Credit Agreement), subject to Sections 10.19 and 10.22, deliver to Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 annexed hereto (each, a “Pledge Amendment”), and, subject to Sections 10.19 and 10.22, the certificates and other documents required under Sections 3.1 and 3.2 in respect of such Pledged Securities and/or Intercompany Notes, as applicable, and confirming the attachment of the Liens hereby created on and in respect of such Pledged Securities and/or Intercompany Notes, as applicable.  Each Pledgor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities and/or Intercompany Notes, as applicable, listed on any Pledge Amendment delivered to Collateral Agent shall for all purposes hereunder be considered Pledged Collateral, except for Excluded Property.

SECTION 5.02                                 Voting Rights; Distributions; etc.

(a)                                 So long as no Event of Default shall have occurred and be continuing, and Collateral Agent has not issued the written demand contemplated in clause (b) below:

(i)                  Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose not inconsistent with the terms or purposes hereof or the Credit Agreement, the other Credit Documents or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would have a Material Adverse Effect.

(ii)               Each Pledgor shall be entitled to receive and retain any and all Distributions, to the extent and in any manner not prohibited by the Credit Agreement; provided, however, that, subject to Sections 10.19 and 10.22, any and all Distributions consisting of rights or interests in the form of securities (other than Excluded Property) shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral (to the extent required to be pledged hereunder) and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event with thirty (30) days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement), accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent.

Exhibit H-24

(iii)            Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments and other documents as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and/or other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii).

(b)                                 Upon the occurrence and during the continuance of any Event of Default:

(i)                  Upon written demand by Collateral Agent, all rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) shall immediately cease, and, subject to Sections 10.19 and 10.22 and any applicable Requirement of Law (including, without limitation, any Gaming Law), all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii)               Upon written demand by Collateral Agent, all rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) shall immediately cease, and, subject to Sections 10.19 and 10.22 and any applicable Requirement of Law (including, without limitation, any Gaming Law), all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to Collateral Agent appropriate instruments as Collateral Agent may request in order to permit Collateral Agent to exercise, subject to Sections 10.19 and 10.22 and any applicable Requirement of Law (including, without limitation, any Gaming Law), the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(b)(i) and to receive all Distributions which it may be entitled to receive under Section 5.2(b)(ii).  Any and all Distributions paid over to or received by Collateral Agent pursuant to the provisions of this Section 5.2(c) shall be retained by Collateral Agent in an account to be established by Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Article IX. After all Events of Default have been cured or waived, Collateral Agent shall promptly repay to each applicable Pledgor or its designee (without interest) all Distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of Section 5.2(b)(ii) that have not been applied in accordance with the provisions of Article IX.

(d)                                 All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(b)(ii) shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly (but in any event, with five (5) Business Days after receipt thereof) be paid over to Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

Exhibit H-25

SECTION 5.03                                 Defaults, etc. Relating to Pledged Securities.  As of the date hereof, such Pledgor is not in material default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not as of the date hereof in material violation of any other material provisions of any such agreement to which such Pledgor is a party.  As of the date hereof, none of the Pledged Securities pledged by such Pledgor is subject to any defense, offset or counterclaim, nor, to the knowledge of such Pledgor, have any of the foregoing been asserted or alleged in writing against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates and instruments representing such Pledged Securities that have been delivered to Collateral Agent) which evidence any Pledged Securities of such Pledgor, other than certificates and instruments with respect to which such delivery is prohibited pursuant to any applicable Requirement of Law (including, without limitation, any Gaming Law).

SECTION 5.04                                 Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a)                                 In the case of each Pledgor that is an issuer of Pledged Securities, such Pledgor agrees to be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it.

(b)                                 In the case of each Pledgor that is a shareholder, partner or member in a corporation, partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such corporation, partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to Collateral Agent or its nominee and to the substitution of Collateral Agent or its nominee as a substituted shareholder, partner or member in such corporation, partnership, limited liability company or other entity with all the rights, powers and duties of a shareholder, general partner, a limited partner or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.01                                 Grant of License.  For the purpose of enabling Collateral Agent to exercise rights and remedies under Article VIII at such time as Collateral Agent shall be lawfully entitled to exercise, upon the occurrence and during the continuance of an Event of Default, such rights and remedies, and for no other purpose, each Pledgor hereby grants to Collateral Agent, to the extent assignable, and to the extent not resulting in a breach, violation or termination of any Intellectual Property Collateral an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired

Exhibit H-26

by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided that such use is consistent with the use of such Intellectual Property Collateral employed by the Pledgors in the ordinary conduct of their business and, with respect to Trademarks owned by a Pledgor and used by Collateral Agent under this Section 6.1, such Pledgor shall have rights of quality control and inspection that are reasonably necessary to maintain the validity and enforceability of such Trademarks.

SECTION 6.02                                 Protection of Collateral Agent’s Security.  On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following any Responsible Officer of such Pledgor obtaining knowledge thereof, notify Collateral Agent of (A) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright or (B) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Pledgor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Real Property, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, (ii) upon any Responsible Officer of such Pledgor obtaining knowledge thereof, promptly notify Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral or Mortgaged Real Property, the ability of such Pledgor or Collateral Agent to dispose of the Intellectual Property Collateral or any material portion thereof or the rights and remedies of Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, (iii) not license the Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, without the consent of Collateral Agent, and (iv) until Collateral Agent exercises its rights to make collection as permitted under this Agreement, diligently keep adequate records respecting the Intellectual Property Collateral.

SECTION 6.03                                 After-Acquired Property.  If any Pledgor shall, at any time before the Secured Obligations have been Paid in Full, (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) above of this Section 6.3 with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and shall be subject to the Liens and security interests created by this Agreement without further action by any party.  Upon the written request of the Collateral Agent, such Pledgor shall, within thirty (30) days (or

Exhibit H-27

such longer period of time as Collateral Agent may agree in its sole discretion) following delivery of any Perfection Certificate pursuant to Section 9.04(h)(ii) of the Credit Agreement, execute and deliver such documents as are reasonably requested by Collateral Agent to evidence the attachment of the Liens and security interests created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.3.

SECTION 6.04                                 Litigation.  Unless there shall occur and be continuing any Event of Default, and Collateral Agent has provided written notice to Borrower thereof, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral or any part thereof.  Upon the occurrence and during the continuance of any Event of Default and upon delivery of written notice thereof from Collateral Agent to Borrower, each Pledgor’s right provided in the immediately preceding sentence shall cease immediately.  Upon the occurrence and during the continuance of any Event of Default, Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or, bring suit in the name of any Pledgor, Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder.  In the event of such suit, upon the occurrence and during the continuance of any Event of Default, each Pledgor shall, at the reasonable request of Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by Collateral Agent in aid of such enforcement, and the Pledgors shall promptly reimburse and indemnify Collateral Agent, as the case may be, for all costs and expenses incurred by Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 13.03 of the Credit Agreement.  In the event that Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of Collateral Agent, and upon the occurrence and during the continuance of any Event of Default, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.01                                 Maintenance of Records.  Each Pledgor shall, at such Pledgor’s sole cost and expense, upon Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including, without limitation, all documents evidencing Receivables and any books and records relating thereto to Collateral Agent or to its representatives (provided that copies of such documents and books and records may be retained by such Pledgor).  Upon the occurrence and during the continuance of any Event of Default, Collateral Agent may transfer a full and

Exhibit H-28

complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Receivables or Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.02                                 Legend.  Upon the occurrence and during the continuance of an Event of Default, each Pledgor shall, upon written request of Collateral Agent, after the occurrence and during the continuance of an Event of Default, legend, in form and manner reasonably satisfactory to Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to Collateral Agent for the benefit of the Secured Parties and that Collateral Agent has a security interest therein.

ARTICLE VIII

REMEDIES

SECTION 8.01                                 Remedies.  Upon the occurrence and during the continuance of any Event of Default, Collateral Agent shall have the right to exercise any and all rights afforded to a secured party on default with respect to the Secured Obligations under the UCC or other applicable law or in equity and without limiting the foregoing may:

(a)                                 Enter and occupy any premises owned or, to the extent lawful and permitted, leased by any of the Pledgors where the Pledged Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Pledgor in respect of such occupation; provided that Collateral Agent shall provide the applicable Pledgor with notice thereof prior to or promptly after such occupancy;

(b)                                 Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of Collateral Agent and shall promptly (but in no event later than five (5) Business Days after receipt thereof) pay such amounts to Collateral Agent;

(c)                                  Subject to mandatory requirements of applicable law and, if applicable, the notice requirements set forth in Section 8.2, sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

Exhibit H-29

(d)                                 Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to assemble all or part of such Pledged Collateral and make it available to Collateral Agent at a place and time to be designated by Collateral Agent that is reasonably convenient to both parties at such Pledgor’s own expense;

(e)                                  Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article IX hereof;

(f)                                   Retain and apply the Distributions to the Secured Obligations as provided in Article IX;

(g)                                  Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including, without limitation, subject to Sections 10.19 and 10.22, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral;

(h)                                 Subject to mandatory requirements of applicable law and, if applicable, the notice requirements set forth in Section 8.2, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable.  Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such Person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given.  Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.  Collateral Agent may sell any Pledged Collateral without giving any warranties as to the Pledged Collateral and may specifically disclaim any warranties of title, merchantability or the like; and

Exhibit H-30

(i)                                     Subject to Ohio Revised Code Chapter 2735 (Receivership) and applicable Gaming Laws, Collateral Agent shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any Person or entity then legally or equitably liable for the Secured Obligations or any portion thereof.  The Pledgors hereby consent to the appointment of such receiver.  Notwithstanding the appointment of any receiver, Collateral Agent shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of this Agreement, the Credit Agreement or any other Credit Document.

SECTION 8.02                                 Notice of Sale.  Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior written notice to the applicable Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Collateral Agent may fix and state in the notice of such sale.

SECTION 8.03                                 Waiver of Notice and Claims.  Each Pledgor hereby waives, following the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Collateral Agent’s taking possession or Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law, following the occurrence and during the continuance of an Event of Default:  (a) all damages occasioned by such taking of possession; (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Collateral Agent’s rights hereunder; and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law.  Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to Article VIII in the absence of Collateral Agent’s gross negligence, bad faith or willful misconduct or a material breach by Collateral Agent of this Agreement, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.  Subject to Sections 10.19 and 10.22, any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

Exhibit H-31

SECTION 8.04                                 Certain Sales of Pledged Collateral.

(a)                                 Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority.  Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, Collateral Agent shall have no obligation to engage in public sales.

(b)                                 Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Securities, to limit purchasers to Persons who will agree, among other things, to acquire such Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Securities for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c)                                  Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of Collateral Agent, for the benefit of Collateral Agent, cause any registration, qualification under or compliance with any federal or state securities law or laws to be effected with respect to all or any part of the Pledged Securities as soon as practicable and at the sole cost and expense of the Pledgors.  Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested if it would permit or facilitate the sale and distribution of such Pledged Securities including, without limitation, registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority.  Each applicable Pledgor shall use commercially reasonable efforts to cause Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as Collateral Agent from time to time may reasonably request and shall indemnify and shall cause the issuer of the Pledged Securities to indemnify Collateral Agent and all others participating in the distribution of such Pledged Securities against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue

Exhibit H-32

statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)                                 If Collateral Agent determines to exercise its right to sell any or all of the Pledged Securities, upon written request, the applicable Pledgor shall from time to time furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number of securities included in the Pledged Securities which may be sold by Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

SECTION 8.05                                 No Waiver; Cumulative Remedies.

(a)                                 No failure or delay on the part of Collateral Agent to exercise, and no course of dealing with respect to, any right, power, privilege or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties.  All rights and remedies herein provided are cumulative and are not exclusive of any rights and remedies provided by law or otherwise available.

(b)                                 In the event that Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Credit Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Collateral Agent, then and in every such case, the Pledgors, Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 8.06                                 Certain Additional Actions Regarding Intellectual Property.  If any Event of Default shall have occurred and be continuing, upon the written demand of Collateral Agent, each Pledgor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

SECTION 8.07                                 Special Gaming Requirements.  Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, Collateral Agent and each Secured Party hereby acknowledges and agrees that, as long as any applicable Pledgor, any Issuer of Pledged Securities or any other entity in which a Pledgor, directly or indirectly, holds an ownership interest is licensed by any Gaming Authorities during the term of this Agreement:

(a)                                 the pledge of the Pledged Securities by any applicable Pledgor, and any restrictions on the transfer of and agreements not to encumber the Pledged Securities or other

Exhibit H-33

equity securities of such Pledgor, may require approval by the Gaming Authorities in order to remain in full force and effect.  This Agreement may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Collateral Agent (without the consent of any other Secured Party or any other Person) to permit any changes requested or required by Gaming Authorities or Gaming Laws that are not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies).

(b)                                 the pledge of any Equity Interests or other assets by any applicable Pledgor, and any restrictions on the transfer of and agreements not to encumber such Equity Interests or other assets, may (i) require approval by the Gaming Authorities in order to remain in full force and effect, and this Agreement may be amended to include additional references to such regulatory requirements pursuant to an agreement or agreements in writing entered into by the Borrower and the Collateral Agent (without the consent of any other Secured Party or any other Person), provided that such amendment or amendments are requested or required by Gaming Authorities or Gaming Laws and are not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies) or (ii) be prohibited by applicable Requirements of Law (including, without limitation, any Gaming Laws), and this Agreement may be amended to expressly exclude such Equity Interests and other assets from the Lien granted to the Collateral Agent hereunder pursuant to an agreement or agreements entered into by the Borrower and the Collateral Agent (without the consent of any other Secured Party or any other Person), provided that such amendment or amendments are requested or required by Gaming Authorities or Gaming Laws and are not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies);

(c)                                  any foreclosure or transfer of the possessory security interest in the Pledged Securities or any other Pledged Collateral (except back to such Pledgor), and before any other resort to the Pledged Securities or any other Pledged Collateral or other enforcement of the security interests in the Pledged Securities or any other Pledged Collateral, may require the prior approval of the Gaming Authorities and the licensing of Collateral Agent, unless such licensing requirement is waived by the Gaming Authorities upon application of Collateral Agent;

(d)                                 the exercise by Collateral Agent of any of its remedies set forth in Article VIII with respect to any Pledged Securities or any other Pledged Collateral, and of any of the voting and consensual rights afforded Collateral Agent thereunder may require the prior approval of the Gaming Authorities, including, without limitation, any separate prior approvals required in connection with the sale, transfer or other disposition of the Pledged Securities or any other Pledged Collateral; and

(e)                                  Collateral Agent may be required to maintain the Pledged Securities or any other Pledged Collateral at all times at a location required (to the extent so required) by the applicable Gaming Authority, and shall make the Pledged Collateral (including, without limitation, the certificate(s) or instrument(s) representing or evidencing the Pledged Securities)

Exhibit H-34

available for inspection by agents or employees of such Gaming Authority promptly (or where required by a Gaming Law or Gaming Authority, immediately) upon request of such Gaming Authority.

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, Collateral Agent expressly acknowledges and agrees that its exercise of its rights and remedies hereunder is subject, in all events, to all applicable Gaming Laws and to the mandatory provisions of all federal, state and local laws, rules and regulations relating to gaming at or from any of the properties of any applicable Pledgor, any Issuer of Pledged Securities or any other entity in which a Pledgor, directly or indirectly, holds an ownership interest.

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, Collateral Agent expressly acknowledges and agrees that in no event shall Collateral Agent’s exercise of its rights and remedies hereunder result in Collateral Agent (or any other Person) obtaining an interest, directly or indirectly, in any Gaming License, unless any necessary Gaming Approvals have been obtained and are in effect and then, only in compliance with all applicable Gaming Laws.  Without limiting any of the foregoing, Collateral Agent acknowledges that any foreclosure, possession, sale, transfer or disposition of certain gaming equipment and machinery or any other Pledged Collateral is subject to compliance with applicable Gaming Laws which may be proscriptive or require prior consent or approval by applicable Gaming Authorities to such foreclosure, possession, sale, transfer or disposition.

ARTICLE IX

APPLICATION OF PROCEEDS

The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Collateral Agent of its remedies as a secured creditor as provided in Article VIII shall be applied, together with any other sums then held by Collateral Agent pursuant to this Agreement, in the manner as provided in Section 11.02 of the Credit Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.01                          Concerning Collateral Agent.

(a)                                 Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The actions of Collateral Agent hereunder are subject to the provisions of the Credit Agreement and this Agreement.  Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement.  The rights, duties, privileges, immunities and indemnities of the Collateral Agent under the Credit Agreement shall apply hereto.  Collateral Agent may employ agents (or sub-agents) and/or attorneys-in-fact in

Exhibit H-35

connection herewith and shall not be responsible for the negligence or misconduct of any agents (or sub-agents) and/or attorneys-in-fact selected by it with reasonable care.  Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement and shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement.  After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.

(b)                                 Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Securities, whether or not Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

(c)                                  Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of legal counsel selected by it.

(d)                                 If any item of Pledged Collateral also constitutes collateral granted to Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 10.02                          Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact.  If any Pledgor shall fail to perform any covenants contained in this Agreement after notice from Collateral Agent (including, without limitation, such Pledgor’s covenants to (i) pay the premiums in respect of all insurance policies required pursuant to Section 9.02 of the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens (other than Permitted Liens) or (v) pay or perform any obligations of such Pledgor with respect to any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached and, in each case, such failure or breach constitutes an Event of Default and such Event of Default is continuing, Collateral Agent may reasonably (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with, and permitted pursuant to, the provisions of the Credit Agreement.  Any and all reasonable amounts so expended by Collateral Agent shall be paid by the Pledgors in accordance with the

Exhibit H-36

provisions of Section 13.03 of the Credit Agreement.  Neither the provisions of this Section 10.2 nor any action taken by Collateral Agent pursuant to the provisions of this Section 10.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default.  Each Pledgor hereby appoints Collateral Agent its attorney-in-fact (to the extent such action is permitted by any applicable law), effective upon the occurrence of and during the continuance of an Event of Default, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in Collateral Agent’s reasonable discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents that Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof in accordance with the terms hereof (but Collateral Agent shall not be obligated to, and shall have no liability to any Pledgor or any third party for failure to, take such action).  The foregoing grant of authority is a power of attorney coupled with an interest, and such appointment shall be irrevocable for the term hereof.  Each Pledgor hereby ratifies all that such attorney shall lawfully do, or cause to be done, in accordance with the Credit Documents, by virtue hereof.  The foregoing power of attorney described in this Section 10.2 shall terminate when all of the Secured Obligations are Paid in Full.

SECTION 10.3                                 Representations, Warranties and Covenants.

Notwithstanding anything to the contrary in this Agreement or any other Credit Document, (a) to the extent any provision of this Agreement or the Credit Agreement or any other Credit Document or (except with respect to Leased Property) any applicable Requirement of Law (including, without limitation, any Gaming Law) excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of Collateral Agent or any other Secured Party in the Pledged Collateral, the representations, warranties and covenants made by any relevant Pledgor in this Agreement or any other Credit Document with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article IV of this Agreement, or Articles VIII or IX of the Credit Agreement) shall be deemed not to apply to such excluded assets to the extent so excluded or, to the extent relating to perfection, to the extent not required to be perfected and (b) the representations, warranties and covenants made by any relevant Pledgor in this Agreement or any other Credit Document with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article IV of this Agreement, or Articles VIII or IX of the Credit Agreement) shall be deemed not to apply to Sale Proceeds unless such Sale Proceeds would otherwise constitute Collateral without regard to the specific inclusion of Sale Proceeds in the granting clauses hereof.

SECTION 10.4                                 Continuing Security Interest.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns.  No other Persons (including, without limitation, any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto.

Exhibit H-37

SECTION 10.5                                 Termination; Release.  Notwithstanding anything to the contrary herein or in any other Credit Document, upon the Secured Obligations being Paid in Full, this Agreement shall terminate.  Upon termination of this Agreement, the Pledged Collateral shall be automatically released from the Lien granted pursuant to this Agreement.  Upon such release or any release of Pledged Collateral in accordance with the provisions of the Credit Agreement (including Section 10.05 thereof or in connection with a waiver of such Section 10.05 by the Required Lenders), Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to such Pledgors or their designee, against receipt and without recourse to or warranty by Collateral Agent, such of the Pledged Collateral to be released as may be in possession of Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including, without limitation, UCC termination statements or releases, releases of any Intellectual Property grants,  mortgage terminations and such other instruments and releases as may be necessary or reasonably requested by a Pledgor to effect such release and, to the extent necessary or reasonably requested by such Pledgor, shall authorize the delivery and/or filing of any such documents or instruments) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

SECTION 10.6                                 Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by Collateral Agent and, in the case of any amendment or modification, the Pledgors; provided that, any amendment or modification of the type described or referred to in Section 8.7(a) or Section 8.7(b) may be entered into in a writing signed by Collateral Agent and Borrower (without the consent of any other Secured Party or other Person), provided that such amendment or modification is requested or required by Gaming Authorities or Gaming Laws and is not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies).  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 10.7                                 Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of Borrower set forth in the Credit Agreement and as to Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party pursuant to the Credit Agreement.

SECTION 10.8                                 GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING

Exhibit H-38

TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

SECTION 10.9                                 SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(A)                               SUBMISSION TO JURISDICTION.  EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT, ANY SECURED PARTY, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(B)                               WAIVER OF VENUE.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C)                               SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY

Exhibit H-39

PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)                               WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.10                          Severability of Provisions.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 10.11                          Counterparts; Interpretation; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Fee Letter, which is not superseded and survives solely as to the parties thereto (to the extent provided therein).  This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12                          Business Days.  In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Exhibit H-40

SECTION 10.13                          No Credit for Payment of Taxes or Imposition.  No Pledgor shall be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and no Pledgor shall be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 10.14                          No Claims Against Collateral Agent.  Nothing contained in this Agreement shall constitute any consent or request by Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Liens hereof.

SECTION 10.15                          Obligations Absolute.  All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(a)                                 any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

(b)                                 any lack of validity or enforceability of the Credit Agreement, any Swap Contract, any Cash Management Agreement, any Letter of Credit or any other Credit Document, or any other agreement or instrument relating thereto;

(c)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Swap Contract, any Letter of Credit or any other Credit Document, or any other agreement or instrument relating thereto;

(d)                                 any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)                                  any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any other Credit Document, any Swap Contract or any Cash Management Agreement except as specifically set forth in a waiver granted pursuant to the provisions of Section 10.6; or

(f)                                   any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor (other than payment or other satisfaction of the Secured Obligations).

Without limiting the foregoing, the provisions of Section 6.02 of the Credit Agreement shall apply hereto, mutatis mutandis as if fully set forth herein.

Exhibit H-41

SECTION 10.16                          Application of Gaming Laws.  Notwithstanding anything to the contrary contained herein, the terms and provisions of this Agreement, including, but not limited to all rights and remedies of Collateral Agent and the other Secured Parties and powers of attorney and appointment, are expressly subject to all Gaming Laws, which may include, but not be limited to, the necessity for Collateral Agent and the other Secured Parties to obtain the prior approval of the applicable Gaming Authorities before taking any action hereunder and to be licensed by such Gaming Authorities before exercising any rights and remedies hereunder.

SECTION 10.17                          Missouri Gaming Law Specific Provisions.

(a)                                 Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in the Borrower or any Subsidiary of the Borrower which holds a license issued by the Missouri Gaming Commission shall occur unless at least thirty (30) days’ prior written notice of such transfer or exercise is provided to the Missouri Gaming Commission and (ii) the Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any slot machine (as defined in 11 CSR 45-10.055) located or to be located in the State of Missouri unless the Collateral Agent (1) holds the applicable valid license issued by the Missouri Gaming Commission or, in the alternative, (2) uses a different mechanism that is in compliance with applicable Missouri laws and is acceptable to the Missouri Gaming Commission (which mechanism could include, subject to the Missouri Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such slot machine to a Person which holds the applicable valid license issued by the Missouri Gaming Commission, provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Missouri Gaming Commission to own or possess slot machines).  The Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Section 8.1 hereof to the extent necessary to comply with and give effect to the Missouri Gaming Commission requirements set forth in this Section 10.17.

(b)                                 Collateral Agent hereby acknowledges that Missouri law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under the Missouri Riverboat Gambling Act or any security interest attached to any such license.  The Collateral Agent hereby further acknowledges that Missouri law does not presently permit, and the security interest granted in this Security Agreement does not authorize, the Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any slot machine (as defined in 11 CSR 45-10.055) located or to be located in the State of Missouri without the Collateral Agent holding a valid license issued by the Missouri Gaming Commission or, in the alternative, the creation of a different mechanism that is in compliance with applicable Missouri laws and is acceptable to the Missouri Gaming Commission (which mechanism could include, subject to the Missouri Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such slot machine to a Person which holds a license issued by the Missouri Gaming Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Missouri Gaming Commission to own or possess slot machines).

Exhibit H-42

SECTION 10.18                          Indiana Gaming Law Specific Provisions.

(a)                                 Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Indiana Gaming Commission shall occur unless prior written application is made to the Indiana Gaming Commission seeking its approval for the same and the Indiana Gaming Commission has granted such approval, and (ii) Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment (as defined in Title 68, Article 1, Rule 1, Section 43 of the Indiana Administrative Code (68 IAC 1-1-43)) located or to be located in the State of Indiana unless Collateral Agent (1) holds the applicable valid license issued by the Indiana Gaming Commission or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Indiana laws and is acceptable to the Indiana Gaming Commission (which mechanism could include, subject to the Indiana Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds the applicable valid license issued by the Indiana Gaming Commission; provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Indiana Gaming Commission to own or possess gaming equipment).  Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII to the extent necessary to comply with and give effect to the Indiana Gaming Commission requirements set forth in this Section 10.18(a).

(b)                                 Collateral Agent hereby acknowledges that Indiana law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, lease, hypothecation or borrowing or loaning of money against gaming licenses (or any interest therein) issued under the Indiana Riverboat Gambling Act or any security interest attached to any such license.  Collateral Agent hereby further acknowledges that Indiana law does not presently permit, and the security interest granted in this Security Agreement does not authorize, Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment (as defined in 68 IAC 1-1-43) located or to be located in Indiana without Collateral Agent holding a valid license issued by the Indiana Gaming Commission or, in the alternative, the creation of a different mechanism that is in compliance with applicable Indiana laws and is acceptable to the Indiana Gaming Commission (which mechanism could include, subject to the Indiana Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds a license issued by the Indiana Gaming Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed or otherwise permitted to lawfully possess gaming equipment in a manner approved by the Indiana Gaming Commission to own or possess gaming equipment).

SECTION 10.19                          Iowa Gaming Law Specific Provisions.

(a)                                 Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest in any gaming licenses (or any interest therein) of or in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Iowa Racing and Gaming Commission shall occur, whether by sale, contract, foreclosure or any

Exhibit H-43

other means, unless prior written application is made to the Iowa Racing and Gaming Commission seeking its approval for the same and the Iowa Racing and Gaming Commission has granted such approval, and (ii) Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment, any gaming device or any gambling device as defined in Iowa Code Section 725.9 (2013) (hereinafter collectively, “Gambling Device”) located or to be located in the State of Iowa unless Collateral Agent (1) holds the applicable valid license issued by the Iowa Racing and Gaming Commission or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Iowa laws and is acceptable to the Iowa Racing and Gaming Commission (which mechanism could include, subject to the Iowa Racing and Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such Gambling Device to a Person which holds the applicable valid license issued by the Iowa Racing and Gaming Commission; provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Iowa Racing and Gaming Commission to own or possess a Gambling Device).  Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII and all other provisions hereof to the extent necessary to comply with and give effect to the Iowa Racing and Gaming Commission requirements set forth in this Section 10.19(a).

(b)                                 Collateral Agent hereby acknowledges that Iowa law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under Iowa Code Chapter 99D or 99F or any security interest attached to any such license.  Collateral Agent hereby further acknowledges that Iowa law does not presently permit, and the security interest granted in this Security Agreement does not authorize, Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any Gambling Device located or to be located in Iowa without Collateral Agent holding a valid license issued by the Iowa Racing and Gaming Commission or, in the alternative, the creation of a different mechanism that is in compliance with applicable Iowa laws and is acceptable to the Iowa Racing and Gaming Commission (which mechanism could include, subject to the Iowa Racing and Gaming Commission’s approval, the sale, transfer or disposition by any Pledgor of such Gambling Device to a Person which holds a license issued by the Iowa Racing and Gaming Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Iowa Racing and Gaming Commission to own or possess a Gambling Device).

(c)                                  Any Pledgor licensed in the State of Iowa is required to maintain records regarding beneficial ownership of a gaming licensee and to notify the Iowa Racing and Gaming Commission as to the identity of, and may be required to submit background information regarding, each owner, partner or any other Person who has a beneficial interest, direct or indirect, of more than five percent in the Pledgor.  The Iowa Racing and Gaming Commission may also require that any Pledgor licensed in Iowa provide the Iowa Racing and Gaming Commission with a list of Persons holding beneficial ownership interests of less than five percent and the Iowa Racing and Gaming Commission may, at its discretion, require any Person holding a beneficial interest in a gaming licensee in Iowa to submit background information and require such Person to be licensed.  For this purpose, “beneficial interest” includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract,

Exhibit H-44

lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise.

SECTION 10.20                          Illinois Gaming Law Specific Provisions.

(a)                                 Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds a license issued by the Illinois Gaming Board shall occur unless prior written application is made to the Illinois Gaming Board seeking its approval for the same and the Illinois Gaming Board has granted such approval, and (ii) Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices located or to be located in the State of Illinois unless Collateral Agent (1) holds the applicable valid license issued by the Illinois Gaming Board or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Illinois laws and is acceptable to the Illinois Gaming Board (which mechanism could include, subject to the Illinois Gaming Board’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds the applicable valid license issued by the Illinois Gaming Board; provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Illinois Gaming Board to own or possess gaming equipment).  Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII to the extent necessary to comply with and give effect to the Illinois Gaming Board requirements set forth in this Section 10.20(a).

(b)                                 Collateral Agent hereby acknowledges that Illinois law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under the Illinois Riverboat Gambling Act or any security interest attached to any such license.  Collateral Agent hereby further acknowledges that Illinois law does not presently permit, and the security interest granted in this Security Agreement does not authorize, Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices located or to be located in Illinois without Collateral Agent holding a valid license issued by the Illinois Gaming Board or, in the alternative, the creation of a different mechanism that is in compliance with applicable Illinois laws and is acceptable to the Illinois Gaming Board (which mechanism could include, subject to the Illinois Gaming Board’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds a license issued by the Illinois Gaming Board provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Illinois Gaming Board to own or possess gaming equipment).

SECTION 10.21                          Ohio Gaming Law Specific Provisions

(a)                                 Notwithstanding anything contained in this Security Agreement or the other Credit Documents to the contrary, (i) no transfer in any way of an ownership interest, or exercise of a material right of an ownership interest, in any Pledgor or any Subsidiary of a Pledgor which holds, or will hold, a license or a permit issued by the Ohio Casino Control

Exhibit H-45

Commission, the Ohio Lottery Commission or the Ohio State Racing Commission, shall occur unless prior written application is made to the respective Ohio Casino Control Commission, Ohio Lottery Commission or Ohio State Racing Commission seeking its approval for the same and the respective Ohio Casino Control Commission, Ohio Lottery Commission or the Ohio State Racing Commission has granted such approval, and (ii) Collateral Agent shall not foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices located or to be located in the State of Ohio unless Collateral Agent (1) holds the applicable valid license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission or, in the alternative or (2) uses a different mechanism that is in compliance with applicable Ohio laws and is acceptable to the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission (which mechanism could include, subject to the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission’s approval, the sale, transfer or disposition by any Pledgor of such gaming equipment to a Person which holds the applicable valid license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission; provided that such Person is acting on its own behalf and not as an agent of any party not licensed or permitted by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission to own or possess gaming equipment). Collateral Agent, for itself and the other Secured Parties, hereby waives its statutory rights set forth in Article VIII to the extent necessary to comply with and give effect to the Ohio Casino Control Commission, the Ohio Lottery Commission and the Ohio State Racing Commission requirements set forth in this Section 10.21(a).

(b)                                 Collateral Agent hereby acknowledges that Ohio law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any pledge, hypothecation or transfers of gaming licenses or permits (or any interest therein) issued, or that will be issued, under the Ohio Revised Code Chapters 3769, 3770, and 3772 or any security interest attached to any such license or permit. Collateral Agent hereby further acknowledges that Ohio law does not presently authorize, and the security interest granted in this Security Agreement does not authorize, Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gaming equipment or gaming devices located or to be located in the State of Ohio without Collateral Agent holding a valid license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission, or, in the alternative, the creation of a different mechanism that is in compliance with applicable Ohio laws and is acceptable to the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission (which mechanism could include, subject to the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission’s approval, the sale transfer or disposition by any Pledgor of such gaming equipment to a Person which holds a license or permit issued by the Ohio Casino Control Commission, the Ohio Lottery Commission or the Ohio State Racing Commission provided that such Person is acting on its own behalf and not as an agent of any party not licensed by the Ohio Casino Control Commission, the Ohio Lottery Commission, or the Ohio State Racing Commission to own or possess gaming equipment).

SECTION 10.22                          Nevada Gaming Law Specific Provisions.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document:

Exhibit H-46

(a)         Any amendment or other modification of this Agreement may require the approval of the Nevada Gaming Authorities in order to be effective.

(b)         The Equity Interests of any Person that is subject to the jurisdiction of the Nevada Gaming Authorities as a licensee or registered company under the Nevada Gaming Laws (the “Pledged Nevada Gaming Interests”) (i) shall not, nor shall they be deemed to, constitute Pledged Securities or Pledged Collateral, and (ii) such Pledged Nevada Gaming Interests shall not, nor shall they be deemed to be, pledged or granted as security for the Secured Obligations, in the case of both clauses (i) and (ii), until such pledge or grant has been approved by the Nevada Gaming Commission, and any lien on and security interest in personal property gaming collateral located in the State of Nevada granted to Collateral Agent by any Pledgor or on the Pledged Nevada Gaming Interests, as approved by the Nevada Gaming Commission, may not be enforced or foreclosed upon by Collateral Agent or any other Secured Party until such enforcement or foreclosure has been approved by the Nevada Gaming Commission.

(c)          If this Agreement and the pledge or grant of security interests in the Pledged Nevada Gaming Interests, has been approved by the Nevada Gaming Commission and the Pledged Nevada Gaming Interests, are or become certificated, the physical location of each certificate evidencing one or more of the Pledged Nevada Gaming Interests, must at all times remain within the territory of the State of Nevada at a location disclosed to the Nevada State Gaming Control Board.  No such certificate shall be delivered to the Administrative Agent, Collateral Agent or its custodial agent until such approval has been obtained.  Each certificate shall be made available for inspection by the Nevada State Gaming Control Board agents or Nevada Gaming Commission agents immediately upon request during normal business hours.  Neither the Collateral Agent nor any agent thereof shall surrender possession of such certificates to any Person other than the Pledgor pledging the same without the prior approval of the Nevada Gaming Authorities or as otherwise permitted by applicable Nevada Gaming Laws.

(d)         In the event that Collateral Agent or any Secured Party exercises one or more of the remedies set forth in this Agreement with respect to the Pledged Nevada Gaming Interests, including without limitation, foreclosure or transfer of any interest in the Pledged Nevada Gaming Interests (except back to the applicable Pledgor), the exercise of voting and consensual rights, and any other resort to or enforcement of the security interest in such membership interests, such action will require the separate and prior approval of the applicable Nevada Gaming Authorities unless such licensing requirement is waived by the applicable Nevada Gaming Authorities.

(e)          In the event that Collateral Agent or any Secured Party exercises any of its remedies with respect to Pledged Collateral consisting of gaming devices, cashless wagering systems, mobile gaming systems or interactive gaming systems (as those terms are defined in the applicable Nevada Gaming Laws) located in Nevada,

Exhibit H-47

including the transfer, sale, distribution or other disposition of such Pledged Collateral, such exercise may require the separate and prior approval of the Nevada Gaming Authorities or the licensing of the Collateral Agent, Secured Party or any transferee thereof.

SECTION 10.23                          Texas Gaming Law Specific Provisions.

(A)       NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECURITY AGREEMENT OR THE OTHER CREDIT DOCUMENTS TO THE CONTRARY, (I) NO ACQUISITION OR TRANSFER IN ANY WAY OF AN OWNERSHIP INTEREST, OR EXERCISE OF A MATERIAL RIGHT OF AN OWNERSHIP INTEREST, IN ANY ENTITY THAT HOLDS AN OWNERSHIP INTEREST IN AN ASSOCIATION (AS THAT TERM IS DEFINED BY VERNON’S TEXAS CIVIL STATUTES ART. 179E, § 1.03(2)) LICENSED BY THE TEXAS RACING COMMISSION SHALL OCCUR UNLESS PRIOR WRITTEN APPLICATION IS MADE TO THE TEXAS RACING COMMISSION SEEKING ITS APPROVAL FOR THE SAME AND THE TEXAS RACING COMMISSION HAS GRANTED SUCH APPROVAL, AND (II) COLLATERAL AGENT SHALL NOT FORECLOSE, TAKE POSSESSION OR OTHERWISE EXERCISE OWNERSHIP OR POSSESSORY RIGHTS OF ANY GAMBLING DEVICE, EQUIPMENT, OR PARAPHERNALIA (AS THOSE TERMS ARE DEFINED BY TEXAS PENAL CODE § 47.01) LOCATED OR TO BE LOCATED IN THE STATE OF TEXAS UNLESS SUCH FORECLOSURE, POSSESSION, OR EXERCISE OF RIGHTS IS AUTHORIZED UNDER THE TEXAS RACING ACT, VERNON’S TEXAS CIVIL STATUTES ART. 179E.  COLLATERAL AGENT, FOR ITSELF AND THE OTHER SECURED PARTIES, HEREBY WAIVES ITS STATUTORY RIGHTS SET FORTH IN ARTICLE VIII TO THE EXTENT NECESSARY TO COMPLY WITH AND GIVE EFFECT TO THE TEXAS RACING COMMISSION REQUIREMENTS SET FORTH IN THIS SECTION 10.23(A).

(b)         Collateral Agent hereby acknowledges that Texas law does not presently allow, and the security interest granted in this Security Agreement does not authorize, any transfers of licenses (or any interest therein) issued under the Texas Racing Act.  Collateral Agent hereby further acknowledges that Texas law does not presently permit, and the security interest granted in this Security Agreement does not authorize, Collateral Agent to foreclose, take possession or otherwise exercise ownership or possessory rights of any gambling device, equipment, or paraphernalia (as those terms are defined by Texas Penal Code § 47.01) located or to be located in the State of Texas unless such foreclosure, possession, or exercise of rights is authorized under the Texas Racing Act, Vernon’s Texas Civil Statutes Art. 179e.

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Exhibit H-48

IN WITNESS WHEREOF, the Pledgors and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

BORROWER AND PLEDGOR:

PENN NATIONAL GAMING, INC.

By:
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

Exhibit H-43

GUARANTORS AND PLEDGORS:

KANSAS PENN GAMING LLC
LVGV, LLC
PENN NJ OTW, LLC
PENN SANFORD, LLC
PENN TENANT, LLC
PRINCE GEORGE’S RACING VENTURES, LLC
SAN DIEGO GAMING VENTURES, LLC
SOKC, LLC
SWCA DEV, LLC
TEWKSBURY GAMING VENTURES, LLC
WESTERN PA GAMING VENTURES, LLC
ZIA PARK LLC

By :	Penn National Gaming, Inc.,
as Sole Member of each of the
foregoing entities

By:
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

Exhibit H-44

BEULAH PARK GAMING VENTURES, INC.
BSLO, LLC
BTN, LLC
CENTRAL OHIO GAMING VENTURES, LLC
CRAZY HORSES, INC.
CRC HOLDINGS, INC.
DELVEST SUB CORP.
DELVEST, LLC
EBETUSA.COM, INC.
HC AURORA, LLC
HC BANGOR, LLC
HC JOLIET, LLC
HJC/PDC HOLDINGS, LLC
HOLLYWOOD CASINOS, LLC
HWCC-TUNICA, LLC
MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION, LLC
MTB TRANSPORTATION, INC.
NEVADA GAMING VENTURES, INC.
OHIO OPCO VENTURES, INC.
OHIO RACING COMPANY
PENN NATIONAL HOLDINGS, LLC
PENN NATIONAL TURF CLUB, LLC
RACEWAY PARK, INC.
ST. LOUIS GAMING VENTURES, LLC
INDIANA GAMING COMPANY, LLC
THE MISSOURI GAMING COMPANY, LLC
WESTERN MASS. GAMING VENTURES, LLC

By:
Name:	Timothy J. Wilmott
Title:	President

Exhibit H-45

SPRINGFIELD GAMING AND REDEVELOPMENT, LLC

By :	Western Mass. Gaming Ventures, LLC,
its Managing Member

By:
Name:	Timothy J. Wilmott
Title:	President

CLEVELAND REAL ESTATE VENTURES, LLC
DAYTON REAL ESTATE VENTURES, LLC
FRGV, LLC
TOLEDO GAMING VENTURES, LLC
YOUNGSTOWN REAL ESTATE VENTURES, LLC

By :	Delvest, LLC,
as Sole Member of each of the
foregoing entities

By:
Name:	Timothy J. Wilmott
Title:	Chief Executive Officer

ALTON CASINO, LLC
PNGI CHARLES TOWN GAMING, LLC

By :	CRC Holdings, Inc.,
as Sole Member of each of the
foregoing entities

By:
Name:	Timothy J. Wilmott
Title:	President

Exhibit H-46

PNGI HOLDING COMPANY, LLC

By:
Name:
Title:	President

MARYLAND GAMING VENTURES, INC.

By:

Name:

Title:	President

Exhibit H-47

COLLATERAL AGENT:
BANK OF AMERICA, N.A.

By:
Name:
Title:

Exhibit H-48

SCHEDULE 1

CERTIFICATED SECURITIES

[attached]

Exhibit H-49

EXHIBIT 1

ISSUERS’ ACKNOWLEDGMENT

The undersigned hereby (a) acknowledges receipt of a copy of that certain Security Agreement, dated as of [              ], 20[    ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), made by PENN NATIONAL GAMING, INC., a Pennsylvania corporation, and the GUARANTORS from time to time party thereto in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), and (b) to the extent permitted under applicable Requirements of Law (including, without limitation, any Gaming Laws), (i) agrees promptly to note on its books the security interests granted to Collateral Agent and confirmed under the Security Agreement, (ii) agrees that it will comply with instructions of Collateral Agent with respect to the applicable Pledged Securities without further consent by the applicable Pledgor, (iii) agrees to notify Collateral Agent upon obtaining knowledge of any interest in favor of any Person in the applicable Pledged Securities that is adverse to the interest of Collateral Agent therein and (iv) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Pledged Securities thereunder in the name of Collateral Agent or its nominee or the exercise of voting rights by Collateral Agent or its nominee.

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Exhibit H-50

[ ]

By:
Name:
Title:

Exhibit H-51

EXHIBIT 2

SECURITY AGREEMENT PLEDGE AMENDMENT

This Security Agreement Pledge Amendment, dated as of [          ], 20[    ], is delivered pursuant to Section 5.1 of the Security Agreement, dated as of [          ], 20[    ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), made by PENN NATIONAL GAMING, INC., a Pennsylvania corporation, the undersigned, and the GUARANTORS from time to time party thereto in favor of BANK OF AMERICA, N.A. as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).  The undersigned hereby agrees that this Security Agreement Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Security Agreement Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations, except to (i) the extent constituting Excluded Property or (ii) to the extent not permitted under any applicable Gaming Laws.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S). (IF ANY)	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

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Exhibit H-52

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

Exhibit H-53

EXHIBIT 3

[FORM OF JOINDER AGREEMENT]

[Name of New Pledgor]

[Address of New Pledgor]

[              ], 20[    ]

Bank of America, N.A.,
as Collateral Agent

901 Main Street, 14th Floor

Dallas, Texas 75202-3714

Attention:  DeWayne Rosse

Ladies and Gentlemen:

Reference is made to the Security Agreement, dated as of [          ], 20[    ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), made by PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), and each of the GUARANTORS from time to time party thereto in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This joinder agreement (“Joinder Agreement”) supplements the Security Agreement and is delivered by the undersigned, [                            ], a [                ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement.  The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement and without limiting the generality of the foregoing, hereby grants and pledges to Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, and in favor of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder, except to the extent not permitted pursuant to any applicable Gaming Law.  Notwithstanding anything to the contrary in this Joinder Agreement or any other Credit Document, the security interest created by this Joinder Agreement and the Security Agreement shall not attach to, and the term “Pledged Collateral” shall not include, any Excluded Property (other than Proceeds and the right to Proceeds of Excluded Property to the extent such Proceeds or right to Proceeds independently constitutes Excluded Property); provided, however,

Exhibit H-54

that if any portion of  any property  ceases to constitute “Excluded Property” then, immediately upon such cessation, the term “Pledged Collateral” shall also include such portion of property and such security interest and lien in favor of Collateral Agent created by this Agreement shall attach to such portion of property.

The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement as of the date hereof.

Attached hereto are supplements to each of the applicable schedules to the Perfection Certificate with respect to the New Pledgor.  Such supplements shall be deemed to be part of the Security Agreement and the Perfection Certificate.

The New Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any filing office and/or recording or registration office in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including, without limitation, (i) whether such New Pledgor is an organization, the type of organization and any organizational identification number issued to such New Pledgor, (ii) any financing or continuation statements or other documents without the signature of such New Pledgor where permitted by law and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates.  Such financing statements may describe the Pledged Collateral in the same manner as described in the Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledged Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or words of similar import.  The New Pledgor agrees to provide all information described in clauses (i) through (iii) above in this paragraph to Collateral Agent promptly upon request.  Collateral Agent shall provide reasonable notice to Borrower of all such financing statement filings made by Collateral Agent on or about the Closing Date, and, upon Borrower’s request, any subsequent filings or amendments, supplements or terminations of existing filings, made from time to time thereafter.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Exhibit H-55

THIS JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS JOINDER AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

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Exhibit H-56

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ ]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

Exhibit H-57

EXHIBIT I

FORM OF

[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS, dated as of [•], 2013 (this “Security Instrument”), by [Penn Tenant, LLC, having an address at 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, as grantor (“Tenant”)][TO BE UPDATED FOR OTHER MORTGAGORS AS APPLICABLE], in favor of [(a) (i) [Maine Trustee and Address] (“Maine Trustee”) as to the Maine Property (as defined in Section 1 below), (ii) [Mississippi Trustee and Address] (“Mississippi Trustee”) as to the Mississippi Property (as defined in Section 1 below), (iii) [Missouri Trustee and Address] (“Missouri Trustee”) as to the Missouri Property (as defined in Section 1 below), (iv) [Nevada Trustee and Address] (“Nevada Trustee”) as to the Nevada Property (as defined in Section 1 below), (v) [New Mexico Trustee and Address] (“New Mexico Trustee”) as to the New Mexico Property (as defined in Section 1 below), and (vii) [West Virginia Trustee and Address] (“West Virginia Trustee” and, together with Maine Trustee, Mississippi Trustee, Missouri Trustee, Nevada Trustee and New Mexico Trustee, the “Trustees”, or individually, with respect to the applicable real property, each a “Trustee”) as to the West Virginia Property (as defined in Section 1 below and, together with the Maine Property, the Mississippi Property, the Missouri Property, the Nevada Property, the New Mexico Property and West Virginia Property, collectively, the “DOT Properties”), and, in the case of each of clauses (i) through (vii) above, for the benefit of Bank of America, N.A., a national banking association,  having an address at 901 Main Street, 14th Floor, Dallas, TX 75202-3714 (in each case in its capacity as collateral agent for the benefit of the Secured Parties, and together with its successors and assigns in such capacity, “Collateral Agent”), and (b) Collateral Agent, for the benefit of the Secured Parties, as to the Illinois Property, the Indiana Property, the Iowa Property, the Ohio Property and the Pennsylvania Property (each as defined in Section 1 below and, collectively, the “Mortgage Properties” and together with the DOT Properties, the “Properties”).]  [TO BE SPLIT INTO SEPARATE DEED OF TRUSTS AND MORTGAGES.]  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Credit Agreement (together with all amendments, restatements, supplements and other modifications thereto, the “Credit Agreement”), dated the date hereof, by and among Penn National Gaming, Inc., a Pennsylvania corporation, as borrower (“Borrower”), Tenant and the other subsidiaries of Borrower which are party thereto as guarantors, Bank of America, N.A., as administrative agent, Collateral Agent, the lenders from time to time party thereto (the “Lenders”) and the other agents and arrangers party thereto and pursuant to which the Lenders have agreed to make certain loans and issue

Exhibit I-1

letters of credit (collectively, the “Loan”) in the maximum principal amount of [$1,250,000,000] (the “Principal Amount”) as may be evidenced by the Notes (together with all amendments, replacements and supplements, the “Note”) dated the date hereof and finally due and payable on the Maturity Date, made by Borrower, as maker or as provided in the Credit Agreement;

WHEREAS, Tenant is the tenant under the Master Lease, dated [   ], 2013, by and between GLP Capital, L.P., a Pennsylvania limited partnership, as lessor (“Landlord”) and Tenant, as lessee (the “Master Lease”), and the holder of the leasehold estates created thereby in and to the Properties (the “Leasehold Estates”), which Leasehold Estates form a portion of the Collateral described below;[TO BE REVISED IF MORTGAGE IS BEING ENTERED INTO IN RESPECT OF A DIFFERENT LEASEHOLD]

WHEREAS, Tenant is a wholly owned subsidiary of Borrower, is a direct or indirect beneficiary of the Loan and will derive substantial benefits from the making of the Loan and other accommodations of Lenders and the other Secured Parties as set forth in the Credit Agreement and the other Financing Documents and may receive advances therefrom, whether or not Tenant is a party to the Credit Agreement or the other Financing Documents;

WHEREAS, the Loan shall constitute a single indebtedness payable in accordance with the terms of the Credit Agreement and the other Credit Documents; and

WHEREAS, Tenant and Collateral Agent intend these Recitals to be a material part of this Security Instrument.

SECURED INDEBTEDNESS

NOW, THEREFORE, in consideration of the Loan and the other financial accommodations under the Financing Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby agrees as follows:

TO SECURE, the full and timely:

(i)                                     payment and performance of all covenants, conditions, liabilities, and obligations of Borrower to the Secured Parties contained in the Credit Agreement and each of the other Financing Documents; and

(ii)                                  payment of the indebtedness evidenced by, the Notes plus all interest and all other amounts payable thereunder; and

(iii)                               payment and performance of all covenants, conditions, liabilities and obligations contained in this Security Instrument and any extensions, renewals or modifications hereof; and

(iv)                              payment and performance of the Guaranteed Obligations; and

(v)                                 without limiting the foregoing, payment of all indebtedness, liabilities, costs, expenses, and amounts from time to time incurred by Collateral Agent or the Secured Parties pursuant to the Notes, this Security

Exhibit I-2

Instrument, the Credit Agreement or such other Financing Documents, even if the aggregate amount of the monetary obligation outstanding at any one time exceeds the face amount of the Loan (all of the foregoing indebtedness, monetary liabilities and obligations set forth in clauses (i) through (iv) above and this clause (v), collectively, the “Indebtedness”).

GRANTING CLAUSES

THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, to secure the full and timely payment and performance of the Indebtedness pursuant to and as provided in the Credit Agreement, this Security Instrument and the other Financing Documents MORTGAGES, WARRANTS, GRANTS, BARGAINS, SELLS, ALIENATES, RELEASES, CONFIRMS, CONVEYS, PLEDGES, ASSIGNS, TRANSFERS A SECURITY INTEREST IN AND SETS OVER (x) IN TRUST WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, the DOT Properties to each applicable Trustee and its successors or assigns, for the benefit and use of Collateral Agent and its successors and assigns, for the benefit of the Secured Parties, forever, and (y) the Mortgage Properties to Collateral Agent, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly, all its estate, right, title and interest now owned or hereafter acquired in, to and under any and all of the property (collectively, the “Collateral”) described in the following Granting Clauses:

(i)                                     the Master Lease and the Leasehold Estates; [NOTE — TO THE EXTENT MORTGAGE IS ENTERED INTO IN RESPECT OF FEE OWNED PROPERTY, DESCRIPTION OF SUCH PROPERTY TO BE INSERTED AND APPROPRIATE CHANGES TO BE MADE THROUGHOUT]

(ii)                                  all additional lands, estates and development rights hereafter acquired by Tenant for use in connection with the Properties and/or the Leasehold Estates and the development of the Properties and/or the Leasehold Estates and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise, be expressly made subject to the lien of this Security Instrument;

(iii)                               all of Tenant’s right, title and interest in and to the buildings, foundations, structures, improvements and fixtures now or hereafter located or erected on the Properties and/or the Leasehold Estates (the “Improvements”);

(iv)                              all of Tenant’s right, title and interest in and to (A) all streets, avenues, roads, alleys, passages, places, sidewalks, strips and gores of land and ways, existing or proposed, public or private, adjacent to the Properties, and all reversionary rights with respect to the vacation of said streets, avenues, roads, alleys, passages, places, sidewalks and ways in the land lying thereunder; (B) all air, light, lateral support, development, drainage, oil, gas and mineral rights, options to purchase or lease, waters, water courses and riparian rights now or hereafter pertaining to or used in connection with the Leasehold Estate, the Properties and/or the

Exhibit I-3

Improvements; (C) all and singular, the tenements, hereditaments, rights of way, easements, appendages and appurtenances and property now or hereafter belonging or in any way appertaining to the Leasehold Estate, the Properties and/or the Improvements; and (D) all estate, right, title, claim or demand whatsoever, either at law or in equity, in possession or expectancy, of, in and to the Leasehold Estate, the Properties and/or the Improvements (collectively, the “Appurtenances”);

(v)                                 all of Tenant’s right, title and interest in and to the machinery, appliances, apparatus, equipment, fittings, fixtures, furniture, materials, articles of personal property and goods of every kind and nature whatsoever used in connection with the Leasehold Estate, the Properties and/or the Improvements and all additions to and renewals and replacements thereof, and all substitutions therefor, now or hereafter affixed to, attached to, placed upon or located upon or in the Leasehold Estate, the Properties and/or the Improvements, or any part thereof, and used in connection with the use, ownership, management, maintenance, enjoyment or operation of the Leasehold Estate, the Properties and/or the Improvements in any present or future occupancy or use thereof and now owned or leased (to the extent permitted by the applicable Lease) or hereafter owned or leased by Tenant, including, but without limiting the generality of the foregoing, all heating, lighting, laundry, cooking, incinerating, loading, unloading and power equipment, boilers, dynamos, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, air cooling and air conditioning apparatus, building materials and equipment, elevators, escalators, carpeting, shades, draperies, awnings, screens, doors and windows, blinds, furnishings (other than equipment and personal property of tenants or guests of, the Leasehold Estate, the Properties and/or the Improvements, or any part thereof) (collectively, “Building Equipment”);

(vi)                              all of Tenant’s right, title and interest as lessor, sublandlord or licensor, as the case may be, in, to and under all leases, subleases, underlettings, concession agreements and licenses of the Properties or any parts thereof now existing or hereafter entered into by Tenant, including, without limitation, any cash and securities deposited (individually, each a “Lease” and collectively, the “Leases”), the grant of such cash and securities hereunder being expressly subject to the provisions of the applicable Leases and all of Tenant’s right, title and interest, subject to the provisions of Section 4, in the right to receive and collect the revenues, income, rents, issues, profits, royalties and other benefits payable under any of the Leases (collectively, “Rents”), and all revenues, income, rents, issues and profits otherwise arising from the use or enjoyment of all or any portion of the Properties;

Exhibit I-4

(vii)                           all right, title and interest of Tenant in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and Appurtenances to, the Properties, hereafter acquired by or released to Tenant or constructed, assembled or placed by Tenant on the Properties, and all conversions of the security constituted thereby; immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, to the extent permitted by law, without any further mortgage, conveyance, assignment or other act by Tenant, all such extensions, improvements, betterments, renewals, substitutes and replacements shall become subject to the Lien of this Security Instrument as fully and completely, and with the same effect, as though now owned by Tenant and specifically described herein;

(viii)                        all of Tenant’s right, title and interest in, to and under, to the extent the same may be encumbered or assigned by Tenant pursuant to the terms thereof without occurrence of a breach or default thereunder and to the extent permitted by applicable law, and without impairment of the validity or enforceability thereof, (A) all plans and specifications for the construction of the Improvements, including, without limitation, installations of curbs, sidewalks, gutters, landscaping, utility connections and all fixtures and equipment necessary for the construction, operation and occupancy of the Improvements; and (B) all such other contracts and agreements (other than the Leases) from time to time executed by Tenant relating to the ownership, leasing, construction, maintenance, operation, occupancy or sale of the Properties, together with all rights of Tenant to compel performance of the terms of such contracts and agreements;

(ix)                              all right, title and interest of Tenant in and to all other contracts and agreements in any way relating to, executed in connection with, or used in, the development, construction, use, occupancy, operation, maintenance, enjoyment, acquisition, management or ownership of the Properties and/or Improvements or the sale of goods or services produced in or relating to the Properties and/or Improvements (together with any and all modifications, renewals, extensions and substitutions of the foregoing, the “Property Agreements”), including all right, title and interest of Tenant in, to and under (a) to the extent assignable, all construction contracts, architects’ agreements, engineers’ contracts, utility contracts, letters of credit, escrow agreements, maintenance agreements, management, leasing and related agreements, parking agreements, equipment leases, service contracts, operating leases, catering and restaurant leases and agreements, agreements for the sale, lease or exchange of goods or other property, agreements for the performance of services, permits, variances, licenses, certificates and entitlements, (b) to the extent assignable, applicable business licenses, variances, entitlements, certificates, state health department licenses, liquor licenses, food service licenses, licenses to conduct business, certificates of need and all other permits, licenses and

Exhibit I-5

rights obtained from any Governmental Authority or private Person, (c) all rights of Tenant to receive monies due and to become due under or pursuant to the Property Agreements, (d) all claims of Tenant for damages arising out of or for breach of or default under the Property Agreements, (f) all rights of Tenant to terminate, amend, supplement, modify or waive performance under the Property Agreements, to compel performance and otherwise to exercise all remedies thereunder, and, with respect to Property Agreements that are letters of credit, to make any draws thereon, and (g) to the extent not included in the foregoing, all cash and non-cash proceeds, products, offspring, rents, revenues, issues, profits, royalties, income, benefits, additions, renewals, extensions, substitutions, replacements and accessions of and to any and all of the foregoing;

(x)                                 subject to the rights of Tenant hereunder or under the Financing Documents, all insurance policies, unearned premiums therefor and proceeds from such policies, including the right to receive and apply the proceeds of any insurance, judgments or settlements made in lieu thereof, covering any of the above property now or hereafter acquired by Tenant;

(xi)                              all right, title and interest of Tenant in and to all goods, accounts, general intangibles, instruments, documents, accounts receivable, chattel paper, investment property, securities accounts and all other personal property of any kind or character, including such items of personal property as defined in the UCC, now owned or hereafter acquired by Tenant and including all such property now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Properties and/or the Improvements or that may be used in or relating to the planning, development, financing or operation of the Properties and/or the Improvements, including furniture, furnishings, equipment, machinery, money, insurance proceeds, condemnation awards, accounts, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Tenant under leases of Building Equipment or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Tenant with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs and all refunds, rebates or credits in connection with a reduction in real estate taxes and assessments against the Land and/or Improvements as a result of tax certiorari or any applications or proceedings for reduction (the “Personalty”);

(xii)                           all of Tenant’s right, title and interest in and to any awards, remunerations, reimbursements, settlements or compensation heretofore made or hereafter

Exhibit I-6

to be made by any Governmental Authority pertaining to the Leasehold Estates, the Properties, Improvements, Building Equipment or Personalty;

(xiii)                        all of Tenant’s rights to assume, reject and/or terminate the Master Lease under or pursuant to Section 365 of the Bankruptcy Code; and

(xiv)                       all of Tenant’s right, title and interest in all proceeds, both cash and noncash, of the foregoing.

Notwithstanding the foregoing or anything to the contrary contained herein, to the extent and so long as prohibited by applicable law, any Gaming License held by or to which Tenant or one of its Subsidiaries is a party and any interest of Tenant and its Subsidiaries in any Gaming License shall not constitute Collateral; provided, that the proceeds of any such Gaming License shall constitute part of the Collateral unless such proceeds independently constitute Excluded Property (as defined in the Security Agreement).

UPON CONDITION that, until the occurrence of an Event of Default (as hereinafter defined), Tenant shall be permitted to possess and use the Collateral in accordance with and pursuant to the Master Lease, and to use the rents, issues, profits, revenues and other income of the Collateral as provided in this Security Instrument, the Master Lease, the Credit Agreement and the other Financing Documents and, accordingly, from and after the occurrence of and during the continuance of an Event of Default the license herein granted is terminated.

Exhibit I-7

ASSIGNMENT OF LEASES AND RENTS

NOW, THEREFORE, THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, as additional security for the payment and performance in full of all the Indebtedness and subject to the provisions of Section 4 hereof, absolutely, presently, unconditionally and irrevocably pledges, grants, sells, conveys, delivers, hypothecates, assigns, transfers and sets over to the applicable Trustee, for the benefit of the Collateral Agent, with respect to the DOT Properties and to the Collateral Agent with respect to the Mortgage Properties, in each case for the benefit of the Secured Parties, all of the Tenant’s estate, right, title, interest, claim and demand, as landlord, under any and all Leases including, without limitation, the following (such assigned rights, the “Assignment of Leases”):

(i)                                     the immediate and continuing right to receive and collect Rents payable pursuant to the Leases by the subtenants thereunder;

(ii)                                  all claims, rights, powers, privileges and remedies of the Tenant, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the subtenants under the Leases to perform or comply with any term of the Leases, including damages or other amounts payable to the Tenant as a result of such failure;

(iii)                               all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv)                              the full power and authority, in the name of the Tenant or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Tenant, as landlord, is or may be entitled to take under the Leases.

1.                                      DEFINITIONS.  Wherever used in this Security Instrument, the following terms, and the singular and plural thereof, shall have the following meanings.  All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Appurtenances:  Shall have the meaning provided in the provision entitled Granting Clause (iv).

Assignment of Leases:  Shall have the meaning provided in the provision entitled Assignment of Leases and Rents.

Closing Date:  Shall mean the date of this Security Instrument.

Collateral:  Shall have the meaning provided in the recitals to the provision entitled Granting Clause.

Collateral Agent:  Shall have the meaning provided in the Recitals.

Exhibit I-8

Credit Agreement:  Shall have the meaning provided in the Recitals.

DOT Properties:  Shall have the meaning provided in the Introductory Paragraph.

Financing Documents:  Shall mean the Credit Documents, together with any Swap Contract or Cash Management Agreement, to the extent that the obligations under such Swap Contract or Cash Management Agreements constitute Guaranteed Obligations.

Illinois Property:  Shall mean the land described in Exhibit A-I attached hereto and made a part hereof, including the Improvements situated thereon.

Improvements:  Shall have the meaning provided in Granting Clause (iii).

Indebtedness:  Shall have the meaning provided in the Recitals.

Indiana Property:  Shall mean the land described in Exhibit A-II attached hereto and made a part hereof, including the Improvements situated thereon.

Individual Property:  Shall mean, individually, the Illinois Property, the Indiana Property, the Iowa Property, the Maine Property, the Mississippi Property, the Missouri Property, the Nevada Property, the New Mexico Property, the Ohio Property, the Pennsylvania Property and the West Virginia Property, as applicable.

Iowa Property:  Shall mean the land described in Exhibit A-III attached hereto and made a part hereof, including the Improvements situated thereon.

Landlord:  Shall have the meaning provided in the Recitals.

Leasehold Estate:  Shall have the meaning provided in the Recitals.

Leases:  Shall have the meaning provided in Granting Clause (vi).

Licenses:  Shall mean all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Tenant for the legal use, occupancy and operation of the Leasehold Estate for retail and ancillary purposes.

Loan:  Shall have the meaning provided in the Recitals.

Maine Property:  Shall mean the land described in Exhibit A-IV attached hereto and made a part hereof, including the Improvements situated thereon.

Maine Trustee:  Shall have the meaning provided in the Introductory Paragraph.

Master Lease:  Shall have the meaning provided in the Recitals.

Exhibit I-9

Maturity Date:  Shall mean     , 20

Mississippi Property:  Shall mean the land described in Exhibit A-V attached hereto and made a part hereof, including the Improvements situated thereon.

Mississippi Trustee:  Shall have the meaning provided in the Introductory Paragraph.

Missouri Property:  Shall mean the land described in Exhibit A-VI attached hereto and made a part hereof, including the Improvements situated thereon.

Missouri Trustee:  Shall have the meaning provided in the Introductory Paragraph.

Mortgage Properties:  Shall have the meaning provided in the Introductory Paragraph.

Nevada Property:  Shall mean the land described in Exhibit A-VII attached hereto and made a part hereof, including the Improvements situated thereon.

Nevada Trustee:  Shall have the meaning provided in the Introductory Paragraph.

New Mexico Property:  Shall mean the land described in Exhibit A-VIII attached hereto and made a part hereof, including the Improvements situated thereon.

New Mexico Trustee:  Shall have the meaning provided in the Introductory Paragraph.

Ohio Property:  Shall mean the land described in b attached hereto and made a part hereof, including the Improvements situated thereon.

Pennsylvania Property:  Shall mean the land described in Exhibit A-X attached hereto and made a part hereof, including the Improvements situated thereon.

Principal Amount:  Shall have the meaning provided in the Recitals.

Properties:  Shall have the meaning provided in the Introductory Paragraph.

Rents:  Shall have the meaning provided in Granting Clause (vi).

Tenant:  Shall have the meaning provided in the Introductory Paragraph.

Trustee:  Shall have the meaning provided in the Introductory Paragraph.

West Virginia Property:  Shall mean the land described in Exhibit A-XI attached hereto and made a part hereof, including the Improvements situated thereon.

Exhibit I-10

West Virginia Trustee:  Shall have the meaning provided in the Introductory Paragraph.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Security Instrument shall refer to this Security Instrument as a whole and not to any particular provision of this Security Instrument, and section, schedule and exhibit references are to this Security Instrument unless otherwise specified.  The words “includes” and “including” are not limiting and mean “including without limitation.”  The word “or” is inclusive.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

The word “Trustee” when used in this Security Instrument shall mean “the applicable Trustee, for the benefit of the Collateral Agent, with respect to the DOT Properties, for the benefit of the Secured Parties”.  The words “Trustee and/or Collateral Agent” and words of similar import when used in this Security Instrument shall refer to Trustee and/or Collateral Agent, as applicable.

References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto executed in writing by all of the parties thereto and, if Collateral Agent’s consent was required for the original of any such document, consented to by Collateral Agent.  All references in this Security Instrument to the plural of any document described herein shall mean all of such documents collectively.

References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.

The captions and headings of this Security Instrument are for convenience of reference only and shall not affect the construction of this Security Instrument.

2.                                      WARRANTY.  Tenant represents and warrants to, and covenants and agrees with, Trustee and/or Collateral Agent as follows:

(a)                                 Title.  Tenant owns good, marketable and insurable leasehold title to the Properties and owns the Collateral free and clear of any liens, claims or interest, except for the Permitted Liens (including, without limitation, any lien arising from Landlord’s fee interest in the Properties in existence on the date hereof).  This Security Instrument, upon its due execution and proper recordation, is and will remain a valid and enforceable (and, with respect to all personalty as to which security interests are governed by the UCC, upon proper recordation and the filing of a financing statement) perfected first Lien on and security interest on Tenant’s right, title and interest in and to the Collateral subject to Permitted Liens (including, without limitation, any lien on Landlord’s fee interest in the Properties).

(b)                                 All Property.  The Collateral constitutes all of the material real property, personal property, equipment and fixtures currently (i) owned or leased by Tenant or (ii)

Exhibit I-11

used and required in and for the full operation of the business located on the Properties, other than any Gaming License or any items owned or leased by any landlord, any tenants or any third party service providers or any Excluded Property (as defined in the Security Agreement).

(c)                                  Enforceability of Security Instrument.  This Security Instrument is the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.                                      COVENANTS.

(a)                                 Payment of Indebtedness.  Tenant shall promptly pay when due the Indebtedness, all in lawful money of the United States of America in accordance with the Financing Documents, and shall further perform fully and in a timely manner all Indebtedness.  All sums payable by Tenant hereunder shall be paid without demand, counterclaim (other than mandatory counterclaims), offset, deduction (except as required by law) or defense.  Tenant waives all rights now or hereafter conferred by statute or otherwise to any such demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense.

(b)                                 Performance and Observance of Covenants.  Tenant will duly perform, observe and comply with all of its affirmative and negative covenants, agreements and obligations to be performed, observed and complied with by Tenant, and all of the other terms and conditions applicable to Tenant, under the terms of the Credit Agreement, as if each such covenant, agreement, obligation, term and condition were expressly set forth herein in full.  Without limiting the generality of the foregoing, Tenant will maintain the Collateral, pay Taxes and Other Taxes, obtain, pay and maintain insurance, keep the Collateral free of Liens (other than Permitted Liens), pay the utility charges for the Properties, perform alterations and repairs in respect of the Properties, cause the Properties to comply with all Requirements of Law, restore the Properties upon any casualty or Taking, and lease the Properties, as permitted by the Credit Agreement, all in accordance with and subject to all of the applicable terms and conditions of the Master Lease, this Security Instrument, the Credit Agreement and the other Financing Documents.

(c)                                  Maintenance of Validity and Recording.

(i)                                     Tenant covenants that it will forthwith after the execution and delivery of this Security Instrument and thereafter as necessary from time to time cause this Security Instrument and the other Financing Documents and any continuation statement or similar instrument relating to any property subject thereto or to any property intended to be encumbered, granted, conveyed, transferred and assigned by this Security Instrument to be filed, registered and recorded in such manner and in such places as may be required by law in order to publish notice of and fully to protect the

Exhibit I-12

validity thereof or the grant thereby of the property subject thereto and the interest and rights of Trustee and/or Collateral Agent therein.  Tenant covenants that it has paid or will pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all federal or state stamp taxes or other charges arising out of or in connection with the execution and delivery of such instruments.

(ii)                                  Tenant shall maintain the validity, perfection, priority and effectiveness of this Security Instrument and the other Financing Documents.  Unless otherwise permitted in this Security Instrument or the other Financing Documents, Tenant will not take any action, will not permit action to be taken by others and will not omit to take any action, nor will Tenant give any notice, approval or consent or exercise, waive or modify any rights under or in respect of Permitted Liens, which action, omission, notice, approval, consent or exercise, waiver or modification of rights would release Tenant from, or reduce any of Tenant’s obligations or liabilities under, or would result in the termination, surrender or assignment of, or the amendment or modification of, any of the Financing Documents, or would impair the validity of this Security Instrument or any of the other Financing Documents, or would have a Material Adverse Effect, without Collateral Agent’s consent, and any attempt to do any of the foregoing without such consent shall be of no force and effect.

(iii)                               Tenant, at its expense, will execute, acknowledge and deliver all such instruments and take all such actions as Collateral Agent from time to time reasonably may request or as may be reasonably necessary or proper for the better assuring to Collateral Agent of the Properties and rights now or hereafter subject to the Lien hereof or intended so to be.

(d)                                 Transfers.  Tenant covenants and agrees that, without Collateral Agent’s prior written consent, Tenant shall not Transfer or lease all or any part of the Property or any interest therein, except as permitted in the other Credit Documents.

4.                                      LICENSE TO COLLECT RENTS.  To the fullest extent permitted under applicable law, Trustee and/or Collateral Agent and Tenant hereby confirm that for so long as no Event of Default shall have occurred and is continuing, Trustee and/or Collateral Agent has granted to Tenant a revocable license to (a) collect, receive, use and enjoy the Rents as they become due and payable in accordance with the provisions of the Credit Agreement and the provision hereof entitled Assignment of Leases, and (b) otherwise deal with and enjoy the rights of lessor under the Leases; provided that the existence of such right shall not operate to subordinate the provision hereof entitled Assignment of Leases to any subsequent assignment, in whole or in part by Tenant, and any such subsequent assignment shall be subject to Trustee’s and/or Collateral Agent’s rights under this Security Instrument.  Tenant further agrees to execute and deliver such assignments of Leases and Rents as Collateral Agent may from time to time reasonably request in order to better assure, transfer and confirm to Collateral Agent and/or Trustee the rights

Exhibit I-13

intended to be granted hereunder to Trustee and/or Collateral Agent with respect thereto.  In accordance with the provisions of the provision hereof entitled Assignment of Leases, upon the occurrence and during the continuance of an Event of Default (1) Tenant agrees that Collateral Agent may, but shall not be obligated to, assume the management of the Property, and collect the Rents, applying the same upon the Indebtedness, and (2) Tenant hereby authorizes and directs all tenants, purchasers or other Persons occupying, utilizing or acquiring any interest in any part of the Property to pay all Rents to Collateral Agent upon Trustee’s and/or Collateral Agent’s request.  Upon the occurrence and during the continuance of an Event of Default, Trustee and/or Collateral Agent shall have and hereby expressly reserves the right and privilege (but assumes no obligation), to demand, collect, sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made, and apply the same in accordance with this Security Instrument, the provision hereof entitled Assignment of Leases, and applicable law.

5.                                      SECURITY AGREEMENT.  This Security Instrument constitutes a security agreement on that portion of the Personalty constituting personal property within the UCC and, to the extent required under the UCC because portions of the Collateral may constitute fixtures, this Security Instrument also constitutes a fixture filing under the Uniform Commercial Code as in effect in each state in which a Property is located and is to be filed in the office where a mortgage or deed of trust, as applicable, for the Properties would be recorded.  In addition, Tenant hereby authorizes Collateral Agent to file one or more financing statements to evidence more effectively the security interest of Trustee and/or Collateral Agent in the Personalty.  Collateral Agent also shall be entitled to proceed against all or portions of the Property in accordance with the rights and remedies available under the UCC.  Tenant is, for the purposes of this Security Instrument, deemed to be the “Debtor”, and Collateral Agent is deemed to be the “Secured Party”, as those terms are defined and used in the UCC.  Tenant agrees that the Indebtedness of Tenant secured by this Security Instrument are further secured by security interests in all of Tenant’s right, title and interest in and to the Personalty.  In furtherance of the foregoing, in order to secure the Indebtedness Tenant hereby grants to Collateral Agent a valid and effective first priority security interest in all of Tenant’s right, title and interest in and to the Personalty except for the Excluded Assets (as defined in the Security Agreement), together with all replacements, additions, and proceeds.  In each case, such security interest shall be first priority, subject to Permitted Liens.  Except for Permitted Liens, Tenant agrees that, without the written consent of Collateral Agent, no other security interest will be created under the provisions of the UCC and no lease will be entered into with respect to any Personalty now attached to or used or to be attached to or used in connection with the Properties except as otherwise permitted hereunder or under the Credit Documents.  Tenant agrees that all property of every nature and description covered by the Lien and charge of this Security Instrument together with all such property and interests covered by this Security Instrument are encumbered as a unit, and upon the occurrence and during the continuance of an Event of Default by Tenant, all of the Personalty, at Collateral Agent’s option, may be foreclosed upon or sold in the same or different proceedings or at the same or different time, subject to the provisions of applicable law.  The filing of any financing statement relating to any such property or rights or interests shall not be construed to diminish or alter any of Trustee’s and/or Collateral Agent’s rights or priorities under this Security Instrument.  For purposes of filing this Security Instrument as a Fixture Filing, the real estate to which the fixtures are or are to become attached is the Tenant’s interest in the Properties.  The record owner of such real estate or interest herein is Landlord.  To the extent there are any inconsistencies between this Section 5 and the Security Agreement, the Security Agreement shall control.

Exhibit I-14

6.                                      PROTECTION OF SECURITY.  If an Event of Default occurs and is continuing, then Trustee and/or Collateral Agent, upon reasonable notice to Tenant, may, but without obligation to do so and without releasing Tenant from any obligation hereunder, make such appearances, disburse such reasonable sums and take such action as Trustee and/or Collateral Agent reasonably deems necessary or appropriate to protect Trustee’s and/or Collateral Agent’s interest in the Collateral, including, but not limited to, disbursement of reasonable attorneys’ fees, entry upon the Properties to make repairs or take other action to protect the security hereof, and payment, purchase, contest or compromise of any encumbrance, charge or lien which in the reasonable judgment of Trustee and/or Collateral Agent appears to be prior or superior hereto.

7.                                      REMEDIES.  Subject to applicable law, upon the occurrence and during the continuation of an Event of Default, Trustee and/or Collateral Agent may take such actions against Tenant, subject to Section 10 hereof, and/or against the Collateral or any portion thereof as Trustee and/or Collateral Agent determines is necessary to protect and enforce its rights hereunder, without notice or demand except as set forth below or as required under applicable law.  Any such actions taken by Trustee and/or Collateral Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Trustee and/or Collateral Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Trustee and/or Collateral Agent permitted by law, equity or contract or as set forth herein or in the other Financing Documents.  Trustee’s and/or Collateral Agent’s determination of appropriate action may be based on an appropriate real estate or other consultant and/or counsel, and Trustee and/or Collateral Agent may rely conclusively on such advice.  Solely upon the occurrence and during the continuance of an Event of Default, such actions shall include all rights and remedies available at law or in equity and shall also include, without limitation, the following:

(a)                                 Acceleration.  Subject to any applicable provisions of the Credit Agreement and the other Credit Documents, Collateral Agent may declare all or any portion of the unpaid principal balance of the Loan, together with all accrued and unpaid interest thereon, and all other unpaid Indebtedness, to be immediately due and payable.

(b)                                 Entry.  Subject to the provisions and restrictions of applicable law (including any Gaming Laws) and the Master Lease, Trustee and/or Collateral Agent, personally, or by its agents or attorneys, at Trustee’s and/or Collateral Agent’s election, may enter into and upon all or any part of the Collateral (including, but not limited to, the Properties or the Improvements and any part thereof), and may exclude Tenant, its agents and servants therefrom (but such entry shall be subject to any non-disturbance agreements then in effect); and Trustee and/or Collateral Agent, having and holding the same, may use, operate, manage and control the Collateral or any part thereof and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receiver.  Upon every such entry, Trustee and/or Collateral Agent may, at the reasonable expense of the Collateral and/or Tenant and subject to the provisions and restrictions of applicable law (including any Gaming Laws) and the Master Lease, from time to time, either by purchase, repair or construction, maintain and restore the Collateral or any part thereof, and may insure and reinsure the same in such

Exhibit I-15

amount and in such manner as may seem to them to be advisable.  Similarly, from time to time, Trustee and/or Collateral Agent may, at the reasonable expense of Tenant (which amounts may be disbursed by Collateral Agent from the Collateral on behalf of Tenant), make all necessary or proper repairs, renewals, replacements, alterations, additions, betterments and improvements to and on the Collateral or any part thereof as it may deem reasonably advisable.  Subject to the provisions and restrictions of applicable law (including any Gaming Laws) and the Master Lease, Trustee and/or Collateral Agent or its designee shall also have the right to manage and operate the Collateral or any part thereof and to carry on the business thereof and exercise all rights and powers of Tenant with respect thereto, either in the name of Tenant or otherwise, as may seem to them to be advisable.  In confirmation of the grant made in Granting Clause (vi) hereof, but subject to applicable laws (including any Gaming Laws) and the Master Lease, in the case of the occurrence and continuation of an Event of Default, Collateral Agent shall be entitled to collect and receive all Rents to be applied in the order of priorities and amounts as shall be provided for in Section 8 hereof.  Collateral Agent shall be liable to account only for Rents and other proceeds actually received by Collateral Agent.  Collateral Agent, shall be liable to account only for rents, issues and profits and other proceeds actually received by Collateral Agent.

(c)                                  Foreclosure.  Subject to the Master Lease:

(i)                                     Trustee and/or Collateral Agent, with or without entry, personally or by its agents or attorneys, insofar as applicable, and in addition to any and every other remedy, may (i) sell to the extent permitted by law and pursuant to the power of sale granted herein, all and singular, the Collateral, and all estate, right, title and interest, claim and demand of Tenant therein, and any applicable right of redemption thereof, at one or more sales, as an entirety or in parcels, and at such times and places as required or permitted by law and as are customary in the county in which the Collateral is located and upon such terms as Collateral Agent may fix and specify in the notice of sale to be given to Tenant (and on such other notice published or otherwise given as provided by law), or as may be required by law; (ii) institute proceedings for the complete or partial foreclosure of this Security Instrument under the provisions of the laws of the jurisdiction or jurisdictions in which the Collateral or any part thereof is located, or under any other applicable provision of law; or (iii) take all steps to protect and enforce the rights of Trustee and/or Collateral Agent, whether by action, suit or proceeding in equity or at law (for the specific performance of any covenant, condition or agreement contained in this Security Instrument, or in aid of the execution of any power herein granted, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy), or otherwise, as Trustee and/or Collateral Agent being advised by counsel and its financial advisor, shall deem most advisable to protect and enforce any of their rights or duties hereunder.

Exhibit I-16

(ii)                                  Trustee and/or Collateral Agent may conduct any number of sales from time to time.  The power of sale, if any, shall not be exhausted by any one or more such sales as to any part of the Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold.

(iii)                               Upon taking title to the Collateral (whether by foreclosure, deed in lieu or otherwise) by Collateral Agent or any other purchaser or assignee of the Collateral after an Event of Default, Tenant shall assign and transfer all of its right, title and interest in and to the Collateral to Collateral Agent.  Tenant hereby irrevocably appoints Collateral Agent (or Trustee, if required by law) as its attorney-in-fact to execute all documents and take all actions necessary to effectuate such assignment and transfer, provided that such power may only be exercised by Collateral Agent while an Event of Default exists and is continuing.

(d)                                 Specific Performance.  Trustee and/or Collateral Agent, may institute an action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement contained herein, or in aid of the execution of any power granted hereunder or for the enforcement of any other appropriate legal or equitable remedy.

(e)                                  Sale of Property.

(i)                                     Trustee and/or Collateral Agent may postpone any sale of all or any part of the Collateral to be made under or by virtue of this Section 7 by public announcement at the time and place of such sale, or by publication, if required by law, and, from time to time, thereafter, may further postpone such sale by public announcement made at the time of sale fixed by the preceding postponement to the extent not prohibited by applicable law.

(ii)                                  Upon the completion of any sale made by Trustee and/or Collateral Agent under or by virtue of this Section 7, Trustee and/or Collateral Agent shall execute and deliver to the accepted purchaser or purchasers a good and sufficient deed or deeds or other appropriate instruments, conveying, assigning and transferring all its estate, right, title and interest in and to the property and rights so sold.  Trustee and/or Collateral Agent is hereby appointed the true and lawful irrevocable attorney-in-fact of Tenant in its name and stead or in the name of Trustee and/or Collateral Agent to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold, and, for that purpose, Trustee and/or Collateral Agent may execute all necessary deeds and other instruments of assignment and transfer, and may substitute one or more persons with like power, Tenant hereby ratifying and confirming all that such attorney or attorneys or such substitute or substitutes shall lawfully do by virtue hereof; provided, however, that such power of attorney shall be effective only for so long as an Event of Default shall exist and be continuing.  Tenant shall, nevertheless, if so requested in writing by Trustee and/or

Exhibit I-17

Collateral Agent, ratify and confirm any such sale or sales by executing and delivering to Trustee and/or Collateral Agent or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of Trustee and/or Collateral Agent, for such purposes and as may be designated in such request.  Any such sale or sales made under or by virtue of this Section 7 shall operate to divest all the estate, right, title, interest, claim and demand, whether at law or in equity, of Tenant in and to the Collateral and rights so sold, and shall be a perpetual bar, at law and in equity, against Tenant, its successors and assigns and any Person claiming through or under Tenant and its successors and assigns.

(iii)                               The receipt of Trustee and/or Collateral Agent for the purchase money paid as a result of any such sale shall be a sufficient discharge therefor to any purchaser of the property or rights, or any part thereof, so sold.  No such purchaser, after paying such purchase money and receiving such receipt, shall be bound to see to the application of such purchase money upon or for any trust or purpose of this Security Instrument, or shall be answerable, in any manner, for any loss, misapplication or non-application of any such purchase money or any part thereof, nor shall any such purchaser be bound to inquire as to the authorization, necessity, expediency or regularity of such sale.

(iv)                              Upon any sale made under or by virtue of this Section 7, to the extent not prohibited by applicable law, Trustee and/or Collateral Agent may bid for and acquire the Collateral or any part thereof and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting upon the Indebtedness secured by this Security Instrument the net proceeds of sale, after deducting therefrom the expense of the sale and the costs of the action and any other sums which Trustee and/or Collateral Agent is authorized to deduct under this Security Instrument.  The person making such sale shall accept such settlement without requiring the production of this Security Instrument, and there shall be deemed credited to the Indebtedness under this Security Instrument the net proceeds of such sale.  Trustee and/or Collateral Agent, upon acquiring the Collateral or any part thereof, shall be entitled to own, hold, lease, rent, operate, manage or sell the same in any manner permitted by applicable laws.

(f)                                   Voluntary Appearance; Receivers.  Upon the occurrence, and during the continuance of, any Event of Default, and immediately upon commencement of (i) any action, suit or other legal proceeding by Trustee and/or Collateral Agent to obtain judgment for the Indebtedness and any other sums required to be paid pursuant to this Security Instrument, or (ii) any action, suit or other legal proceeding by Trustee and/or Collateral Agent of any other nature in aid of the enforcement of the Financing Documents or any of them, Tenant will (a) enter its voluntary appearance in such action, suit or proceeding, and (b) if required by Collateral Agent, consent to the appointment, of one or more receivers of the Collateral and all of the Rents.  After the occurrence of any Event of Default, or

Exhibit I-18

upon the filing of a bill in equity or similar document to foreclose this Security Instrument or to enforce the specific performance hereof or in aid thereof, or upon the commencement of any other judicial proceeding to enforce any right of Trustee and/or Collateral Agent, Trustee and/or Collateral Agent shall be entitled, as a matter of right, if it shall so elect, without notice to any other party and without regard to the adequacy of the security of the Collateral, forthwith, either before or after declaring the principal of, and interest on, the Loan and all other Indebtedness to be due and payable, to the appointment of such a receiver or receivers.  Any receiver or receivers so appointed shall have such powers as a court or courts shall confer, which may include, without limitation, any or all of the powers which Trustee and/or Collateral Agent is authorized to exercise by the provisions of this Section 7, and shall have the right to incur such obligations and to issue such certificates therefor as the court shall authorize.  Notwithstanding the foregoing, Trustee and/or Collateral Agent as a matter of right may appoint or secure the appointment of a receiver, trustee, liquidator or similar official of the Collateral or any portion thereof, and Tenant hereby irrevocably consents and agrees to such appointment, without notice to Tenant and without regard to the value of the Collateral or adequacy of the security for the Indebtedness and without regard to the solvency of the Tenant or any other Person liable for the payment of the Indebtedness, and such receiver or other official shall have all rights and powers permitted by applicable law and such other rights and powers as the court making such appointment may confer, but the appointment of such receiver or other official shall not impair or in any manner prejudice the rights of Trustee and/or Collateral Agent to receive the Rents pursuant to this Security Instrument or the provisions hereof entitled Assignment of Leases.

(g)                                  UCC Remedies.  Trustee and/or Collateral Agent may exercise any or all of the remedies available to a secured party under the UCC, specifically including, without limitation, the right to recover the reasonable attorneys’ fees and disbursements and other expenses incurred by Trustee and/or Collateral Agent in the enforcement of this Security Instrument or in connection with Tenant’s redemption of the Improvements or Building Equipment.  Trustee and/or Collateral Agent may exercise its rights under this Security Instrument independently of any other collateral or guaranty that Tenant may have granted or provided to the applicable Trustee and/or Collateral Agent in order to secure payment and performance of the Indebtedness, and the applicable Trustee and/or Collateral Agent shall be under no obligation or duty to foreclose or levy upon any other collateral given by Tenant to secure any Indebtedness or to proceed against any guarantor before enforcing its rights under this Security Instrument.

(h)                                 Leases.  The applicable Trustee and/or Collateral Agent may, at its option, before any proceeding for the foreclosure (or partial foreclosure) or enforcement of this Security Instrument, treat any Lease which is subordinate by its terms to the Lien of this Security Instrument (and with respect to which a non-disturbance agreement exists and is in full force and effect without any default on the part of the Tenant thereunder or under the Lease relating thereto beyond the expiration of applicable notice and cure periods), as either subordinate or superior to the Lien

Exhibit I-19

of this Security Instrument; provided that each such Lease shall be subject and subordinated to the Master Lease at least to the extent of this Security Instrument as set forth in Section 14.

(i)                                     Other Rights.  Trustee and/or Collateral Agent may pursue against Tenant any other rights and remedies of Trustee and/or Collateral Agent permitted by law, equity or contract or as set forth herein or in the other Financing Documents.

(j)                                    Retention of Possession.  Notwithstanding the appointment of any receiver, liquidator or trustee of Tenant, or any of its property, or of the Collateral or any part thereof, Trustee and/or Collateral Agent, to the extent permitted by law, shall be entitled to retain possession and control of all property now or hereafter granted to or held by Trustee and/or Collateral Agent under this Security Instrument.

(k)                                 Suits by Trustee or Collateral Agent.  All rights of action under this Security Instrument may be enforced by Trustee and/or Collateral Agent without the production of this Security Instrument at any trial or other proceeding relative thereto.  Any such suit or proceeding instituted by Trustee and/or Collateral Agent shall be brought in the name of Trustee, for the benefit of Collateral Agent, and/or Collateral Agent, in each case for the benefit of the Secured Parties and any recovery of judgment shall be subject to the rights of Collateral Agent for the benefit of the Secured Parties.

(l)                                     Remedies Cumulative.  No remedy herein conferred upon or reserved to Trustee and/or Collateral Agent shall exclude any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission of Trustee and/or Collateral Agent to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or an acquiescence therein.  Every power and remedy given to Trustee and/or Collateral Agent by this Security Instrument or any other Financing Document may be exercised from time to time and as often as Trustee and/or Collateral Agent as each may deem expedient.  Nothing in this Security Instrument shall affect Tenant’s obligations to pay the principal of, and interest on, the Loan in the manner and at the time and place expressed in the Credit Agreement.

(m)                             WAIVER OF RIGHTS.  TENANT AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, IT WILL NOT AT ANY TIME, (1) INSIST UPON, PLEAD OR CLAIM OR TAKE ANY BENEFIT OR ADVANTAGE OF ANY STAY, EXTENSION OR MORATORIUM LAW, WHEREVER ENACTED, NOW OR AT ANY TIME HEREAFTER IN FORCE, WHICH MAY AFFECT THE COVENANTS AND TERMS OF PERFORMANCE OF THIS SECURITY INSTRUMENT, (2) CLAIM, TAKE OR INSIST UPON ANY BENEFIT OR ADVANTAGE OF ANY LAW, NOW OR AT ANY TIME HEREAFTER IN FORCE, PROVIDING FOR VALUATION OR APPRAISAL

Exhibit I-20

OF THE PROPERTY, OR ANY PART THEREOF, PRIOR TO ANY SALE OR SALES THEREOF WHICH MAY BE MADE PURSUANT TO ANY PROVISION HEREIN CONTAINED, OR PURSUANT TO THE DECREE, JUDGMENT OR ORDER OF ANY COURT OF COMPETENT JURISDICTION OR (3) AFTER ANY SUCH SALE OR SALES, CLAIM OR EXERCISE ANY RIGHT UNDER ANY STATUTE HERETOFORE OR HEREAFTER ENACTED BY THE UNITED STATES OR ANY STATE OR OTHERWISE TO REDEEM THE PROPERTY AND RIGHTS SOLD PURSUANT TO SUCH SALE OR SALES OR ANY PART THEREOF.  TENANT HEREBY EXPRESSLY WAIVES ALL BENEFITS AND ADVANTAGES OF SUCH LAWS, AND COVENANTS, TO THE FULLEST EXTENT PERMITTED BY LAW, NOT TO HINDER, DELAY OR IMPEDE THE EXECUTION OF ANY POWER HEREIN GRANTED OR DELEGATED TO TRUSTEE AND/OR COLLATERAL AGENT, BUT WILL SUFFER AND PERMIT THE EXECUTION OF EVERY POWER AS THOUGH NO SUCH LAWS HAD BEEN MADE OR ENACTED.  TENANT FOR ITSELF AND ALL WHO MAY CLAIM THROUGH OR UNDER IT, WAIVES, TO THE EXTENT IT LAWFULLY MAY DO SO, ANY AND ALL HOMESTEAD RIGHTS AND, ANY AND ALL RIGHTS TO REINSTATEMENT, ANY AND ALL RIGHT TO HAVE THE PROPERTY COMPRISING THE PROPERTY MARSHALED UPON ANY FORECLOSURE OF THE LIEN HEREOF.

(n)                                 Joint and Several Grants of Property.  It is intended that the grants of the security interests in the Leasehold Estates with respect to each Individual Property contained herein shall each be construed and treated as a separate, distinct grant for the purpose of securing the entire Indebtedness secured hereunder in the same manner as though each of the Individual Property was mortgaged and transferred to (i) the applicable Trustee with respect to each of the DOT Properties, for the benefit of the Collateral Agent, or (ii) Collateral Agent, with respect to the Mortgage Properties, in each case for the benefit of the Secured Parties and in each case by a separate and distinct mortgage or deed of trust (as applicable) and security agreement, so that if it should at any time appear or be held that this Security Instrument fails to transfer to Trustee and/or Collateral Agent the leasehold interest to any of the Individual Property, or any part thereof, as against creditors of Tenant, other than Trustee and/or Collateral Agent or otherwise, such failure shall not operate to affect in any way the transfer of leasehold interest to any other Individual Property or any part thereof; but nothing herein contained shall be construed as requiring Trustee and/or Collateral Agent to resort to any leasehold interest in any Individual Property for the satisfaction of the Indebtedness hereby secured in preference or priority to any leasehold interest in any other Individual Property or the remainder of the Collateral hereby conveyed, but Trustee and/or Collateral Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion.

Exhibit I-21

8.                                      APPLICATION OF PROCEEDS.

(a)                                 Sale Proceeds.  The proceeds of any sale or foreclosure of the Collateral or any portion thereof shall be applied in accordance with Section 11.02 of the Credit Agreement unless otherwise required by applicable law.

(b)                                 Other Proceeds.  All other proceeds or other amounts collected by Trustee and/or Collateral Agent following an Event of Default shall be applied in accordance with Section 11.02 of the Credit Agreement unless otherwise required by applicable law.

9.                                      MISCELLANEOUS.

(a)                                 CERTAIN WAIVERS.  TO INDUCE THE SECURED PARTIES TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS SECURITY INSTRUMENT AND THE OTHER FINANCING DOCUMENTS, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, EACH OF COLLATERAL AGENT AND TENANT EXPRESSLY AND IRREVOCABLY HEREBY, IN ADDITION TO AND NOT IN DEROGATION OF ALL OTHER WAIVERS CONTAINED IN THE OTHER FINANCING DOCUMENTS, THIS SECURITY INSTRUMENT AND THE OTHER FINANCING DOCUMENTS, WAIVE AND SHALL WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY, OR COUNTERCLAIM ASSERTED BY ANY SECURED PARTY WHICH ACTION, PROCEEDING OR COUNTERCLAIM ARISES OUT OF OR IS CONNECTED WITH THIS SECURITY INSTRUMENT OR ANY OTHER CREDIT DOCUMENT.

(b)                                 Notices.  Any notice, election, request, demand, report or statement which by any provision of this Security Instrument is required or permitted to be given or served hereunder shall be in writing and shall be given or served in the manner and to the Persons required by Section 13.02 of the Credit Agreement.

(c)                                  No Oral Modification.  This Security Instrument may not be waived, altered, amended, modified, changed, discharged or terminated orally but only by a written agreement signed by the party against which enforcement is sought.

(d)                                 Partial Invalidity.  In the event any one or more of the provisions contained in this Security Instrument shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included hereunder.

(e)                                  Successors and Assigns.  All covenants of Tenant contained in this Security Instrument are imposed solely and exclusively for the benefit of Trustee, for the benefit of Collateral Agent, and/or Collateral Agent, in each case including its successors and assigns and in each case for the benefit of the Secured Parties, and

Exhibit I-22

no other Person shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Trustee and/or Collateral Agent at any time if in its sole discretion it deems it advisable to do so.  All such covenants of Tenant shall run with the land and bind Tenant, the successors and assigns of Tenant (and each of them) and all subsequent owners, encumbrances and Tenants of the Property, and shall inure to the benefit of Trustee, for the benefit of Collateral Agent, and/or Collateral Agent, in each case including its successors and assigns and in each case for the benefit of the Secured Parties.

(f)                                   GOVERNING LAW.

(i)                                     THE PROVISIONS OF THIS SECURITY INSTRUMENT REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED.  ALL OTHER PROVISIONS OF THIS SECURITY INSTRUMENT, ANY CLAIM OR CONTROVERSY ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, AND THE RIGHTS AND OBLIGATIONS OF TENANT, TRUSTEE AND COLLATERAL AGENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), TO THE EXTENT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, AND FURTHER, NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY PERSONAL PROPERTY INCLUDED IN THE “PROPERTY”, THE CREATION OF THE SECURITY INTEREST THEREIN SHALL BE GOVERNED BY THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE STATE OF NEW YORK FROM TIME TO TIME AND THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION AND PRIORITY OF SUCH SECURITY INTEREST SHALL BE GOVERNED IN ACCORDANCE WITH THE MANDATORY CHOICE OF LAW RULES SET FORTH IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE STATE OF NEW YORK FROM TIME TO TIME.

(ii)                                  EACH OF TENANT AND COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:  (I) SUBMITS FOR ITSELF AND THE PROPERTIES IN ANY PROCEEDING RELATING TO THIS SECURITY INSTRUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO

Exhibit I-23

THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS THEREOF; (II) CONSENTS THAT ANY SUCH PROCEEDING MAY BE BROUGHT IN ANY SUCH COURT; (III) AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND (IV) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(g)                                  No Waiver.  No failure by Trustee and/or Collateral Agent to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof shall constitute a waiver of any such term or right, power or remedy or of any such breach.  No waiver of any breach shall affect or alter this Security Instrument, which shall continue in full force and effect, or shall affect or alter the rights of Trustee and/or Collateral Agent with respect to any other then existing or subsequent breach.

(h)                                 Further Assurances.  Tenant, at its own expense, will execute, acknowledge and deliver all such reasonable further documents or instruments including, without limitation, (i) security agreements on any Building Equipment included or to be included in the Collateral, and (ii) such other documents as Collateral Agent from time to time may reasonably request to better assure, transfer and confirm unto Collateral Agent the rights now or hereafter intended to be granted to Trustee and/or Collateral Agent under this Security Instrument or the other Financing Documents.  Tenant shall notify Collateral Agent in writing no less than thirty (30) days prior to a change of address.

(i)                                     Counterparts.  This Security Instrument may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

(j)                                    Merger, Conversion, Consolidation or Succession to Business of Collateral Agent.  Any Person who becomes the Collateral Agent pursuant to Section 12.06 of the Credit Agreement, shall be the successor of Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto except as otherwise required by applicable law.

Exhibit I-24

(k)                                 Multistate Real Estate Transaction.  Tenant acknowledges that this Security Instrument is one of the Security Documents (for purposes of this article, collectively the “Other Security Documents”) that collectively secure the Indebtedness.  Tenant agrees that the lien of this Security Instrument shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Trustee and/or Collateral Agent and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by Trustee and/or Collateral Agent of any security for or guarantee upon any of the Indebtedness or by any failure, neglect or omission on the part of Trustee and/or Collateral Agent to realize upon or protect any of the Indebtedness or any collateral security therefor including the Other Security Documents, except to the extent otherwise provided by law.  The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or any disposition of any of the Indebtedness or any of the collateral security therefor, including the Other Security Documents or of any guarantee therefor.  To the extent not prohibited by applicable law, Trustee and/or Collateral Agent may, at its discretion, foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Security Documents without first exercising or enforcing any of its rights and remedies hereunder, or may foreclose, exercise any power of sale, or exercise any other right available under this Security Instrument without first exercising or enforcing any of its rights or remedies under any or all of the Other Security Documents.  To the extent not prohibited by applicable law, such exercise of Trustee’s and/or Collateral Agent’s rights and remedies under any or all of the Other Security documents shall not in any manner impair the Indebtedness or the lien of this Security Instrument, and any exercise of the rights or remedies of Trustee and/or Collateral Agent hereunder shall not impair the lien of any of the Other Security Documents or any of Trustee’s and/or Collateral Agent’s rights and remedies thereunder.  Tenant specifically consents and agrees that Trustee and/or Collateral Agent may exercise its rights and remedies hereunder and under the Other Security Documents separately or concurrently and in any order that it may deem appropriate, except to the extent otherwise provided by law.

10.                               SUBSTITUTE OR SUCCESSOR TRUSTEE.  Trustee may resign by an instrument in writing addressed to Collateral Agent, or Trustee may be removed at any time with or without cause by Collateral Agent.  In case of death, resignation, removal or disqualification of Trustee or if for any reason Collateral Agent shall deem it desirable to appoint a substitute or successor trustee to act instead of the herein named trustee or any substitute or successor trustee, then Collateral Agent shall have the right and is hereby authorized and empowered to appoint a successor trustee, or a substitute trustee, without other formality than appointment and designation in writing executed and acknowledged by Collateral Agent and, if required by applicable law to provide constructive notice, recorded in the county or counties where the applicable Properties are located, and the authority hereby conferred shall extend to the appointment of other successor and substitute trustees successively until the indebtedness secured hereby has been paid in full or until the Properties are sold hereunder.  Such appointment

Exhibit I-25

and designation by Collateral Agent shall be full evidence of the right and authority to make the same and of all facts therein recited.  If Collateral Agent is a corporation or a nationally chartered bank and such appointment is executed in its behalf by an officer of such corporation or nationally chartered bank, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation.  Upon the making of any such appointment and designation, all of the estate and title of Trustee in the Collateral shall vest in the named successor or substitute trustee and he shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon a Trustee hereunder; but nevertheless, upon the written request of Collateral Agent or of the successor or substitute trustee, Trustee ceasing to act shall execute and deliver an instrument transferring to such successor or substitute trustee all of the estate and title in the Property of Trustee so ceasing to act, together with all rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver any of the properties and monies held by said Trustee hereunder to said successor or substitute trustee.  All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.  Tenant hereby ratifies and confirms any and all acts which the herein named Trustee or its successor or successors, substitute or substitutes, in this trust, shall do lawfully by virtue hereof.

11.                               LIABILITY OF TRUSTEE.  Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s unlawful acts, gross negligence, bad faith or willful misconduct or material breach of this Security Instrument.  Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.  All monies received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, and shall be segregated from all other monies, and Trustee shall be under no liability for interest on any monies received by him hereunder.  Tenant will reimburse Trustee for, and indemnify and save Trustee harmless against, any and all liability and expenses which may be incurred by Trustee in the performance of its duties hereunder, except to the extent of any liabilities or expenses incurred as a result of the Trustee’s unlawful acts gross negligence, bad faith or willful misconduct or material breach of this Security Instrument.  The Trustee shall not be required to join in the execution of any amendment or modification of this Security Instrument.

12.                               COLLATERAL AGENT AND TRUSTEE.  Trustee accepts the trusts hereby created and agrees to perform the duties herein required of them upon the terms and conditions hereof.  The duties and obligations of Trustee in respect of this Security Instrument shall be as set forth in this Section 12.

(a)                                 Except upon the occurrence and during the continuance of an Event of Default actually known to Collateral Agent:

(i)                                     Trustee shall undertake to perform such duties and obligations and only such duties and obligations as are specifically set forth in this Security Instrument or as otherwise directed by a letter of direction from Collateral

Exhibit I-26

Agent, and no implied covenants or obligations shall be read into this Security Instrument or the other Financing Documents against such Trustee; and

(ii)                                  In the absence of unlawful acts, gross negligence, bad faith or willful misconduct or material breach of this agreement, Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to such Trustee and conforming to the requirements of this Security Instrument and the other Financing Documents; but in the case of any such certificates or opinions which by any provision hereof or thereof are specifically required to be furnished to Collateral Agent, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Security Instrument.

(iii)                               In case an Event of Default known to Collateral Agent has occurred and is continuing, Trustee shall exercise the rights and powers vested in such Trustee by this Security Instrument, with reasonable care.

(iv)                              No provision of this Security Instrument shall be construed to relieve Trustee from liability for its own unlawful acts, gross negligence, bad faith or willful misconduct or material breach of this agreement, except that:

(1)                                 This Section 12(a) hereof shall not be construed to limit the effect of Section 12(b) hereof;

(2)                                 Such Trustee shall not be liable for any error of judgment made in good faith by an officer of such Trustee, unless it shall be proved that such Trustee or such officer were negligent in ascertaining the pertinent facts; and

(3)                                 Such Trustee shall not be liable with respect to any action taken or omitted to be taken in good faith in accordance with the direction of Collateral Agent relating to the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred upon such Trustee under this Security Instrument.

(v)                                 Whether or not therein expressly so provided, every provision of this Security Instrument relating to the conduct or affecting the liability of or affording protection to Trustee shall be subject to the provisions of this Section 12(a).

(vi)                              No provision of this Security Instrument shall require Trustee to expend or risk their own funds or otherwise incur any personal financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if such Trustee shall have reasonable grounds for

Exhibit I-27

believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to them.

(b)                                 At any time or times for the purpose of meeting the Requirements of Law of any jurisdiction in which any part of a Property may at the time be located, Collateral Agent shall have the power to appoint and, upon the written request of Collateral Agent, Tenant shall for such purpose join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to appoint, one or more Persons reasonably approved by Collateral Agent to act as trustee pursuant to this Security Instrument in such jurisdiction for such portion of the Property located in such jurisdiction with such powers as are provided in the instrument of appointment which shall expressly designate the Collateral affected and the capacity of the appointee as a “Trustee” hereunder, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 12; provided, however, that no instrument or document shall be signed on Tenant’s behalf or required of Tenant that expressly creates personal liability on the part of Tenant or requires Tenant to expend any funds.  If Tenant does not join in such appointment within fifteen (15) days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, Collateral Agent alone shall make such appointment; provided, however, that no instrument or document shall be signed on Tenant’s behalf or required of Tenant that expressly creates personal liability on the part of Tenant or requires Tenant to expend any funds.  Should any written instrument from Tenant be reasonably required by Trustee so appointed for more fully confirming to such Trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by Tenant; provided, however, that no instrument or document shall be signed on Tenant’s behalf or required of Tenant that expressly creates personal liability on the part of Tenant or requires Tenant to expend any funds.

(i)                                     Every Trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the terms set forth in Section 12(b)(ii) hereof.

(ii)                                  To the extent permitted by law, but to such extent only, Trustee is appointed herein subject to the following terms, namely:

(1)                                 Subject to the terms hereof and to the extent permitted by law, all rights, powers, duties and obligations under this Security Instrument granted to or imposed upon Collateral Agent and such Trustee shall be exercised solely by Collateral Agent.

(2)                                 The rights, powers, duties and obligations hereby conferred or imposed upon Collateral Agent and such Trustee in respect of any Property covered by such appointment shall be exercised or performed by Collateral Agent separately, or at the election of Collateral Agent by Collateral Agent and such Trustee jointly,

Exhibit I-28

except to the extent that (i) under any law of any jurisdiction in which any particular act is to be performed by Collateral Agent and/or such Trustee, Collateral Agent shall be incompetent or unqualified to perform such act or (ii) Collateral Agent shall deem it inconvenient or undesirable to perform such act, then in any such event such rights, powers, duties and obligations shall be exercised and performed by such Trustee at the written direction of Collateral Agent.

(3)                                 Collateral Agent at any time, by an instrument in writing executed by it, may accept the resignation of or remove Trustee.  Upon the written request of Collateral Agent, Tenant shall join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to effectuate such resignation or removal; provided that Tenant shall not be required to incur personal liability or to expend any funds as a direct result thereof.  A successor to the Trustee so resigned or removed may be appointed in the manner provided in this Section 12.

(4)                                 Upon the resignation or removal of Trustee, Collateral Agent shall have the power to appoint and, upon the written request of Collateral Agent, Tenant shall, for such purpose, join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to appoint one or more Persons reasonably approved by Collateral Agent to act as successor Trustee together with Collateral Agent of all or any part of the Property so designated, with such power as provided for in this Section 12, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 12; provided, that Tenant shall not be required to enter into any instrument or agreement that increases Tenant’s liabilities under this Security Instrument.  Tenant shall pay all reasonable and customary costs and expenses associated with the appointment of such successor Trustee.  If Tenant does not join in such appointment, within fifteen (15) days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, Collateral Agent acting alone shall make such appointment.  Should any written instrument from Tenant be required by any successor Trustee so appointed for more fully confirming to such trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by Tenant; provided, that Tenant shall not be required to enter into any instrument that increases Tenant’s liabilities under this Security Instrument.

Exhibit I-29

(5)                                 No Trustee hereunder shall be personally liable by reason of any act or omission of Collateral Agent or any other trustee hereunder and Collateral Agent shall not be personally liable by reason of any act or omission of the Trustee; neither shall knowledge of Collateral Agent be imputed to the Trustee nor shall knowledge of the Trustee be imputed to Collateral Agent.

(6)                                 Any notice delivered to Collateral Agent shall be deemed to have been sufficiently delivered without any delivery to the Trustee.

(7)                                 Any obligation of Tenant to file or give notices, reports or information to Collateral Agent hereunder shall be satisfied by the delivery thereof to Collateral Agent.

(8)                                 Any successor to Trustee (herein, called a “Successor Trustee”) shall execute, acknowledge and deliver to its predecessor (herein called a “Predecessor Trustee”), Collateral Agent and Tenant, an instrument accepting such appointment.  Thereupon, the Successor Trustee shall, without any further act, deed or conveyance, become vested with the estates, properties, rights, powers, duties and trusts of the Predecessor Trustee in the trusts created by this Security Instrument, with the same effect as if originally named as Trustee.  At the written request of Tenant, Collateral Agent or the Successor Trustee, the Predecessor Trustee shall execute and deliver an instrument, in recordable form, transferring to the Successor Trustee, upon the trusts herein expressed, the Property and shall duly assign transfer, deliver and pay over to the Successor Trustee, any property and money subject to the Lien hereof held by it.  If any written instrument from Tenant or Collateral Agent be required by the Successor Trustee for more fully and certainly vesting in and confirming to the Successor Trustee such estates, properties, rights, powers and trusts, then, at the request of the Successor Trustee, all such instruments shall be made, executed, acknowledged and delivered by Tenant or Collateral Agent to the Successor Trustee; provided, that Tenant shall not be required to enter into any instrument that increases Tenant’s liabilities under this Security Instrument.

At any time or times, (i) for the purpose of meeting the Requirements of Law of any jurisdiction in which any part of the Collateral may at the time be located or (ii) if Collateral Agent deems it to be necessary or desirable for the protection of its interests, Collateral Agent shall have the power to appoint, and upon written request of Collateral Agent, Tenant shall for such purpose join with Collateral Agent in the execution, delivery and performance of all instruments and agreements reasonably necessary or proper to appoint (provided, however, that no such instruments or agreements shall be required of Tenant that expressly creates personal liability on the part of Tenant), one or more Persons approved by

Exhibit I-30

Collateral Agent either to act as co-trustee, jointly with Collateral Agent, of all or any part of the Collateral, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment which shall expressly designate the property affected and the capacity of the appointee as either a co-trustee or separate trustee, and to vest in such person or persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 12.  If Tenant does not join in such appointment within fifteen (15) days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, Collateral Agent alone shall make such appointment.

(c)                                  Should any written instrument from Tenant be required by any co-trustee or separate trustee so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, by request, be executed, acknowledged and delivered by Tenant; provided, that Tenant shall not be required to enter into any instrument that increases Tenant’s liabilities under this Security Instrument.

(d)                                 Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the same terms as hereinabove set forth for such Trustee.

(e)                                  Tenant and Collateral Agent intend that the relationship created under this Security Instrument be solely that of mortgagor and mortgagee.  Nothing herein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Tenant and Collateral Agent.

13.                               APPLICATION OF GAMING LAWS.  Notwithstanding anything to the contrary contained herein, the terms and provisions of this Security Instrument, including, but not limited to all rights and remedies of the Collateral Agent and the other Secured Parties and powers of attorney and appointment, are expressly subject to all Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”), which may include, but not be limited to, the necessity for the Collateral Agent and the other Secured Parties to obtain the prior approval of the applicable Gaming Authority before taking any action hereunder and to be licensed by such Gaming Authority before exercising any rights and remedies hereunder.

14.                               MASTER LEASE.  Notwithstanding anything to the contrary contained herein, the lien of this Security Instrument is subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate) and the exercise of remedies hereunder that would affect the Leasehold Estate shall be subject to the terms of the Master Lease.

15.                               LEASE COVENANTS

(a)                                 Tenant shall (i) pay or cause to be paid all rents, additional rents and other sums required to be paid by Tenant as tenant under and pursuant to the provisions of the Master Lease on or before the date on which such rent or other charge is payable,

Exhibit I-31

(ii) diligently perform and observe all of the terms, covenants and conditions of the Master Lease, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period therein provided, (iii) promptly notify Collateral Agent of the giving of any notice by Landlord under the Master Lease to Tenant of any default by Tenant as tenant thereunder, and promptly deliver to Collateral Agent a true copy of each such notice.

(b)                                 Tenant shall keep the Master Lease in full force and effect and not allow the Master Lease to lapse or be terminated or any rights to renew the Master lease to be forfeited or cancelled, and reasonably cooperate with Administrative Agent in all respects to cure any such default in accordance with the terms of the Credit Agreement.  Tenant hereby assigns to Trustee and/or Collateral Agent, as further security for the payment and performance of the Indebtedness and observance of the terms, covenants and conditions of this Security Instrument, all of the rights, privileges and prerogatives of Tenant, as tenant under the Master Lease including, without limitation, the exercise of any renewal options thereunder, following the occurrence and during the continuance of an Event of Default, to surrender the Leasehold Estates or to terminate, cancel, modify, change, supplement, alter or amend any of the Master Lease, and any such surrender of the Leasehold Estates or termination, cancellation, modification, change, supplement, alteration or amendment of the Master Lease not permitted pursuant to the terms of the Credit Agreement shall be void and of no force or effect.

(c)                                  If at any time after the occurrence and during the continuance of an Event of Default, Tenant shall default in the performance or observance of any term, covenant or condition of the Master Lease to be performed or observed by Tenant, as tenant thereunder, then, without limiting the generality of the other provisions of this Security Instrument, and without waiving or releasing Tenant from any of its Indebtedness, Trustee and/or Collateral Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Master Lease on the part of Tenant, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Tenant, to the end that the rights of Tenant in, to and under the Master Lease shall be kept unimpaired and free from default.  If Trustee and/or Collateral Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Trustee and/or Collateral Agent will notify Tenant thereof.  In any such event, upon the occurrence and during the continuance of an Event of Default and subject to the rights of other tenants, subtenants and other occupants under the Leases, Trustee and/or Collateral Agent and any Person designated by Trustee and/or Collateral Agent shall have, and are hereby granted, the right to enter upon the applicable Properties at any time and from time to time for the purpose of taking any such action.  If Landlord shall deliver to Trustee and/or Collateral Agent a copy of any notice of default sent by Landlord to Tenant, as tenant under the Master Lease, such notice shall constitute full protection to Trustee and/or Collateral Agent for any action taken or omitted to be taken by Trustee and/or Collateral Agent, in good faith, and in reliance thereon.

Exhibit I-32

(d)                                 In the event that Tenant shall be the owner and holder of the fee title to any portion of the Properties while any portion of the Indebtedness remains unpaid or unsatisfied, the lien of this Security Instrument shall be spread to cover such Person’s fee title to such portion of the Properties and such fee title shall be deemed to be included in the Collateral.  Tenant agrees, at its sole cost and expense, including any reasonable attorneys’ fees and disbursements incurred by Trustee and/or Collateral Agent, to (i) execute or cause to be executed any and all documents or instruments necessary to subject Tenant’s fee title to the Properties to the lien of this Security Instrument; and (ii) provide, at Tenant’s expense, a title insurance policy in form and substance satisfactory to Trustee and/or Collateral Agent that shall insure that the lien of this Security Instrument is a first lien on Tenant’s or such Person’s fee title to applicable portion of the Properties.

(e)                                  In the event of the bankruptcy, reorganization or insolvency of Tenant, any attempt by Tenant to surrender the Leasehold Estates, or any portion thereof, under the Master Lease, or any attempt under such circumstances by Tenant to terminate, cancel or acquiesce in the rejection of the Master Lease without the consent of Collateral Agent shall be null and void.  Tenant hereby expressly releases, assigns, relinquishes and surrenders unto Trustee and/or Collateral Agent all of its right, power and authority to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend the Master Lease in any respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Tenant, and any attempt on the part of Tenant to exercise any such right without the consent of Collateral Agent shall be null and void.  Tenant hereby irrevocably appoints Trustee and/or Collateral Agent as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of exercising its rights pursuant to Section 365(h) of the Bankruptcy Code or any successor to such Section (i) to obtain for the benefit of Tenant or Trustee and/or Collateral Agent a right to possession or statutory term of years derived from or incident to the Master Lease, or (ii) to treat the Master Lease as terminated.

(f)                                   Notwithstanding the rejection of the Master Lease by Landlord, as debtor in possession, or by a trustee for Landlord, pursuant to Section 365 of the Bankruptcy Code, neither the lien of this Security Instrument nor Trustee’s and/or Collateral Agent’s rights with respect to the Master Lease shall be affected or impaired by reason thereof and this Security Instrument shall extend automatically to all of Tenant’s rights and remedies with respect to the Master Lease arising at any time under or pursuant to Section 365 of the Bankruptcy Code.  In the event that Tenant shall remain in possession of the Properties following a rejection of the Master Lease by Landlord, as debtor in possession, or by a trustee for Landlord, Tenant agrees that it shall not exercise any right of offset against the rent payable under the Master Lease, pursuant to Section 365(h)(2) of the Bankruptcy Code, or otherwise, without the prior consent of Collateral Agent thereto.

Exhibit I-33

16.                               MISSOURI STATE SPECIFIC PROVISIONS

(a)                                 No Oral Agreements.  This notice is provided pursuant to Section 432.045, R.S.Mo. as amended.  As used herein, “creditor” means Secured Parties or any party extending credit to the Credit Parties in connection with this transaction and “this writing” means this Security Instrument, the Notes, the Credit Agreement and all other Financing Documents executed and delivered in connection with the Notes and the Credit Agreement and transactions contemplated hereunder and thereunder.  ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.  TO PROTECT YOU (TENANT) AND US (SECURED PARTIES) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

(b)                                 Force-Place Insurance.  The following notice is given pursuant to Section 427.120 R.S.Mo., as amended.  Nothing contained in such notice shall be deemed to limit or modify the terms of this Security Instrument, the Notes, the Credit Agreement or any other Financing Documents.  As used herein “you” or “your” shall mean Tenant and “we” or “us” means Collateral Agent, the Secured Parties or any party extending credit to the Credit Parties in connection with the transactions contemplated by the Credit Agreement.  UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AND BORROWER’S AGREEMENTS WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS.  THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL.  YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE WHICH SATISFIES THE REQUIREMENTS SET FORTH IN YOUR AND BORROWER’S AGREEMENTS WITH US.  IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COST OF THE INSURANCE MAY BE ADDED TO THE TOTAL OUTSTANDING BALANCE OF THE LOAN AND CONSTITUTE INDEBTEDNESS.  THE COSTS OF THE

Exhibit I-34

INSURANCE OBTAINED BY US MAY BE MORE THAN THE COSTS OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

(c)                                  Future Advances.  The parties intend for this Security Instrument to be governed by the provisions of Section 443.055 of the Revised Statutes of Missouri with respect to future advances and the maximum aggregate principal amount of all indebtedness that is, or under any contingency may be secured as of the date of this Security Instrument or at any time thereafter by this Security Instrument is [$1,250,000,000], plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the Collateral or the lien hereof, expenses incurred by Collateral Agent by reason of any default by the Tenant under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.  In the event any person legally entitled thereto shall at any time deliver or cause to be delivered to Collateral Agent a notice pursuant to subsections 6 or 8 of Section 443.055 of the Revised Statutes of Missouri electing to terminate the operation of this Security Instrument as security for future advances or future obligations made or incurred after the date of such notice, then upon receipt of such notice Collateral Agent shall have no further obligation under this Security Instrument or any other Credit Document or otherwise to advance monies to or for the account of any of the Tenant.  Moreover, any request by Tenant for an advance under any Credit Document or otherwise shall constitute a certification that no such notice of termination has been given.

17.                               WEST VIRGINIA STATE SPECIFIC PROVISIONS

(a)                                 Credit Line Deed of Trust.  This instrument is a Credit Line Deed of Trust for the purposes of W. VA. Code Section 38-1-14, and secures a maximum principal amount not to exceed [$1,250,000,000], and this Security Instrument is also security for the payment of interest on such principal sums, as described herein, and for taxes, insurance premiums and other expenses or obligations incurred by the Secured Parties, Collateral Agent or West Virginia Trustee pursuant to the provisions of this Security Instrument, the Notes, the Credit Agreement and the other Financing Documents (the expenses or obligations listed in clause (ii) above, collectively, “Future Advances”).  This Security Instrument secures Future Advances, which are intended to be obligatory unless Tenant is in default under this Security Agreement, the Notes or the Credit Agreement.

(b)                                 Notices.  A copy of a notice of foreclosure sale shall be served on the Tenant by certified mail, return receipt requested, directed to the address specified in Section 13.02 of the Credit Agreement or such other address given to the Collateral Agent in writing.  A notice shall be deemed complete when such notice is mailed to the aforesaid address, notwithstanding the fact that such mail may be returned as refused or undeliverable.  A copy of such notice shall be served by certified mail, at least twenty (20) days prior to the sale, upon any subordinate lien holder who has previously notified the Collateral Agent by certified mail of the existence of a

Exhibit I-35

subordinate lien.  The address to which such notice to the Collateral Agent shall be mailed is set forth in Section 13.02 of the Credit Agreement.  Further, any notices to be given to the Collateral Agent pursuant to W. Va. Code Section 38-1-14 shall be delivered to the address set forth in Section 13.02 of the Credit Agreement for the Secured Parties.

(c)                                  Waiver of Service.  Tenant hereby waives personal service of notice of any sale made hereunder, upon Tenant, its devisees, agents, successors or assigns, and also waives the posting of notice of sale at the courthouse.

(d)                                 Foreclosure and Sale.  Notwithstanding anything to the contrary in Section 7 any foreclosure and sale of any or all portions of the West Virginia Property shall be held in accordance with W. Va. Code Sections 38-1-3, 4 and 5 and other applicable provisions of law.

(e)                                  Proceeds of Foreclosure Sale.  Notwithstanding anything to the contrary in Section 8, the proceeds of foreclosure sale by the West Virginia Trustee shall pay, first the costs and expenses of executing this trust including the Collateral Agent’s, the Secured Parties’ and the West Virginia Trustee’s legal fees and other expenses, but the West Virginia Trustee shall be entitled to no commission; second, to the Secured Parties and Collateral Agent all sums paid for taxes, insurance, repairs and all other costs and expenses incurred or paid under the provisions of this Security Instrument, together with interest thereon at the rate specified in the Credit Agreement from the date of payment; third, to the Secured Parties the full amount due and unpaid portion of the Indebtedness; and fourth, the balance, if any, to the Tenant, its successors and assigns, upon delivery of and surrender to the purchasers of possession of the West Virginia Property less the expense, if any, of obtaining such possession.  If foreclosure proceedings are instituted but not completed, the Secured Parties shall be reimbursed for all costs and expenses incurred by the Secured Parties in commencing such proceedings.  Any sale may be adjourned from time to time by oral proclamation by the West Virginia Trustee.

(f)                                   Secured Parties, Pursuant to W. Va. Code Section 39-1-2, at the time of the execution and delivery of this Security Instrument, the Secured Parties of the obligations secured hereby and its address are as set out in the Credit Agreement.

18.                               ILLINOIS STATE SPECIFIC PROVISIONS

(a)                                 Principles of Construction.  In the event of any inconsistencies between the terms and conditions of this Section 18 and the other terms and conditions of this Security Instrument, the terms and conditions of this Section 18 shall control and be binding.

(b)                                 Maximum Principal Sum.  Notwithstanding anything herein to the contrary, it is agreed that the maximum principal amount of the Indebtedness secured by this

Exhibit I-36

Security Instrument, including all advancements, at any one time shall not exceed One Billion Two Hundred Fifty Million Dollars [($1,250,000,000)].

(c)                                  Illinois Mortgage Foreclosure Law.  It is the intention of Tenant, Collateral Agent and other Secured Parties that the enforcement of the terms and provisions of this Security Instrument shall be accomplished in accordance with all of the provisions of the Illinois Mortgage Foreclosure Law (735 ILCS 5/15-1101, et seq.), as amended from time to time (the “IMFL”) and, with respect to thereto, Tenant agrees and covenants that:

(i)                                     Tenant, Collateral Agent and other Secured Parties shall have the benefit of all of the provisions of the IMFL, including all amendments thereto which may become effective from time to time after the date hereof.  In the event any provision of the IMFL which is specifically referred to herein may be repealed, Collateral Agent and other Secured Parties shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference, to the extent not prohibited by applicable law;

(ii)                                  Wherever provision is made in this Security Instrument, the Notes, the Credit Agreement or the other Financing Documents for insurance policies to bear mortgage clauses or other loss payable clauses or endorsements in favor of Collateral Agent, or to confer authority upon Collateral Agent to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds, from and after the entry of judgment of foreclosure, all such rights and powers of Collateral Agent shall continue in Collateral Agent as judgment creditor or Collateral Agent until confirmation of sale;

(iii)                               Subject to, and to the maximum extent allowed under, the IMFL, all advances, disbursements and expenditures made or incurred by Collateral Agent before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings, of the type contemplated under Subsection b(5) of Section 15-1302 of the IMFL (collectively “IMFL Protective Advances”), shall have the benefit of all applicable provisions of the IMFL.  To the maximum extent allowed under the IMFL, all IMFL Protective Advances shall be additional indebtedness secured by this Security Instrument, and shall become immediately due and payable without notice and with interest thereon from the date of the advance until paid at the rate of interest payable after default under the terms of the Credit Agreement.  To the maximum extent allowed under the IMFL, this Security Instrument shall be a lien for all IMFL Protective Advances as to subsequent purchasers and judgment creditors from the time this Security Instrument is recorded pursuant to Subsection (b)(5) of Section 15-1302 of the IMFL.  The total amount outstanding at any one time which is secured by this Security Instrument, excluding any interest

Exhibit I-37

and any amounts advanced by Collateral Agent in accordance with the terms of this Security Instrument to (i) preserve or restore the Illinois Property, (ii) preserve the lien of the Security Instrument or the priority thereof, or (iii) enforce this Security Instrument, shall not exceed two hundred percent (200%) of the sum of (i) the total face amount of the Loan, plus (ii) the total interest which may hereafter accrue under the Loan on such face amount.  Tenant covenants and agrees that the recording of this Security Instrument in the Official Records of the County where the Illinois Property is located shall also operate from the date of such recording as a financing statement filed as a fixture filing in accordance with Section 9-502(c) of the UCC.  The addresses of Tenant (debtor) and Collateral Agent (secured party) are as set forth in Section 13.02 of the Credit Agreement;

(iv)                              In addition to any provision of this Security Instrument authorizing the Collateral Agent to take or be placed in possession of the Illinois Property, or for the appointment of a receiver, Collateral Agent shall have the right, in accordance with, and subject to, Sections 15-1701 and 15-1702 of the IMFL, to be placed in possession of the Illinois Property or at its request to have a receiver appointed, and such receiver, or the Secured Parties, if and when placed in possession, shall have, in addition to any other powers provided in this Security Instrument, all rights, powers, immunities, and duties as provided for in Sections 15-1701, 15-1703 and 15-1704 of the IMFL;

(v)                                 Tenant acknowledges that (i) the Illinois Property does not constitute agricultural real estate, as said term is defined in Section 15-1201 of the IMFL or residential real estate as defined in Section 15-1219 of the IMFL and (ii) the entire principal obligation secured hereby constitutes a “loan secured by a mortgage on real estate” within the purview of the operation of 815 ILCS 205/4(1)(l).  To the fullest extent permitted by the IMFL and any other applicable law, pursuant to Section 15-1601(b) of the IMFL, Tenant hereby waives any and all right of redemption;

(vi)                              In addition to the prior grant of a security interest set forth above, Tenant hereby grants to Collateral Agent a continuing security interest in all chattels and articles of personal property described in the GRANTING CLAUSES of this Security Instrument, including all existing and future equipment, general intangibles, accounts, instruments, chattel paper, documents, and other items so included therein, now owed or hereafter acquired by Tenant or in which Tenant has or shall acquire an interest in any way belonging, relating or pertaining to, or used in connection with, or located on, the properties referenced in the GRANTING CLAUSES, or placed on any part thereof, and in all accessories, parts and accessions attached to or used in connection therewith and in cash and in non-cash proceeds thereof;

Exhibit I-38

(vii)                           Without limiting the generality of the foregoing, all expenses incurred by Collateral Agent to the extent reimbursable under Sections 15-1510 and 15-1512 of the IMFL, whether incurred before or after any decree or judgment of foreclosure, and whether or not enumerated in this Security Instrument, shall be added to the Indebtedness;

(viii)                        During the existence of an Event of Default, Collateral Agent shall, at its option and without notice or demand, be entitled to enter upon the Illinois Property to take immediate possession of any personal property belonging to Tenant.  Upon request, Tenant shall assemble and make such personal property available to Collateral Agent at a place designated by Collateral Agent which is reasonably convenient to both parties.  Collateral Agent may sell all or any portion of such personal property at public or private sale in accordance with the UCC or in accordance with the foreclosure sale provisions under this Security Instrument.  Tenant agrees that a commercially reasonable manner of disposition of such personal property upon the occurrence of an Event of Default shall include, without limitation and at the option of Collateral Agent, the sale of such personal property, in whole or in part, concurrently with a foreclosure sale of the Property in accordance with the provisions of this Security Instrument; and

(ix)                              Except to the extent contrary to law, Tenant waives the benefit of all laws now existing or that hereafter may be enacted providing for (i) any valuation or appraisement before sale of any portion of the Illinois Property, (ii) any exemption, under and by virtue of any statute of the State of Illinois or the United States, (iii) the benefit of all laws that may be hereafter enacted in any way extending the time for the enforcement and collection of the Indebtedness or creating or extending a period of redemption from any sale made in collecting the Indebtedness, and (iv) any rights and remedies which Tenant may have or be able to assert by reason of (a) the laws of the State of Illinois pertaining to the rights and remedies of sureties, (b) any statute of limitations as a bar to the enforcement of the lien of this Security Instrument or to any action brought to enforce the Loan or other obligations, or (c) any rights, legal or equitable, to require marshaling of assets or to require foreclosure sales in a particular order.  If any law now or hereafter in force referred to in this paragraph of which Tenant or Tenant’s successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the operation or application of the provisions of this paragraph.

Notwithstanding anything contained in this Security Instrument to the contrary, if any provision in this Security Instrument shall be inconsistent with any provision of the IMFL, the provisions of the IMFL shall take precedence over the provisions of this Security Instrument with respect to such inconsistent provision, but shall not invalidate or render unenforceable any other provision

Exhibit I-39

of this Security Instrument that can be construed in a manner consistent with the IMFL or in a manner otherwise not prohibited by the IMFL.

(d)                                 Use of Loan Proceeds.  Tenant covenants that the proceeds of the loan evidenced by the Notes, the Credit Agreement and the other Credit Documents and secured by this Security Instrument will be used for business purposes as specified in 815 ILCS 205/4, as amended, and that the principal obligation secured hereby constitutes a business loan which comes within the purview of such Section.

(e)                                  Possession of the Property.  To the maximum extent permitted by applicable law, Tenant hereby releases and waives any and all rights to retain possession of the Illinois Property during the continuance of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure, pursuant to rights therein granted, on behalf of Tenant, all persons and entities interested in Tenant and each and every person (except judgment creditors of Tenant) acquiring any interest in, or title to, the Illinois Property subsequent to the date of this Security Instrument, and on behalf of all other persons to the extent permitted by the provisions of 735 ILCS 5/15-1603, as amended.

(f)                                   Insurance Default.  In the event Tenant, at any time, fails to provide Collateral Agent with evidence of the insurance coverage as required by this Security Instrument or the other Credit Documents, Collateral Agent may purchase the insurance coverage at Tenant’s expense to protect Collateral Agent’s interests in the Illinois Property.  Pursuant to 815 ILCS 180/10, such insurance may, but need not, protect Tenant’s interests, and Collateral Agent shall be under no obligation to so protect Tenant’s interests.  The insurance coverage that Collateral Agent purchases on behalf of Tenant may not pay any claim that Tenant makes or any claim that is made against Tenant in connection with the Illinois Property.  Tenant may later cancel any insurance coverage purchased by Collateral Agent, but only after providing Collateral Agent with evidence that insurance coverage has been obtained as provided for in this Security Instrument and the other Credit Documents.  In the event Collateral Agent purchases all or any portion of the insurance coverage for the Illinois Property or as otherwise required hereunder or in the other Credit Documents, Tenant will be responsible for all costs and expenses of such insurance coverage, including, but not limited to, interest and any other charges imposed by Collateral Agent in connection with the purchase of the insurance coverage, until the effective date of the cancellation or expiration of the insurance coverage.  The costs and expenses of any insurance coverage purchased by Collateral Agent shall be added to the Indebtedness secured hereby.  Tenant acknowledges that the cost of the insurance coverage purchased by Collateral Agent pursuant hereto may be more than the cost of insurance that Tenant may be able to obtain on its own.

(g)                                  Stated Maturity Date.  The stated Maturity Date of the Loan is [         ] as the same may be extended pursuant to the Credit Agreement.

(h)                                 Interest.  The Indebtedness shall bear interest as set forth in the Credit Agreement.

Exhibit I-40

(i)                                     Revolving Credit.  This Security Agreement is given to secure, inter alia, a revolving credit facility and secures not only present indebtedness but also future advances, whether such future advances are obligatory or are to be made at the option of the Secured Parties, or otherwise as are to be made within twenty (20) years of the date hereof.  The amount of indebtedness secured hereby may increase or decrease from time to time, however the principal amount of such indebtedness shall not at any time exceed the amount of [$1,250,000,000] plus interest thereon, and other costs, amounts and disbursements as provided herein and in the other Financing Documents.

19.                               INDIANA STATE SPECIFIC PROVISIONS

(a)                                 State Specific Provisions.  In the event of any inconsistencies between the terms and provisions of this Section 19 and the terms and provision of the other Sections and Articles of this Security Instrument, the terms and provisions of this Section 19 shall govern and control.

(b)                                 Definitions (State-Specific).  Terms used in this Section 19 that are not otherwise defined are given the same meaning as set forth in this Security Instrument.  The following terms and references (for purposes of this Section 19 only) shall mean the following:

(i)                                     “Applicable State Law” means statutory and case law in the State (as defined below), including, but not by way of limitation, Mortgages, Ind. Code 32-29, Mortgage Foreclosure Actions, Ind. Code 32-30-10, Receiverships, Ind. Code 32-30-5, as each of such statutes may be amended, modified and/or recodified from time to time.

(ii)                                  “County” means the County in the State in which the Indiana Property is located.

(iii)                               “State” means the state in which the Indiana Property is located.

(iv)                              “UCC” means the Uniform Commercial Code - Secured Transactions, Ind. Code § 26-1-9.1 as amended, modified and/or recodified from time to time; provided, however, if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, and the priority of a security interests in any UCC collateral are governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection, and the priority of the security interests in any such UCC collateral.

(c)                                  Document Construed as a Mortgage.  This Security Instrument shall be construed as a mortgage and therefore, Tenant should be considered a “mortgagor” and Collateral Agent should be considered a “mortgagee” and each such party shall

Exhibit I-41

have all the rights and benefits of a mortgagor and mortgagee as conferred herein and by Applicable State Law.

(d)                                 Granting Clause.  The portion of the Granting Clauses that reads:

THIS SECURITY INSTRUMENT WITNESSETH:  that Tenant, to secure the full and timely payment and performance of the Indebtedness pursuant to and as provided in the Credit Agreement, the Security Instrument and the other Financing Documents MORTGAGES, WARRANTS, GRANTS, BARGAINS, SELLS, ALIENATES, RELEASES, CONFIRMS, CONVEYS, PLEDGES, ASSIGNS, TRANSFERS A SECURITY INTEREST IN AND SETS OVER (x) IN TRUST WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, the DOT Properties to each applicable Trustee and its successors or assigns, for the benefit and use of Collateral Agent and its successors and assigns, for the benefit of the Secured Parties, forever, and (y) the Mortgaged Properties to Collateral Agent, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly, all its estate, right, title and interest now owned or hereafter acquired in, to and under any and all of the property (collectively, the “Collateral”) described in the following Granting Clauses:

is hereby deleted and replaced with the following:

THIS SECURITY INSTRUMENT WITNESSETH:  that to secure the full and timely payment and performance of the Indebtedness pursuant to and as provided in the Credit Agreement, this Security Instrument and the other Financing Documents and for and in consideration of the sum of Ten and no/100 dollars ($10), and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and provisions hereof, Tenant, as mortgagor, hereby MORTGAGES, WARRANTS, GRANTS, PLEDGES AND ASSIGNS, AND GRANTS A SECURITY INTEREST, to Collateral Agent, as mortgagee, its successors and assigns, TO HAVE AND TO HOLD for the benefit of the Secured Parties, directly, all of Tenant’s estate, right, title and interest now owned or hereafter acquired in, to and under any and all of the property (collectively, the “Collateral”) described in the following Granting Clauses:

(e)                                  Maturity Date.  The Indebtedness hereby secured, if not earlier accelerated, have a final maturity date of                    , as the same may be extended pursuant to the Credit Agreement.

(f)                                   Recitals.  The recitals set forth in this Security Instrument are incorporated herein by reference and made a part of this Security Instrument as if fully set forth herein and therein.

Exhibit I-42

(g)                                  Future Advances.  Notwithstanding anything contained in this Security Instrument or the Indebtedness to the contrary, this Security Instrument shall secure:  (a) Indebtedness in the maximum principal amount of [$1,250,000,000], exclusive of any items described in (b) below, including any additional advances made from time to time after the date hereof pursuant to the Indebtedness whether made as part of the obligations secured hereby, made at the option of the Collateral Agent, made after a reduction to a zero (0) or other balance, or made otherwise, (b) all other amounts payable by Borrower or advanced by the Collateral Agent or other Secured Parties for the account, or on behalf, of Borrower pursuant to the Credit Agreement or the other Financing Documents, including amounts advanced with respect to the Indiana Property for the payment of taxes, assessments, insurance premiums and other costs and impositions incurred for the protection of the Indiana Property to the same extent as if the future advances were made on the date of execution of this Security Instrument; and (c) future modifications, extensions, and renewals of any Indebtedness secured by this Security Instrument.  Pursuant to Ind. Code § 32-29-1-10, the lien of this Security Instrument with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Security Instrument otherwise would be entitled as of the date this Security Instrument is executed and recorded without regard to the fact that any such future advance, modification, extension, or renewal may occur after this Security Instrument is executed.  Notwithstanding anything to the contrary contained herein or in the Credit Agreement, or the other Financing Documents, Tenant acknowledges and agrees that the Collateral Agent and other Secured Parties are under no obligation to make any additional advances following the initial advance evidenced by the Notes or as otherwise provided for under the Credit Agreement or the other Financing Documents.

(h)                                 Guaranteed Obligations.  The term “Guaranteed Obligations”, as defined in the Credit Agreement, shall include, without limitation, any judgment(s) or final decree(s) rendered to collect any money obligations of Borrower and/or to enforce the performance or collection of all covenants, agreements, other obligations and liabilities of the Tenant under this Security Instrument or any or all of the other Financing Documents to which Tenant is a party; provided, however, such Guaranteed Obligations shall not include any judgment(s) or final decree(s) rendered in another jurisdiction, which judgment(s) or final decree(s) would be unenforceable by a State Court pursuant to Ind. Code § 34-54-3-4.  The obtaining of any judgment by Collateral Agent (other than a judgment foreclosing this Security Instrument) and any levy of any execution under any such judgment upon the Indiana Property shall not affect in any manner or to any extent the lien of this Security Instrument upon the Indiana Property or any part thereof, or any liens, powers, rights and remedies of Collateral Agent, but such liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.

(i)                                     Rights and Remedies Under Applicable State Law.  Notwithstanding anything in this Security Instrument, the Credit Agreement and the other Financing

Exhibit I-43

Documents to the contrary, this Security Instruments shall be entitled to all rights and remedies that a mortgagee would have under Applicable State Law.  In the event of any inconsistency between the provisions of this Security Instrument and the provisions of Applicable State Law, the provisions of Applicable State Law shall take precedence over the provisions of this Security Instrument, but shall not invalidate or render unenforceable any other provisions of this Security Instrument that can be construed in a manner consistent with Applicable State Law.  Conversely, if any provision of this Security Instrument shall grant to Collateral Agent any rights or remedies upon the occurrence of an Event of Default under this Security Instrument which are more limited than the rights or remedies that would otherwise be vested in the Collateral Agent under Applicable State Law in the absence of said provision, Collateral Agent shall be vested with the rights and remedies granted under Applicable State Law.  Notwithstanding any provision in this Security Instrument relating to a power of sale or other provision for sale of the Indiana Property upon an Event of Default other than under a judicial proceeding, any sale of the Indiana Property pursuant to this Security Instrument will be made through a judicial proceeding, except as otherwise may be permitted under the UCC.

(j)                                    Unenforceable Remedies.  To the extent Applicable State Law limits:  (a) the availability of the exercise of any of the remedies set forth in this Security Instrument, including without limitation the remedies involving a power of sale on the part of Collateral Agent and the right of Collateral Agent to exercise self-help in connection with the enforcement of the terms of this Security Instrument, or (b) the enforcement of waivers and indemnities made by Tenant, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Security Instrument to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to whether such remedies, waivers or indemnities were enforceable at the time of the execution and delivery of this Security Instrument.

(k)                                 Incorporation By Reference.  To the extent necessary to interpret this Security Instrument, the provisions of the Credit Agreement and the other Financing Documents are hereby incorporated by reference into this Security Instrument with the same effect as if set forth herein.  In the event that any such incorporated provisions of the Credit Agreement and the other Financing Documents are inconsistent with the provisions hereof, the provisions of the Credit Agreement and the other Credit Documents shall govern and control to the extent of the inconsistency; provided, however, the provisions of this Section 19 shall govern and control in all circumstances, anything in this Security Instrument, the Credit Agreement and the other Financing Documents to the contrary notwithstanding.  Notwithstanding anything contained in Credit Agreement and the other Financing Documents to the contrary, the creation, validity, perfection, priority and enforceability of the lien and security interests created by this Security Instrument, all warranties of title contained herein with respect to the Indiana Property and all provisions hereof relating to the realization of the security

Exhibit I-44

covered hereby with respect to the Indiana Property shall be governed by this Security Instrument and Applicable State Law.

(l)                                     Fixture Filing.  Part of the Indiana Property is or may become fixtures as such term is defined in Ind. Code § 26-1-9.1-102(a)(41).  It is intended that as to such fixtures, this Security Instrument shall be effective as a continuously perfected financing statement filed pursuant to Ind. Code § 26-1-9.1-515 as a fixture filing from the date of the filing of this Security Instrument for record with the Recorder of the County.  In order to satisfy Ind. Code § 26-1-9.1-502(a) and Ind. Code § 26-19.1-502(b), the information required to be set forth in a UCC financing statement is set forth as follows:

Name of Debtor:
Mailing Address of Debtor:
Type of Organization:
Jurisdiction of Organization:
Organizational ID#:
Name of Secured Party:

Mailing Address of Secured Party:

Description of the type (or items) of collateral covered:  That portion of the Indiana Property that is or is to become “fixtures” as defined in Ind. Code § 26-1-9.1-102(a)(41).

Description of real estate to which the collateral is attached or upon which it is or will be located:  See Exhibit A attached to this Security Instrument.

Record owner of the Indiana Property:

(m)                             Tenant’s Receipt of Fixture Filing.  Tenant hereby acknowledges receipt of a copy of this Security Instrument in compliance with Collateral Agent’s obligation to deliver a copy of the fixture filing to Tenant pursuant to Section 9.1-502(f) of the UCC.

(n)                                 UCC Remedies.  Notwithstanding anything in this Security Instrument to the contrary, if an Event of Default shall occur and be continuing, Tenant further agrees, at Collateral Agent’s request, to assemble the Collateral and make it available to Collateral Agent at a place designated by Collateral Agent which is reasonably convenient to both Collateral Agent and Tenant.  Any notice of sale, disposition or other intended action by Collateral Agent with respect to the Collateral sent to Tenant in accordance with the provisions of this Security Instrument at least ten (10) days prior to such action, shall, except as otherwise provided by Applicable State Law, constitute reasonable notice to Tenant.

(o)                                 No Waiver of Right to Seek Deficiency.  Anything contained in Ind. Code § 32-29-7-5 to the contrary notwithstanding, no waiver made by Tenant in this Security Instrument or in any of the other terms and provisions of the Credit Agreement

Exhibit I-45

and the other Financing Documents shall constitute the consideration for or be deemed to be a waiver or release by Collateral Agent or any judgment holder of the Indebtedness of the right to seek a deficiency judgment against the Tenant or any other person or entity who may be personally liable for the Indebtedness, which right to seek a deficiency judgment is hereby reserved, preserved and retained by Collateral Agent for its own behalf and its successors and assigns.

(p)                                 Application of Proceeds of Foreclosure Sale.  The proceeds of any foreclosure sale of the Indiana Property shall be distributed and applied pursuant to this Security Instrument, the Credit Agreement and the other Credit Documents, to the extent permitted by Applicable State Law.

(q)                                 Consolidation of Actions Which Tenant is A Party.  If Collateral Agent brings an action in the State to recover judgment under the Credit Agreement or the other Financing Documents and during the pendancy of such action brings a separate action in the State under this Security Instrument, such actions shall be consolidated if and to the extent required pursuant to Ind. Code § 32-30-10-10.

(r)                                    Business Purpose.  Tenant hereby represents and agrees that the Indebtedness secured by this Security Instrument is being obtained for business or commercial purposes, and the proceeds thereof will not be used for personal, family, residential, household or agricultural purposes.

(s)                                   Satisfaction or Release.  The lien and security interest of this Security Instrument shall be released from the Indiana Property as set forth in the Credit Agreement and the other Credit Documents, and Collateral Agent, on the written request and at the expense of Tenant, will execute and deliver such proper instruments of release and satisfaction in recordable form as may reasonably be requested to evidence such release.  Any such instrument, when duly executed by Collateral Agent and duly recorded by Tenant in the place where this Security Instrument is recorded, shall conclusively evidence the release of this Security Instrument; provided, however, any of the terms and provisions of this Security Instrument that are intended to survive, shall nevertheless survive, to the extent permitted by Applicable State Law, the release or satisfaction of this Security Instrument whether voluntarily granted by Collateral Agent, as a result of a judgment upon judicial foreclosure of this Security Instrument or in the event a deed in lieu of foreclosure is granted by Tenant to Collateral Agent.

(t)                                    UCC Remedies.  It is the intention of the parties hereto that this Security Instrument shall constitute a security agreement within the meaning of the UCC.  If an Event of Default shall occur under this Security Instrument, then in addition to having any other right or remedy available at law or in equity, Collateral Agent shall have the option pursuant to the UCC of either (a) proceeding under the UCC and exercising such rights and remedies as may be provided to a secured party by the UCC with respect to all or any portion of the Indiana Property that is not real property (including, without limitation, taking possession of and selling such Indiana Property) or (b) treating such Indiana Property as real property and

Exhibit I-46

proceeding with respect to both the real and personal property constituting the Indiana Property in accordance with Collateral Agent’s rights, powers and remedies under Applicable State Law with respect to the real property (in which event the default provisions of the UCC shall not apply).

(u)                                 Security Interest — Rents.  Without limiting the scope of this Security Instrument, the assignment of Leases and Rents set forth in this Security Instrument is made pursuant to, and includes, but is not limited to, all rights conferred by Ind. Code 32-21-4-2 and 32-29-1-11, and this Security Instrument hereby creates, and Tenant hereby grants, a security interest and lien to Collateral Agent in the Leases and Rents that will be perfected upon the recording of this Security Instrument.

(v)                                 Receivers.  Tenant agrees that Collateral Agent shall be entitled to the appointment of a receiver, without notice or consent, as a matter of right in accordance with Ind. Code § 32-30-5-1(4)(C) in any action by Collateral Agent seeking to enforce this Security Instrument, including without limitation, by foreclosure and subject to the terms and provisions of this Security Instrument, any such receiver, when duly appointed, shall have all of the powers and duties of receivers pursuant to Applicable State Law.

(w)                               After-Acquired Property.  If, after the date of this Security Instrument, Tenant acquires any property located on and used in connection with the Indiana Property and that by the terms of this Security Instrument is required or intended to be encumbered by this Security Instrument, such property shall become subject to the lien and security interest of this Security Instrument immediately upon its acquisition by Tenant and without any further mortgage, conveyance, assignment or transfer.  Nevertheless, upon Collateral Agent’s request at any time, Tenant will execute, acknowledge and deliver any additional instruments and assurances of title and will do or cause to be done anything further that is reasonably necessary for carrying out the intent of this Security Instrument.

(x)                                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Security Instrument.  In the event an ambiguity or question of intent or interpretation arises, this Security Instrument shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any advisors of the Collateral Agent.

(y)                                 Purchase by Collateral Agent.  Upon any foreclosure sale or sales of all or any portion of the Indiana Property under this Security Instrument and Applicable State Law, Collateral Agent may bid for and purchase the Indiana Property and shall be entitled to apply all or any part of the Indebtedness secured hereby as a credit to the purchase price.

(z)                                  Refunds and Rebates.  The definition of Indiana Property shall include all refunds and rebates with respect to any tax or utility payments, regardless of the time period to which they relate.

Exhibit I-47

(aa)                          Fraudulent Transfer Laws.  Anything contained in this Security Instrument to the contrary notwithstanding, the obligations of Tenant hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render Tenant’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Title 11 of the United States Code or any provisions of applicable Indiana law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Tenant, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws.

(bb)                          No Use of Any Tradenames.  Tenant warrants that Tenant does business under no other names with respect to the Indiana Property.  Tenant shall immediately notify Collateral Agent in writing of any change in the name of and the use of any tradenames by, Tenant and, upon request of Collateral Agent, shall execute any additional financing statements and other certificates required to reflect any change in name or tradenames and shall execute and file any assumed name certificate required by applicable laws including, without limitation, Ind. Code § 23-15-1-1.

(cc)                            Authorization Granted Collateral Agent.  Pursuant to its signature hereunder, and in connection with Collateral Agent’s filing initial financing statements, filings, amendments, continuations and terminations in all such jurisdictions and with all such governmental authorities as Collateral Agent deems desirable (in order to evidence the lien and security interests granted Collateral Agent hereunder), Tenant hereby acknowledges, agrees and confirms that Collateral Agent is a person entitled to file a record, and that Tenant has authorized all such filings, within the meaning of Section 9.1-509 of the UCC.

(dd)                          Hazard Insurance.  Anything contained in this Security Instrument, the Credit Agreement or the other Financing Documents to the contrary notwithstanding, Collateral Agent or its assignee or representative may not require Tenant, as a condition of receiving or maintaining this Security Instrument, to obtain hazard insurance coverage against risks to Improvements on the Land in an amount exceeding the replacement value of the Improvements in violation of Applicable State Law.

20.          MISSISSIPPI STATE SPECIFIC PROVISIONS

Sale of the Mississippi Property shall be advertised for three (3) consecutive weeks preceding the sale in a newspaper published in the county where the Mississippi Property is situated, or if none is so published, then in some newspaper having a general circulation therein, and by posting a notice for the same time at the courthouse of the same county.  The notice and advertisement shall disclose the name of Tenant as the original debtor in this Security Instrument.  Tenant waives the provisions of Section 89-1-55 of the Mississippi Code of 1972, as amended, if any, as far as this section restricts the right of Trustee to offer at sale more than 160 acres at a time, and Trustee may offer the Mississippi Property as a whole, regardless of how it is described.  If the Mississippi Property is situated in two (2) or more counties, or in two (2) judicial districts of the same county, the Trustee shall have full power to select in which county, or judicial district, the

Exhibit I-48

sale of the Mississippi Property is to be made, newspaper advertisement published and notice of sale posted, and the Trustee’s selection shall be binding upon Tenant and Collateral Agent.  Should the Collateral Agent be a corporation, limited liability company, partnership, unincorporated association, or other entity, then any officer or representative thereof may declare Tenant to be in default and request Trustee to sell the Mississippi Property.  Trustee may sell all or any portion of the Mississippi Property, together or in lots or parcels, and shall execute and deliver to the purchaser or purchasers of such Mississippi Property good and sufficient deeds of conveyance of fee simple title with covenants of general warranty made on behalf of Tenant.  In no event shall Trustee be required to exhibit, present or display at any such sale any of the personalty described herein to be sold at such sale.  Payment of the purchase price to Trustee shall satisfy the obligation of the purchaser at such sale therefor, and such purchaser shall not be responsible for the application thereof.  The sale or sales by Trustee of less than the whole of the Mississippi Property shall not exhaust the power of sale herein granted, and Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Mississippi Property shall be sold, and if the proceeds of such sale or sales of less than the whole of the Mississippi Property shall be less than the aggregate of all amounts owed pursuant to the Notes, Credit Agreement and all other Financing Documents, and the expenses thereof, this Security Instrument and the lien, security interest and assignment hereof shall remain in full force and effect as to the unsold portion of the Mississippi Property just as though no sale or sales had been made; provided, however, that Tenant shall never have any right to require the sale or sales of less than the whole of the Mississippi Property, but Collateral Agent shall have the right, at its sole election, to request Trustee to sell less than the whole of the Mississippi Property.  If default is made hereunder, the holder of the Indebtedness secured hereby or any part thereof on which the payment is delinquent shall have the option to proceed with foreclosure in satisfaction of such items either through judicial proceedings or by directing Trustee to proceed under power of sale, conducting the sale as herein provided without declaring the entire amount of the Indebtedness due, and if sale is made because of default of an installment, or a part of an installment, such sale may be made subject to the unmatured part of the Indebtedness; and it is agreed that such sale, if so made, shall not in any manner affect the unmatured part of the Indebtedness, but as to such unmatured part this Security Instrument shall remain in full force and effect as though no sale had been made under the provisions of this paragraph.  Several sales may be made hereunder without exhausting the right of any sale for any unmatured part of the Indebtedness.  At any such sale (i) Tenant hereby agrees, on its behalf and on behalf of its heirs, executors, administrators, successors, personal representatives and assigns, that any and all recitals made in any deed of conveyance given by Trustee with respect to the identity of Collateral Agent, the occurrence or existence of any default, the acceleration of the maturity of any of the Indebtedness, the request to sell, the notice of sale, the giving of notice to all debtors legally entitled thereto, the time, place, terms, and manners of sale, and receipt, distribution and application of the money realized therefrom, or the due and proper appointment of a substitute Trustee, and, without being limited by the foregoing, with respect to any other act or thing having been duly done by Collateral Agent or by Trustee hereunder, shall be taken by all courts of law and equity as prime facie evidence that the statements or recitals state facts and are without further question to be so accepted, and Tenant hereby ratifies and confirms every act that Trustee or any substitute Trustee hereunder may lawfully do in the premises by virtue hereof, and (ii) the purchase may disaffirm any easement granted, or rental, lease or other contract made, in violation of any provision of this Security Instrument, and take immediate possession of the

Exhibit I-49

Mississippi Property free from, and despite the terms of, such grant of easement and rental or lease contract, to the extent allowed by Mississippi law.  Collateral Agent may bid and become the purchaser of all or any part of the Mississippi Property at any Trustee’s or foreclosure sale hereunder, and the amount of Collateral Agent’s successful bid may be credited against the Indebtedness owed by Tenant.

21.          NEVADA STATE LAW PROVISIONS.  Notwithstanding anything herein or in any of the Financing Documents to the contrary:.

(a)                                 THIS INSTRUMENT IS TO BE RECORDED AND INDEXED IN THE REAL ESTATE RECORDS OF CLARK COUNTY, NEVADA, AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS IN THE REAL ESTATE RECORDS OF CLARK COUNTY, NEVADA UNDER THE NAMES OF PENN TENANT, LLC, A [                  ] AS “DEBTOR” AND BANK OF AMERICA, N.A. , AS “COLLATERAL AGENT”.  GRANTOR’S ORGANIZATIONAL NUMBER IS [                        ] FILE NUMBER [                      ].  INFORMATION CONCERNING THE SECURITY INTEREST MAY BE OBTAINED FROM BANK OF AMERICA, N.A. AT THE ADDRESS SET FORTH ABOVE.

(b)                                 THIS SECURITY INSTRUMENT SECURES FUTURE ADVANCES.  THE MAXIMUM AMOUNT OF PRINCIPAL TO BE SECURED HEREBY IS [$1,250,000,000.00].  THIS INSTRUMENT IS TO BE GOVERNED BY THE PROVISIONS OF NEVADA REVISED STATUTES (“NRS”) 106.300 THROUGH 106.400, INCLUSIVE.

(c)                                  This Security Instrument shall also constitute a “fixture filing” for the purposes of the UCC against all of the Property which is or is to become fixtures.  For such purposes, (i) the “debtor” is Tenant and its address is the address given for it in the initial paragraph of this Security Instrument; (ii) the “Secured Party” is Collateral Agent, and its address for the purpose of obtaining information is the address given for it in the initial paragraph of this Security Instrument; (iii) the real estate to which the fixtures are or are to become attached is Tenant’s interest in the Properties and all easements and other beneficial interests described in herein; and (d) the record owner of such real estate or interests therein is [                              ].

(d)                                 To the extent not inconsistent with the other provisions of this Security Instrument or the other Financing Documents, the following covenants, Nos. 1; 2 (as set forth in the Credit Agreement); 3; 4 (the default rate, as defined in the Credit Agreement); 5; 6; 7 (as set forth in the Credit Agreement); 8 and 9 of NRS § 107.030 are hereby adopted and made a part of this Security Instrument.

(e)                                  This Security Instrument is subject to the provisions of the Uniform Assignment of Rents Act, NRS Chapter 107A, and the Uniform Power of Attorney Act, NRS 162A.200, et. seq.

Exhibit I-50

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Exhibit I-51

IN WITNESS WHEREOF, this Security Instrument has been duly executed by Tenant on the date first hereinabove written.

TENANT:

[ ],
a [ ]

By:
Name: [ ]
Title: [ ]

Exhibit I-52

COLLATERAL AGENT:

[ ],
a [ ]

By:
Name:
Title:

TRUSTEE:

[ ], a [ ]

By:
Name:
Title:

Exhibit I-53

Multi-State LLC (by Individual) Execution and Acknowledgment:

County of

State of                         :

On [        ]     , 201[ ], before me, the undersigned officer, personally appeared                                               , who acknowledged himself / herself to me (or proved to me on the basis of satisfactory evidence) to be the                                        of the limited liability company (hereinafter, the “LLC”); and that as such                                       , being duly authorized to do so pursuant to its bylaws or operating agreement, executed, subscribed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of the LLC by himself / herself in his / her authorized capacity as such                                        as his / her free and voluntary act and deed and the free and voluntary act and deed of said LLC.  Witness my hand and official seal.

If this instrument was executed in NY or CA and affects real property outside NY or CA, the following is the prescribed NY and CA statutory form of acknowledgment and is supplemental to the foregoing acknowledgment, OR if this instrument was executed in NY or CA and affects real property in NY or CA, the following is the prescribed NY and CA statutory form of acknowledgment and supersedes the foregoing acknowledgment, OR if this instrument was executed outside NY or CA and affects real property inside NY or CA, the following is the prescribed NY and CA statutory form of acknowledgment and is supplemental to the foregoing acknowledgment:

On [        ]       , 201[ ], before me, the undersigned, a Notary Public in and for said State, personally appeared                                                                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he / she / they executed the same in his / her / their capacity(ies), and that by his / her / their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.  Witness my hand and official seal.

Notary Public

Exhibit I-54

[ADD STATE SPECIFIC COVER PAGES]

After recording return to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attention:  Corrie Peach

[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

from

[PENN TENANT LLC, as Tenant,]

having an address
825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610

to

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of [        ], 2013

[PROPERTY ADDRESS]

Exhibit I-55

Space Above Line Reserved For Recorder’s Use

Title of Document:	[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

Date of Document:	[ ], 2013

Grantor:	[PENN TENANT LLC], a [ ]

Grantor’s Address:	825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610
Grantee:	BANK OF AMERICA, N.A., as Collateral Agent
Grantee’s Address:	901 Main Street, 14th Floor, Dallas, TX 75202-3714

Legal Description:	See attached page [ ] labeled Schedule 1.

Reference(s) to Book(s) and Page(s):	Not Applicable

This cover page is attached solely for the purpose of complying with the requirements stated in §§ 59.310.2; 59.313.2 RSMo.

THIS INSTRUMENT WAS PREPARED BY AND

AFTER RECORDING SHOULD BE RETURNED TO:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attention:  Corrie Peach

(MO Cover Page)

Exhibit I-56

This Instrument prepared by, and record and return to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attention:  Corrie Peach

(212) 906-1200

[LEASEHOLD] MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING, AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

from

[PENN TENANT LLC, as Tenant,]

having an address
825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610
to

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of [                        ], 2013

[PROPERTY ADDRESS]
Legal Description:  See attached page [      ] labeled Schedule 1

(IA Cover Page)

Exhibit I-57

[This space reserved for Recorder’s Use]

Prepared by :	Return to:
Baker, Donelson, Bearman, Caldwell and Berkowitz, P.C.	Latham & Watkins LLP
Attn: William S. Mendenhall	885 Third Avenue
4268 I 55 North	New York, New York 10022-4834
Meadowbrook Office Park	Attention: Corrie Peach
Jackson, Mississippi 39211	212-906-1200
(601) 351-2400
MS Bar #2869

INDEXING INSTRUCTIONS:                                                                                                                                                                                    ,                                          County, Mississippi.

[LEASEHOLD] MORTGAGE, DEED OF TRUST,
SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING,
AND ASSIGNMENT OF LEASES, RENTS AND SECURITY DEPOSITS

Grantor (Tenant)
[Penn Tenant, LLC]
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
Phone:

Mississippi Trustee

Phone:
Secured Party (Collateral Agent)
Bank of America, N.A.
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Phone:

This instrument secures a line of credit for commercial purposes.

(MS Cover Page)

Exhibit I-58

RECITALS		1
SECURED INDEBTEDNESS		2
GRANTING CLAUSES		3
ASSIGNMENT OF LEASES AND RENTS		8
1.	DEFINITIONS	8
2.	WARRANTY	11
3.	COVENANTS	12
4.	LICENSE TO COLLECT RENTS	13
5.	SECURITY AGREEMENT	14
6.	PROTECTION OF SECURITY	14
7.	REMEDIES	15
8.	APPLICATION OF PROCEEDS	22
9.	MISCELLANEOUS	22
10.	SUBSTITUTE OR SUCCESSOR TRUSTEE	25
11.	LIABILITY OF TRUSTEE	26
12.	COLLATERAL AGENT AND TRUSTEE	26
13.	APPLICATION OF GAMING LAWS	31
14.	MASTER LEASE	31
15.	LEASE COVENANTS	31
16.	MISSOURI STATE SPECIFIC PROVISIONS	34
17.	WEST VIRGINIA STATE SPECIFIC PROVISIONS	35
18.	ILLINOIS STATE SPECIFIC PROVISIONS	36
19.	INDIANA STATE SPECIFIC PROVISIONS	41
20.	MISSISSIPPI STATE SPECIFIC PROVISIONS	48
21.	NEVADA STATE LAW PROVISIONS	50

Schedule I	Real Property Addresses
Exhibit A	Real Property
Exhibit A-I	Illinois Property
Exhibit A-II	Indiana Property
Exhibit A-III	Iowa Property
Exhibit A-IV	Maine Property
Exhibit A-V	Mississippi Property
Exhibit A-VI	Missouri Property
Exhibit A-VII	Nevada Property
Exhibit A-VIII	New Mexico Property
Exhibit A-IX	Ohio Property
Exhibit A-X	Pennsylvania Property
Exhibit A-XI	West Virginia Property

EXHIBIT J

FORM OF SHIP MORTGAGE

For National Vessel Documentation Center Use

[vessel name] ([official number])

FIRST PREFERRED SHIP MORTGAGE

[shipowner] to

Bank of America, N.A.

as Ship Mortgage Trustee

FIRST PREFERRED SHIP MORTGAGE (as amended or supplemented from time to time, this “Mortgage”) dated as of [date], made by

[shipowner], a [state] corporation having an address at [address] (the “Owner”), to

BANK OF AMERICA, N.A., a national banking association having an address at [address], not in its individual capacity, but solely as ship mortgage trustee (together with its successors and assigns, in such capacity, the “Mortgagee”) on behalf of the Lenders party to the Credit Agreement (as defined below).

Statement required by 46 USC § 31321 (b)(3)

The MAXIMUM AMOUNT of the direct or contingent obligations that is or may become secured by this Mortgage is the principal sum of ONE BILLION TWO HUNDRED FIFTY MILLION DOLLARS ($1,250,000,000.00), excluding interest, expenses and fees. The discharge amount is the same as the maximum amount.

Recitals

A.                                          The Owner is the sole owner of the whole (100%) of the [casino vessel] [vessel name], Official Number [official number] (as further described in

Exhibit J-1

the granting clause below, the “Vessel”), documented in the name of the Owner under the laws of the United States.

B.                                          The Owner is [a wholly owned subsidiary of] Penn National Gaming, Inc., a Pennsylvania corporation (the “Borrower”). The Borrower has entered into a credit agreement dated as of October 30, 2013 with the Mortgagee, the Lenders and others (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders have made certain extensions of credit in the aggregate principal amount of $1,250,000,000.00, and the Owner has agreed to guaranty the Guaranteed Obligations pursuant to the terms of the Credit Agreement. Capitalized terms used but not defined in this Mortgage are defined in the Credit Agreement.

C.                                          Pursuant to Article XII of the Credit Agreement, each of the Lenders has appointed the Mortgagee as ship mortgage trustee to act on its behalf under this Mortgage.

D.                                          A Copy of the form of the Credit Agreement (without its exhibits and schedules, except Exhibits A-1 through A-4, being the forms of the Notes) as in effect on the date hereof, is attached hereto as Mortgage Exhibit “A”, and incorporated herein by reference. In the event of a conflict between the terms of this Mortgage and the Credit Agreement, the terms of the Credit Agreement shall control.

IN ORDER TO SECURE the full and timely payment of the Guaranteed Obligations (including the principal of and interest on the Loans) according to their terms pursuant to the Credit Agreement, and the full and timely payment of all other sums that may hereinafter be secured by this Mortgage in accordance with the terms hereof, and to secure the full and timely performance and observance of and compliance with all the agreements, covenants, terms and conditions of the Credit Agreement, all other Credit Documents and this Mortgage (all of the foregoing being referred to herein as the “Secured Obligations”), the Owner has duly authorized the execution and delivery of this first preferred ship mortgage under and pursuant to Chapter 313 of Title 46 of the United States Code, as at any time amended (“Chapter 313”) and the other applicable laws and regulations of the United States of America.

NOW THEREFORE in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, and to secure the full and timely payment and performance of the Secured Obligations, the Owner does hereby mortgage, grant, pledge, assign and convey the whole (100%) of the Vessel unto the Mortgagee and its successors and assigns, together with (i) all of her masts, boilers, cables, bowsprits, sails, rigging, anchors, chains, fittings, radar,

Exhibit J-2

sonar, navigational devices and supplies, engines, machinery, tackle, apparel, boats, rigging, outfit, furniture, furnishings, appliances, tools, spare and replacement parts, pumps, equipment, gaming fixtures and related equipment and supplies, artwork, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, whether on board or not, and all additions, accessories, improvements and replacements hereafter made in or to the Vessel, or any part thereof, or in or to any of the appurtenances aforesaid, (ii) leased equipment, to the extent deemed part of the Vessel, and (iii) all earnings, freight, sub-freights, charter hires and sub-charter hires of the Vessel.  All of the foregoing set forth in subclauses (i), (ii) and (iii) of this paragraph shall be included in the term “Vessel”;

TO HAVE AND TO HOLD the same unto the Mortgagee, and its successors and assigns, forever, upon the terms herein set forth for the enforcement of the full and timely payment and performance of the Secured Obligations;

PROVIDED and the conditions of these presents are such, that upon payment and performance in full of the Secured Obligations and the termination of all commitments under the Credit Agreement and the other Credit Documents, subject to and in accordance with the Credit Agreement, then this Mortgage and the estate and rights hereby granted shall cease and be void, otherwise to remain in full force and effect.

THE OWNER HEREBY AGREES with the Mortgagee and its permitted successors and assigns that the Vessel shall be held subject to the further covenants, conditions, terms and uses hereinafter set forth.

Article I

Representations, Warranties and Covenants of the Owner

The Owner represents and warrants to, and covenants and agrees with, the Mortgagee as follows:

Section 1.01                      The Owner was duly organized and is now validly existing as a corporation under the laws of the State of [state], United States of America, and shall so remain during the life of this Mortgage. The Owner is now, and shall so remain until this Mortgage is discharged, a citizen of the United States duly qualified to own and operate the Vessel under a certificate of documentation with such endorsements as may be appropriate for the service in which the Vessel is engaged from time to time. The Owner is duly authorized to mortgage the Vessel, and all corporate action necessary and

Exhibit J-3

required by law for the execution and delivery of this Mortgage has been duly and effectively taken.

Section 1.02                      The Owner’s obligations pursuant to the Credit Agreement are and will be the legal, valid and binding obligations of the Owner, enforceable in accordance with their terms.

Section 1.03                      The Owner lawfully owns and is lawfully possessed of the whole of the Vessel. The Vessel is free of any commitment for charter or sale or use by any governmental authority, except as consented to in writing by the Mortgagee. The Owner will warrant and defend its title to the Vessel and to every part thereof as described herein, for the benefit of the Mortgagee and its successors and assigns and against the claims and demands of all persons whomsoever.

Section 1.04                      The Vessel is free from any lien, charge, security interest or encumbrance whatsoever, except for Liens expressly permitted by Section 10.02 of the Credit Agreement (the “Permitted Liens”).

Section 1.05                      The Owner will comply with the provisions of Title 46 United States Code, Chapter 313, and the regulations in 46 CFR Part 67, as at any time amended, in order to establish and maintain this Mortgage as a first preferred ship mortgage thereunder on the Vessel and on all renewals, improvements and replacements made in or to the same, except to the extent that the failure to comply therewith could not have a material adverse effect on the lien granted pursuant hereto or the rights and remedies of the Secured Parties hereunder.

Section 1.06                      The Owner will fully and timely pay the Secured Obligations evidenced as aforesaid and interest thereon pursuant to the terms of the Credit Agreement, and the Owner will fully and timely observe, perform and comply with each and every one of the agreements, covenants, terms and conditions herein and in the Credit Agreement and other Credit Documents, express or implied, on its part to be observed, performed or complied with.

Section 1.07                      The Owner shall insure the Vessel and maintain at all times throughout the term of this Mortgage and at Owner’s sole expense, the policies of insurance required to be maintained by the Owner pursuant to the terms of the Credit Agreement. The insurance required hereby shall be in such amounts, against such risks, in such form and with such insurers as responsible companies engaged in similar businesses and owning similar assets would maintain. In no event shall Mortgagee be responsible for the

Exhibit J-4

payment of premiums to any insurer or any agent thereof, or the compliance with warranties, conditions or representations in the policies. The insurance maintained by Owner shall be primary without any right of contribution from insurance which may be maintained by Mortgagee. The Owner shall furnish to the Mortgagee a certificate or other evidence satisfactory to Mortgagee that such insurance coverage is in effect, but the Mortgagee shall be under no duty to ascertain the existence or adequacy of such insurance.

Section 1.08                      The Owner will not cause or permit the Vessel to be operated in any manner contrary to applicable law, will not abandon the Vessel, will not engage in any unlawful trade or violate any law that will expose the Vessel to penalty, forfeiture or seizure, and will not take, tolerate or permit any action which might adversely affect the documentation of the Vessel under the laws of the United States of America unless such action is the result of a change in such laws or in Coast Guard policy.

Section 1.09                      Neither the Owner, the Master of the Vessel, any charterer nor any other person has or shall have the right, power or authority to continue, create, incur or permit to be placed or imposed upon the Vessel, her freights, profits or hire, any liens whatsoever, other than Permitted Liens.

Section 1.10                      A certified copy of this Mortgage shall be carried with the ship’s documents on board the Vessel, and shall, in compliance with the provisions of Title 46 USC § 31324, be exhibited, on demand, to any person having business with the Vessel, or to any representative of the Mortgagee. A notice reading as follows, printed in clear bold type and substantially filling an 8 1/2” x 11” page, shall be framed beneath glass and displayed prominently in the office of the Vessel:

NOTICE OF FIRST PREFERRED SHIP MORTGAGE

This vessel is owned by [shipowner]. and is subject to a First Preferred Ship Mortgage in favor of Bank of America, N.A. as mortgage trustee pursuant to the laws of the United States of America. The Mortgage prohibits the owner, the master of the vessel, any charterer or any other person from creating, incurring or permitting to be placed upon the vessel any other lien whatsoever except for certain limited “Permitted Liens” which are defined in Section 1.04 of the Mortgage. A copy of the Mortgage is available on board and will be produced upon demand for inspection by any person having business with this vessel.

The Mortgagee and its counsel are hereby jointly and severally authorized and directed to jointly certify, on behalf of the Owner and the Mortgagee, a true copy of this Mortgage, duly endorsed by the National Vessel Documentation Center to show

Exhibit J-5

its filing and recording data, to be carried on board the Vessel in compliance with this section and 46 USC § 31324.

Section 1.11                      Except for Permitted Liens, the Owner will not create or suffer to be continued any security interest, lien, encumbrance or charge on the Vessel or any income therefrom and in due course and, subject to any rights granted to Owner under the Credit Agreement to contest such security interests, liens, encumbrances or charges, and at Owner’s expense, promptly after the same becomes due and payable will pay or cause to be discharged or make adequate provision for the payment or discharge of all claims or demands which, if not paid or discharged, might result in the creation of such a security interest, lien, encumbrance or charge, and the Owner will cause the Vessel to be released or discharged therefrom.

Section 1.12                      If a notice of claim of lien, libel, complaint or similar process of maritime arrest shall be filed against the Vessel, or if the Vessel shall be attached, levied upon or taken into custody, or detained by any proceedings in any court or tribunal or by any government or other authority, the Owner shall promptly thereafter cause the Vessel to be released and any lien thereon, other than the Permitted Liens, to be discharged, subject to any rights granted to the Owner under the Credit Agreement to contest the same. The Owner shall forthwith notify the Mortgagee by facsimile or email, confirmed by letter, at the place specified in Section 3.02 below of any such action against the Vessel and the response of the Owner thereto. The Owner will provide the Mortgagee with all information and copies of documents relating to such action as requested.

Section 1.13                      The Owner will at all times and without cost or expense to the Mortgagee maintain and preserve the Vessel in seaworthy condition and in good running order and repair, and in any event in at least as good condition, running order and repair as the Vessel is in at the date of this Mortgage, fair wear and tear excepted.

Section 1.14                      The Vessel shall, and the Owner covenants that it will, at all times comply in all material respects with all applicable laws, treaties and conventions of the United States of America, and applicable state laws, and the rules and regulations issued thereunder.

Section 1.15                      The Owner will at all times comply in all material respects with the applicable requirements of the United States Coast Guard. To the extent that it is possible to do so under applicable law and Coast Guard policy, the Owner will keep the Vessel duly documented under the laws of the United

Exhibit J-6

States. The Owner shall not transfer or change the flag or registry of the Vessel without first receiving written approval thereof from the Mortgagee.

Section 1.16                      The Mortgagee shall have the right at all times on reasonable notice, to inspect the Vessel to ascertain her condition and to satisfy itself that the Vessel is being properly maintained as required by this Mortgage (provided that such inspections do not interfere with the normal commercial operation of the Vessel), and the Owner shall cause to be made all such repairs, without expense to the Mortgagee, as such inspection may show to be required to maintain the Vessel in compliance with this Mortgage.

Section 1.17                      Upon request by the Mortgagee, the Owner shall provide the Mortgagee with copies of all documents and contracts relating to the Vessel, whether on board or ashore.

Section 1.18                      The Owner will pay and discharge, or cause to be paid and discharged, when due and payable from time to time, all taxes, assessments, governmental charges, fines and penalties lawfully imposed on the Vessel, subject to any rights granted to the Owner under the Credit Agreement to contest the same.

Section 1.19                      Except as permitted under the Credit Agreement, the Owner shall not (a) sell, mortgage, deliver or lease the Vessel, nor charter the Vessel, nor in any manner transfer or agree to sell, mortgage, lease, charter, deliver or otherwise transfer, to any person, any interest or control in the Vessel, nor (b) merge or consolidate with any other person, firm or corporation, or dissolve. Sections 1.09 and 1.10 hereof, and this Section 1.19, shall be included in any charter party with respect to the Vessel.

Section 1.20                      In the event that this Mortgage, the Credit Agreement, or any other Credit Document or any document provided for therein, or any provisions hereof or thereof, shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any court of competent jurisdiction, or if the documents at any time held by the Mortgagee be deemed for any reason insufficient to carry out the true intent and spirit of this Mortgage, the Credit Agreement, or any other Credit Document, then, from time to time, the Owner will execute, on its own behalf, such other and further assurances and documents as may be reasonably required more effectually to subject the Vessel to the full and timely payment and performance of the Secured Obligations, as in the Credit Agreement or any other Credit Document and as herein provided, and to the

Exhibit J-7

full and timely performance of the terms and provisions of the Credit Agreement, this Mortgage and any other Credit Document.

Section 1.21                      The Owner will reimburse the Mortgagee promptly, with interest at a rate equal to the Default Rate (as defined in the Credit Agreement), for all expenses which the Mortgagee may from time to time incur in providing such protection in respect of insurance, discharge of liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorneys’ fees and other matters as the Owner is obligated herein to provide, but fails to provide. Such obligation of the Owner to reimburse the Mortgagee shall be an additional indebtedness due from it, secured by this Mortgage, and shall be payable by it on demand. The Mortgagee, though privileged so to do, shall be under no obligation to the Owner or any other person to make any such expenditures, nor shall the making thereof relieve the Owner of any default in that respect.

Section 1.22                      In the event that the Vessel suffers a Casualty Event (as defined in the Credit Agreement) which shall include a total loss or a constructive total loss (whether actual or agreed), or a compromised or arranged total loss, or is abandoned, or is requisitioned for title, appropriated, confiscated, seized, or forfeited (any such occurrence being an “Event of Loss”) then the Owner shall repay that portion of the Secured Obligations as required by and in accordance with the Credit Agreement, or any other Credit Document, subject to the terms thereof.

Section 1.23                      The Owner shall immediately notify the Mortgagee of any casualty or damage to the Vessel in an amount equal to or in excess of $500,000.

Section 1.24                      Unless it shall have first received the written permission of the Mortgagee, the Owner will not operate or permit the Vessel to be operated outside of the territorial waters of the United States.

Article II

Events of Default and Remedies

Section 2.01                      In case any one or more of the following events, each herein termed an “Event of Default”, shall occur:

a.                                                  an Event of Default as defined in the Credit Agreement shall occur; or

b.                                                  the Vessel shall be abandoned by the Owner;

Exhibit J-8

THEN upon the occurrence and during the continuance of any such Event of Default Mortgagee shall have the right to:

(1)  exercise all of the rights and remedies in foreclosure and otherwise given to preferred mortgagees by the provisions of the laws of the United States of America;

(2)  bring suit against the Owner to recover the debt, interest, or any other obligation due hereunder or under the Credit Agreement or the other Credit Documents;

(3)  take the Vessel, wherever the same may be, without legal process and without being responsible for loss or damage, and the Owner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessel and the Mortgagee may hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, as permitted by the laws of the United States (including, without limitation, 46 CFR § 221.19), accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from any sale thereof or from the exercise of any of the powers conferred by Subsection (4) next following, all costs, expenses, charges or losses by reason of such use; and if at any time the Mortgagee shall take the Vessel pursuant hereto, the Mortgagee shall have the right to dock the Vessel for a reasonable time at any dock, pier or other facility of the Owner without charge, or to dock same at any other place at the cost and expense of the Owner;

(4)  without being responsible for loss or damage, sell the Vessel at any place at such time as the Mortgagee may specify and in such manner as it deems advisable, free from any claim by the Owner in admiralty, in equity, at law or by statute, in the case of a public sale after first giving notice of the time and place of sale with a general description of the property in the following manner:

(a)  By publishing such notice for five (5) consecutive business days in some newspaper of general circulation published in New York City, or in the alternative, in Lloyd’s List, published in London; or in TradeWinds, or in the Internet edition of any such newspaper;

(b)  by publication of a similar notice for five (5) consecutive business days in a newspaper of general circulation or its Internet edition, if any, published or available at or nearest the place of sale; and

Exhibit J-9

(c)  by sending the text of the notice by registered mail, facsimile, overnight courier service, or by hand delivery to the Owner not later than the day of first publication; and

(5)  demand, collect, receive, compromise and sue for, in the name of the Owner or otherwise, all freight, hire, earnings, issues, revenues, income and profits of the Vessel, all amounts due from underwriters under any insurance thereon as payments of losses or as return premiums, or otherwise, all salvage awards and recoveries, all recoveries in general average or otherwise and all other sums due or to become due in respect of the Vessel, or in respect of any insurance thereon, from any person whomsoever, and make, give and execute in the name of the Owner acquittances, receipts, releases or other discharges for the same, and to endorse and accept in the name of the Owner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing, and the Owner does hereby irrevocably appoint the Mortgagee and its agents, successors, and assigns the attorneys-in-fact of the Owner, upon the happening and continuance of an Event of Default, to do all such things.

(a)  In the event that the Vessel shall be offered for private sale pursuant to the exercise of the rights and remedies granted pursuant to this Article II, no publication of notice shall be required, but the Mortgagee shall send a notice of sale to the Owner at least ten (10) days prior to the date fixed for entering into the contract of sale. The Mortgagee may, without notice or publication, adjourn any public or private sale or cause such sale to be adjourned from time to time by announcement at the time and place fixed for sale or for entering into a contract of sale, and such sale or contract of sale may, without further notice, be made at the time and place to which the sale or contract of sale was so adjourned. The Mortgagee shall not be obligated to complete the sale of the Vessel if it shall determine not to do so, regardless of whether or not a notice of sale may have been published or given. Any private sale may be conducted without bringing the Vessel to the place designated for such sale, and in such manner as the Mortgagee may deem appropriate. The Owner agrees that any sale made in accordance with this Section shall be deemed to have been made in a commercially reasonable manner.

(b)  The Owner hereby appoints the Mortgagee or its agent as the attorney-in-fact of the Owner with full power and authority to execute and deliver to any purchaser aforesaid a good conveyance of the title to the Vessel sold at private sale following an Event of Default.

Section 2.02                      The Owner covenants and agrees that in addition to any and all other rights, powers and remedies elsewhere in this Mortgage granted to and conferred upon the Mortgagee, the Mortgagee in any suit to enforce any

Exhibit J-10

of its rights, powers or remedies, if an Event of Default shall have occurred and shall not have been cured, shall be entitled as a matter of right and not as a matter of discretion (a) to the appointment of a receiver or receivers of the Vessel, and any receiver so appointed shall have full rights and powers to use and operate the Vessel or such other powers as the Court appointing such receiver may prescribe, including but not limited to the power to pay off the crew of the Vessel and repatriate the crew, if need be, and (b) to a decree ordering and directing the sale and disposal of the Vessel, and the Mortgagee may become the purchaser at any such sale and shall have the right to credit on the purchase price any and all sums of money due under the Credit Agreement and all other Credit Documents, or otherwise hereunder.

Section 2.03                      In the event that the Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction or by any government authority and shall not be released from arrest or detention, within twenty-one (21) days from the date of arrest or detention, the Owner does hereby authorize and empower the Mortgagee, in the name of the Owner, or its successors or assigns, to apply for and receive possession of and to take possession of the Vessel with all the rights and powers that the Owner, or its successors or assigns, might have or exercise in any such event; and this power of attorney shall be irrevocable and may be exercised not only by the Mortgagee but also by an appointee or appointees, with full power of substitution, to the same extent as if the said appointee or appointees had been named as one of the attorneys by express designation.

Section 2.04                      The Owner authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Owner, its successors or assigns, in any court where a suit is pending against the Vessel because of or on account of any alleged lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the discharge of such lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or discharge shall be a debt due from the Owner, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

a.                                                  Each and every power and remedy herein specifically given to the Mortgagee or otherwise in this Mortgage shall be cumulative and shall be in

Exhibit J-11

addition to every other power and remedy herein specifically given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy.

b.                                                  No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any Event of Default as above defined shall impair any such right, power or remedy or be construed to be a waiver of such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment after an Event of Default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.

c.                                                   To the fullest extent that it may lawfully do so, the Owner agrees that it will not at any time assert, claim, plead, or take advantage of any law relating to appraisement, valuation, stay, extension, moratorium or redemption if as a consequence thereof the enforcement of this Mortgage would be prevented, delayed or hindered, and the Owner hereby waives the benefit of all such laws.

Section 2.05                      In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Owner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

Section 2.06                      The net proceeds of any judicial or other sale, and any lease, charter, management, operation or other use of the Vessel by the Mortgagee, of any claim for damages, of any judgment, and any insurance received by the Mortgagee (except to the extent paid to the Owner or applied in payment of repairs or otherwise for Owner’s benefit) shall be applied by the Mortgagee in accordance with the Credit Agreement. The Mortgagee shall be entitled to collect any deficiency from the Owner. The Owner shall be entitled to any surplus, subject to setoff in favor of the Mortgagee or any Lender for any other indebtedness of the Owner under the Credit Documents.

Exhibit J-12

Section 2.07                      Any right, power or authority granted to the Mortgagee in this Mortgage may be exercised by the Mortgagee or such agent as the Mortgagee shall appoint.

Section 2.08                      Until an Event of Default shall occur, the Owner shall be permitted to retain actual possession and use of the Vessel. Except as otherwise expressly permitted in the Credit Agreement, Owner shall not permit or dispose of free from the lien of this Mortgage any masts, boilers, cables, bowsprits, sails, rigging, anchors, chains, fittings, radar, sonar, navigational devices and supplies, engines, machinery, tackle, apparel, boats, rigging, outfit, furniture, furnishings, appliances, tools, spare and replacement parts, pumps, equipment, gaming fixtures and related equipment and supplies, artwork and other appurtenances unless the same are no longer useful or necessary in the operation of the Vessel, and first or simultaneously replacing the same by new items of equal or better suitability and value to the Owner, which shall forthwith become subject to the lien of this Mortgage as a first preferred mortgage thereon.

Section 2.09                      If at any time from and after an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to any enforcement or foreclosure proceedings the Owner offers completely to cure all Events of Default, with interest at the rate applicable to the Obligations at the time (including default, penalty or other interest applicable at such time), and to pay all expenses, advances and damages to the Mortgagee consequent on such Events of Default, then the Mortgagee may, but shall not be obligated to, accept such offer and payment and restore the Owner to its former position, but such action, if taken, shall not affect any subsequent Event of Default or impair any rights consequent thereon.

Article III

Other Provisions

Section 3.01                      Subject to compliance with the terms of the Credit Agreement, the Mortgagee has the right to assign this Mortgage to any person or entity without the Owner’s consent. The Owner may not assign this Mortgage to any person or entity without the express written consent of the Mortgagee. All of the covenants, stipulations and agreements of the Owner in this Mortgage shall bind the Owner and its permitted successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of an assignment of this Mortgage by the Mortgagee, the term “Mortgagee”, as used herein, shall be deemed to refer to such assignee.

Exhibit J-13

Section 3.02                      All notices, statements, reports and other communications hereunder shall be given in accordance with Section 13.02 of the Credit Agreement, with notices to the Owner being sent in care of the Borrower, and notices to the Mortgagee being sent in care of the Administrative Agent.

Section 3.03                      No amendment or waiver of any provision of this Mortgage shall be effective unless the same shall be in writing and signed by the Owner and the Mortgagee, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.

Section 3.04                      [state-specific provision recognizing that certain remedial provisions of the mortgage are subject to gaming laws, etc.]

Section 3.05                      Unless an Event of Default shall have occurred and is continuing, the Owner shall be permitted to retain actual possession and use of the Vessel. Upon the payment and performance in full of the Secured Obligations and the termination of all commitments under the Credit Agreement and the other Credit Documents, subject to and in accordance with the Credit Agreement, the Mortgagee agrees, at the expense of the Owner, to promptly submit for filing and recording a release of this Mortgage with the United States Coast Guard National Vessel Documentation Center.

Section 3.06                      This Mortgage shall be governed by and construed in accordance with the federal maritime laws and the general maritime law of the United States of America, and (but only to the limited extent of matters not within the scope of the foregoing) by the laws of the State of New York without regard to conflicts of law principles that would permit or require the application of the laws of another jurisdiction. Nothing herein shall be construed to prevent or limit in any way the enforcement of this Mortgage in a jurisdiction other than the United States of America, subject to the laws (including conflicts of law principles) there in force.

IN WITNESS WHEREOF the Owner has executed this First Preferred Ship Mortgage as of the day and year first above written.

Exhibit J-14

[shipowner]

By

[name]

[title]

STATE OF NEW YORK

COUNTY OF NEW YORK

On [date], before me personally appeared [name], to me known, who being by me duly sworn, did depose and say that his business address is [address]; that he is the [title] of [shipowner], the [Corporation] described in and which executed the foregoing instrument; and that he signed his name to the foregoing instrument by authority of [the Board of Directors of the Corporation.]

Notary Public

Exhibit J-15

Copy of the form of the Credit Agreement, excluding its
exhibits and schedules except Exhibits A-1 through A-4,
the form of the Notes (ref Recital D)

Mortgage Exhibit “A”

Exhibit J-16

EXHIBIT K

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	](12)

(12)        If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit K-1

[1][3].	Credit Agreement:

Credit Agreement, dated as of October 30, 2013, among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

[2.]	Assigned Interest:(13)

Assignor	Assignee	Tranche Assigned(14)	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

[4.]	Assigned Interest:(15)

(13)        Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

(14)        For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

(15)        Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit K-2

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Insert Relevant Tranche]	$	$
[Insert Relevant Tranche]	$	$

Effective Date , 20 .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

Exhibit K-3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR](16)

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE](17)

By:
Name:
Title:

(16)        Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

(17)        Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit K-4

[Consented to and](18) Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to and Accepted:

[ ],
as Swingline Lender

By:
Name:
Title:

[ ],
as L/C Lender

By:
Name:
Title:](19)

[Consented to and Accepted:

(18)        Insert only if required under Section 13.05(b) of the Credit Agreement.

(19)        Insert only if required under Section 13.05(b) of the Credit Agreement.

Exhibit K-5

PENN NATIONAL GAMING, INC.

By:
Name:
Title:] (20)

(20)        Insert only if required under Section 13.05(b) of the Credit Agreement.

Exhibit K-6

ANNEX I

PENN NATIONAL GAMING, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any Guarantor, any of their respective Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any Guarantor, any of their respective Subsidiaries or affiliates or any other person of any of their respective obligations under any Credit Document.

1.2.                            Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment adviser of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), (iii) it is [a Revolving Lender](21) [a Term A Facility Lender or an Affiliate of a Term A Facility Lender](22) [(I) the parent company and/or

(21)        Use for assignments of Revolving Commitments, unless such representation is not required by the Credit Agreement.

(22)        Use for assignments of Term A Facility Loans, unless such representation is not required by the Credit Agreement.

Exhibit K-7

an Affiliate of the applicable Assignor which is at least 50% owned by such Assignor or its parent company, (II) a Lender (other than the applicable Assignor) or an Affiliate of another Lender which is at least 50% owned by such other Lender or its parent company (provided, that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate that is at least 50% owned by such other Lender or its parent company for the purposes of this sub-clause 1.2(a)(iii)(II)), or (III) if the applicable Assignor is a fund that invests in loans, another fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor],(23) (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision, (vi) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (vii) it is not [a “Competitor” or a “Disqualified Lender”, each as defined in Section 1.01 of the Credit Agreement](24), and [(viii) such assignment does not result in such Assignee holding, collectively with its Affiliates, Loans and Commitments having an aggregate principal amount of $100 million, or greater](25); (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent, the Lead Arrangers, the Bookrunners, the Auction Manager, [the Senior Managing Agent,] [the Co-Syndication Agents,] [the Documentation Agent] and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent, the Lead Arrangers, the Bookrunners, the Auction Manager, [the Senior Managing Agent,] [the Co-Syndication Agents,] [the Documentation Agent] or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

(23)        Use of assignments of Term B Facility Loans, unless such representation is not required by the Credit Agreement.

(24)        Use for all assignments, unless such representation is not required by the Credit Agreement.

(25)        Use for all assignments, unless such representation is not required by the Credit Agreement.

Exhibit K-8

2.                                      Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.

5.                                      THIS ASSIGNMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS ASSIGNMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

*                                         *                                         *

Exhibit K-9

EXHIBIT L

FORM OF LETTER OF CREDIT REQUEST

Bank of America, N.A.,	Date:
as Administrative Agent
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Attention: DeWayne Rosse

, as L/C Lender(26)
[Address]
Attention:

Ladies and Gentlemen:

The undersigned, Penn National Gaming, Inc., a Pennsylvania corporation (“Borrower”), refers to the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.  For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Credit Agreement.

The undersigned hereby requests that                                         (27), as L/C Lender, issue a [standby] [commercial] Letter of Credit at the request of Borrower for the account of                     (28) on                        , 20      (29) (the “Date of Issuance”) in the aggregate Stated Amount of               (30).  The requested Letter of Credit shall be denominated in [Dollars] [the Alternate Currency].

(26)        Insert name of L/C Lender.

(27)        Insert name of L/C Lender.

(28)        Insert name of Borrower or its Subsidiary the Letter of Credit is being issued on behalf of.

(29)        Insert proposed issuance date (date must not be beyond the five Business Days prior to the latest R/C Maturity Date in effect).

Exhibit L-1

The beneficiary of the requested Letter of Credit will be                         (31) and the Letter of Credit will have a stated expiration date of                           (32).  The Letter of Credit will support                                     (33).

The undersigned hereby certifies on behalf of Borrower and not in his individual capacity that both immediately before and immediately after giving effect to the issuance of the requested Letter of Credit:

(a)                                 each of the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement and by each Credit Party in each other Credit Document to which it is a party is true and correct in all material respects on and as of the Date of Issuance with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date is true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the applicable date);

(b)                                 no Default or Event of Default shall have occurred and be continuing;

(c)                                  the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding L/C Liabilities does not exceed the Total Revolving Commitments then in effect; and

(d)                                 the aggregate amount of all L/C Liabilities does not exceed the L/C Sublimit.

Copies of documentation describing the proposed terms (including automatic extension terms, if such terms are requested by Borrower), conditions and format of the requested Letter of Credit, as well as all documentation which Administrative Agent and/or L/C Lender has reasonably requested with respect to the supported transaction, are attached hereto.

[Signature Page Follows]

(30)        Insert Stated Amount of Letter of Credit.

(31)        Insert name and address of beneficiary.

(32)        Insert the last date upon which drafts may be presented which may not be later than the dates referred to in Section 2.03(a)(v) of the Credit Agreement.

(33)        Insert brief description of obligations to be supported by the Letter of Credit.

Exhibit L-2

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit L-3

EXHIBIT M

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [               ], [     ], made by [                 ], (the “Additional Credit Party”), in favor of Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the several banks and other financial institutions (“Lenders”) from time to time party to the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms not defined herein have the same meanings given to them in the Credit Agreement), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto,  Administrative Agent, Bank of America, N.A., as Collateral Agent, and the other parties party thereto.

W I T N E S S E T H :

WHEREAS, the parties to this Joinder Agreement wish to add the Additional Credit Party as a Credit Party under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises herein contained, the parties hereto hereby agree as follows:

1.                                                              The undersigned Additional Credit Party hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and acknowledges and agrees to:

(a)                                 join the Credit Agreement as a “Guarantor”, as indicated with its signature below;

(b)                                 be bound by all covenants, agreements and acknowledgments attributable to a Guarantor in the Credit Agreement; and

(c)                                  perform all obligations and duties required of it by the Credit Agreement as a Guarantor.

2.                                                              Without limiting the foregoing, the Additional Credit Party, jointly and severally with Borrower and each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns, as provided in the Guarantee, prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the Guaranteed Obligations strictly in accordance with the terms thereof.

Exhibit M-1

3.                                                              The undersigned hereby represents and warrants that the representations and warranties with respect to it contained in Article VIII of the Credit Agreement and in each of the other Credit Documents to which such signatory is a party, by virtue of this Joinder Agreement or otherwise, are true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) on the date hereof as if made on and as of the date hereof.

4.                                                              The address and jurisdiction of [organization] [incorporation] of the Additional Credit Party is set forth below its name on the signature pages hereto.

5.                                                              This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

6.                                                              THIS JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS JOINDER AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

Exhibit M-2

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

Dated: [ ]

[ ],
as Guarantor

By:
Name:
Title:

Address:

Jurisdiction of [Organization] [Incorporation]:

Exhibit M-3

ACKNOWLEDGED AND AGREED TO:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit M-4

EXHIBIT N

PERFECTION CERTIFICATE

[                   ], 2013

Reference is made to that Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) Penn National Gaming, Inc., a Pennsylvania corporation (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, (iv) the L/C Lenders from time to time party thereto, (v) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Fifth Third Bank, Wells Fargo Securities, LLC, UBS Securities LLC, Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, Manufacturers & Traders Trust Company, Nomura Securities International, Inc., RBS Securities Inc. and SunTrust Robinson Humphrey, Inc., as Lead Arrangers, (vi) Bank of America, N.A. as Administrative Agent, and (vii) Bank of America, N.A. as Collateral Agent (in such capacity, the “Collateral Agent”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

As used in this Perfection Certificate, “Company” shall mean each of the following:  Borrower and each Restricted Subsidiary of Borrower that is a Credit Party or is otherwise required as of the date hereof to become a Credit Party pursuant to the terms of the Credit Agreement (after giving effect to the Transactions, including, without limitation, the Spin-Off).  In this Perfection Certificate, unless the context clearly requires otherwise, any reference in this Perfection Certificate to a Schedule is to a Schedule to this Perfection Certificate and constituting a part of this Perfection Certificate.

The undersigned, a Responsible Officer (as defined in the Credit Agreement) of the Borrower, hereby certifies, represents and warrants to the Collateral Agent and each other Secured Party on behalf of the Borrower and each other Company as follows, in each case as of the date hereof, after giving effect to the Transactions, including, without limitation, the Spin-Off:

1.                                      Names.

(a)                                 Schedule 1(a) sets forth (i) the exact legal name of each Company as such name appears in its Organizational Document, (ii) the type of organization of each Company, (iii) the jurisdiction of organization of each Company and (iv) the organizational identification number, if any, issued with respect to each Company.

(b)                                 Schedule 1(b) sets forth a list of all other names (including, without limitation, other corporate or organizational names or trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger (other than any merger with a Person that was a Credit Party prior to the consummation of such merger), consolidation (other than any consolidation with a Person that was a Credit Party prior to the consummation of such consolidation), acquisition (other than (i) any acquisition from another Credit Party and (ii) any acquisition involving amounts that are not material to the Companies taken as a whole), change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

(c)                                  Except as set forth in Schedule 1(b), no Company has changed its identity, organizational (i.e., corporate, partnership, or limited liability company) structure or jurisdiction of organization in any way during the past five years, including mergers (other than any merger with a Person that was a Credit Party prior to the consummation of such merger), consolidations (other than any consolidation with a Person that was a Credit Party prior to the consummation of such consolidation) and acquisitions (other than (i) any acquisition from a Person that was a Credit Party prior to the consummation of such acquisition and (ii) any acquisition involving amounts

Exhibit N-1

that are not material to the Companies taken as a whole), as well as any change in the form or nature of organization.  If any such change has occurred, include in Schedule 1(b) a brief statement of such change and the name of each acquiree or constituent party to such merger, consolidation or acquisition at the time of consummation of such merger, consolidation or acquisition.

2.                                      Current Locations.

Schedule 2 sets forth the following:

(i)                                     the chief executive office (and, if different, the mailing address) of each Company;

(ii)                                  all locations where each Company maintains any books, records or documents relating to any of the Collateral; and

(iii)                               all the other places of business of each Company.

3.                                      Prior Locations.

(a)                                 Schedule 3(a) sets forth all the information required by Section 2(i) (other than mailing address), 2(ii) or 2(iii) above with respect to each location or place of business previously maintained by each Company at any time during the past five years not previously identified in Section 2(i), 2(ii) and 2(iii) with respect to such Company.

(b)                                 Schedule 3(b) sets forth all the information required by Section 2(ii) or 2(iii) above with respect to each other location at which, or other Person with which, any of the Collateral consisting of inventory or equipment with a value in excess of $50.0 million has been previously held at any time during the past five years.

4.                                      Reserved.

5.                                      Stock Ownership and Other Equity Interests.

Schedule 5 sets forth a true and correct list of the following:

(i)            all the issued and outstanding Equity Interests owned by each Company in any Person (other than directors’ qualifying shares) (collectively, the “Owned Equity Interests”);

(ii)           the name of each issuer of such Equity Interests;

(iii)          the type of each such Owned Equity Interests (e.g., corporation, partnership (general, limited or limited liability), limited liability company or other entity);

(iv)          the number of each certificate(s), if any, representing or evidencing each such Owned Equity Interests;

(v)           the par values (if any) of each such Owned Equity Interests;

(vi)          the number and class (if any) of each such Owned Equity Interests; and

(vii)         the total ownership percentage in such Issuer such Owned Equity Interests represent.

Exhibit N-2

6.                                      Real Property Locations.

(a)                                 Schedule 6(a) sets forth, with respect to each Real Property owned by each Company, (i) the exact name of the Person that owns such Real Property, (ii) in the case of any Mortgaged Real Property, if different from the name identified pursuant to clause (i) above, the exact name of the current owner of record of such Mortgaged Real Property reflected in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, (iii) in the case of any Mortgaged Real Property, the filing, registration or recording office in which a Mortgage with respect to such Mortgaged Real Property must be filed, registered or recorded in order for the Collateral Agent to obtain a perfected security interest therein and (iv) the address (or, if there is not an address, a description of the location) of such Real Property.

(b)                                 Schedule 6(b) sets forth, with respect to each Real Property leased by each Company, (i) the exact name of the Person that is the lessee and the lessor under the lease for such Mortgaged Real Property, (ii) in the case of any Mortgaged Real Property, if a memorandum of said lease is of record in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, if different from the name identified pursuant to clause (i) above, the exact name of the current lessee of record of such Mortgaged Real Property reflected in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, (iii)  in the case of any Mortgaged Real Property, the filing, registration or recording office in which a Mortgage with respect to the lessee’s interest in such Mortgaged Real Property must be filed, registered or recorded in order for the Collateral Agent to obtain a perfected security interest therein, and (iv) the address (or, if there is not an address, a description of the location) of such Real Property.

(c)                                  Schedule 6(c) sets forth any leases, subleases, licenses or other use or occupancy arrangements of any Company as landlord, tenant, subtenant, owner, lessor, sublessor or grantor with respect to any Real Property not otherwise described on Schedule 6(a) or (b).

7.                                      Instruments, Chattel Paper, Etc.

Schedule 7 sets forth a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business), transferable records, Electronic Chattel Paper, Tangible Chattel Paper, and Intercompany Notes held by each Company evidencing an amount in excess of $20.0 million individually. Capitalized terms used in this paragraph 7 shall have the meanings given to them in the Security Agreement.

8.                                      Commercial Tort Claims.

Schedule 8 sets forth a true and correct list of each Commercial Tort Claim (as defined in the Security Agreement) held by each Company the value of which, either individually or when taken together with any other related Commercial Tort Claims, exceeds $15.0 million.

9.                                      Intellectual Property.

(a)                                 Schedule 9(a) sets forth all of each Company’s issued and applied for Patents (as defined in the Security Agreement) and material Patent Licenses (as defined in the Security Agreement), including the name of the registered owner, the registration number and the issue date of such Patent owned by such Company.

Exhibit N-3

(b)                                 Schedule 9(b) sets forth all of each Company’s registered and applied for Trademarks (as defined in the Security Agreement) and material Trademark Licenses (as defined in the Security Agreement), including the name of the registered owner, the registration number and the registration date of such Trademark owned by such Company.

(c)                                  Schedule 9(c) sets forth all of each Company’s registered Copyrights (as defined in the Security Agreement) and material Copyright Licenses as defined in the Security Agreement) (excluding licenses for commercially available software), including the name of the registered owner, the registration number and the registration date of such Copyright or Copyright license owned by such Company.

10.                               Vessels.

Schedule 10 sets forth, with respect to each vessel, barge or riverboat owned, leased, used or occupied by each Company, (i) the registered or documented owner of such vessel, barge or riverboat, (ii) the name of such vessel, barge or riverboat, (iii) if the vessel, barge or riverboat is documented under the laws of the United States, the official number of such vessel, barge or riverboat, the trade endorsements on its current Certificate of Documentation, and the name of the entity responsible for inspecting the vessel, barge or riverboat, (iv) the location where such vessel, barge or riverboat is docked or stored and (v) in the case of any vessel, barge or riverboat required, pursuant to the Credit Agreement, to be subject to a preferred ship mortgage or other security interest, the filing, registration or recording office in which such preferred ship mortgage or other security interest with respect to such vessel, barge or riverboat must be filed, registered or recorded in order for the Collateral Agent to obtain a preferred mortgage lien or perfected security interest therein.

11.                               Immaterial Subsidiaries.

Schedule 11 sets forth a true and complete list of all the Immaterial Subsidiaries as of the date hereof.

12.                               Unrestricted Subsidiaries.

Schedule 12 sets forth a true and complete list of all the Unrestricted Subsidiaries as of the date hereof.

[Signature Page Follows]

Exhibit N-4

IN WITNESS WHEREOF, the undersigned has signed this Perfection Certificate as of the date first written above.

Penn National Gaming, Inc.

By:
Name:
Title:

Exhibit N-5

SCHEDULE 1(a)

Legal Names, Etc.

Company Legal Name	Type of Organization	Jurisdiction of Organization	Organizational Identification Number (If Any)

Exhibit N-6

SCHEDULE 1(b)

Other Organizational Names

Company	Other Names Used During Past Five Years	Action (by merger, consolidation, significant acquisition, change in form, nature or jurisdiction of organization)	Date of Action

Exhibit N-7

SCHEDULE 2

Locations of Offices and Collateral

Legal Name of Company	Chief Executive Office/ Location of Operating Facility	Locations of Books, Records or Documents Relating to Collateral	Other Places of Business

Exhibit N-8

SCHEDULE 3(a)

Previously Maintained Locations, Etc.

Company	Previously Maintained Chief Executive Office	Previous Locations of Books, Records or Documents relating to Collateral	Previously Maintained Other Place(s) of Business

Exhibit N-9

SCHEDULE 3(b)

Inventory and Equipment Previously Located

Company	Address(es) Where Inventory and Equipment was Previously Located

Exhibit N-10

SCHEDULE 5

Stock Ownership and Other Equity Interests

[Name of entity]

Name of Issuing Entity	Cert. No.	Type of Interest	Par Value/Share	Authorized Shares	Shares Issued	Ownership (%)

Exhibit N-11

SCHEDULE 6(a)

Owned Real Property

[   ]

Exhibit N-12

SCHEDULE 6(b)

Leased Real Property

[   ]

Exhibit N-13

SCHEDULE 6(c)

Licensed and Used Real Property

Exhibit N-14

SCHEDULE 7

Instruments, Chattel Paper, Etc.

Description	Original Principal Amount	Date of Issuance	Interest Rate	Maturity Date

Exhibit N-15

SCHEDULE 8

Commercial Tort Claims

[   ]

Exhibit N-16

SCHEDULE 9(a)

Patents and Patent Licenses

[   ]

Exhibit N-17

SCHEDULE 9(b)

Trademarks and Trademarks Licenses

TRADEMARKS:

OWNER	MARK	REGISTRATION NUMBER	REGISTRATION DATE	COUNTRY/STATE	DESCRIPTION

Applications

OWNER	MARK	SERIAL NUMBER	APPLICATION DATE	COUNTRY/STATE	DESCRIPTION

TRADEMARK LICENSES:

[   ]

OWNER	MARK	REGISTRATION NUMBER	REGISTRATION DATE	COUNTRY/STATE	DESCRIPTION

DOMAIN NAMES:

[   ]

Exhibit N-18

SCHEDULE 9(c)

Copyrights and Copyright Licenses

OWNER	TITLE	REGISTRATION NUMBER	REGISTRATION DATE

Exhibit N-19

SCHEDULE 10

Vessels, Barges and Riverboats

OWNER	LESSEE	NAME	OFFICIAL NUMBER (IF ANY)	LOCATION WHERE DOCKED OR STORED	FILING/REGISTRATION. RECORDING OFFICE

Exhibit N-20

Schedule 11

Immaterial Subsidiaries

Exhibit N-21

Schedule 12

Unrestricted Subsidiaries

Exhibit N-22

EXHIBIT O

FORM OF AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the Auction Procedures pursuant to and in accordance with the terms and conditions of Section 13.05(d) of the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto,  Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.  It is not intended to be a definitive list of all of the terms and conditions of an auction pursuant to 13.05(d) of the Credit Agreement (an “Auction”) and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”).  Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates may tender Return Bids and be a participating Lender on the same terms and conditions set forth in this Outline and the applicable Offer Document, and such participation shall not be deemed a recommendation to any Lender to submit a Return Bid or to take part in this or any other offer.  Capitalized terms used but not defined in this Outline shall have the meanings assigned to them in the Credit Agreement.

1.             Summary.  Borrower or any of its Subsidiaries (such Person, “Purchaser”) may conduct one or more Auctions in order to purchase outstanding Term Loans in accordance with the terms of Section 13.05(d) of the Credit Agreement and this Outline, which Auctions shall be conducted pursuant to the procedures described herein.

No Auction may be commenced if any other Auction has been previously commenced and not yet completed, terminated or expired.  Two separate Auctions may not be commenced on the same day.

2.             Notice Procedures.  In connection with each Auction, Borrower (on behalf of Purchaser) will notify the Auction Manager (for distribution to all Lenders) prior to 1:00 p.m. New York time on the date on which Purchaser proposes to commence such Auction of the Term Loans that will be the subject of the Auction pursuant to a notice in substantially the form of Annex A hereto (a “Purchase Notice”).  Each Purchase Notice shall specify (i) the Tranche and maximum principal face amount of Term Loans Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 in the aggregate amount or an integral multiple of $500,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which Purchaser would be willing to purchase such Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding five (5) Business Days upon notice by Borrower (on behalf of Purchaser) to the Auction Manager not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Auction shall be permitted.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Return Bids having been received.  In the event of a Failed Auction, Borrower shall not be permitted to deliver a new Purchase Notice (on behalf of itself or any of its Subsidiaries) prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.

Exhibit O-1

3.             Reply Procedures.  In connection with any Auction, each Lender holding Term Loans of the Tranche identified in the Purchase Notice wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation which shall be in substantially the form of Annex B hereto (the “Return Bid”) and which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) of Term Loans of such Tranche (the “Reply Price”) (which, for the avoidance of doubt, shall be the discount to par applicable to the outstanding principal amount of such Term Loans) within the Discount Range and (ii) the principal amount of Term Loans of such Tranche, in an amount not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Term Loans of such Tranche of the assigning Lender), that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”).  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, the Borrower Assignment Agreement in the form included in the Offer Document.  Purchaser will not have any obligation to purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.  Any Lender that does not submit a Return Bid will be deemed to have declined to participate in such Auction.

4.             Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with Purchaser, will calculate the lowest Reply Price (the “Applicable Threshold Price”), expressed as a price per $1,000 for Term Loans of such Tranche, within the Discount Range received in the Auction that will allow Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which Purchaser has received Return Bids within the Discount Range).  No Return Bid (or, if applicable, any component bid thereof) will be accepted which specifies a Reply Price outside of the applicable Discount Range.  Subject to Section 5 below, Purchaser shall purchase Term Loans from each Lender whose Return Bid contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All principal amounts of Term Loans included in Return Bids received at a Reply Price that is equal to or lower than the Applicable Threshold Price will be purchased at the Applicable Threshold Price, subject to proration as described below.

5.             Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at or lower than the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at or lower than the Applicable Threshold Price would exceed the Auction Amount, then Purchaser shall purchase the Term Loans for which the Qualifying Bids submitted were at or lower than the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the Auction Amount.  No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

6.             Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks or such other electronic workspace reasonably acceptable to Borrower (on behalf of Purchaser)) in accordance with the Auction Manager’s standard dissemination practices promptly after the Return Bids were due.  The Auction Manager will insert the amount of Term Loans to be assigned and

Exhibit O-2

the applicable settlement date onto each applicable Borrower Assignment Agreement received in connection with a Qualifying Bid.  Upon request of the submitting Lender, the Auction Manager will promptly return any Borrower Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

7.             Additional Procedures.  Once initiated by a Purchase Notice, Borrower may withdraw an Auction on behalf of Purchaser only in the event that, as of such time, no Return Bid has been received by the applicable Auction Manager.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by Purchaser required by the terms and conditions of Section 13.05(d) of the Credit Agreement are not met.  The purchase price for the Term Loans purchased by Purchaser at an Auction shall be paid directly by Purchaser, in each case directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with Purchaser (which shall be no later than five (5) Business Days after the date Return Bids are due).

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with Purchaser, and their determination will be final and binding.  The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with Purchaser, will be final and binding.

This Exhibit O shall not require Borrower or any of its Subsidiaries to initiate any Auction.

Exhibit O-3

ANNEX A TO EXHIBIT O

FORM OF PURCHASE NOTICE

Date:  [                          ]

To:           Auction Manager under the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto,  Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

Borrower hereby gives notice to the Lenders that it (or a Subsidiary thereof; the Borrower or such Subsidiary, “Purchaser”) desires to conduct the following auction of Term Loans pursuant to Section 13.05(d) of the Credit Agreement (the “Auction”):

Auction Amount:  $[                          ] of Term [  ] Facility Loans (“Applicable Tranche Term Loans”)

Discount Range:  Purchase price of not less than $[                ] nor greater than $[                ] per $1,000 principal amount of Applicable Tranche Term Loans.  Such purchase price is for the principal of the outstanding Applicable Tranche Term Loans and excludes accrued but unpaid interest with respect thereto prior to the applicable settlement date.  Interest on such Applicable Tranche Term Loans accrued through the applicable settlement date shall be paid to the Lender that has assigned such Applicable Tranche Term Loans to Purchaser on the next Interest Payment Date.

Borrower acknowledges that this Purchase Notice may not be withdrawn other than in accordance with the Auction Procedures.  The Auction shall be consummated in accordance with the Auction Procedures with each return bid due by [          ] p.m. (New York time) on [          ].

Very truly yours,

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit O-4

ANNEX B TO EXHIBIT O

FORM OF RETURN BID

Date:  [                          ]

To:  The Auction Manager under the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Penn National Gaming, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto,  Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement or, if not defined therein, as defined in the Purchase Notice to which this Return Bid relates.

Ladies and Gentlemen:

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid:(34)

	Reply Price (price per $1,000)	Reply Amount
Applicable Tranche Term Loans	US$	US$
Applicable Tranche Term Loans	US$	US$
Applicable Tranche Term Loans	US$	US$

The undersigned Lender acknowledges that interest on such Applicable Tranche Term Loans accrued through the applicable settlement date shall be paid to the Lender that has assigned such Applicable Tranche Term Loans to Purchaser on the next Interest Payment Date.

The purchase price of any Applicable Tranche Term Loans that are assigned pursuant to a Borrower Assignment Agreement is requested to be disbursed to the undersigned Lender’s account as follows:

Bank:	[ ]
Account Name:	[ ]
Acct#:	[ ]
ABA#:	[ ]

(34)                          Lender may submit up to three component bids but need not submit more than one.  The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Applicable Tranche Term Loans held by it.

Exhibit O-5

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Borrower Assignment Agreement, to be held in escrow by the Auction Manager, obligates such Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable, and that this Return Bid is irrevocable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

Exhibit O-6

ANNEX C TO EXHIBIT O

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Item 1 below (the “Assignor”) and the Assignee identified in Item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) or, if not defined therein, as defined in the Purchase Notice to which this Assignment relates.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Applicable Tranche Term Loans (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	(35)

3.	Borrower:	PENN NATIONAL GAMING, INC.

4.	Administrative Agent:	BANK OF AMERICA, N.A.

5.	Credit Agreement:

Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Penn National Gaming, Inc., the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

6.	Assignor’s Interest in respect of Applicable Tranche Term Loans under the Credit Agreement:

(35)         Insert applicable Purchaser.

Exhibit O-7

Facility	Aggregate Principal Face Amount of Applicable Tranche Term Loans of Assignor
Applicable Tranche Term Loans	$

7.             Assigned Interest:

List below the Applicable Tranche Term Loans to be assigned by Assignor to Assignee subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Reply Price with respect to Applicable Tranche Term Loans being tendered to Assignee (price per $1,000 principal amount)(36)	Reply Amount (principal face amount of Applicable Tranche Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)(37)	Applicable Threshold Price with respect to Applicable Tranche Term Loans Assigned (price per $1,000 principal amount)(38)	Pro Rated Principal Face Amount of Applicable Tranche Term Loans Assigned(39)	Percentage Assigned of Applicable Tranche Term Loans(40)
$	$	$	$		%
$	$	$	$		%
$	$	$	$		%

(36)                         To be completed by Assignor.

(37)                          To be completed by Assignor.  The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Applicable Tranche Term Loans held by it.

(38)                          To be completed by the Auction Manager.

(39)                          To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.

(40)                          To be completed by the Auction Manager to at least 9 decimals as a percentage of the Applicable Tranche Term Loans of all Lenders thereunder.

Exhibit O-8

Effective Date:                           , 20     [TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.             Notice Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to (which shall not constitute notice):
with a copy to (which shall not constitute notice):

Attention:
Telecopier:
Attention:
Telecopier:

9.             The Assignor acknowledges and agrees that (i) tenders of the Applicable Tranche Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) validly tendered Applicable Tranche Term Loans will be deemed to have been accepted by the Assignee to the extent such Applicable Tranche Term Loans are part of a Qualifying Bid upon notification by the Auction Manager to the Assignor that such Applicable Tranche Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction Procedures); and (iii) it does not have any withdrawal rights with respect to any tender of its Applicable Tranche Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Applicable Tranche Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Applicable Tranche Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature page follows]

Exhibit O-9

The Assignor acknowledges and agrees that tenders of its Applicable Tranche Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

[ ]
as Auction Manager

By:
Name:
Title:

Exhibit O-10

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any other Credit Party, their respective Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any other Credit Party, their respective Subsidiaries or any other person of any of their respective obligations under any Credit Document, (c) it has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents described in the Auction Procedures and (d) acknowledges that (i) Assignee currently may have, and later may come into possession of, information regarding the Applicable Tranche Term Loans or the Credit Parties that is not known to it and that may be material to a decision to enter into this Assignment (“Assignee Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignee Excluded Information, (iii) the Assignee shall have no liability to it, and Assignor hereby, to the extent permitted by law, waives and releases any claims it may have against Assignee under applicable laws or otherwise, with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties set forth below in Section 1.2 of this Standard Terms and Conditions and (iv) the Assignee Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders.  The Assignor will, upon request, execute and deliver any additional documents deemed by the Administrative Agent, the Auction Manager or the Assignee to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and

Exhibit O-11

to consummate the transactions contemplated hereby, and (ii) it has transmitted same day funds to the Assignor on the Effective Date; (b) acknowledges that Assignor (i) currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties that is not known to it and that may be material to a decision to enter into this Assignment (“Assignor Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Assignor Excluded Information and (iii) Assignor shall have no liability to it, and Assignee hereby, to the extent permitted by law, waives and releases any claims it may have against such Assignor under applicable laws or otherwise, with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Assignor as set forth in Section 1.1 of this Standard Terms and Condition; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; (d) agrees that, effective as of the Effective Date, all of the Term Loans assigned to the Assignee pursuant to this Assignment shall immediately and automatically be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Assignee) for all purposes under the Credit Agreement and all of the other Credit Documents and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender until such time as the Loans assigned to it hereunder are automatically cancelled on the Effective Date.

1.3                               No Violation of Laws.  Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments of interest in respect of the Assigned Interest (excluding payments of principal) to the Assignor for amounts which have accrued to but excluding the Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Effective Date.

3.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy (or email) shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment and any claims, controversies, disputes, or causes of action (whether arising under contract law, tort law or otherwise) based upon or relating to this Assignment, shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

Exhibit O-12

EXHIBIT P

FORM OF OPEN MARKET ASSIGNMENT AND ASSUMPTION AGREEMENT

This Open Market Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Item 1 below (the “Assignor”) and the Assignee identified in Item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective Tranches of Term Loans identified below (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	(41)

3.	Borrower:	PENN NATIONAL GAMING, INC.

4.	Administrative Agent:	BANK OF AMERICA, N.A.

5.	Credit Agreement:

Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Penn National Gaming, Inc., the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

6.	Assigned Interest:

(41)                    Insert name of Borrower of applicable Subsidiary.

Exhibit P-1

Tranche of Term Loans Assigned	Aggregate Amount of Term Loans under Relevant Tranche for all Lenders	Amount of Term Loans under Relevant Tranche Assigned
	$	$

Effective Date:                           , 20

8.                                      Notice Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to (which shall not constitute notice):
with a copy to (which shall not constitute notice):

Attention:
Telecopier:
Attention:
Telecopier:

[Signature page follows]

Exhibit P-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A.
as Administrative Agent

By:
Name:
Title:

Exhibit P-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR OPEN MARKET ASSIGNMENT AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any other Credit Party, any of their respective Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any other Credit Party, any of their respective Subsidiaries or any other person of any of their respective obligations under any Credit Document, and (c) acknowledges that (i) Assignee currently may have, and later may come into possession of, information regarding the Assigned Interest or the Credit Parties that is not known to it and that may be material to a decision to enter into this Assignment (“Assignee Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignee Excluded Information, (iii) the Assignee shall have no liability to it, and Assignor hereby, to the extent permitted by law, waives and releases any claims it may have against Assignee under applicable laws or otherwise, with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties set forth below in Section 1.2 of this Standard Terms and Conditions and (iv) the Assignee Excluded Information may not be available to the Administrative Agent or the other Lenders.  The Assignor will, upon request, execute and deliver any additional documents deemed by the Administrative Agent or the Assignee to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it has transmitted same day funds to the Assignor on the Effective Date; (b) acknowledges that Assignor (i) currently

Exhibit P-4

may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties that is not known to it and that may be material to a decision to enter into this Assignment (“Assignor Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Assignor Excluded Information and (iii) Assignor shall have no liability to it, and Assignee hereby, to the extent permitted by law, waives and releases any claims it may have against such Assignor under applicable laws or otherwise, with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Assignor as set forth in Section 1.1 of this Standard Terms and Condition; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; (d) agrees that, effective as of the Effective Date, all of the Term Loans assigned to the Assignee pursuant to this Assignment shall immediately and automatically be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Assignee) for all purposes under the Credit Agreement and all of the other Credit Documents and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender until such time as the Loans assigned to it hereunder are automatically cancelled on the Effective Date.

1.3                               No Violation of Laws.  Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments of interest in respect of the Assigned Interest (excluding payments of principal) to the Assignor for amounts which have accrued to but excluding the Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Effective Date.

3.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy (or email) shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment and any claims, controversies, disputes, or causes of action (whether arising under contract law, tort law or otherwise) based upon or relating to this Assignment, shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

Exhibit P-5

EXHIBIT Q

FORM OF TERM LOAN EXTENSION AMENDMENT

This form is intended to summarize certain basic terms of a Term Loan Extension Amendment pursuant to and in accordance with the terms and conditions of Section 2.13 of the Credit Agreement.  The following provisions may be modified or deleted and additional provisions added as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement.

TERM LOAN EXTENSION AMENDMENT, dated as of                           , 20[  ] (this “Agreement”), by and among the Lenders party hereto (each, an “Extending Lender” and, collectively, the “Extending Lenders”), PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto,  Administrative Agent, Bank of America, N.A., as Collateral Agent, and the other parties party thereto; capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may request that all or a portion of the Term Loans of any Tranche be modified to constitute another Tranche of Term Loans in order to extend the final maturity date thereof, in each case, by, among other things, entering into one or more Extension Amendments with Lenders of the applicable Term Loans.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Extending Lender hereby agrees to modify the Term Loans set forth on Schedule A annexed hereto into Extended Term Loans, on the terms and subject to the conditions set forth below:(42)

1.                                      Term Loans Extended.  Upon the effectiveness hereof, the Term [   ](43) Facility Loans of each Extending Lender, in the aggregate principal amount specified on Schedule A hereto, shall be

(42)                         Insert items as applicable, with respect to the Extended Term Loans, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

(43)                          Insert Tranche letter of Term Loans being extended.

Exhibit Q-1

modified into Term [         ](44) Facility Loans (the “Extended Term Loans”).  Except as set forth below or in the Credit Agreement, the Extended Term Loans shall have all of the same terms as the Term Loans from which they were modified.

2.                                      Maturity Date.  The Extended Term Loans shall mature on [          ], 20[  ].

3.                                      Interest Rates.  The Applicable Margin with respect to the Extended Term Loans shall be (A) [     ]% per annum, in the case of ABR Loans, and (B) [     ]% per annum, in the case of LIBOR Loans.(45)

4.                                      Amortization.  [The amortization schedule set forth on Annex C of the Credit Agreement is hereby replaced in its entirety with the amortization schedule set forth on Schedule B hereto, which reflects](46) [The amortization schedule set forth in Section 3.01(b) is hereby amended as set forth on Schedule B hereto, which amendment reflects](47)(i) the amortization schedule (including the principal amounts payable pursuant thereto) of the Extended Term Loans and (ii) ratable adjustments to the existing amortization schedule (including the principal amounts payable pursuant thereto) of the Term Loans of the Existing Term Loan Tranche to reflect the amount of the Extended Term Loans (it being understood, for the avoidance of doubt, that such adjustments shall not reduce the amount of any previously scheduled amortization payment payable to any Lender with respect to Term Loans of the Existing Term Loan Tranche which are not extended pursuant hereto).  In any event, the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche.

[5.                                  Financial Covenants.  The covenants set forth in Section 10.08 are hereby modified as set forth on Schedule C hereto; provided that such modifications shall become effective only after the Final Maturity Date in effect immediately prior to giving effect to this Agreement](48)

[6.                                  Other Fees.  Borrower agrees to pay each Extending Lender a fee equal to [   ]% of the aggregate principal amount of such Lender’s Term Loans being extended hereby on [                        , 20[    ]].](49)

7.                                      Credit Agreement.  The Credit Agreement shall be deemed amended to reflect (x) the terms set forth in Sections 1 through [5] of this Agreement and (y) the additional amendments set forth on

(44)                          Insert Tranche letter of Extended Term Loans.

(45)                          Insert pricing grid if applicable.

(46)                          Use for extension of Term A Facility Loans.

(47)                          Use for extension of Term B Facility Loans.

(48)                          Insert modifications to financial covenants, if any.

(49)                          Insert fees to be paid to Extending Lenders, if any.

Exhibit Q-2

Schedule D hereto(50).    Except as set forth in this Agreement (including the Schedules hereto), the Extended Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

8.                                     Borrower’s Certifications.  By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Borrower hereby certify that:

(i)                                     Both before and after giving effect to this Agreement, the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement and by each Credit Party in each other Credit Document to which it is a party are true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) as of such earlier date).

(ii)                                  Both before and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

9.                                      Borrower Covenants.  By its execution of this Agreement and as a condition to the effectiveness hereof, Borrower hereby covenants that Borrower shall deliver or cause to be delivered the following documents: [                      ], together with all other documents reasonably requested by Administrative Agent in connection with this Agreement.

10.                               Recordation of the Extended Term Loans.  Upon execution and delivery hereof, Administrative Agent will revise the Register to reflect the modification of Term Loans into Extended Term Loans as provided herein.

11.                               Amendment, Modification and Waiver.  Subject to future amendments and other modifications to the Credit Agreement made pursuant to the terms thereof, this Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

12.                               Entire Agreement.  This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

(50)                          To include such amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of the Extended Term Loans).

Exhibit Q-3

13.                               GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

14.                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or email) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

Exhibit Q-4

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Term Loan Extension Amendment as of the date set forth above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit Q-5

[NAME OF EXTENDING LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

Amount of Term [ ] Facility Loans
Held: $

Amount of Term [ ] Facility Loans
Requested to be Extended: $

Exhibit Q-6

Consented to by:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit Q-7

SCHEDULE A
TO TERM LOAN EXTENSION AMENDMENT

Name of Extending Lender		Principal Amount Extended
[ ]		$
[ ]		$
	Total:	$

Exhibit Q-8

SCHEDULE B
TO TERM LOAN EXTENSION AMENDMENT

Amortization Schedule

Exhibit Q-9

SCHEDULE C
TO TERM LOAN EXTENSION AMENDMENT

Financial Covenant Modifications

Exhibit Q-10

SCHEDULE D
TO TERM LOAN EXTENSION AMENDMENT

Additional Amendments to Credit Agreement

Exhibit Q-11

EXHIBIT R

FORM OF REVOLVING EXTENSION AMENDMENT

This form is intended to summarize certain basic terms of a Revolving Loan Extension Amendment pursuant to and in accordance with the terms and conditions of Section 2.13 of the Credit Agreement.  The following provisions may be modified or deleted and additional provisions added as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement.

REVOLVING EXTENSION AMENDMENT, dated as of                           , 20[  ] (this “Agreement”), by and among the Lenders party hereto (each, an “Extending Lender” and, collectively, the “Extending Lenders”), PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of October 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto,  Administrative Agent, Bank of America, N.A., as Collateral Agent, and the other parties party thereto; capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may request that all or a portion of the Revolving Commitments of any Tranche be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof, in each case, by, among other things, entering into one or more Extension Amendments with Lenders of the applicable Revolving Commitments.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Extending Lender hereby agrees to modify the Revolving Commitments and related Revolving Loans set forth on Schedule A annexed hereto into Extended Revolving

Exhibit R-1

Commitments and Extended Revolving Loans, respectively, in each case, on the terms and subject to the conditions set forth below:(51)

1.                                      Revolving Commitments and Revolving Loans Extended.  Upon the effectiveness hereof,  [   ](52) Revolving Commitments and Tranche [   ] Revolving Loans of each Extending Lender, in the amounts specified on Schedule A hereto, shall be modified into Tranche [   ](53) Revolving Commitments (the “Extended Revolving Commitments”) and Tranche [   ] Revolving Loans (the “Extended Revolving Loans”), respectively.  Except as set forth below or in the Credit Agreement, the Extended Revolving Commitments and Extended Revolving Loans shall have all of the same terms as the Revolving Commitments and Revolving Loans, as applicable, from which they were modified.

2.                                      Termination Date/Maturity Date.  The Extended Revolving Commitments and the Extended Revolving Loans shall mature, in each case, on [          ], 20[  ].

3.                                      Interest Rates.  The Applicable Margin with respect to the Extended Revolving Loans shall be (A) [     ]% per annum, in the case of ABR Loans, and (B) [     ]% per annum, in the case of LIBOR Loans.(54)

[4.                                  Financial Covenants.  The covenants set forth in Section 10.08 are hereby modified as set forth on Schedule B hereto; provided that such modifications shall become effective only after the Final Maturity Date in effect immediately prior to giving effect to this Agreement](55)

5.                                      Applicable Fee Percentage.  The Applicable Fee Percentage with respect to the Extended Revolving Commitments shall be [     ]% per annum.(56)

(51)                          Insert items as applicable, with respect to the Extended Revolving Commitments, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

(52)                          Insert Tranche letter of Revolving Commitments being extended.

(53)                          Insert Tranche letter of Extended Revolving Commitments.

(54)                          Insert pricing grid if applicable.

(55)                          Insert modifications to financial covenants, if any.

(56)                          Insert grid if applicable.

Exhibit R-2

[6.                                  Other Fees.  Borrower agrees to pay each Extending Lender a fee equal to [   ]% of the aggregate amount of such Lender’s Revolving Commitments being extended hereby on [                        , 20[    ].]

7.                                      Credit Agreement.  The Credit Agreement shall be deemed amended to reflect (x) the terms set forth in Sections 1 through [5] of this Agreement and (y) the additional amendments set forth on Schedule C hereto(57).  Except as set forth in this Agreement (including the Schedules hereto), the Extended Revolving Commitments and Extended Revolving Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

8.                                      Borrower’s Certifications.  By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Borrower hereby certify that:

(i)                                     Both before and after giving effect to this Agreement, the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement and by each Credit Party in each other Credit Document to which it is a party are true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) as of such earlier date)..

(ii)                                  Both before and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

9.                                      Borrower Covenants.  By its execution of this Agreement and as a condition to the effectiveness hereof, Borrower hereby covenants that Borrower shall deliver or cause to be

(57)                          To include such amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement (including, without limitation, (A) amendments to Section 2.04(b)(iii) and Section 2.09(b)(i) of the Credit Agreement to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to the Extended Revolving Commitments without a concurrent reduction of the Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of the Extended Revolving Commitments).

Exhibit R-3

delivered the following documents: [                      ], together with all other documents reasonably requested by Administrative Agent in connection with this Agreement.

10.                               Recordation of the Extended Revolving Commitments and the Extended Revolving Loans.  Upon execution and delivery hereof, Administrative Agent will revise the Register to reflect the modification of Revolving Commitments and Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans as provided herein.

11.                               Amendment, Modification and Waiver.  Subject to future amendments and other modifications to the Credit Agreement made pursuant to the terms thereof, this Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

12.                               Entire Agreement.  This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.                               GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

14.                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or email) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

Exhibit R-4

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Revolving Extension Amendment as of the date set forth above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit R-5

[NAME OF EXTENDING LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

Amount of Tranche [ ]
	Revolving Commitments Held:	$
Revolving Loans Held:$

Amount of Tranche [ ]
Revolving Commitments
	Requested to be Extended:	$

Revolving Loans
	Requested to be Extended:	$

Exhibit R-6

Consented to by:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[[ ],
as L/C Lender

By:
Name:
Title:](58)

[[ ],
as Swingline Lender

By:
Name:
Title:](59)

(58)                          Include if the L/C Lender’s consent is required pursuant to Section 2.13(d) of the Credit Agreement.

(59)                          Include if the Swingline Lender’s consent is required pursuant to Section 2.13(d) of the Credit Agreement.

Exhibit R-7

SCHEDULE A
TO REVOLVING EXTENSION AMENDMENT

Name of Extending Lender		Revolving Commitments Extended		Revolving Loans Extended(60)
[ ]		$		$
[ ]		$		$
	Total:	$	Total:	$

(60)                          To be in same proportion as Revolving Commitments extended.

Exhibit R-8

SCHEDULE B
TO TERM LOAN EXTENSION AMENDMENT

Financial Covenant Modifications

Exhibit R-9

SCHEDULE C
TO TERM LOAN EXTENSION AMENDMENT

Additional Amendments to Credit Agreement

Exhibit R-10

EXHIBIT S

FORM OF

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[               ], 20[   ]

Among

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent for the Credit Agreement Secured Parties,

[                                       ],
as the Initial Other Authorized Representative,

[                                       ],
as the Initial Other Collateral Agent,

and

each additional Authorized Representative and Collateral Agent from time to time party hereto

Exhibit S-1

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Construction; Certain Defined Terms	4

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims	13
SECTION 2.02	Actions with Respect to Shared Collateral, Restricted Assets or Sale Proceeds; Prohibition on Contesting Liens	15
SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions	16
SECTION 2.04	Automatic Release of Liens	17
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	17
SECTION 2.06	Reinstatement	18
SECTION 2.07	Insurance	18
SECTION 2.08	Refinancings	18
SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee for Perfection	19
SECTION 2.10	Amendments to First Lien Security Documents	20

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01	Authority	20
ARTICLE 4.02	Powers of Attorney	21

ARTICLE V

MISCELLANEOUS

SECTION 5.01	Notices	22
SECTION 5.02	Waivers; Amendment; Joinder Agreements	23
SECTION 5.03	Parties in Interest	24

Exhibit S-2

Exhibit S-3

PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of [                  ], 20[  ], among BANK OF AMERICA, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [                                                  ], as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), [                                 ], as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Collateral Agent”) and each additional Authorized Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

Reference is made to (i) the Credit Agreement, dated as of October 30, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Borrower”), each Subsidiary of the Borrower party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the other parties named therein and (ii) the Security Agreement, dated as of October 30, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among the Borrower, each Subsidiary of the Borrower party thereto from time to time and the Administrative Agent.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative and Collateral Agent (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01                                           Construction; Certain Defined Terms.

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the

Exhibit S-4

same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)                                 Without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations.  In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment.  Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c)                                  As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

Exhibit S-5

“Applicable Authorized Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Applicable Collateral Agent” means (i) until the earlier of (x) Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Person named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now constituted or hereafter amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations, the Initial Other Collateral Agent, and (iii) in the case of any other Series of Other First Lien Obligations or Other First

Exhibit S-6

Lien Secured Parties that become subject to this Agreement after the date hereof, the Person named as Collateral Agent for such Series in the applicable Joinder Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Secured Parties” means (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative.

“Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other “Security Documents” (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all amounts owing to any lender, or agent under any Credit Document or any affiliate thereof, pursuant to the terms of any Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including, without limitation, the “Secured Obligations” as defined in the Security Agreement; provided that Credit Agreement Obligations shall include obligations under Swap Contracts or Cash Management Agreements secured under the Credit Agreement Collateral Documents.

“Credit Agreement Secured Parties” means the holders of Credit Agreement Obligations, including the “Secured Parties” as defined in the Credit Agreement.

“Credit Documents” mean the Credit Agreement, each Credit Agreement Collateral Document and the other “Credit Documents” (as defined in the Credit Agreement).

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, Shared Collateral.  The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such

Exhibit S-7

Credit Agreement Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) or the Borrower to each Other First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.

“First Lien Documents” means, with respect to the Credit Agreement Obligations, the Credit Agreement Documents, and with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Borrower and each Subsidiary of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Security Agreement and any security documents and other operative agreements evidencing or governing the indebtedness and other obligations thereunder, and the liens securing such indebtedness

Exhibit S-8

and other obligations, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Initial Other Security Agreement” means the [Security Agreement dated as of            among the Initial Other Authorized Representative and [              ], and each other [              ] agreement entered into in favor of the [              ] for the purpose of securing any Initial Other First Lien Obligations][described the security agreement, collateral agreement or other document pursuant to which the Initial Other First Lien Obligations are secured.].

“Insolvency or Liquidation Proceeding” means:

(i)                                     any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)                                  any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)                               any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

“Joinder Agreement” means the document substantially in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Series of Other First Lien Obligations with an aggregate outstanding principal amount in excess of $100,000,000 that constitutes the largest outstanding principal amount (including contingent reimbursement agreements in respect of letters of credit) of any then outstanding Series of First Lien Obligations; provided, however, that if there are two outstanding Series of Other First Lien

Exhibit S-9

Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition and if such Series of other First Lien Obligations have the same existing principal amount, the Major Non-Controlling Authorized Representative shall be determined by vote of the holders of such Series of Other First Lien Obligations constituting a majority of the amount of such Series of Other First Lien Obligations.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 150 days (throughout which 150-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an “Event of Default” (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an “Event of Default” (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (A) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (B) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means any indenture, including the Initial Other First Lien Agreement and/or credit agreement (excluding the Credit Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Administrative Agent.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any Series of

Exhibit S-10

Additional Senior Class Debt; provided that, in each case, the indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including the Initial Other First Lien Secured Party) pursuant to the terms of any Other First Lien Agreement (including the Initial Other First Lien Agreement), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Other First Lien Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, obligations under Swap Contracts or Cash Management Agreements to the extent secured under Other First Lien Security Documents with any Other First Lien Secured Party or affiliate thereof (or a person that was an Other First Lien Secured Party or affiliate thereof at the time the applicable Other First Lien Obligations were entered into), reimbursement obligations in respect of letters of credit issued and subject to Other First Lien Documents whether drawn or undrawn and guarantees of the foregoing amounts and including, without limitation, the “Obligations” as defined in the Other First Lien Security Documents; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of indebtedness permitted to be secured on a pari passu basis with the Credit Agreement Obligations pursuant to the Credit Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Other First Lien Security Documents” means any security agreement, mortgage, pledge or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.

“Permitted Credit Agreement Pari Passu Indebtedness” means any Indebtedness referenced in clause (B) of Section 13.04(e) of the Credit Agreement.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise.  Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Security Documents.  All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

Exhibit S-11

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, or the chief financial officer or treasurer of Borrower.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Company or any other Grantor to the extent the same constitute “Excluded Assets” under (and as defined in) any First Lien Security Documents or are similarly carved out from the granting clause or the collateral thereunder.

“Sale Proceeds” means (i) the proceeds from the sale of the Company or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“Secured Credit Document” means (i) the Credit Agreement and the “Credit Documents” (as defined in the Credit Agreement), (ii) the Initial Other First Lien Documents and (iii) the Other First Lien Documents.

“Security Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Senior Facilities” means the Credit Agreement and any indenture, credit agreement or other governing agreement with respect to any Additional Senior Class Debt.

“Series” means (i) with respect to the First Lien Secured Parties, each of (A) the Credit Agreement Secured Parties (in their capacities as such), (B) the Initial Other First Lien Secured Parties (in their capacities as such), and (C) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (ii) with respect to any First Lien Obligations, each of (A) the Credit Agreement Obligations, (B) the Initial Other First Lien Obligations and (C) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid security interest or Lien at such time; provided that collateral

Exhibit S-12

consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Administrative Agent pursuant to Section 2.03 of the Credit Agreement (or any equivalent successor provision) or pledged to secure similar obligations in any other First Lien Documents shall be applied as specified in the Credit Agreement or other applicable First Lien Document and will not constitute Shared Collateral.  If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid security interest or Lien in such Collateral at such time.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate option, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect the Borrower or any of its subsidiaries against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01                                           Priority of Claims.

(a)                                 Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, Restricted Assets or Sale Proceeds or any distribution is made in respect of any Shared Collateral, Restricted Assets or Sale Proceeds in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, Restricted Assets or Sale Proceeds the proceeds of any sale, collection or other liquidation of any such Shared Collateral, Restricted Assets or Sale Proceeds by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral, Restricted Assets or Sale Proceeds and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor

Exhibit S-13

agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by such Applicable Collateral Agent in the following order:

(i)                                     FIRST, to the payment of all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Secured Credit Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Documents;

(ii)                                  SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the First Lien Obligations of each Series secured by such Shared Collateral (the amounts so applied to be distributed among the First Lien Secured Parties pro rata in accordance with the respective principal amounts of such First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Credit Documents); and

(iii)                               THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b)                                 Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(c)                                  It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(d)                                 Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), (i) each First Lien Secured Party hereby agrees that the Liens securing each Series of

Exhibit S-14

First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein, regardless of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations, granted on the Shared Collateral.

SECTION 2.02                                           Actions with Respect to Shared Collateral, Restricted Assets or Sale Proceeds; Prohibition on Contesting Liens.

(a)                                 With respect to any Shared Collateral, Restricted Assets or Sale Proceeds, notwithstanding Section 2.01, only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral, Restricted Assets or Sale Proceeds (including with respect to any intercreditor agreement with respect to any Shared Collateral, Restricted Assets or Sale Proceeds).  At any time when the Administrative Agent is the Applicable Collateral Agent, no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral, Restricted Assets or Sale Proceeds (including with respect to any intercreditor agreement with respect to Shared Collateral, Restricted Assets or Sale Proceeds), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b)                                 With respect to any Shared Collateral at any time when any Other First Lien Collateral Agent is the Applicable Collateral Agent, (i) such Other First Lien Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) such Other First Lien Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral, Restricted Assets or Sale Proceeds) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct such Other First Lien Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, such Shared Collateral (including with respect to any intercreditor agreement with respect to such Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only such Other First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c)                                  Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral, Restricted Assets or Sale Proceeds as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral, Restricted Assets or Sale Proceeds.  No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral

Exhibit S-15

Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral or to cause the Applicable Collateral Agent to do so.  The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral, Restricted Assets or Sale Proceeds.

(d)                                 Without limiting the provisions of Section 4.02, each Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Security Document with respect to Shared Collateral, Restricted Assets or Sale Proceeds and to execute releases in connection therewith.

SECTION 2.03                                           No Interference; Payment Over; Exculpatory Provisions.

(a)                                 Except, in each case, with respect to any Excess Other First Lien Obligations or any Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement (including in any Insolvency or Liquidation Proceeding); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could reasonably be expected, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b)                                 Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First

Exhibit S-16

Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent for such Shared Collateral, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

(c)                                  None of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement

SECTION 2.04                                           Automatic Release of Liens.

(a)                                 If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement of Liens on the Shared Collateral by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)                                 Each Collateral Agent and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral (or any guaranty) provided for in this Section.

SECTION 2.05                                           Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)                                 This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against Borrower or any other Grantor or any of their subsidiaries.

(b)                                 If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-

Exhibit S-17

Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement (other than any Liens of the First Priority Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to (x) the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral and (y) any aspect of a DIP Financing relating to any provision or content of a plan of reorganization or any similar dispositive restructuring plan other than to the extent such provision or content provides for payment of the DIP Financing in full; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06                                           Reinstatement.  In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07                                           Insurance.  As between the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized Representative), shall have the right (but no obligation) to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral solely to the extent the Applicable Collateral Agent or holders of the Series of First Lien Obligations represented by the Applicable Collateral Agent possess such right in the First Lien Documents.

SECTION 2.08                                           Refinancings.  The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such

Exhibit S-18

Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09                                           Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)                                 The Possessory Collateral shall be delivered to the Administrative Agent and the Administrative Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Collateral Agent, the Administrative Agent shall, at the request of the Applicable Collateral Agent, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (or otherwise allow the Applicable Collateral Agent to obtain control of such Possessory Collateral).  The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence.

(b)                                 Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)                                  The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

(d)                                 No Collateral Agent shall have any obligation whatsoever to any First Lien Secured Party to ensure that the Possessory Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee in accordance with this Section 2.09 and delivering the Possessory Collateral constituting Shared Collateral as provided herein.

(e)                                  None of the Collateral Agents or any of the First Lien Secured Parties shall have by reason of the Secured Credit Documents, this Agreement or any other document a fiduciary relationship with respect to the other Collateral Agents or any other First Lien Secured Party, and each Collateral Agent and each First Lien Secured Party hereby waives and releases the other Collateral Agents and First Lien Secured Parties from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.09 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control.

Exhibit S-19

SECTION 2.10                                           Amendments to First Lien Security Documents.

(a)                                 Without the prior written consent of the Administrative Agent, each Other First Lien Collateral Agent agrees that no Other First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Other First Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)                                 Without the prior written consent of each Other First Lien Collateral Agent, the Administrative Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)                                  In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower stating that such amendment is permitted by this Section 2.10.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower.  Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01                                              Authority.

(a)                                 Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable

Exhibit S-20

Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties.  Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.  Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession.  Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit-bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

ARTICLE 4.02             Powers of Attorney.

Each Non-Controlling Authorized Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of the First Lien Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or First Lien Secured

Exhibit S-21

Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purpose of this Agreement, including the exercise of any and all remedies under each First Lien Security Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V

MISCELLANEOUS

SECTION 5.01                                           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                 if to the Administrative Agent, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(b)                                 if to the Initial Other Collateral Agent, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(c)                                  if to the Initial Other Authorized Representative, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

Exhibit S-22

(d)                                 if to the Borrower or any Grantor, to the Borrower at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(e)                                  if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.  As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02                                           Waivers; Amendment; Joinder Agreements.

(a)                                 No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (other than any Authorized Representative and Collateral Agent with respect to any Discharged Series of First Lien Obligations) (and with respect to any such termination, waiver, amendment or modification to Section 2.10 or which otherwise by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).

(c)                                  Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations

Exhibit S-23

of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

(d)                                 Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary or advisable to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03                                           Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04                                           Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05                                           Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06                                           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07                                           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.08                                           Submission to Jurisdiction; Waivers.  Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

Exhibit S-24

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09                                           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10                                           Headings.  Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11                                           Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.12                                           Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another.  None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V).  Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13                                           Integration.  This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

Exhibit S-25

SECTION 5.14                                           Other First Lien Obligations.

To the extent, but only to the extent not prohibited by the provisions of the Credit Agreement or the Other First Lien Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the Credit Agreement Obligations and the Other First Lien Obligations; provided, that, so long as the Discharge of Credit Agreement Obligations has not occurred, such indebtedness qualifies as Permitted Credit Agreement Pari Passu Indebtedness (such indebtedness referred to as “Additional Senior Class Debt”).  Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Collateral Agent and Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i)                                     such Additional Senior Class Debt Representative and such Additional Senior Class Debt Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)                                  the Borrower shall have (x) if requested by the Collateral Agents, delivered to each Collateral Agent true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof; and

(iii)                               the Other First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

For the avoidance of doubt, in the event any Additional Senior Class Debt is incurred under a then-existing Senior Facility (and the Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent with respect to such Senior Facility is already party to this Agreement as an Authorized Representative), then such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent, as applicable, does not need to execute any of the Joinder Agreements referred to above and the certificate and documents referred to in Section 5.14(ii) above are not required to be delivered.

Exhibit S-26

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and an Additional Senior Debt Collateral Agent in accordance with this Section 5.14, each other Authorized Representative and Collateral Agent shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14.  Each Collateral Agent and each Authorized Representative agrees to enter into an instrument substantially in the form of Exhibit A hereto upon the request of the Borrower in connection with the incurrence of any Additional Senior Class Debt; provided, however, that the failure of any Collateral Agent, Authorized Representative to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are satisfied.

SECTION 5.15                                           Agent Capacities.  Except as expressly provided herein, Bank of America, N.A. is acting in the capacity of administrative agent and collateral agent solely for the Credit Agreement Secured Parties.  Except as expressly provided herein, the Initial Other Authorized Representative and the Initial Other Collateral Agent is acting in the capacity of a collateral agent and authorized representative solely for the Initial Other Secured Parties.

[Remainder of this page intentionally left blank]

Exhibit S-27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Authorized Representative

By:
Name:
Title:

Exhibit S-28

CONSENT OF GRANTORS

Dated:

Reference is made to the Pari Passu Intercreditor Agreement, dated as of [              ], between BANK OF AMERICA, N.A., as Administrative Agent, [                  ], as Initial Other Authorized Representative and [                    ], as Initial Other Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each Grantor has read the foregoing Intercreditor Agreement and consents thereto.  Each Grantor agrees that it will not, and will cause each of its Subsidiaries that are Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement.  Each Grantor confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except as set forth therein or to the extent their rights or obligations are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver).

Without limitation to the foregoing, each Grantor agrees to take, and to cause each other of its Subsidiaries that are Grantors to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.  Notices delivered to the Grantors pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

Exhibit S-29

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

Exhibit S-30

Exhibit A

to Intercreditor Agreement

[FORM OF] JOINDER NO. [       ] dated as of [              ], 20[   ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], [  ], (the “Intercreditor Agreement”), among BANK OF AMERICA, N.A., as Administrative Agent, [                  ], as Initial Other Authorized Representative and [                    ], as Initial Other Collateral Agent, and the additional Authorized Representatives and additional Collateral Agents from time to time a party thereto.(61)

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.                                    As a condition to the ability of the Borrower to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement.  Section 5.14 of the Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Class Debt Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the Intercreditor Agreement.  The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.                            In accordance with Section 5.14 of the Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become an Authorized Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as an Authorized Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the Intercreditor Agreement applicable to them as Authorized Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Parties that they represent as Other First Lien Secured Parties.  Each reference to an “Authorized Representative” in the Intercreditor Agreement shall be

(1)                                 In the event of the Refinancing of the Credit Agreement Obligations, this Joinder will be revised to reflect joinder by a new Credit Agreement Collateral Agent

Exhibit S-31

deemed to include the New Representative, and each reference to a “Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Collateral Agent.  The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.                            Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3.                            This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.                            Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                            THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 6.                            In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit S-32

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement.  All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

[Signature Page Follows]

Exhibit S-33

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit S-34

Acknowledged by:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Authorized Representative

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES AND COLLATERAL AGENTS],

By:
Name:
Title:

Exhibit S-35

EXHIBIT T

FORM OF

SECOND LIEN INTERCREDITOR AGREEMENT

among

PENN NATIONAL GAMING, INC.,

the other Grantors party hereto,

BANK OF AMERICA, N.A.
as Senior Representative for the Credit Agreement Secured Parties,

[            ]
as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [           ], 20[  ]

Exhibit T-1

		Page

ARTICLE I

Definitions

SECTION 1.01.	Certain Defined Terms	5
SECTION 1.02.	Terms Generally	13

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.	Subordination	14
SECTION 2.02.	No Payment Subordination; Nature of Senior Lender Claims	14
SECTION 2.03.	Prohibition on Contesting Liens	15
SECTION 2.04.	No New Liens	15
SECTION 2.05.	Perfection of Liens	15
SECTION 2.06.	Certain Cash Collateral	16

ARTICLE III

Enforcement

SECTION 3.01.	Exercise of Remedies	16
SECTION 3.02.	Cooperation	18
SECTION 3.03.	Actions upon Breach	18

ARTICLE IV

Payments

SECTION 4.01.	Application of Proceeds	19
SECTION 4.02.	Payments Over	19

ARTICLE V

Other Agreements

SECTION 5.01.	Releases	19
SECTION 5.02.	Insurance and Condemnation Awards	21
SECTION 5.03.	Amendments to Second Priority Collateral Documents	22
SECTION 5.04.	Rights as Unsecured Creditors	23
SECTION 5.05.	Gratuitous Bailee for Perfection	23

Exhibit T-2

Exhibit T-3

SECTION 8.15.	Section Titles	36
SECTION 8.16.	Counterparts	36
SECTION 8.17.	Authorization	36
SECTION 8.18.	No Third Party Beneficiaries; Successors and Assigns	36
SECTION 8.19.	Effectiveness	36
SECTION 8.20.	Administrative Agent and Representative	37
SECTION 8.21.	Relative Rights	37
SECTION 8.22.	Survival of Agreement	37

Exhibit T-4

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[  ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Company”), the other Grantors (as defined below) party hereto, BANK OF AMERICA, N.A. (“BA”), as administrative agent and collateral agent for the Credit Agreement Secured Parties (in such capacity, together with its successors, in such capacity the “Administrative Agent”), [insert name and capacity], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                   Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein.  As used in this Agreement, the following terms have the meanings specified below:

“Additional Debt” means any Additional Second Priority Debt and any Additional Senior Debt.

“Additional Debt Parties” means any Additional Second Priority Debt Parties and any Additional Senior Debt Parties.

“Additional Second Priority Debt” means any Indebtedness that is incurred, issued or guaranteed by the Company and/or any other Grantor (other than Indebtedness constituting Initial Second Lien Priority Debt), which Indebtedness and guarantees are secured by the Second Priority Collateral (or any portion thereof) for which the applicable Additional Second Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the liens on such Second Priority Collateral securing Senior Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) unless already a party with respect to that Series of Additional Second Priority Debt, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.  Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.  The

Exhibit T-5

requirements of clause (i) of Section 8.09(iv) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the loan agreements, the promissory notes, indentures or other operative agreements evidencing or governing such Indebtedness and the Second Priority Collateral Documents for such series, issue or class of Additional Second Priority Debt.

“Additional Second Priority Debt Facility” means each indenture, loan agreement or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.

“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is incurred, issued or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Liens securing the Credit Agreement Obligations or on a senior basis to the Liens securing the Second Priority Debt; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) unless already a party with respect to that Series of Additional Senior Debt, the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.14 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Company after the date hereof, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement.  Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements or other operative agreements evidencing or governing such Indebtedness, and the Senior Collateral Documents for such series, issue or class of Additional Senior Debt.

Exhibit T-6

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (i) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (ii) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (iii) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent as provided in Article XII of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“BA” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar United States federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law for the relief of debtors.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” means Penn National Gaming, Inc., a Pennsylvania corporation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided, that for purposes of Section 5.05 hereof “control” shall have the meaning set forth in the New York UCC for the applicable Collateral.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of October 30, 2013, among the Company, each Subsidiary of the Company party thereto from time to time as a guarantor, the

Exhibit T-7

lenders from time to time party thereto, BA, as administrative agent and collateral agent, and the other financial institutions party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Credit Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative with respect to the Second Priority Debt Parties holding the largest outstanding principal amount of any then-outstanding Second Priority Debt; provided, however, that, if there are two or more outstanding class of Second Priority Debt that have an equal outstanding principal amount, the class of Second Priority Debt with the earlier maturity date shall be considered to have the larger outstanding principal amount of purposes of this definition (and, if all of such classes have the same final maturity date, the holders of such Second Priority Debt shall determine the Designated Second Priority Representative by vote of the holders of a majority of such Second Priority Debt, and, in each case, such Designated Second Priority Representative shall be designated in a notice to the Designated Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and no longer required to be secured by, Shared Collateral pursuant to the terms of the documentation governing such Debt Facility.  The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the Discharge of all Senior Obligations with respect to Shared Collateral; provided that the Discharge of Senior Obligations shall not be deemed to have occurred in connection with a Refinancing of any Senior Obligations of any Series with a Senior Facility secured by Shared Collateral under one or more Senior Debt Documents which has been designated in writing by the Senior Representative with respect to such Senior Facility to the Designated Senior Representative (if the Designated Senior Representative is not such Senior Representative) and the Designated Second Priority Representative, as a Senior Facility for purposes of this Agreement.

Exhibit T-8

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Guarantors” as defined in the Credit Agreement and any other Subsidiaries of the Company that are guarantors of Senior Obligations.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [[Indenture] [Credit Agreement] dated as of [          ], 20[  ], among the Company, [the Guarantors identified therein,] [     ], as [trustee] [administrative agent], and [     ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(i)                                     any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)                                  any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)                               any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” has the meaning assigned to such term in Section 5.03(a).

“Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex I or Annex II hereof, as applicable, required to be delivered by a Representative to the Designated Senior Representative and the Designated Second Priority Representative (if any) pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

Exhibit T-9

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Date” has the meaning assigned to such term in Section 5.07.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Company or any other Grantor to the extent the same constitute “Excluded Assets” under (and as defined

Exhibit T-10

in) any Senior Priority Debt Documents and any Second Priority Debt Documents or are similarly carved out from the granting clause or the collateral thereunder.

“Sale Proceeds” means (i) the proceeds from the sale of the Company or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted, required to be granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means the Initial Second Priority Debt and any Additional Second Priority Debt.  Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and any Additional Second Priority Debt Documents.

“Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and the Additional Second Priority Debt Obligations.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and Additional Second Priority Debt Parties.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility in the applicable Joinder Agreement.

Exhibit T-11

“Second Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means that certain Security Agreement, dated as of October 30, 2013, among the Company, the other Grantors party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted, required to be granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Security Documents” as defined in the Credit Agreement, the Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (i) the Credit Agreement Loan Documents and (ii) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Series” means (i) with respect to any Senior Obligations, each of (A) the Credit Agreement Obligations and (B) the Additional Senior Debt Obligation incurred pursuant to any Additional Senior Debt Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Senior Representative (in its capacity as such) and (ii) with respect to any

Exhibit T-12

Second Priority Debt Obligations (A) the Initial Second Priority Debt Obligations and (B) the Additional Second Priority Debt Obligation incurred pursuant to any Additional Senior Debt Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Senior Representative (in its capacity as such).

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest).  If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest or Lien in such Collateral at such time.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02.                                   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Exhibit T-13

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.                                   Subordination.  (a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or of grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that, unless and until the Discharge of Senior Obligations: (i) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor or other Person, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (ii) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations.  All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.                                   No Payment Subordination; Nature of Senior Lender Claims  (a)  Except as otherwise set forth herein, the subordination of Liens securing Second Priority Debt Obligations to Liens securing Senior Obligations set forth in Section 2.01 affects only the relative priority of those Liens and does not subordinate the Second Priority Debt Obligations in right of payment to the Senior Obligations; provided that, for the avoidance of doubt, all payments and other amounts as to which Section 4.01 applies shall be subject to Section 4.01.  Except as otherwise set forth herein, nothing in this Agreement will affect the entitlement of the Second Priority Debt Parties to receive and retain required payments of interest, principal, and other amounts in respect of Second Priority Debt Obligations unless the receipt is expressly prohibited by, or results from the Second Priority Debt Parties’ breach of, this Agreement.

(b)  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (i) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently re-borrowed, (ii) the terms of the Senior Debt Documents, the Pari Passu Intercreditor Agreement and the Senior Obligations may be amended, supplemented or otherwise modified and (iii) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof.  The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt

Exhibit T-14

Obligations, or any portion thereof.  As between the Company and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.  Refinancings of Senior Obligations may be effectuated in accordance with this Agreement and any such Refinancing into Indebtedness that constitutes Senior Obligations shall have the benefit of this Agreement, whether such indebtedness constitutes Credit Agreement Obligations or Additional Senior Debt Obligations.

SECTION 2.03.                                   Prohibition on Contesting Liens  Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral.  Notwithstanding the foregoing, (a) no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01 and Section 3.01) or any of the Senior Debt Documents or the Pari Passu Intercreditor Agreement, and (b) no provision in this Agreement shall be construed to prevent or impair the rights of any Second Priority Representative to enforce this Agreement.

SECTION 2.04.                                   No New Liens.  The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to each Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof), (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations and (iii) agrees that any amounts received or distributed to such Second Priority Representative or such Second Priority Debt Party, as the case may be, pursuant to or as a result of any Lien granted in contravention of this Agreement shall be subject to Section 4.02.

SECTION 2.05.                                   Perfection of Liens.  Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the

Exhibit T-15

Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06.                                   Certain Cash Collateral.  Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03 of the Credit Agreement (or any equivalent successor provision) or pledged to secure similar obligations in any other Senior Debt Documents shall be applied as specified in the Credit Agreement or other applicable Senior Debt Document and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01.                                   Exercise of Remedies.

(a)                                 So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations or any Restricted Assets, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral or Restricted Assets by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral or Restricted Assets under the Senior Debt Documents or otherwise in respect of the Senior Collateral, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations or Restricted Assets and (ii) so long as a Discharge of Senior Obligations has not occurred, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral and Restricted Assets without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that the Second Priority Representative or any Second Priority Debt Party may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to each Senior Representative of any Second Priority Representative’s or Second Priority Debt Party’s intention to exercise its right to take such actions which notice shall specify that an “Event of Default” as defined in

Exhibit T-16

the applicable Second Priority Debt Documents has occurred and as a result of such “Event of Default”, the principal and interest under such Second Priority Debt Documents have become due and payable (the “Second Priority Standstill Period”) unless a Senior Representative has commenced and is diligently pursuing remedies with respect to any material portion of the Shared Collateral (or attempted to commence such exercise of remedies and is stayed by applicable Insolvency and Liquidation Proceedings); provided, further, that (A)  the Second Priority Standstill Period shall not commence unless an Event of Default (under and as defined in the applicable Second Priority Debt Documents) has occurred and all outstanding principal under a series of Second Priority Debt has become due and payable, (B) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a proof of claim or statement of interest, subject to Section 6.10(b), vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension), and make other filings, arguments, and motions with respect to the Second Priority Debt Obligations and the Shared Collateral under its Second Priority Debt Facility, in each case in accordance with the terms of this Agreement, (C) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (D) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (E) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03.  In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.

(b)                                 So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations.  Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)                                  Except as and when specifically permitted under Section 3.01(a), each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that, notwithstanding the expiration of the Second Priority Standstill Period, would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the

Exhibit T-17

Second Priority Debt Parties.

(d)                                 Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement.

(e)                                  Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto; provided, however, that the Second Priority Representatives and the Second Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by provisos to Section 3.01(a).  Following the Discharge of Senior Obligations, the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02.                                   Cooperation.  Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.                                   Actions upon Breach.  Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, this Agreement shall create a rebuttable presumption and admission by such Second Priority Debt Party that any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (a) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that

Exhibit T-18

might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01.                                   Application of Proceeds.  After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Shared Collateral or Proceeds thereof, Restricted Assets or Proceeds thereof or Sale Proceeds received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies with respect to Shared Collateral shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (and the Pari Passu Intercreditor Agreement) until the Discharge of Senior Obligations has occurred.  Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds, Restricted Assets or Proceeds thereof or Sale Proceeds held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that no amount of any Sale Proceeds will in any event be allocated to any Restricted Assets, and no Second Priority Representative, Second Priority Collateral Agent or other Second Priority Debt Party will, in any forum (including in any Insolvency or Liquidation Proceeding), assert that any amount of any Sale Proceeds should be allocated to any Restricted Assets.

SECTION 4.02.                                   Payments Over.  Unless and until the Discharge of Senior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Shared Collateral or Proceeds thereof, Restricted Assets or Proceeds thereof or Sale Proceeds received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral or Proceeds thereof, the Restricted Assets or any Proceeds thereof or Sale Proceeds in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party.  This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01.                                   Releases.

(a)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that: (1) if in connection with any exercise of any Senior Representative’s rights or remedies in respect of the Shared Collateral, in each case

Exhibit T-19

prior to the Discharge of Senior Obligations, such Senior Representative, for itself or on behalf of any of the Senior Secured  Parties, releases any of its Liens on any part of the Shared Collateral or such Senior Representative, for itself or on behalf of any of the Senior Secured Parties releases any Grantor from its obligations under its guaranty of the Senior Obligations, then the Liens, if any, of each Second Priority Representative, for itself or for the benefit of the Second Priority Debt Parties, on such Shared Collateral, and the obligations of such Grantor under its guaranty of the Second Priority Debt Obligations, shall be automatically, unconditionally and simultaneously released, (2) if in connection with any exercise of any Senior Representative’s remedies, in each case prior to the Discharge of Senior Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such Senior Representative releases its Lien on the property or assets of such Person, then the Liens of each Second Priority Representative with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of such Senior Representative and (3) in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary of the Company) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released and any Grantor released from its obligations under its guaranty of Senior Obligations released by a Senior Representative shall be released under its guaranty of Second Priority Debt Obligations, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations or the release of such Grantor under its guaranty of Senor Obligations, as applicable; provided that, in the case of any such sale, transfer or other disposition of Shared Collateral (other than any sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties shall not be so released if such sale, transfer or other disposition is not expressly permitted under the terms of any Second Priority Debt Document and, in the case of the release of any Grantor from its guaranty of Second Priority Debt Obligations (other than any release in connection with a sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to equity interests in any Grantor which equity interests constitute Shared Collateral), such guaranty shall not be so released if such release is not expressly permitted under the applicable Second Priority Debt Documents.  Each Second Priority Representative, for itself or on behalf of any Second Priority Debt Parties represented by it, shall promptly execute and deliver to the Senior Representatives and such Grantor such termination statements, releases and other documents as any Senior Representative or such Grantor may request to effectively confirm the foregoing releases referred to in clauses (1), (2) and (3) of the first sentence of this clause (a). Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b)                                 Unless and until the Discharge of Senior Obligations has occurred, eachSecond Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the

Exhibit T-20

purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)                                  Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)                                 Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02.                                   Insurance and Condemnation Awards.  Unless and until the Discharge of Senior Obligations has occurred, the Senior Representatives shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.  Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, but subject in all respects to the right of the Grantors under the Senior Debt Documents, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents and the Pari Passu Intercreditor Agreement, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  Unless and until the Discharge of Senior Obligations has occurred, if any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this

Exhibit T-21

Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03.                                   Amendments to Second Priority Collateral Documents.

(a)                                 Unless and until the Discharge of Senior Obligations has occurred, without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would contravene the provisions of this Agreement.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., as administrative agent or collateral agent, pursuant to or in connection with the Credit Agreement dated as of October 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time), among Penn National Gaming, Inc., a Pennsylvania corporation, the guarantors party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [               ], 20[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Bank of America, N.A., Penn National Gaming, Inc.,  [                                ] and the other parties party thereto.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this [Agreement], the terms of the Intercreditor Agreement shall govern.”

(b)                                 In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document upon delivery of the notice required by this clause (b) without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Collateral Document (or releasing any Grantor from its guarantee of the applicable Second Priority Obligations), except to the extent that a release of such Lien (or guarantee, as applicable) is permitted by Section 5.01, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of (x) the Second Priority Secured Parties disproportionately in regard to the Senior Secured Parties shall not apply to the affected Second Priority Security Documents without the consent of

Exhibit T-22

the applicable Second Priority Representative or (y) any Second Priority Representative to a greater extent than any other Senior Priority Representative shall not apply such other Second Priority Representative without the consent of such Second Priority Representative (in the case of (x) and (y), without regard to the fact that the Senior Secured Parties have a senior Lien on the Collateral) and (iii) written notice of such amendment, waiver or consent shall be given to each Second Priority Representative within ten (10) Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04.                                   Rights as Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement.  Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral.  In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.  Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05.                                   Gratuitous Bailee for Perfection.

(a)                                 Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)                                 Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist.  The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

Exhibit T-23

(c)                                  The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05.  The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(d)                                 The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e)                                  Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, without recourse, representation or warranty (i) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements (such endorsements shall be without recourse, representation or warranty) and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (ii) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct.  The Company and the other Grantors shall take such further action as is reasonably required to effectuate the transfer contemplated hereby to the extent required under the Second Priority Collateral Documents.  The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)                                   None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any other Grantor  to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.                                   When Discharge of Senior Obligations is Deemed Not to Have Occurred.  If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement,

Exhibit T-24

including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement.  Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, in each case, that are consistent with the terms of this Agreement, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to approve or receive insurance proceeds as a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07.                                   Purchase Right.  Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following the earliest to occur of: (a) a payment default under (i) the Senior Facility represented by the Designated Senior Representative that has not been cured or waived by the Credit Agreement Secured Parties or the Additional Senior Debt Parties, as applicable, within sixty (60) days of the occurrence thereof, (b) acceleration of (i) the Senior Facility represented by the Designated Senior Representative in accordance with the terms of such Senior Facility or (c) the commencement of an Insolvency or Liquidation Proceeding that constitutes an event of default under any Senior Debt Document (each, a “Purchase Event”), within thirty (30) days after the first date on which the Second Priority Debt Parties receive written notification that a Purchase Event has occurred, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest and fees, without warranty or representation or recourse (except for, in the case of the Credit Agreement Obligations, representations and warranties required to be made by assigning lenders pursuant to the Assignment Agreement (as such term is defined in the Credit Agreement)).  Written notice of the initial Purchase Event shall be given to the Second Priority Representatives by the Designated Senior Representative promptly following the Designated Senior Representative having obtained actual knowledge thereof.  Any Second Priority Debt Parties electing to purchase such Senior Obligations pursuant to this Section 5.07 shall exercise such right by delivering irrevocable written notice within such thirty (30)-day period, which notice shall set forth the date on which such Purchase Event shall occur (the “Purchase Date”) and shall irrevocably obligate such Second Priority Debt Parties to make such purchase not later than such Purchase Date (which shall be no later than fifteen (15) Business Days of the date such Second Priority Debt Parties execute such election).  If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within fifteen (15) Business Days of the written notice to the Designated Senior Representative pursuant to which such right is exercised.  All Second Priority Debt Parties shall have the opportunity to exercise such purchase right, on a ratable basis according to the amount of Second Priority Obligations held by such Second Priority Debt Parties which make such election, and if some Second Priority Debt Parties elect to make such purchase on less than a ratable

Exhibit T-25

basis, other Second Priority Debt Parties may purchase such excess in a proportionate manner among such other Second Priority Debt Parties; provided that no Senior Obligations may be purchased unless all Senior Obligations are purchased.  If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representatives and the applicable Second Priority Debt Representatives.  If none of the Second Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01.                                   Financing Issues.  Unless and until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then,  unless (a) the Designated Senior Representative shall then oppose or object to such DIP Financing, or (b) there are any Senior Obligations (other than Senior Obligations that are rolled into such DIP Financing) with respect to which the Liens securing such Senior Obligations are not subordinated to or pari passu with such DIP Financing, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by the Designated Senior Representaive, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) except as otherwise set forth in Section 5.04 hereof, objection to (and will not otherwise contest) any other motion filed by the Senior Representative in any such Insolvency or Liquidation Proceeding that is otherwise consistent with the terms hereof or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor (including pursuant to Section 363 of the Bankruptcy Code) for which the Designated Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that (i) the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement or (ii) the net proceeds of such sale will be applied to the payment of Senior Obligations.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that (x) it will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale or other disposition of the Shared Collateral supported

Exhibit T-26

by the Designated Senior Representative under Section 363 of the Bankruptcy Code and (y) notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice; provided that the foregoing provisions of this Section 6.01 shall not prevent any Second Priority Representative or any other Second Priority Secured Party from objecting to any provision in any DIP Financing that compels the Company or any other Grantor to seek confirmation of, or results in a default under the DIP Financing or payment of additional fees or interest or shortening or acceleration of maturity  if the Company or any other Grantor fails to obtain confirmation of, a particular plan of reorganization or other plan of similar effect under any Bankruptcy Law (provided the DIP Financing may require any plan of reorganization or other plan of similar effect to provide for repayment of such DIP Financing).

Notwithstanding any other provision hereof to the contrary, each Second Priority Representative and each Second Priority Collateral Agent, for itself and on behalf of the Second Priority Debt Parties represented by it, agrees that (A) without the consent of the Senior Secured Parties, none of such Second Priority Representative or such Second Priority Collateral Agent, the Second Priority Debt Parties represented by it or any agent or the trustee on behalf of any of them shall, for any purpose during any Insolvency or Liquidation Proceeding or otherwise, support, endorse, propose or submit, whether directly or indirectly, any valuation of any of the Grantors or their respective assets that allocates or ascribes any value whatsoever to any of the Restricted Assets and (B) without the consent of the First Lien Secured Parties, none of such Second Priority Representative or such Second Priority Collateral Agent, the Second Priority Debt Parties represented by it or any agent or trustee on behalf of any of them shall for any purpose during any Insolvency or Liquidation Proceeding or otherwise challenge, dispute or object, whether directly or indirectly, to any valuation of any of the Grantors or their respective assets, or otherwise take any position with respect to such valuation, that is proposed, supported or otherwise arises in any Insolvency or Liquidation Proceeding, on grounds that such valuation does not allocate or ascribe adequate or appropriate value to any of the Restricted Assets.

SECTION 6.02.                                   Relief from the Automatic Stay.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03.                                   Adequate Protection.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law.  Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is

Exhibit T-27

subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

SECTION 6.04.                                   Preference Issues.  If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.                                   Separate Grants of Security and Separate Classifications.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts

Exhibit T-28

distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties).  Nothing in the foregoing is intended to be construed to require that all Senior Obligations constitute a single class in any Insolvency or Liquidation Proceeding and it is acknowledged and agreed that the Senior Obligations may constitute multiple classes, each of which classes shall be separate and distinct from, and senior to, the Second Priority Debt Obligations with respect to any Shared Collateral.

SECTION 6.06.                                   No Waivers of Rights of Senior Secured Parties.  Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.                                   Application.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding.  The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.  All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.                                   Other Matters.  To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09.                                   506(c) Claims.  Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10.                                   Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second

Exhibit T-29

Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; etc.

SECTION 7.01.                                   Reliance.  The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02.                                   No Warranties or Liability.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.  The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate (the foregoing shall not be construed to waive any rights of the Company under the applicable Senior Debt Documents), and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement.  Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with.  Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in

Exhibit T-30

connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.                                   Obligations Unconditional.  All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)                                 any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)                                  any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.                                   Conflicts.  Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern.  Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Pari Passu Intercreditor Agreement and in the event of any conflict between the Pari Passu Intercreditor Agreement and this Agreement, with respect to the Senior Representatives and the Senior Secured Parties (as amongst themselves), the provisions of the Pari Passu Intercreditor Agreement shall control.

SECTION 8.02.                                   Continuing Nature of this Agreement; Severability.  Subject to Section 6.04, this Agreement shall continue to be effective (a) among the Senior Secured Parties and the Second Priority Secured Parties unless and until the Discharge of Senior Obligations shall have occurred and (b) and, after a Discharge of Senior Obligations, among the Second Priority Secured Parties unless and until such time at which there is only one class or series of Second Priority Debt.  This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary

Exhibit T-31

constituting Senior Obligations in reliance hereon.  The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

SECTION 8.03.                                   Amendments; Waivers.

(a)                                 No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any Grantor, shall require the consent of the Company.  Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c)                                  Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04.                                   Information Concerning the Financial Condition of the Company and the Subsidiaries.  The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations.  The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to

Exhibit T-32

provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.                                   Subrogation.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.                                   Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents and the Pari Passu Intercreditor Agreement.  Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.                                   Release of Grantors.  In the event any Subsidiary that is a Grantor hereunder is released from its Secured Obligations under the Collateral Documents, such Subsidiary shall automatically cease to be a Grantor hereunder and have no further rights or obligations hereunder.  The rights and obligations of each continuing Grantor hereunder shall remain in full force and effect notwithstanding the subtraction of any Grantor.

SECTION 8.08.                                   Dealings with Grantors.  Upon any application or demand by the Company or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement, the Company or such other Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer of the Company or such other Grantor ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or any applicable Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09.                                   Additional Debt Facilities.

(a)                                 To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Company may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt.  Any such additional class or series of Additional Second Priority Debt may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such

Exhibit T-33

Additional Second Priority Debt, if and subject to the condition that the Representative of any such Additional Second Priority Debt (each, an “Additional Second Priority Debt Representative”), acting on behalf of the holders of such Additional Second Priority Debt, becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of subsection (b) below.  Any such Additional Senior Debt may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Debt (each, an “Additional Senior Debt Representative”; and the Additional Senior Debt Representatives and the Additional Second Priority Debt Representatives, collectively, the “Additional Debt Representatives”), acting on behalf of the holders of such Senior Debt, becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of subsection (b) below.

(b)                                 In order for a Additional Debt Representative to become a party to this Agreement:

(i)                  such Additional Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex I (if such Representative is an Additional Second Priority Debt Representative) or Annex II (if such Representative is an Additional Senior Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Additional Debt Representative) pursuant to which it becomes a Representative hereunder, and the Additional Debt in respect of which such Additional Debt Representative is the Representative and the related Additional Debt Parties become subject hereto and bound hereby;

(ii)               the Company shall have delivered to the Designated Senior Representative and the Designated Second Priority Representative an Officer’s Certificate designating such Additional Debt as a Senior Facility or Second Priority Debt Facility hereunder, certifying that the incurrence of such Indebtedness and its designation as such hereunder is permitted by each Senior Debt Document and Second Priority Debt Document and that the conditions set forth in this Section 8.09 are satisfied with respect to such Additional Debt and, if requested true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Additional Debt, certified as being true and correct by appropriate officer of the Company; and

(iii)            the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Additional Debt shall provide that each Additional Second Priority Debt Party or Additional Senior Debt Party, as applicable, with respect to such Additional Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Debt.

(c)                                  For the avoidance of doubt, in the event any Additional Senior Debt or Additional Second Priority Debt is incurred under a then-existing Senior Facility or Second Priority Facility, as applicable (and the Representative with respect to such Senior Facility or Second Priority Facility, as applicable, is already party to this Agreement as a Senior Representative or Second Priority Representative, as applicable), then such Representative does not need to execute any of the Joinder Agreements referred to above and the certificate and documents referred to in Section 8.09(b)(ii) above are not required to be delivered.

Exhibit T-34

SECTION 8.10.                                   Consent to Jurisdiction; Waivers.  Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11.                                   Notices.  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a)                                 if to the Company or any Grantor, to the Company, at: [•], Attention of [•], telecopy [•], email [•];

(b)                                 if to the Initial Second Priority Representative to it at: [•] Attention of [•], telecopy [•], email [•];

(c)                                  if to the Administrative Agent, to it at: [•] Attention of [•], telecopy [•], email [•];

(d)                                 if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.  As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Exhibit T-35

SECTION 8.12.                                   Further Assurances.  Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.                                   GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)                               THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

(B)                               EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14.                                   Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15.                                   Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16.                                   Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile, pdf or other electronic method each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.                                   Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.  The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties.  The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.18.                                   No Third Party Beneficiaries; Successors and Assigns.  The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19.                                   Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.

Exhibit T-36

SECTION 8.20.                                   Administrative Agent and Representative.  It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article XII of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [             ] is entering into this Agreement in its capacity as [Trustee] [administrative agent] under [indenture] [credit agreement] and the provisions of Article [  ] of such [indenture] [credit agreement]  applicable to the [Trustee] [administrative agent] thereunder shall also apply to the [Trustee]  [administrative agent] hereunder.

SECTION 8.21.                                   Relative Rights.  Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22.                                   Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Exhibit T-37

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Second Priority Representative

By:
Name:
Title:

Exhibit T-38

Acknowledged by:

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit T-39

ANNEX I

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [      ] (this “Supplement”), 20[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Second Lien Intercreditor Agreement”), among Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), certain subsidiaries of the Company (each a “Grantor”), Bank of America, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties, [          ], as the Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B.                                    As a condition to the ability of the Company to incur Additional Second Priority Debt (and guarantees thereof) and to secure such Additional Second Priority Debt (and guarantees thereof) with Second Priority Liens, in each case under and pursuant to the applicable Additional Second Priority Debt Documents and Additional Second Priority Collateral Documents, the Additional Second Priority Debt Representative in respect of such Additional Second Priority Debt is required to become a Representative under, and such Additional Second Priority Debt and the Additional Second Priority Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement.  Section 8.09 of the Second Lien Intercreditor Agreement provides that such Additional Second Priority Debt Representative may become a Representative under, and such Additional Second Priority Debt and such Additional Second Priority Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by such Additional Second Priority Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement.  The undersigned Additional Second Priority Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the applicable Additional Senior Debt Documents and the Additional Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.  In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Additional Second Priority Debt and Additional Second Priority Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such other Additional Second Priority Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Additional Second Priority Debt Parties that it represents as Second Priority Debt Parties.  Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative.  The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Supplement, in its capacity as [agent] [trustee], (b) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in

Exhibit T-40

accordance with its terms and (c) the Second Priority Debt Documents relating to such Additional Second Priority Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Second Priority Debt Parties in respect of such Additional Second Priority Debt will be subject to and bound by, and entitled to the benefits of,  the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[Remainder of page intentionally left blank; signature pages follow.]

Exhibit T-41

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Exhibit T-42

Acknowledged by:

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit T-43

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [            ], 20[  ] (this “Supplement”) to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Second Lien Intercreditor Agreement”), among Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), certain subsidiaries of the Company (each a “Grantor”), Bank of America, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties, [          ], as the Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B.                                    As a condition to the ability of the Company to incur Additional Senior Debt (and guarantees thereof) after the date of the Second Lien Intercreditor Agreement and to secure such Additional Senior Debt (and guarantees thereof) with a Senior Lien, in each case under and pursuant to the applicable Senior Debt Documents and the Senior Collateral Documents, the Additional Senior Debt Representative in respect of such Additional Senior Debt is required to become a Representative under, and such Additional Senior Debt and the Additional Senior Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement.  Section 8.09 of the Second Lien Intercreditor Agreement provides that such Additional Senior Debt Representative may become a Representative under, and such Additional Senior Debt and such Additional Senior Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement.  The undersigned Additional Senior Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the applicable Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.  In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Additional Senior Debt and Additional Senior Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such other Additional Senior Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Additional Senior Debt Parties that it represents as Senior Debt Parties.  Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative.  The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Supplement, in its capacity as [agent] [trustee], (b) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (c) the Senior Debt Documents relating to such Additional Senior Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Debt Parties in respect of such Additional Senior Debt will be subject to and bound by, and entitled to the benefits of, the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.

Exhibit T-44

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[Remainder of page intentionally left blank; signature pages follow.]

Exhibit T-45

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Exhibit T-46

Acknowledged by:

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit T-47

EXHIBIT U

FORM OF

LANDLORD ACKNOWLEDGEMENT OF PERMITTED LEASEHOLD MORTGAGES

GLP Capital, L.P.

825 Berkshire Blvd., Suite 400

Wyomissing, PA 19610

[             ], [       ]

Bank of America, N.A.,

as Collateral Agent

Mail Code: TX1-492-14-11

901 Main Street, 14th Floor

Dallas, TX 75202-3714

Attention: DeWayne Rosse

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Master Lease (the “Master Lease”), dated as of [                             ], 2013, by and between GLP Capital, L.P. (together with its permitted successors and assigns, “Landlord”, “we” or “us”) and Penn Tenant, LLC (together with its permitted successors and assigns, “Tenant”) and (ii) that certain Notice of Permitted Leasehold Mortgages, dated as of [                              ] (the “Notice”), and delivered to us by Bank of America, N.A., as Collateral Agent (“Collateral Agent”).  Pursuant to Section 17.1(b)(ii) of the Master Lease, we (on behalf of ourselves and our successors and assigns) hereby (i) acknowledge receipt of the Notice, (ii) confirm that the Notice constitutes the written agreement required by Section 17.1(a) and the notice required by Section 17.1(b)(i)(1) of the Master Lease with respect to the status of Collateral Agent, as leasehold mortgagee (the “Designated Permitted Leasehold Mortgagee”), as a Permitted Leasehold Mortgagee (as defined in the Master Lease) and (iii) confirm that the Designated Permitted Leasehold Mortgagee is a Permitted Leasehold Mortgagee (as defined in the Master Lease).

(Remainder of Page Intentionally Left Blank)

Exhibit U-1

Landlord:

GLP Capital, L.P., a Pennsylvania limited partnership

By: Gaming and Leisure Properties, Inc. as its general partner

By:
Name
Title:

STATE OF	)
	)	ss.:
COUNTY OF	)

On the         day of                        , 20     before me, the undersigned, a Notary Public in and for said State, personally appeared                                           , the                                               of GLP Capital, L.P., a Pennsylvania limited partnership, on behalf of the limited partnership.  He/she is personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed above and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the limited partnership upon behalf of which the individual acted, executed the instrument.

Notary Public

Exhibit U-2

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

                           ,

The undersigned, a Responsible Officer of Penn National Gaming, Inc., a Pennsylvania corporation (“Borrower”), hereby certifies in such capacity (and not in any individual capacity) to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.                                      This Compliance Certificate is delivered to you pursuant to Section 9.04(c) of the Credit Agreement, dated as of October 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.(1)

2.                                      I have reviewed, or caused to be reviewed under by supervision, the consolidated financial statements of the Consolidated Companies dated as of                              and for the                                 period[s] then ended [and such consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes)](2).

3.                                      As of the date hereof no Default has occurred and is continuing [except,                    ] (3).

4.                                      Set forth in Sections I, II and III of Schedule 1 (and the annexes referred to therein) to this Compliance Certificate are computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with the financial covenants contained in Section 10.08 of the Credit Agreement as of the end of the fiscal [quarter] [year] ended                                .

(1)                                 In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule or Annex attached to this executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of this executed Compliance Certificate.

(2)                                 To be included for Compliance Certificated delivered in connection with quarterly financial statements delivered pursuant to Section 9.04(a).

(3)                                 If a Default has occurred and is continuing, describe the Default and the actions that the Companies have taken and propose to take with respect thereto.

Exhibit V-1

[5.                             The amounts set forth in Line IV.B of Schedule 1 to this Compliance Certificate are hereby designated as New Investment Returns.](4)

[6.                             The amount of outstanding Indebtedness set forth in Line (c)(i) of Annex I to Schedule 1 to this Compliance Certificate was incurred after the Closing Date, and the proceeds of such Indebtedness are pending application, and are required or intended to be used to fund [(i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness].

The amount set forth in Line (c)(ii) of Annex I to Schedule 1 to this Compliance Certificate has been spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, [(i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness].](5)

[7.                             The savings, operating expense reductions and synergies set forth in Schedule 2 to this Compliance Certificate are reasonably expected to be realized within twelve (12) months of the taking of such specified actions and are factually supportable in the good faith judgment of Borrower.](6)

[Signature Page Follows]

(4)                                 If New Investment Returns were received during the fiscal quarter, include brief description of the related investment and amounts received.

(5)                                 Include as applicable if Development Expenses are being deducted from Consolidated Net Indebtedness, subject to the limitations provided in the definition of “Development Expenses” in the Credit Agreement.

(6)                                 If cost savings, operating expense reductions and synergies are included in Line (d) of Annex III of Schedule 1 to this Compliance Certificate, include reasonable detail thereof as Schedule 2 to this Compliance Certificate.

Exhibit V-2

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

Exhibit V-3

Schedule 1

to

Compliance Certificate

For the Fiscal Quarter / Fiscal Year ended                                             (“Statement Date”)

($ in 000’s)

The “Applicable Test Period” is the four fiscal quarter period ending on the Statement Date.

I.	Section 10.08(a) — Maximum Consolidated Total Net Leverage Ratio.

A.	Consolidated Net Indebtedness (see Annex I) as of the Statement Date:	$
B.	Consolidated EBITDA (see Annex III) for the Applicable Test Period:	$
C.	Consolidated Total Net Leverage Ratio (Line I.A ÷ Line I.B):	to 1.00

Maximum permitted: 4.00 to 1.00
	In compliance:	[Yes][No]

II.	Section 10.08(b) — Maximum Consolidated Senior Secured Net Leverage Ratio.

A.

Consolidated Net Indebtedness (see Annex I) of Borrower and its Restricted Subsidiaries that is secured by Liens on property or assets of Borrower or its Restricted Subsidiaries as of the Statement Date (other than any such Consolidated Net Indebtedness that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement):

$
B.	Consolidated EBITDA (see Annex III) for the Applicable Test Period:	$
C.	Consolidated Senior Secured Net Leverage Ratio (Line II.A ÷ Line II.B):	to 1.00

Maximum permitted: For the first complete fiscal quarter ending after the Closing Date through the fiscal quarter ending September 30, 2015, 2.50 to 1.00; and for each fiscal quarter thereafter, 2.00 to 1.00.

	In compliance:	[Yes][No]

III.	Section 10.08(c) — Minimum Interest Coverage Ratio.

A.	Consolidated EBITDA (see Annex III) for the Applicable Test

Exhibit V-4

Period:
$
B.	Consolidated Cash Interest Expense (see Annex IV) for the Applicable Test Period:	$
C.	Interest Coverage Ratio (Line III.A ÷ Line III.B):	to 1.00

Minimum required: 2.50 to 1.00.
	In compliance:	[Yes][No]

IV.	New Investment Returns

A.	Prior “New Investment Returns” (Line IV.C of Schedule 1 to most recently delivered Compliance Certificate):	$
B.

Aggregate of all amounts received during the fiscal quarter ended on the Statement Date by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(k) of the Credit Agreement on or after the Closing Date(7) that Borrower hereby designates as “New Investment Returns”:

$
C.	Current total “New Investment Returns” (Line IV.A + Line IV.B):	$

V.	Outstanding Investment Amount

A.

Aggregate amount (not less than zero) of all Investments made pursuant to Section 10.04(k) of the Credit Agreement on or after the Closing Date, in each case, valued at fair market value at the time each such Investment was made:

$
B.	New Investment Returns received on or prior to the Statement Date (Line IV.C):	$
C.

All Existing Investment Reductions(8) received on or prior to the Statement Date (but only to the extent that on the date any such Existing Investment Reduction was received, such Existing Investment Reduction was not larger than the Outstanding Investment Amount as of such date (without giving effect to such

(7)                                 Including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts.

(8)                                 Which amount equals all amounts received by Borrower and its Restricted Subsidiaries in respect of Investments listed on Schedule 1.01(B) to the Credit Agreement to the extent such amounts constitute a return of invested capital thereby reducing the amount of such Investment on the balance sheet of Borrower or Restricted Subsidiary, as applicable (and, for the avoidance of doubt, not amounts constituting income or returns on invested capital).

Exhibit V-5

	Existing Investment Reduction)):	$
D.	Reductions in the amount of such Investments as of the Statement Date as provided in the definition of “Investment.”:	$
E.	Current “Outstanding Investment Amount” (Line V.A - Line V.B — Line V.C — Line V.D):	$

Exhibit V-6

Annex I

Consolidated Net Indebtedness as of the Statement Date

(a)

The aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged) on the Statement Date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of (a) Indebtedness for borrowed money, (b) obligations in respect of Capital Leases, (c) purchase money Indebtedness, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto))(9), (e) Indebtedness evidenced by promissory notes and similar instruments and (f) Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in the footnote hereto) (10):

$[ , , ]

minus

(b)	Unrestricted Cash(11) as of the Statement Date:	$[ , , ]

minus

(9)                             Any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow.

(10)                      If and when any Contingent Obligation is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amount of such Contingent Obligation shall be included.

(11)                      Which amount equals means the aggregate amount of unrestricted cash and cash equivalents (in each case free and clear of all Liens, other than Permitted Liens that (i) do not restrict the application of such cash and cash equivalents to the repayment of the Obligations or (ii) secure the Obligations) of Borrower and its Restricted Subsidiaries as at the Statement Date not to exceed the greater of (x) $300.0 million and (y) the product of $15.0 million and the number of Gaming Facilities operated by Borrower and its Restricted Subsidiaries on such date of determination and which are owned by Borrower or its Restricted Subsidiaries or with respect to which Borrower or its Restricted Subsidiaries are required to provide working capital for the operation thereof.

Exhibit V-7

(c)	Development Expenses (without duplication):

(i)

Outstanding Indebtedness incurred after the Closing Date, the proceeds of which are pending application and are required or intended to be used to fund (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness:

$[ , , ]

(ii)

Amounts spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness:

$[ , , ]

(iii)	Amounts under (c)(i) and (c)(ii) that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to Line (b) above, if any:	$[ , , ]

(iv)	Netted Development Expenses as of the Statement Date (lesser of (c)(i) + (c)(ii) and $500.0 million) — (c)(iii):	$[ , , ]

Consolidated Net Indebtedness:(12) Sum of (a) — (b) — (c)(iv), as adjusted pursuant to footnote 12 hereto =		$[ , , ]

(12)                      Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) any obligations of Borrower or its Restricted Subsidiaries in respect of Disqualified Capital Stock.  The amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) (A) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries or (B) pursuant to clause (F) of the definition of Consolidated EBITDA (provided that in the case of this clause (B), such Indebtedness is not guaranteed by any Credit Party).  The amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party, shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) of the definition thereof.

Exhibit V-8

Annex II

Consolidated Net Income for the Applicable Test Period

(a)	Aggregate of the net income of Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP:(13)	$[ , , ]

plus

(b)	The sum of (without duplication, and to the extent deducted in calculating Line (a) above):

(i)

Any loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries:

$[ , , ]

(ii)	Any extraordinary loss (together with any related provision for taxes thereon):	$[ , , ]

(iii)

Any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805:

$[ , , ]

(iv)

Any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments:

$[ , , ]

(v)	Any loss due to the cumulative effect of a change in accounting principles:	$[ , , ]

(vi)	Any expenses or reserves for liabilities to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements:	$[ , , ]

(vii)

Losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the

(13)                      The net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

Exhibit V-9

	applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence, expenses with respect to liability or casualty events or business interruption:	$[ , , ]

(viii)	Losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820:	$[ , , ]

minus

(c)	The sum of (without duplication, and to the extent included in calculating Line (a) above):

(i)

Any gain (together with any related provision for taxes thereon) realized in connection with (i) any asset sale or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries:

$[ , , ]

(ii)	Any extraordinary gain (together with any related provision for taxes thereon):	$[ , , ]

(iii)

The net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event:

$[ , , ]

(iv)

The undistributed earnings of any Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived:

$[ , , ]

(v)	Any gain due to the cumulative effect of a change in accounting principles:	$[ , , ]

(vi)	Gains resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820:	$[ , , ]

plus	(without duplication)

Exhibit V-10

(d)

The amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of the Applicable Test Period by the Persons referred to in Line (c)(iii) above (or to the extent converted into cash):

$[ , , ]

plus	(without duplication)

(e)

The amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to a restriction described in Line (c)(iv) above) thereof in respect of the Applicable Test Period by Subsidiaries referred to in Line (c)(iv) above (or to the extent converted into cash):

$[ , , ]

minus	(without duplication)

(f)

The amount of any liabilities added back pursuant to Line (b)(vi) above during a prior period for which it has been determined during the Applicable Test Period that Borrower or any of its Restricted Subsidiaries is not actually indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to Line (b)(vi) above):

$[ , , ]

minus

(g)	The amount of any losses added back during a prior period pursuant to Line (b)(vii) above that were not so reimbursed within 365 days:	$[ , , ]

Consolidated Net Income: (a) + sum of (b)(i) through (b)(viii) — sum of (c)(i) through (c)(vi) + (d) + (e) – (f) – (g) =		$[ , , ]

Exhibit V-11

Annex III

Consolidated EBITDA for the Applicable Test Period

(a)	Consolidated Net Income for the Applicable Test Period (see Annex II):	$[ , , ]

plus

(b)	The sum of (without duplication, and in each case to the extent deducted in calculating Consolidated Net Income):

(i)	Provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of Borrower and its Restricted Subsidiaries for the Applicable Test Period:	$[ , , ]

(ii)

Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for the Applicable Test Period, whether paid or accrued and whether or not capitalized (see Annex IV, Part I):

$[ , , ]

(iii)

Any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument:

$[ , , ]

(iv)

Depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period) and any other non-cash charges or expenses, including any write off or write downs, reducing Consolidated Net Income (excluding (x) any amortization of a prepaid cash expense that was paid in a prior Test Period and (y) any non-cash charges and expenses that result in an accrual of a reserve for cash charges in any future Test Period that Borrower elects not to add back in the Applicable Test Period; provided that Borrower shall treat similar types of charges and expenses on a consistent basis from year to year (it being understood that reserves may be charged in the Applicable Test Period or when paid, as reasonably determined by Borrower)) of Borrower and its Restricted Subsidiaries for the Applicable Test Period:(14)

$[ , , ]

(14)                      If any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future Test Period, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to the extent Borrower elected to previously add back such amounts to Consolidated EBITDA.

...(continued)

Exhibit V-12

(v)	Any Pre-Opening Expenses:	$[ , , ]

(vi)

The amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business)):

$[ , , ]

(vii)

Any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful:

$[ , , ]

(viii)	Any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments:	$[ , , ]

minus
(c)	The sum of (without duplication, and in each case to the extent included in calculating Consolidated Net Income):	$[ , , ]

(i)

Non-cash items increasing Consolidated Net Income for the Applicable Test Period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior Test Period subsequent to the issue date which was not added back to Consolidated EBITDA when accrued:

$[ , , ]

(ii)	The amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments:	$[ , , ]

...(continued)

Consolidated EBITDA to the extent Borrower elected to previously add back such amounts to Consolidated EBITDA.

Exhibit V-13

(iii)	Any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for the Applicable Test Period:	$[ , , ]

plus	(without duplication)

(d)

The amount of cost savings, operating expense reductions and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during the Applicable Test Period (or with respect to (x) the Transactions, are reasonably expected to be initiated within twelve (12) months of the Closing Date, or (y) Specified Transactions, are reasonably expected to be initiated within twelve (12) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of the Applicable Test Period), net of the amount of actual benefits realized during the Applicable Test Period from such actions:(15)(16)

$[ , , ]

plus	(without duplication)

(e)

To the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of Line (c)(iii) above, the amount of insurance proceeds received during the Applicable Test Period or after the Applicable Test Period and on or prior to the date the calculation is made with respect to the Applicable Test

(15)                      Provided, that, (i) such actions shall be taken within (A) in the case of any such cost savings, operating expense reductions and synergies in connection with the Transactions, twelve (12) months after the Closing Date and (B) in all other cases, within twelve (12) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions or synergies, (ii) no cost savings, operating expense reductions and synergies shall be added pursuant to this Line (d) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Applicable Test Period, and (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this Line (d) to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies.

(16)                        The aggregate amount of additions made to Consolidated EBITDA for the Applicable Test Period pursuant to this Line (d) and Section 1.06(c) of the Credit Agreement shall not (i) exceed 15.0% of Consolidated EBITDA for the Applicable Test Period (after giving effect to this Line (d) and Section 1.06(c) of the Credit Agreement) or (ii) be duplicative of one another.

Exhibit V-14

	Period, attributable to any property which has been closed or had operations curtailed for the Applicable Test Period:(17)	$[ , , ]

plus	(without duplication)

(f)

Cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in the Applicable Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to Line (c) above for any previous Test Period and not added back:

$[ , , ]

Consolidated EBITDA:(18)(19)(20) (a) + sum of (b)(i) through (b)(viii) – sum of (c)(i) through (c)(iii) + (d) + (e) + (f) =		$[ , , ]

(17)                      Such amount of insurance proceeds shall only be included pursuant to this Line (e) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for the Applicable Test Period (without giving effect to this Line (e)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters).

(18)                      Consolidated EBITDA shall be adjusted pursuant to clauses (A) through (F) of the definition thereof in the Credit Agreement.

(19)                      For purposes of determining Consolidated EBITDA for any Test Period that includes any period occurring prior to the Closing Date, Consolidated EBITDA for each fiscal quarter ending after June 30, 2013 shall be calculated on a Pro Forma Basis giving effect to the Transactions, including giving effect to the Master Lease as if it had been in effect during such period and cost savings relating to the Transactions in accordance with Line (d) (all as reasonably determined by a Responsible Officer of Borrower).

(20)                        Consolidated EBITDA shall be deemed to be $117.5 million for the fiscal quarter ended on September 30, 2012; $89.3 million for the fiscal quarter ended on December 31, 2012; $111.6 million for the fiscal quarter ended on March 31, 2013; and $101.1 million for the fiscal quarter ended on June 30, 2013, it being understood that each of such amounts include $1.6 million of cost savings in connection with the Transactions, and such amounts, to the extent included in the Applicable Test Period, shall reduce the amount that may be added back pursuant to Line (d) in connection with the Transactions in the Applicable Test Period.

Exhibit V-15

Annex IV

Consolidated Cash Interest Expense for the Applicable Test Period

I.  Consolidated Interest Expense

(a)	Interest expense of Borrower and its Restricted Subsidiaries for the Applicable Test Period as determined on a consolidated basis in accordance with GAAP:	$[ , , ]

plus

(b)	To the extent deducted in arriving at Consolidated Net Income for the Applicable Test Period and without duplication, the sum of:	$[ , , ]

(i)	The interest portion of payments on Capital Leases:	$[ , , ]

(ii)	Amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs:	$[ , , ]

(iii)	Arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums:	$[ , , ]

(iv)	Commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing:	$[ , , ]

(v)	Interest with respect to Indebtedness that has been Discharged:	$[ , , ]

(vi)	The accretion or accrual of discounted liabilities during such period:	$[ , , ]

(vii)	Interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments:	$[ , , ]

(viii)	Payments made under Swap Contracts relating to interest rates with respect to the Applicable Test Period:	$[ , , ]

(ix)	Any costs associated with breakage in respect of hedging agreements for interest rates:	$[ , , ]

(x)

All interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP:

$[ , , ]

(xi)	Fees and expenses associated with the consummation of the Transactions:	$[ , , ]

Exhibit V-16

(xii)	Annual or quarterly agency fees paid to Administrative Agent:	$[ , , ]

(xiii)	Costs and fees associated with obtaining Swap Contracts and fees payable thereunder:	$[ , , ]

Consolidated Interest Expense: (a) + sum of (b)(i) through (b)(xiii) =		$[ , , ]

II.  Consolidated Cash Interest Expense

(a)

Consolidated Interest Expense (See Part I of this Annex IV) paid in cash with respect to the Applicable Test Period, of Borrower and its Restricted Subsidiaries for the Applicable Test Period as determined on a consolidated basis in accordance with GAAP:

$[ , , ]

minus

(b)

Cash interest income (other than cash interest income in respect of notes receivable and similar items) of Borrower and its Restricted Subsidiaries for the Applicable Test Period as determined on a consolidated basis in accordance with GAAP:

$[ , , ]

minus

(c)

The sum (without duplication) of the following with respect to the Applicable Test Period, in each case that are deemed to be included in Consolidated Interest Expense and paid in cash with respect to the Applicable Test Period:

(i)	Payments received under Swap Contracts relating to interest rates with respect to the Applicable Test Period:	$[ , , ]

(ii)	Arrangement, commitment or upfront fees and similar financing fees, original issue discount, and redemption or prepayment premiums payable during or with respect to the Applicable Test Period:	$[ , , ]

(iii)	Interest payable during or with respect to the Applicable Test Period with respect to Indebtedness that has been Discharged:	$[ , , ]

(iv)

Any cash costs associated with breakage or termination in respect of hedging agreements for interest rates payable during the Applicable Test Period and costs and fees associated with obtaining Swap Contracts and fees payable thereunder:

$[ , , ]

(v)	Fees and expenses associated with the consummation of the Transactions:	$[ , , ]

Exhibit V-17

(vi)

Interest expense in respect of Indebtedness that is excluded from Consolidated Net Indebtedness by reason of clause (ii), (iii) or (iv) of the proviso to the definition thereof in the Credit Agreement, to the extent of such exclusion:

$[ , , ]

(vii)

Interest expense in respect of Indebtedness not in excess of $500.0 million at any one time outstanding, which constitutes Development Expenses, or the proceeds of which were applied to fund Development Expenses (but only for so long as such Indebtedness or such funded expenses, as the case may be, constitute Development Expenses):

$[ , , ]

Consolidated Cash Interest Expense:(21) (a) — (b) — sum of (c)(i) through (c)(vii) =	$[ , , ]

(21)                      For purposes of determining Consolidated Cash Interest Expense for any Test Period that includes any period ending prior to the first anniversary of the Closing Date, Consolidated Cash Interest Expense shall be an amount equal to actual Consolidated Cash Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

Exhibit V-18

[Schedule 2

to

Compliance Certificate]

[To describe cost savings, operating expense reductions and synergies in reasonable detail if applicable]

Exhibit V-19